    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997

                                                              FILE NO. 333-39357

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

           (Exact Name of the Registrant as Specified in its Charter)

             MARYLAND                             6513                     84-1259577
  (State or Other Jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)    Identification Number)

                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                          DENVER, COLORADO 80222-4348
                                 (303) 759-8101

              (Address, including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 LEEANN MOREIN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                          DENVER, COLORADO 80222-4348
                                 (303)757-8101

          (Name and address, including zip code, of agent for service)
                            ------------------------

                                    COPY TO:

                             THOMAS C. JANSON, JR.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              Upon consummation of the Merger (as defined herein).
                            ------------------------


    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                NHP INCORPORATED
                             JOINT PROXY STATEMENT
                             ---------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                PROSPECTUS RELATING TO UP TO 5,142,455 SHARES OF
                              CLASS A COMMON STOCK
                             ---------------------

    This Joint Proxy Statement/Prospectus is being furnished to stockholders of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), in connection with the solicitation of proxies by the Board of Directors of AIMCO (the "AIMCO Board") from holders of shares of Class A Common Stock, par value $.01 per share, of AIMCO ("AIMCO Common Stock") for use at a special meeting of AIMCO stockholders (the "AIMCO Special Meeting") to be held to consider and vote upon a proposal to approve the issuance by AIMCO of up to 5,433,695 shares of AIMCO Common Stock, including 291,240 shares to be issued to a subsidiary of AIMCO (the "Share Issuance"). The Share Issuance is in connection with the proposed merger (the "Merger") of AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("Merger Sub"), with and into NHP Incorporated, a Delaware corporation ("NHP"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997 (the "Merger Agreement"), by and among AIMCO, Merger Sub and NHP. Based on the closing price of AIMCO Common Stock on October 30, 1997, the aggregate value of the AIMCO Common Stock to be issued in the Merger to non-affiliates of AIMCO is $178,700,311. The Share Issuance is being submitted for approval by AIMCO stockholders pursuant to the requirements of the New York Stock Exchange, Inc. (the "NYSE"). Approval of the Share Issuance is a condition to consummation of the Merger. See "The Merger Agreement and Terms of the Merger--Conditions Precedent to the Merger." Under the rules of the NYSE, the approval of the Share Issuance requires the affirmative vote of a majority of the votes cast at a meeting at which the total votes cast represent over 50% of all shares of AIMCO Common Stock entitled to vote thereon. Only holders of record of AIMCO Common Stock at the close of business on October 8, 1997 (the "AIMCO Record Date") are entitled to notice of, and to vote at, the AIMCO Special Meeting. At the close of business on the AIMCO Record Date, 28,274,739 shares of AIMCO Common Stock, which constitute the only outstanding voting securities of AIMCO, were outstanding. See "Information Concerning the AIMCO Special Meeting."

                                               (CONTINUED ON THE FOLLOWING PAGE)
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF AIMCO AND NHP.
                             ---------------------

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being sent to holders of AIMCO Common Stock and NHP Common Stock on or about November 5, 1997.
                            ------------------------

    THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The date of this Joint Proxy Statement/Prospectus is November 3, 1997.

    This Joint Proxy Statement/Prospectus also is being furnished to the holders of shares of common stock, par value $.01 per share, of NHP (the "NHP Common Stock") in connection with the solicitation of proxies by the Board of Directors of NHP (the "NHP Board"), for use at a special meeting of stockholders of NHP (the "NHP Special Meeting") to be held to consider and vote upon a proposal to adopt and authorize the Merger Agreement (the "Merger Agreement Proposal"). Approval of the Merger Agreement Proposal by NHP stockholders is a condition to consummation of the Merger. See "The Merger Agreement--Conditions Precedent to the Merger." The Merger Agreement Proposal requires the affirmative vote of (i) at least a majority of the outstanding shares of NHP Common Stock and (ii) at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates. Only holders of record of NHP Common Stock at the close of business on October 30, 1997 (the "NHP Record Date"), are entitled to notice of, and to vote at, the NHP Special Meeting. At the close of business on the NHP Record Date, 13,001,939 shares of NHP Common Stock were outstanding, of which AIMCO and AIMCO/NHP Holdings, Inc., a Delaware corporation and an unconsolidated subsidiary of AIMCO ("ANHI"), owned an aggregate of 6,930,122 shares, or approximately 53.3%. See "Information Concerning the NHP Special Meeting."

    In the Merger, among other things, each outstanding share of NHP Common Stock, other than NHP Common Stock held by NHP, AIMCO or Merger Sub, will be converted into the right to receive (i) 0.74766 (the "Exchange Ratio") shares of AIMCO Common Stock (the "Stock Consideration") or (ii) at the election of the holder, 0.37383 shares of AIMCO Common Stock and $10.00 in cash (such shares and cash, the "Mixed Consideration" and, together with the Stock Consideration, the "Merger Consideration"). AIMCO will issue up to an aggregate of 5,433,695 shares of AIMCO Common Stock in the Merger, based upon the number of shares of NHP Common Stock and options to purchase NHP Common Stock ("NHP Stock Options") outstanding on the NHP Record Date. In addition to the Merger Consideration, NHP stockholders are also expected to receive at the effective time of the Merger (or December 1, 1997 if the effective time of the Merger has not yet occurred and certain conditions are satisfied) a distribution from NHP of one third of a share of the common stock, par value $.01 per share (the "WMF Common Stock"), of The WMF Group, Ltd., a Delaware corporation and a wholly-owned subsidiary of NHP ("WMF"), for each share of NHP Common Stock (the "WMF Spin-Off"). See "The Merger and Related Transactions--The WMF Spin-Off."

    Under applicable state law, holders of NHP Common Stock will not be entitled to any dissenting stockholders' appraisal rights in connection with the Merger and holders of AIMCO Common Stock will not be entitled to any objecting stockholders' rights to fair value in connection with the Share Issuance. See "The Merger and Related Transactions--Appraisal Rights."

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of AIMCO with respect to the shares of AIMCO Common Stock to be issued in connection with the Merger, as described herein. AIMCO Common Stock is listed and traded on the NYSE under the symbol "AIV." NHP Common Stock is quoted and traded on the Nasdaq Stock Market under the symbol "NHPI."
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AIMCO OR NHP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM, SUCH OFFER, SOLICITATION OF AN OFFER OR SOLICITATION OF A PROXY IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE OR DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE AFFAIRS OF AIMCO OR NHP SINCE THE DATE HEREOF.

    INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS REGARDING AIMCO AND ITS SUBSIDIARIES HAS BEEN PREPARED AND/OR SUPPLIED BY AIMCO AND INFORMATION REGARDING NHP AND ITS SUBSIDIARIES HAS BEEN PREPARED AND/OR SUPPLIED BY NHP.

                             AVAILABLE INFORMATION

    AIMCO and NHP are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning AIMCO and NHP can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including AIMCO and NHP, that file electronically with the Commission. In addition, information filed by AIMCO with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and information filed by NHP with the Nasdaq Stock Market may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

    AIMCO has filed with the Commission a Registration Statement on Form S-4 (including all amendments and supplements thereto, the "AIMCO Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder, with respect to the shares of AIMCO Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus, which forms a part of the AIMCO Registration Statement, does not contain all of the information set forth in the AIMCO Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's offices as described above. Statements contained herein, or in any document incorporated herein by reference, concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the AIMCO Registration Statement or otherwise filed with the Commission, each such statement being qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in certain circumstances. Certain statements in the Summary, under the captions "Risk Factors," "The Merger--Reasons of AIMCO for the Merger; Recommendations of the AIMCO Board," "The Merger--Reasons of NHP for the Merger; Recommendations of the NHP Board," in the Pro Forma Financial Statements and elsewhere in this Joint Proxy Statement/Prospectus and the documents incorporated by reference herein contain or may contain information that is forward looking, including, without limitation: statements regarding the effect of the Merger, other acquisitions, AIMCO's future financial performance and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation: national and local economic conditions; the general level of interest rates; terms of governmental regulations that affect AIMCO and NHP and interpretations of those regulations; the competitive environment in which AIMCO and NHP operate; financing risks, including the risk that AIMCO's cash flow from operations may be insufficient to meet required payments of principal and interest; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including the failure of acquisitions to perform in accordance with projections; and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties owned, acquired or previously owned by AIMCO. In addition, AIMCO's continued qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Readers should carefully review AIMCO's and NHP's financial statements and the notes thereto, as well as the risk factors described herein and in the AIMCO Incorporated Documents and the NHP Incorporated Documents.

                           INCORPORATION BY REFERENCE

    AIMCO incorporates by reference herein the following documents (the "AIMCO Incorporated Documents") filed by it with the Commission (File No. 001-13232) pursuant to the Exchange Act:

    1.  AIMCO's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. AIMCO's Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed March 10, 1997;

    3. AIMCO's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (and Amendments No. 1 and 2 thereto filed August 19, 1997 and October 6, 1997);

    4. AIMCO's Current Reports on Form 8-K dated December 19, 1996, February 19, 1997, April 16, 1997 (and Amendments No. 1, 2 and 3 thereto filed April 30, 1997, October 6, 1997 and October 22, 1997, respectively), May 5, 1997, June 3, 1997 (and Amendments No. 1, 2, 3, 4 and 5 thereto filed June 27, 1997, August 14, 1997, September 5, 1997, October 6, 1997 and October 22, 1997, respectively), August 26, 1997, September 19, 1997 and October 15, 1997 (and Amendment No. 1 thereto filed October 22, 1997); and

    5. The description of AIMCO's capital stock which is contained in AIMCO's Registration Statement on Form 8-A filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    NHP incorporates by reference herein the following documents (the "NHP Incorporated Documents") filed by it with the Commission (File No. 000-26572) pursuant to the Exchange Act:

    1. NHP's Annual Report on Form 10-K for the year ended December 31, 1996 (and Amendments No. 1 and 2 thereto filed October 3, 1997 and October 29, 1997, respectively);

    2. NHP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 (and Amendment No. 1 thereto filed October 3, 1997), June 30, 1997 (and Amendments No. 1 and 2 thereto filed October 3, 1997 and October 21, 1997, respectively) and September 30, 1997; and

    3. NHP's Current Reports on Form 8-K dated February 20, 1997, April 16, 1997 and Exhibit 99.2 to NHP's Current Report on Form 8-K dated April 21, 1997.

    All documents and reports filed by AIMCO or NHP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) WILL BE PROVIDED, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. SUCH REQUEST SHOULD BE DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO AIMCO, TO LEEANN MOREIN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, APARTMENT INVESTMENT AND MANAGEMENT COMPANY, 1873 SOUTH BELLAIRE STREET, 17TH FLOOR, DENVER, COLORADO 80222-4348,
(303) 691-4376, OR IN THE CASE OF DOCUMENTS RELATING TO NHP, TO JOEL F. BONDER, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, NHP INCORPORATED, 8065 LEESBURG PIKE, SUITE 400, VIENNA, VIRGINIA 22182-2738, (703) 394-2400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE BY DECEMBER 1, 1997, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................        iii
FORWARD-LOOKING STATEMENTS............................................................         iv
INCORPORATION BY REFERENCE............................................................          v

SUMMARY...............................................................................          1

RISK FACTORS..........................................................................         24
    Risks Relating to the NHP Acquisition.............................................         24
    Risks Relating to AIMCO's and NHP's Businesses....................................         27

INFORMATION CONCERNING THE AIMCO SPECIAL MEETING......................................         40
    Purpose, Time and Place...........................................................         40
    Record Date; Quorum; Vote Required................................................         40
    Proxies...........................................................................         41
    Appraisal Rights..................................................................         41

INFORMATION CONCERNING THE NHP SPECIAL MEETING........................................         42
    Purpose, Time and Place...........................................................         42
    Record Date; Quorom; Vote Required................................................         42
    Proxies...........................................................................         42
    Other Matters.....................................................................         43
    Appraisal Rights..................................................................         43

THE MERGER AND RELATED TRANSACTIONS...................................................         43
    The NHP Stock Purchase............................................................         43
    The NHP Real Estate Acquisition...................................................         44
    General Description of the Merger.................................................         44
    The NHP Reorganization............................................................         45
    Background of the Merger..........................................................         45
    Reasons of AIMCO for the Merger; Recommendation of the AIMCO Board................         51
    Reasons of NHP for the Merger; Recommendation of the NHP Board....................         53
    Opinion of Financial Advisor to NHP Independent Committee.........................         55
    The WMF Spin-Off..................................................................         61
    NHP Stock Options.................................................................         63
    Registration Rights Agreements....................................................         64
    Interests of Directors and Management of NHP and AIMCO in the Merger and the
     Related Transactions.............................................................         66
    Federal Income Tax Consequences of the Merger and the WMF Spin-Off................         68
    Accounting Treatment..............................................................         70
    Appraisal Rights..................................................................         70
    Conditions to the Merger..........................................................         70
    Regulatory Matters................................................................         71
    Section 203 of the DGCL...........................................................         71
    NYSE Listing......................................................................         71
    Deregistration and Delisting of NHP Common Stock..................................         72
    Restrictions on Resales by Affiliates.............................................         72

THE MERGER AGREEMENT AND TERMS OF THE MERGER..........................................         73
    Effective Time of the Merger......................................................         73
    Manner and Basis of Converting Shares.............................................         73
    Contribution of Excess Cash Flow..................................................         74
    Indemnification...................................................................         74

    Representations and Warranties....................................................         74
    Conduct of Business Pending the Merger............................................         75
    Response to Other Offers..........................................................         76
    Conditions to the Merger..........................................................         76
    Termination.......................................................................         77
    Termination Fees..................................................................         78
    Amendment and Modification........................................................         78
SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO....................................         79
SELECTED HISTORICAL FINANCIAL INFORMATION OF NHP......................................         83
PRO FORMA FINANCIAL INFORMATION (MERGER)..............................................         85
PRO FORMA FINANCIAL INFORMATION (PRE-MERGER)..........................................        104
CAPITALIZATION OF AIMCO...............................................................        119
BUSINESS OF AIMCO.....................................................................        120
    Operating and Financial Strategies................................................        120
    Growth Strategies.................................................................        121
    Property Management Strategies....................................................        123
    Recent Acquisitions...............................................................        125
    Recent Investment.................................................................        127
    Recent Financings.................................................................        127
    Third Quarter Results.............................................................        127
    Accounting Policies and Definitions...............................................        128
    Policies of AIMCO with Respect to Certain Other Activities........................        128
BOARD OF DIRECTORS AND OFFICERS OF AIMCO..............................................        131
PRINCIPAL STOCKHOLDERS OF AIMCO.......................................................        136
BUSINESS OF NHP.......................................................................        138
PRINCIPAL STOCKHOLDERS OF NHP.........................................................        140
DESCRIPTION OF AIMCO'S CAPITAL STOCK..................................................        142
    General...........................................................................        142
    Restrictions on Transfer..........................................................        142
    AIMCO Class B Preferred Stock.....................................................        143
    AIMCO Class B Common Stock........................................................        144
    Business Combinations.............................................................        145
    Control Share Acquisitions........................................................        146
FEDERAL INCOME TAX CONSIDERATIONS RELATED TO AIMCO....................................        147
    Taxation of AIMCO.................................................................        147
    Tax Aspects of AIMCO's Investments in Partnerships................................        151
    Taxation of Management Subsidiaries and Unconsolidated Subsidiaries...............        152
    Taxation of Taxable Domestic Stockholders.........................................        153
    Taxation of Foreign Stockholders..................................................        153
    Taxation of Tax-Exempt Stockholders...............................................        155
    REIT Provisions of the Taxpayer Relief Act of 1997................................        156
    Other Tax Consequences............................................................        156
COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND NHP...................................        157
LEGAL MATTERS.........................................................................        163
EXPERTS...............................................................................        163
STOCKHOLDER PROPOSALS.................................................................        165
APPENDIX I--Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997, by and among Apartment Investment and Management Company,
 AIMCO/NHP Acquisition Corp. and NHP Incorporated
APPENDIX II--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation dated November 3,
 1997

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF BOTH AIMCO AND NHP ARE ENCOURAGED TO REVIEW CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN THEIR ENTIRETY.

THE COMPANIES

    APARTMENT INVESTMENT AND MANAGEMENT COMPANY

    AIMCO, including NHP, is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1997. As of September 30, 1997, AIMCO owned or managed 186,993 apartment units, comprised of 28,773 units in 109 apartment properties owned or controlled by AIMCO (the "Owned Properties"), 87,182 units in 526 apartment properties in which AIMCO had an equity interest (the "Equity Properties") and 71,038 units in 394 apartment properties managed by AIMCO for third parties and affiliates (the "Managed Properties," and, together with the Owned Properties and the Equity Properties, the "AIMCO Properties"). In addition to the Managed Properties, AIMCO manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a real estate investment trust (a "REIT") for Federal income tax purposes. AIMCO conducts substantially all of its operations through AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries. As of October 30, 1997, AIMCO held approximately an 87% interest in the Operating Partnership. AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348, and its telephone number is (303) 757-8101. See "Business of AIMCO."

    NHP INCORPORATED

    NHP provides a broad array of real estate services nationwide, including property management and asset management, as well as a group of related services, including equity investments, purchasing, risk management and home health care. According to the National Multi Housing Council, as of January 1, 1997, NHP was the nation's second largest manager of multifamily properties, based on the number of units managed. As of September 30, 1997, NHP's management portfolio (which is included in the AIMCO Properties) included 732 properties containing 79,208 conventional units and 55,102 "affordable" units (units benefiting from some form of interest rate or rental subsidy or otherwise subject to governmental programs aimed at providing low and moderate income housing) located in 38 states, the District of Columbia and Puerto Rico. NHP also conducts mortgage banking services through WMF. At the effective time of the Merger (or, if certain conditions are satisfied, December 1, 1997), all of the issued and outstanding WMF Common Stock will be distributed to NHP stockholders. See "The Merger and Related Transactions--The WMF Spin-Off." NHP's principal executive offices are located at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182-2738, and its telephone number is (703) 394-2400. See "Business of NHP."

THE MERGER AND RELATED TRANSACTIONS

    INTRODUCTION AND OVERVIEW

    The Merger is the final step in a series of integrated transactions (the "NHP Acquisition") pursuant to which AIMCO will acquire both NHP and a group of companies (the "NHP Real Estate Companies") previously owned by NHP that hold interests in partnerships owning 534 conventional and affordable multifamily apartment properties, a captive insurance company and certain related assets. In May 1997,

ANHI acquired 6,496,073 shares of NHP Common Stock, representing 51.3% of the shares issued and outstanding as of May 31, 1997. In June 1997, AIMCO acquired the NHP Real Estate Companies. In August and September 1997, AIMCO acquired certain of ANHI's shares of NHP Common Stock, and acquired an additional 434,049 shares of NHP Common Stock. As a result, AIMCO and ANHI owned in the aggregate 6,930,122 shares, or approximately 53.3% of the shares of NHP Common Stock outstanding as of October 30, 1997. AIMCO is seeking to acquire the remaining outstanding shares of NHP Common Stock pursuant to the Merger. See "The Merger and Related Transactions." The diagram set forth below illustrates the ownership of NHP and WMF immediately prior to the Merger and the WMF Spin-Off.

                 OWNERSHIP PRIOR TO THE MERGER AND WMF SPIN-OFF

           (all ownership interests 100% unless otherwise indicated)

                     [OWNERSHIP BEFORE THE MERGER DIAGRAM]
    [Set forth below is a narrative description of a diagram contained in the printed Joint Proxy Statement/ Prospectus that has been omitted from this electronically filed version thereof because such diagram cannot be reproduced in such version:
    The diagram illustrates that prior to the Merger and WMF Spin-Off, (i) AIMCO owns 100% of each of AIMCO-LP, AIMCO-GP and Merger Sub; (ii) AIMCO-LP, AIMCO-GP and other limited partners of the Operating Partnership own 86%, 1% and 13% of the Operating Partnership, respectively, as qualified by notes (1) and (2);
(iii) the Operating Partnership owns 95% and Terry Considine and Peter K. Kompaniez own, in the aggregate, 5% of ANHI, as qualified by note (3); (iv) AIMCO, ANHI and other stockholders of NHP own 47%, 6% and 47% of NHP, as qualified by note (4), respectively; and (v) NHP owns 100% of WMF.]
(1) AIMCO-LP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO ("AIMCO-LP"), is a limited partner in the Operating Partnership, with an 86% interest as of October 30, 1997.

(2) AIMCO-GP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO ("AIMCO-GP"), is the sole general partner of the Operating Partnership, with a 1% interest as of October 30, 1997.

(3) The Operating Partnership owns a 95% economic interest in ANHI through its ownership of shares of non-voting preferred stock of ANHI (the "ANHI Preferred Stock"). Mr. Considine, Chairman and Chief Executive Officer of AIMCO, and Mr. Kompaniez, President of AIMCO, own a 5% economic interest in ANHI through their ownership of all of its outstanding shares of common stock. As a result of the controlling ownership interest in ANHI held by Messrs. Considine and Kompaniez, ANHI is an unconsolidated subsidiary of AIMCO, and AIMCO accounts for its interest in ANHI and NHP on the equity method.

(4) As of October 30, 1997, ANHI owned 779,073 shares of NHP Common Stock, representing 6.0% of such shares issued and outstanding.

    The diagram below illustrates the ownership of NHP and WMF immediately following the Merger and the WMF Spin-Off.

                OWNERSHIP FOLLOWING THE MERGER AND WMF SPIN-OFF

           (all ownership interests 100% unless otherwise indicated)

                      [OWNERSHIP AFTER THE MERGER DIAGRAM]
    [Set forth below is a narrative description of a diagram contained in the printed Joint Proxy Statement/Prospectus that has been omitted from this electronically filed version thereof because such diagram cannot be reproduced in such version:
    The diagram illustrates that following the Merger and WMF Spin-Off (i) current AIMCO stockholders and former stockholders of NHP will own 89% and 11% of AIMCO, respectively, as qualified by note (5); (ii) former stockholders of NHP will own 100% of WMF; (iii) AIMCO will own 100% of each of AIMCO-LP, AIMCO-GP and NHP, as qualified by note (6); (iv) AIMCO-LP, AIMCO-GP and other limited partners of the Operating Partnership will own 88%, 1% and 11% of the Operating Partnership, respectively; (v) the Operating Partnership and certain directors and officers of AIMCO will own 95-99% and 1-5%, respectively, of the Unconsolidated Subsidiaries, as qualified by note (6); and (vi) the Operating Partnership and certain directors and officers of AIMCO will own 95% and 5%, respectively, of ANHI, as qualified by note (6).]

(5) Excluding shares of AIMCO Common Stock issuable to ANHI in the Merger and assuming all other NHP stockholders elect to receive Stock Consideration. If all such other NHP stockholders elect to receive Mixed Consideration, they would have a 6% ownership interest in AIMCO immediately following the Merger, and current AIMCO shareholders would have a 94% interest in AIMCO.

(6) Immediately following the Merger, NHP will be a wholly owned subsidiary of AIMCO. In order for AIMCO to retain its qualification as a REIT, it is necessary that, as soon as practicable following the Merger and as an integral step in completing the NHP Acquisition, AIMCO restructure the assets and operations of NHP, so that NHP's operations are conducted through ANHI and/or other unconsolidated subsidiaries of AIMCO. Messrs. Considine and Kompaniez are expected to own a controlling 1% to 5% interest in these unconsolidated subsidiaries. See "The Merger and Related Transactions-- The NHP Reorganization."

    THE NHP STOCK PURCHASE

    On May 5, 1997, ANHI acquired 6,496,073 shares of NHP Common Stock, representing 51.3% of the shares issued and outstanding as of May 31, 1997, from Demeter Holdings Corporation, a Massachusetts corporation ("Demeter"), Capricorn Investors, L.P., a Delaware limited partnership ("Capricorn"), and certain partners of Capricorn (together with Capricorn, the "Capricorn Sellers"). Such acquisition (the

"Initial NHP Stock Purchase") was made pursuant to a Stock Purchase Agreement, dated as of April 16, 1997 (the "Stock Purchase Agreement"), by and among AIMCO, Demeter and Capricorn. As consideration for such shares of NHP Common Stock, Demeter received $72.6 million in cash and 1,224,463 shares of AIMCO Common Stock, and the Capricorn Sellers received 918,394 shares of AIMCO Common Stock. AIMCO subsequently purchased 5,717,000 shares of NHP Common Stock from ANHI. On September 12, 1997, AIMCO acquired 434,049 additional shares of NHP Common Stock from Demeter and the Capricorn Sellers pursuant to the Stock Purchase Agreement (the "Subsequent NHP Stock Purchase" and, together with the "Initial NHP Stock Purchase," the "NHP Stock Purchase"). As consideration for such shares in the Subsequent NHP Stock Purchase, Demeter received $7.0 million in cash and the Capricorn Sellers received 61,364 shares of AIMCO Common Stock. See "Business of AIMCO--Recent Financings." Following the NHP Stock Purchase, AIMCO and ANHI own, in the aggregate, 6,930,122 shares of NHP Common Stock. Pursuant to the Stock Purchase Agreement, Demeter and the Capricorn Sellers are entitled to receive the shares of WMF Common Stock to be distributed in respect of the rights associated with the shares of NHP Common Stock acquired by AIMCO and ANHI in the NHP Stock Purchase or, under certain circumstances, in lieu of such shares of WMF Common Stock, an additional cash payment of $3.05 for each such share of NHP Common Stock sold to AIMCO or ANHI by Demeter and the Capricorn Sellers. See "The Merger and Related Transactions--The NHP Stock Purchase."

    THE NHP REAL ESTATE ACQUISITION

    On June 3, 1997 AIMCO acquired the NHP Real Estate Companies from Demeter, Capricorn, Phemus Corporation, a Massachusetts corporation and an affiliate of Demeter ("Phemus"), J. Roderick Heller, III, the President, Chairman and Chief Executive Officer of NHP, and NHP Partners Two LLC, a Delaware limited liability company ("NHP Partners Two LLC"). Such acquisition (the "NHP Real Estate Acquisition") was made pursuant to a Real Estate Acquisition Agreement, dated as of May 22, 1997 (the "Real Estate Agreement"), by and among AIMCO, the Operating Partnership, Demeter, Capricorn, Phemus, Mr. Heller and NHP Partners Two LLC. As consideration, AIMCO paid $54.8 million in cash and issued warrants to purchase 399,999 shares of AIMCO Common Stock at an exercise price of $36.00 per share (the "Warrants"). Of such consideration, Demeter, Phemus and certain of their affiliates received $41.65 million in cash and 303,959 Warrants, and Capricorn and Mr. Heller received $10.4 million in cash and 76,000 Warrants, and $2.75 million in cash and 20,040 Warrants, respectively. The NHP Real Estate Companies, including NHP Partners, Inc., a Delaware corporation ("NHP Partners, Inc."), own interests in partnerships that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets. Prior to NHP's initial public offering in August 1995 (the "NHP IPO"), the NHP Real Estate Companies were owned by NHP. A substantial majority of the NHP Properties are currently managed by NHP pursuant to a long-term agreement (the "Master Property Management Agreement"). AIMCO is currently engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which will result in the vast majority of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which AIMCO's Operating Partnership will hold a 99% limited partner interest and Messrs. Considine and Kompaniez will, directly or indirectly, hold a 1% general partner interest. See "The Merger and Related Transactions--The NHP Real Estate Acquisition."

    THE MERGER

    On April 21, 1997, AIMCO, Merger Sub and NHP entered into the Merger Agreement, which was amended and restated on October 14, 1997. Pursuant to the Merger Agreement, Merger Sub will be merged with and into NHP, with NHP being the surviving corporation (the "Surviving Corporation") after the Merger and becoming a wholly owned subsidiary of AIMCO. The Merger will become effective at the time the parties file a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). Upon consummation of the Merger, each outstanding share of NHP Common Stock, other than NHP Common Stock held by NHP, AIMCO or Merger Sub, will be converted into the right to receive (i) 0.74766 shares of AIMCO Common Stock, or (ii) at the election of the holder, 0.37383 shares of AIMCO Common Stock and $10.00 in cash. Pursuant to AIMCO's Amended and Restated Articles of Incorporation (the "AIMCO Charter") and subject to certain exceptions specified therein, no person may own, or be deemed to own, more than 8.7% (the "Ownership Limit") of the outstanding shares of AIMCO Common Stock and Class B Common Stock, par value $.01 per share, of AIMCO (the "AIMCO Class B Common Stock"). Any person who would otherwise be entitled to receive shares of AIMCO Common Stock in the Merger in excess of the Ownership Limit ("Excess Shares") will receive instead an amount in cash equal to the product of such Excess Shares and $26.75 (the closing price of the AIMCO Common Stock on the NYSE on February 13, 1997, the day that AIMCO entered into a letter agreement (the "Letter Agreement") with Demeter, Phemus and Capricorn setting forth the understanding among the parties pursuant to which AIMCO would acquire the NHP Common Stock owned by Demeter and Capricorn and the NHP Real Estate Companies). In lieu of any fractional shares of AIMCO Common Stock, each holder of NHP Common Stock who would otherwise be entitled to receive such fractional shares will be paid cash equal to the product of such fractional shares and $26.75. The Merger is subject to a number of conditions, including the approval of the stockholders of both NHP and AIMCO. See "The Merger Agreement and Terms of the Merger."

    As of the NHP Record Date, there were 13,001,939 shares of NHP Common Stock outstanding, including an aggregate 6,930,122 shares owned by AIMCO and ANHI, and outstanding NHP Stock Options to purchase 806,250 shares of NHP Common Stock. In the Merger, ANHI will elect to receive the Mixed Consideration in exchange for all of its shares of NHP Common Stock. If all NHP stockholders other than ANHI elect to receive the Stock Consideration and all NHP Stock Options are exercised (and assuming no person would be required to receive cash in lieu of Excess Shares), the number of shares of AIMCO Common Stock to be issued in the Merger would be approximately 5,433,695 shares (including 291,240 shares issued to ANHI), and AIMCO would pay $7.8 million in cash to ANHI. If all NHP stockholders elect to receive the Mixed Consideration and all NHP Stock Options are exercised (and assuming no person would be required to receive cash in lieu of Excess Shares), the number of shares of AIMCO Common Stock to be issued in the Merger would be approximately 3,163,867 shares (including 291,240 shares issued to ANHI), and AIMCO would pay $7.8 million in cash to ANHI and $60.7 million in cash to the other NHP stockholders. See "The Merger Agreement and Terms of the Merger--Manner and Basis of Converting Shares."

    NHP STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO NHP OR AIMCO AT THIS TIME. As soon as practicable after the Effective Time, each NHP stockholder will receive a form (an "Election Form") from a bank or trust company designated by AIMCO (the "Exchange Agent") to be used to indicate whether such stockholder elects to receive Stock Consideration or Mixed Consideration with respect to such stockholder's shares of NHP Common Stock. Election forms must be returned to the Exchange Agent on or prior to the fifteenth business day after the Effective Time (the "Election Deadline"). ALL NHP STOCKHOLDERS WHO HAVE NOT SUBMITTED A PROPERLY COMPLETED AND EXECUTED ELECTION FORM BY THE ELECTION DEADLINE WILL BE DEEMED TO HAVE ELECTED TO RECEIVE STOCK CONSIDERATION FOR ALL OF THEIR SHARES OF NHP COMMON STOCK. See "The Merger Agreement and Terms of the Merger--Manner and Basis of Converting Shares."

    As a result of a "change of control" occurring upon the consummation of the NHP Stock Purchase, each outstanding NHP Stock Option became fully vested and exercisable. Pursuant to the Merger Agreement, AIMCO will assume all NHP Stock Options outstanding at the Effective Time that were granted on or before April 16, 1997, each of which will be converted into an option to purchase AIMCO Common Stock based upon the Exchange Ratio. Based upon the number of NHP Stock Options outstanding at October 30, 1997, AIMCO will reserve approximately 0.6 million shares of AIMCO

Common Stock for issuance upon exercise of such options. See "The Merger and Related Transactions-- NHP Stock Options."

    THE NHP REORGANIZATION

    Immediately following the Merger, NHP will be a wholly owned subsidiary of AIMCO. In order for AIMCO to retain its qualification to be taxed as a REIT, it is necessary that, as soon as practicable following the Merger and as an integral step to completing the NHP Acquisition, AIMCO reorganize (the "NHP Reorganization," and together with the NHP Stock Purchase, the NHP Real Estate Acquisition and the WMF Spin-Off, the "Related Transactions") the assets and operations of NHP, which will result in the Master Property Management Agreement being terminated and NHP's operations being conducted through ANHI and/or other unconsolidated subsidiaries of AIMCO (together with ANHI, the "Unconsolidated Subsidiaries"). The Unconsolidated Subsidiaries will have an ownership structure similar to ANHI, in which AIMCO holds a 95% to 99% economic interest through ownership of shares of non-voting preferred stock, and Messrs. Considine and Kompaniez hold a 1% to 5% economic interest through ownership of all of the outstanding shares of common stock. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by such directors and officers, AIMCO will account for its interest in the Unconsolidated Subsidiaries on the equity method. See "The Merger and Related Transactions--The NHP Reorganization."

    THE WMF SPIN-OFF

    In accordance with the Merger Agreement, on May 9, 1997 (the "Rights Distribution Date"), NHP distributed to each stockholder of record as of May 2, 1997, one right (a "Right") for each outstanding share of NHP Common Stock (the "Rights Distribution"). Pursuant to the Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement"), by and among NHP, WMF and The First National Bank of Boston, a national banking association ("Bank of Boston"), as rights agent, each Right entitles the holder thereof to receive, on the earlier of the effective time of the Merger or December 1, 1997 (the "Maturity Time"), one third of a share of WMF Common Stock (the "Rights Consideration"). The WMF Spin-Off is subject to certain conditions set forth in the Rights Agreement, which conditions AIMCO and NHP do not expect will be satisfied until the Effective Time. In lieu of any fractional shares of WMF Common Stock, each holder of NHP Common Stock who otherwise would be entitled to receive a fractional share of WMF Common Stock will be paid cash equal to the product of a fractional share and $9.15. For additional information about WMF and the WMF Spin-Off, reference is made to the Information Statement/ Prospectus relating thereto (the "WMF Information Statement/Prospectus"), which is being delivered to NHP stockholders with this Joint Proxy Statement/Prospectus.

THE SPECIAL MEETINGS

    THE AIMCO SPECIAL MEETING

    TIME AND PLACE. The AIMCO Special Meeting will be held on December 8, 1997 at 10:00 a.m., local time, at the offices of AIMCO, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348.

    PURPOSE. At the AIMCO Special Meeting, the stockholders of AIMCO will be asked to consider and vote upon the Share Issuance and to transact such other business as may properly come before the AIMCO Special Meeting or any adjournment or postponement thereof. See "Information Concerning the AIMCO Special Meeting--Purpose, Time and Place."

    RECORD DATE; QUORUM; REQUIRED VOTE The record date for the AIMCO Special Meeting is the close of business on October 8, 1997. Only holders of record of AIMCO Common Stock at the close of business on the AIMCO Record Date are entitled to notice of, and to vote at, the AIMCO Special Meeting. As of the AIMCO Record Date, there were 28,274,739 outstanding shares of AIMCO Common Stock, held by 300 holders of record. Each share of AIMCO Common Stock is entitled to one vote on the Share Issuance.

The presence at the AIMCO Special Meeting, either in person or by proxy, of a majority of the issued and outstanding shares of AIMCO Common Stock entitled to vote will constitute a quorum at the AIMCO Special Meeting. Under the rules of the NYSE, the approval of the Share Issuance requires the affirmative vote of a majority of the votes cast at a meeting at which the total votes cast represents over 50% of all shares of AIMCO Common Stock entitled to vote thereon. Abstentions and broker non-votes will not be considered votes cast for purposes of determining whether the required 50% of all shares entitled to vote at the Special Meeting have voted on the Share Issuance, but, if over 50% of the shares are voted on the Share Issuance, abstentions and broker non-votes will not affect the outcome of the vote to approve the Share Issuance. All directors and executive officers of AIMCO who own shares of AIMCO Common Stock are expected to vote their shares for approval of the Share Issuance. On the AIMCO Record Date, directors and executive officers of AIMCO owned 2,492,983 shares of AIMCO Common Stock, representing 8.8% of the shares then issued and outstanding. In addition, Demeter and the Capricorn Sellers, which owned 2,204,221 shares of AIMCO Common Stock as of the AIMCO Record Date, representing 7.7% of the shares then issued and outstanding, are expected to vote all shares owned by them for approval of the Share Issuance. See "Information Concerning the AIMCO Special Meeting--Record Date; Quorum; Required Vote."

    THE NHP SPECIAL MEETING

    TIME AND PLACE. The NHP Special Meeting is to be held on December 8, 1997 at 9:00 a.m., local time, at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037-1420.

    PURPOSE. At the NHP Special Meeting, the stockholders of NHP will be asked to consider and approve the Merger Agreement Proposal, and to transact any and all other business that may properly come before the NHP Special Meeting. See "Information Concerning the NHP Special Meeting-- Purpose, Time and Place."

    RECORD DATE; QUORUM; REQUIRED VOTE. The record date for the NHP Special Meeting is the close of business on October 30, 1997. Only holders of record of shares of NHP Common Stock on the NHP Record Date are entitled to notice of and to vote at the NHP Special Meeting. As of the NHP Record Date, there were 13,001,939 outstanding shares of NHP Common Stock, held by 41 holders of record. Each share of NHP Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the NHP Special Meeting. Under the Delaware General Corporation Law (the "DGCL"), the approval of the Merger Agreement Proposal requires (i) the affirmative vote of a majority of the outstanding shares of NHP Common Stock, and (ii) the affirmative vote of at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates. For this purpose, the 779,073 shares owned by ANHI are deemed to be owned by AIMCO. Votes to abstain and broker non-votes will have the same effect as votes cast against the Merger Agreement Proposal. All directors and executive officers of NHP who own shares of NHP Common Stock are expected to vote their shares for approval of the Merger Agreement Proposal. On the NHP Record Date, directors and executive officers of NHP who are not affiliated with AIMCO owned 487,139 shares of NHP Common Stock, representing 3.7% of the shares issued and outstanding. In addition, AIMCO and ANHI, which owned an aggregate of 6,930,122 shares of NHP Common Stock as of the NHP Record Date, representing 53.3% of the shares then issued and outstanding, have agreed to vote all shares owned by them for approval of the Merger Agreement Proposal. See "Information Concerning the NHP Special Meeting--Record Date; Quorum; Vote Required."

SUMMARY RISK FACTORS

    Stockholders of AIMCO and NHP should consider carefully certain risks relating to the Merger and the Related Transactions and to the business of AIMCO and NHP. Factors to be considered include, among other things, the risks that certain members or former members of the NHP Board and senior management of NHP potentially have interests in the Merger and the Related Transactions that conflict with those of NHP stockholders, that AIMCO would not be able to enter into certain "business combinations" transactions with NHP if the Merger Agreement Proposal is not approved, that AIMCO may not be able to integrate successfully the businesses of AIMCO and NHP and may not realize the benefits anticipated from the Merger, that AIMCO and its subsidiaries have significant amounts of debt outstanding, certain of which debt bears interest at variable rates, and that AIMCO and NHP are subject to various risks associated with investments in and management of real estate. STOCKHOLDERS OF AIMCO AND NHP SHOULD CAREFULLY EVALUATE THE MATTERS SET FORTH UNDER "RISK FACTORS."

RECOMMENDATION OF THE AIMCO BOARD

    The AIMCO Board has unanimously determined that the Merger is advisable and unanimously recommends that AIMCO stockholders vote FOR approval of the Share Issuance. For a discussion of the factors considered by the AIMCO Board in making such determination, see "The Merger and Related Transactions--Reasons of AIMCO for the Merger; Recommendation of the AIMCO Board." The AIMCO Board did not engage a financial advisor or seek to obtain a fairness opinion in connection with its determination that the Merger is advisable. As of the AIMCO Record Date, directors of AIMCO owned 0.2% of the outstanding AIMCO Common Stock.

RECOMMENDATION OF THE NHP BOARD

    The NHP Board, and a committee of directors appointed by the NHP Board who are not affiliated with Demeter or Capricorn (the "NHP Independent Committee"), have unanimously (with one director absent, but including all members of the NHP Independent Committee) approved the Merger Agreement and have determined that the Merger is fair to, and in the best interests of, NHP and its stockholders. The NHP Board and the NHP Independent Committee have unanimously (with one director absent, but including all members of the Independent Committee) recommended that all of the NHP stockholders vote FOR the adoption and authorization of the Merger Agreement. For a discussion of the factors considered by the NHP Board and the NHP Independent Committee in reaching their decisions to approve, and recommend that NHP stockholders adopt and authorize, the Merger Agreement, see "The Merger and Related Transactions--Reasons of NHP for the Merger; Recommendation of the NHP Board." As of the NHP Record Date, directors of NHP who are not affiliated with AIMCO owned 2.0% of the outstanding NHP Common Stock.

FINANCIAL ADVISOR TO THE NHP INDEPENDENT COMMITTEE

    The NHP Independent Committee retained the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration and the Rights Consideration, in the aggregate, to be received by NHP stockholders other than Demeter, Phemus, Mr. Heller and Capricorn (such other stockholders, the "Unaffiliated NHP Stockholders"). DLJ delivered its opinion, dated April 21, 1997, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications therein, the Merger Consideration and the Rights Consideration were, in the aggregate, fair to the Unaffiliated NHP Stockholders from a financial point of view. In addition DLJ has also delivered to the NHP Independent Committee its opinion, dated the date hereof, to substantially the same effect. A copy of the DLJ opinion dated the date hereof is attached hereto as Appendix II. NHP stockholders are urged to read the DLJ opinion attached hereto in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. See "The Merger and Related Transactions--Opinion of Financial Advisor to NHP Independent Committee."

INTERESTS OF DIRECTORS AND MANAGEMENT OF NHP AND AIMCO IN THE MERGER AND THE
  RELATED TRANSACTIONS

    In considering the recommendations of the NHP Board with respect to the Merger, stockholders of NHP should be aware that three former directors of NHP (Michael R. Eisenson, Tim R. Palmer and Herbert S. Winokur, Jr.) had interests in certain of the Related Transactions that are in addition to or different from those of the Unaffiliated NHP Stockholders. In particular, Messrs. Eisenson and Palmer are representatives of Demeter and Mr. Winokur is a representative of Capricorn, each of whom had an interest in certain of the Related Transactions as a result of the Stock Purchase Agreement, pursuant to which Demeter and Capricorn received consideration in exchange for shares of NHP Common Stock that differs in some respects from the consideration to be received by Unaffiliated NHP Stockholders. In particular, pursuant to the Stock Purchase Agreement, AIMCO could elect to pay cash for more than one half of the consideration to be received by Demeter for its shares of NHP Common Stock. AIMCO and ANHI have paid Demeter approximately $79.6 million in cash, and AIMCO issued to Demeter and the Capricorn Sellers 1,224,463 and 979,758 shares, respectively, of AIMCO Common Stock, for the shares of NHP Common Stock purchased from Demeter and the Capricorn Sellers. Since Demeter and the Capricorn Sellers received shares of AIMCO Common Stock on May 5, 1997, they have received, and will continue to receive, dividends declared and paid by AIMCO on the AIMCO Common Stock as of record dates after May 5, 1997 and prior to the Effective Time, which dividends will not be received by other NHP stockholders. Based on the number of shares of AIMCO Common Stock issued to Demeter and the Capricorn Sellers on or prior to such record dates, as of the date of this Joint Proxy Statement/Prospectus, such dividends totaled $2.0 million in the aggregate. In addition, based on the number of shares of AIMCO Common Stock issued to Demeter and the Capricorn Sellers in the NHP Stock Purchase on or prior to November 7, 1997, Demeter and the Capricorn Sellers are expected to receive an aggregate of $1.0 million in dividends payable to holders of record as of such date. The terms of the consideration received by Demeter and Capricorn in the NHP Stock Purchase are set forth under "The Merger and Related Transactions--The NHP Stock Purchase."

    In addition, Demeter, Capricorn and Mr. Heller had interests in the Related Transactions that are in addition to the interests of Unaffiliated NHP Stockholders, because each received consideration from AIMCO in connection with the sale of the NHP Real Estate Companies to AIMCO. In the NHP Real Estate Acquisition, Demeter and certain of its affiliates, Capricorn and Mr. Heller received $41.65 million in cash and 303,959 Warrants, $10.4 million in cash and 76,000 Warrants, and $2.75 million in cash and 20,040 Warrants, respectively, from AIMCO. The terms of the sale of the NHP Real Estate Companies are set forth under "The Merger and Related Transactions--The NHP Real Estate Acquisition."

    As a result of the Merger and the Related Transactions, NHP Stock Options held by Mr. Heller (for 376,250 shares), Ann Torre Grant, the Chief Financial Officer of NHP (for 80,000 shares), Shekar Narasimhan, an Executive Vice President of NHP (for 80,000 shares), Eric N. Ross, a Senior Vice President of NHP (for 40,000 shares), Joel F. Bonder, a Senior Vice President of NHP (for 20,000 shares) and Jeffrey J. Ochs, a Vice President and the Chief Accounting Officer of NHP (for 20,000 shares) have, pursuant to the terms of such NHP Stock Options, become immediately exercisable, and each of these persons now has the opportunity to exercise those options at exercise prices that are less than the value of the Merger Consideration, and to receive the Merger Consideration or sell the shares in the market. The executive officers of NHP have also received severance and bonus payments in connection with the Merger and the Related Transactions from NHP and NHP Partners, Inc. (Mr. Heller, $187,500 from NHP and $200,000 from NHP Partners, Inc.; Ms. Grant, $502,500 from NHP; Mr. Ross, $296,250 from NHP Partners, Inc.; Mr. Bonder, $224,000 from NHP and $37,500 from NHP Partners, Inc.; and Mr. Ochs, $114,750 from NHP and $20,250 from NHP Partners, Inc., all through September 30, 1997). Each of the executive officers will be entitled to receive additional severance through the dates of their actual termination of employment. See "The Merger and Related Transactions--Interests of Directors and Management of NHP and AIMCO in the Merger and the Related Transactions."

    In considering the recommendation of the AIMCO Board with respect to the Share Issuance, stockholders of AIMCO should be aware that Messrs. Considine and Kompaniez hold a 5% controlling interest in ANHI, which owns 779,073 shares of NHP Common Stock and will receive Mixed Consideration for such shares. In addition, AIMCO used $40.0 million in net proceeds from an offering of AIMCO Common Stock to purchase shares of NHP Common Stock from ANHI. See "Business of AIMCO-- Recent Financings." As holders of an aggregate 5% interest in ANHI, Messrs. Considine and Kompaniez received $2.0 million in proceeds from such purchase as a distribution from ANHI and used such proceeds to repay in part outstanding promissory notes payable by them to ANHI in an aggregate principal amount of $3.2 million. The loans were incurred by them to acquire their interest in ANHI. See "The Merger and Related Transactions--Interests of Directors and Management of NHP and AIMCO in the Merger and the Related Transactions."

CONDITIONS TO THE MERGER

    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of a number of conditions, including, (i) the receipt of all authorizations, consents and approvals necessary from any governmental entity necessary for consummation of the Merger, (ii) the absence of any statute, rule, order, decree or regulation of a governmental entity, or injunction or other court order, that would prohibit the consummation of the Merger, (iii) the effectiveness of the AIMCO Registration Statement and a registration statement relating to the distribution of shares of WMF Common Stock pursuant to the Rights, (iv) the approval for listing on the NYSE of the shares of AIMCO Common Stock to be issued pursuant to the Merger, (v) the approval of the Merger Agreement Proposal by the NHP stockholders and the approval of the Share Issuance by the AIMCO stockholders, (vi) that neither the Real Estate Agreement nor the Stock Purchase Agreement shall have been terminated, (vii) the continued accuracy of the representations and warranties made by the other parties in the Merger Agreement, including the absence of events having a material adverse effect on AIMCO or NHP, other than events generally affecting the industries in which they operate and (viii) (solely with respect to NHP's obligations) that DLJ shall not have withdrawn its opinion dated April 21, 1997. See "The Merger Agreement and Terms of the Merger--Conditions to the Merger."

    Neither AIMCO nor NHP currently anticipates waiving any of the conditions to the Merger specified in the Merger Agreement.

REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), AIMCO could not acquire a controlling interest in NHP through the acquisition of stock or through the Merger unless certain filings had been submitted to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements had been satisfied. On February 28, 1997, AIMCO submitted the required filings to the FTC and the Antitrust Division. On March 18, 1997, the FTC notified AIMCO of the early termination of the waiting period under the HSR Act. See "The Merger and Related Transactions--Regulatory Matters."

    Pursuant to the Previous Participation Review and Clearance procedure of the U.S. Department of Housing and Urban Development ("HUD") set forth in the Code of Federal Regulations, Title 24, Subpart H (the "2530 Procedure"), a corporation seeking to participate in apartment projects assisted or insured by HUD must receive clearance to do so from HUD in accordance with the 2530 Procedure. AIMCO has submitted the required filings to HUD, and on May 1, 1997, HUD notified AIMCO of its clearance under the 2530 Procedure to acquire a 10 percent or greater interest in NHP. See "The Merger and Related Transactions--Regulatory Matters."

PROHIBITION OF CERTAIN ACTIVITIES

    The Merger Agreement provides that, prior to the Effective Time, AIMCO and NHP will conduct their respective business in the ordinary course as discussed in this Joint Proxy Statement/Prospectus in

"The Merger Agreement and Terms of the Merger--Conduct of Business Pending the Merger." In addition, NHP has agreed that it will not solicit, encourage or participate in certain transactions that essentially constitute a sale of NHP or a substantial portion of its assets except under certain conditions set forth in the Merger Agreement.

AMENDMENT AND TERMINATION

    At any time before or after approval of the Merger Agreement Proposal by the NHP stockholders, whether before or after approval of the Share Issuance by the AIMCO stockholders, and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by NHP, AIMCO and the Merger Sub with respect to any of the terms contained in the Merger Agreement, except that following approval by the NHP stockholders, no amendment or supplement may be made without further approval of the NHP stockholders if applicable law would require such further approval.

    The Merger Agreement provides that it may be terminated prior to the Effective Time, whether before or after the respective approvals by NHP and AIMCO stockholders, by the mutual written consent of AIMCO and NHP. The Merger Agreement may also be terminated prior to the Effective Time, whether before or after the respective approvals by NHP and AIMCO stockholders, by either AIMCO or NHP upon the occurrence of certain events, including (i) the failure of the Merger to be consummated by December 22, 1997, other than by reason of a default by the party attempting to terminate, (ii) the failure to receive any required governmental consent, (iii) any court of competent jurisdiction issuing an order, judgment or decree restraining, enjoining or otherwise prohibiting the Merger, (iv) the failure to obtain the approval of NHP stockholders or AIMCO stockholders, or (v) the termination of either the Stock Purchase Agreement or the Real Estate Agreement. Either party may terminate the Merger Agreement if the other party commits a material breach of any representation, warranty, covenant or agreement and fails to cure such default within ten business days of receiving notice from the terminating party; provided, that, at such time, the terminating party is not in material breach of any representation, warranty, covenant or agreement under the Merger Agreement. Either party may terminate the Merger Agreement if any events arise or occur that, individually or in the aggregate, have or, insofar as reasonably can be foreseen, are likely in the future to have, a material adverse effect on the other party, other than events generally affecting the industry in which such party operates. NHP may terminate the Merger Agreement, under certain circumstances, upon receiving an alternative acquisition proposal.

    If NHP terminates the Merger Agreement after receiving an alternative acquisition proposal, under certain circumstances, NHP may be required to pay AIMCO a termination fee of $4 million. See "The Merger Agreement and Terms of the Merger--Termination Fees."

REGISTRATION RIGHTS AGREEMENT

    The Merger Agreement requires that, prior to the Effective Time, AIMCO will enter into a registration rights agreement (the "Rule 145 Registration Agreement") with persons who may be deemed affiliates ("Rule 145 Affiliates") of NHP under Rule 145 of the Securities Act (generally certain NHP directors or officers owning NHP Common Stock) as of the NHP Record Date. Pursuant to the Rule 145 Registration Agreement, AIMCO will be obligated to register for resale the shares of AIMCO Common Stock issued to such Rule 145 Affiliates as Merger Consideration.

ACCOUNTING TREATMENT

    The Merger will be accounted for by AIMCO and its subsidiaries under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. See "The Merger and Related Transactions-- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    MERGER. AIMCO and NHP expect that the Merger will not qualify as a tax free reorganization for Federal income tax purposes. As a result, for Federal income tax purposes, assuming that NHP stockholders hold their NHP Common Stock as a capital asset, NHP stockholders will recognize capital gain or loss measured by the difference between the fair market value of the Merger Consideration and such stockholder's basis in the NHP shares converted in the Merger.

    RIGHTS DISTRIBUTION. Although the matter is not free from doubt, the Rights Distribution should be treated for Federal income tax purposes as a taxable distribution made on the date of distribution of the Rights (the "Rights Distribution Date") to the NHP stockholders of record on May 2, 1997. Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, such distribution will be a dividend to the extent of the current and accumulated earnings and profits of NHP. The value of the dividend for each NHP stockholder will be such stockholder's ratable portion of the fair market value of the WMF Common Stock, as of the Rights Distribution Date, to the extent of current and accumulated earnings and profits of NHP. The value of the Rights in excess of the amount treated as a dividend will be treated as a tax free return of basis to the extent of such NHP stockholder's basis in the NHP Common Stock (which basis reduction, if it occurs, will increase any gain or reduce any loss on a subsequent disposition of the NHP Common Stock, including a disposition in the Merger), and as a capital gain to the extent such portion exceeds the NHP stockholder's basis in the NHP Common Stock. The portion of the value of the Rights that will be treated as a dividend cannot be finally determined until after NHP's results are determined for the taxable year in which the Rights Distribution occurs. The Surviving Corporation will distribute to NHP stockholders information regarding the amount that will be treated as a dividend when the information becomes available. For a more complete discussion of Federal income tax consequences of the Rights Distribution, see "The Merger and Related Transactions--Federal Income Tax Consequences of the Merger and the WMF Spin-Off--Consequences of the Rights Distribution and the Maturity of the Rights." NHP stockholders are urged to consult their own tax advisors.

    NHP will recognize gain as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of the WMF Common Stock over NHP's tax basis in the WMF Common Stock. NHP's tax basis in the WMF Common Stock as of December 31, 1996 was approximately $23.4 million, and is subject to further adjustment reflecting WMF's 1997 earnings and distributions. NHP expects to have regular Federal income tax net operating losses available in a sufficient amount to offset the gain under the regular Federal income tax, but does not expect to have sufficient alternative minimum tax net operating losses available to offset the gain under the alternative minimum tax.

APPRAISAL RIGHTS

    Under the Maryland General Corporation Law ("MGCL"), the holders of AIMCO Common Stock will not be entitled to any objecting stockholders' rights to fair value in connection with the Share Issuance or the Merger. Under the DGCL, the holders of NHP Common Stock will not be entitled to any dissenting stockholders' appraisal rights in connection with the Merger. See "The Merger and Related Transactions-- Appraisal Rights" and "Comparative Rights of Stockholders of AIMCO and NHP--Appraisal Rights."

COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND NHP

    As a result of the Merger, shares of NHP Common Stock, which are issued by a Delaware corporation, will be converted into the right to receive shares of AIMCO Common Stock, which are issued by a Maryland corporation. As a result of differences between the MGCL and the DGCL, and differences between the governing instruments of NHP and AIMCO, the rights of NHP stockholders as holders of NHP Common Stock before the Merger, and as holders of AIMCO Common Stock after the Merger, will be different. For a discussion of certain differences between the rights of NHP stockholders and the rights of AIMCO stockholders, see "Comparative Rights of Stockholders of AIMCO and NHP."

               SUMMARY HISTORICAL FINANCIAL INFORMATION OF AIMCO
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth summary historical financial and operating information for AIMCO. The summary historical financial information for the years ended December 31, 1996 and 1995 and for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994, and for the AIMCO Predecessors (as defined herein) for the period from January 1, 1994 through July 28, 1994 is based on the audited financial statements of AIMCO and the AIMCO Predecessors incorporated by reference herein. The summary historical financial information for the years ended December 31, 1993 and 1992 is based on the audited financial statements of the AIMCO Predecessors. The summary historical financial information for AIMCO for the six months ended June 30, 1997 and 1996 has been prepared from unaudited historical financial data incorporated by reference herein. In the opinion of the management of AIMCO, the operating data for the six months ended June 30, 1997 and 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be obtained for the year ending December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                                                    AIMCO PREDECESSORS(a)
                                                         AIMCO                                  ------------------------------
                           ------------------------------------------------------------------    FOR THE
                                                                                   FOR THE        PERIOD
                                    FOR THE                    FOR THE              PERIOD      JANUARY 1,        FOR THE
                               SIX MONTHS ENDED        YEAR ENDED DECEMBER 31,   JANUARY 10,       1994         YEAR ENDED
                                   JUNE 30,                                      1994 THROUGH    THROUGH       DECEMBER 31,
                           -------------------------   -----------------------   DECEMBER 31,    JULY 28,    -----------------
                              1997         1996          1996        1995            1994        1994(b)       1993     1992
                           ----------  -------------   --------  -------------   ------------   ----------   --------  -------
                                       (RESTATED)(C)             (RESTATED)(C)   (RESTATED)(C)
OPERATING DATA:
  Income from rental
    property
    operations...........  $   30,779    $ 17,700      $ 39,814    $ 27,483        $  9,126      $ 2,391     $  3,154  $ 2,289
  Income from service
    company business.....       2,031         641         1,717       1,973           1,006          360          983      506
  Income (loss) before
    minority interest in
    Operating Partnership
    and extraordinary
    item.................      11,733       7,078        15,673      14,988           7,702       (1,499)         291     (114)
  Net income (loss)......  $    9,848    $  5,955      $ 12,984    $ 13,375        $  7,143      $(1,499)    $    291  $  (114)

PER SHARE DATA:
  Net income per common
    share and common
    share equivalents....  $     0.53    $   0.49      $   1.04    $   0.86        $   0.42          N/A          N/A      N/A
  Dividends paid per
    common share.........  $    0.925    $   0.85      $   1.70    $   1.66        $   0.29          N/A          N/A      N/A
  Weighted average number
    of common shares and
    common share
    equivalents
    outstanding..........      18,559      12,039        12,427       9,579           9,589          N/A          N/A      N/A

BALANCE SHEET DATA (END
  OF PERIOD):
  Real estate, before
    accumulated
    depreciation.........  $1,102,073    $551,826      $865,222    $477,162        $406,067      $47,500     $ 46,819  $30,789
  Cash and cash
    equivalents..........      21,521       2,328        13,170       2,379           7,144        1,531          809      844
  Total assets...........   1,272,890     540,117       834,813     480,361         416,739       39,042       38,914   23,366
  Total mortgages and
    notes payable........     644,457     307,612       522,146     268,692         141,315       40,873       41,893   25,935
  Mandatorily redeemable
    1994 Cumulative
    Convertible Senior
    Preferred Stock......      --          --             --         --              96,600          N/A          N/A      N/A
  Minority interest in
    Operating
    Partnership..........      63,366      41,525        58,777      30,376          29,082          N/A          N/A      N/A
  Stockholders'
    equity(d)............     388,477     178,059       222,889     169,032         140,319       (9,345)      (7,556)  (7,003)

                                                                                                    AIMCO PREDECESSORS(a)
                                                         AIMCO                                  ------------------------------
                           ------------------------------------------------------------------    FOR THE
                                                                                   FOR THE        PERIOD
                                    FOR THE                    FOR THE              PERIOD      JANUARY 1,        FOR THE
                               SIX MONTHS ENDED        YEAR ENDED DECEMBER 31,   JANUARY 10,       1994         YEAR ENDED
                                   JUNE 30,                                      1994 THROUGH    THROUGH       DECEMBER 31,
                           -------------------------   -----------------------   DECEMBER 31,    JULY 28,    -----------------
                              1997         1996          1996        1995            1994        1994(b)       1993     1992
                           ----------  -------------   --------  -------------   ------------   ----------   --------  -------
                                                                 (RESTATED)(C)   (RESTATED)(C)

CASH FLOW DATA:
  Cash provided by
    operating
    activities...........  $   25,035    $ 25,209      $ 38,806    $ 25,911        $ 16,825      $ 2,678     $  2,203  $ 1,892
  Cash used in investing
    activities...........    (108,134)    (18,074)      (88,144)    (60,821)       (186,481)        (924)     (16,352)  (1,078)
  Cash provided by (used
    in) financing
    activities...........      91,450      (7,186)       60,129      30,145         176,800       (1,032)      14,114   (1,426)

OTHER DATA:
  Funds from
    Operations(e)........  $   28,441    $ 16,368      $ 35,185    $ 25,285        $  9,391          N/A          N/A      N/A
  Weighted average number
    of common shares and
    OP Units
    outstanding(f).......      21,590      14,303        14,994      11,461          10,920          N/A          N/A      N/A

------------------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., Limited Liability Company and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "AIMCO Predecessors") engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the AIMCO Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO reorganized the ownership of the service company, whereby the Operating Partnership (i) owns all of the non-voting preferred stock of the service company, Property Asset Management Services, Inc. ("PAMS Inc."), representing a 95% economic interest, and (ii) owns the 1% general partnership interest in Property Asset Management Services, L.P. ("PAMS LP"). PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) Subsequent to June 30, 1997, AIMCO issued 750,000 shares of Class B Cumulative Preferred Stock, par value $.01 per share, and 12,052,418 shares of AIMCO Common Stock for aggregate net proceeds of approximately $472 million. See "Business of AIMCO--Recent Financings."

(e) AIMCO's management believes that the presentation of funds from operations ("FFO"), when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides a useful measure of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to meet required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    The following is a reconciliation of Income before minority interest in Operating Partnership to FFO:

                                     FOR THE SIX MONTHS ENDED      FOR THE YEAR ENDED       FOR THE PERIOD
                                             JUNE 30,                 DECEMBER 31,         JANUARY 10, 1994
                                     -------------------------   -----------------------   THROUGH DECEMBER
                                        1997         1996          1996        1995            31, 1994
                                     ----------  -------------   --------  -------------   -----------------
OPERATING ACTIVITIES
Income before minority interest in
  Operating
  Partnership......................  $   11,464    $  7,078      $ 15,673    $ 14,988          $  7,702
Gain on disposition of property....      --          --               (44)     --               --
Extraordinary item.................         269      --             --         --               --
Real estate depreciation, net of
  minority interest in other
  partnerships.....................      13,250       9,060        19,056      15,038             4,727
Amortization of management company
  goodwill.........................         474         230           500         428                76
Equity in earnings of
  Unconsolidated Subsidiaries:
  Real estate depreciation.........       1,263      --             --         --               --
  Amortization of recoverable
    amount of management
    contracts......................         150      --             --         --               --
  Deferred income taxes............         874      --             --         --               --
Real estate depreciation from
  investments in
  partnerships.....................         697      --             --         --               --
                                     ----------  -------------   --------  -------------       --------
Net funds provided by operating
  activities.......................      28,441      16,368        35,185      30,454            12,505
                                     ----------  -------------   --------  -------------       --------
FINANCING ACTIVITIES
Payment of dividend on preferred
  stock............................      --          --             --         (5,169)           (3,114)
                                     ----------  -------------   --------  -------------       --------
Net funds used in financing
  activities.......................      --          --             --         (5,169)           (3,114)
                                     ----------  -------------   --------  -------------       --------
Funds from Operations..............  $   28,441    $ 16,368      $ 35,185    $ 25,285          $  9,391
                                     ----------  -------------   --------  -------------       --------
                                     ----------  -------------   --------  -------------       --------

(f) After a one year holding period, Partnership Common Units in the Operating Partnership ("OP Units") may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment).

                SUMMARY HISTORICAL FINANCIAL INFORMATION OF NHP
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, PROPERTIES AND UNITS)

    The historical summary financial information of NHP for each of the years in the five year period ended December 31, 1996 has been derived from NHP's audited consolidated financial statements. The historical summary financial information for the six months ended June 30, 1997 and 1996 has been derived from the NHP's unaudited financial statements which, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments except for amounts discussed below in note (h) to the table) necessary to present fairly the information set forth below. This information should be read in conjunction with such financial statements, including the notes thereto.

                                        FOR THE SIX
                                        MONTHS ENDED
                                          JUNE 30,                               FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------    ------------------------------------------------------------------
                                    1997            1996          1996 (a)           1995            1994         1993      1992
                                ------------    ------------    -------------    ------------    ------------   --------  --------
                                                                (RESTATED)
OPERATING RESULTS:
  Total revenue (b)...........  $    104,603    $     92,552     $194,979        $    174,674    $    147,296   $ 95,900  $ 91,559
  Operating income............         4,559(h)       10,043       20,677              19,307          14,741(c)   12,469   11,964
    Income from continuing
      operations before income
      taxes...................         1,998(h)        8,848       17,442              13,811           9,005(c)    8,528    8,276
    Income from continuing
      operations..............         1,199(h)        5,307       10,465              31,613(d)        9,005(c)    8,528    8,276
    Income per common and
      equivalent share from
      continuing operations...  $       0.09(h) $       0.42     $   0.82        $       3.27(d) $       1.11(c) $   1.04 $   1.00
OTHER INFORMATION:
  Net Cash provided by (used
    in):
    Continuing operations
      activities..............  $      7,241    $     12,339     $ 21,965        $      9,700    $     11,892   $ 12,056  $ 12,957
    Investing activities......       (11,173)        (37,473)     (56,815)            (16,026)         (4,543)   (19,695)     (503)
    Financing activities......         8,355          19,626       33,797               8,786          (4,276)    23,416     1,963
  EBITDA (e)..................  $     10,923(h) $     12,701       27,745              23,402          17,386     13,848    13,249
  Cash dividends per share....       --              --            --                 --              --           --        --
  Weighted average common and
    equivalent shares
    outstanding...............        12,959          12,684       12,730               9,645           8,095      8,209     8,291
  Properties managed at period
    end (f):
    Affiliated................           444             461          452                 453             390        373       384
    Unaffiliated..............           283             259          265                 258             224        199        21
                                ------------    ------------    -------------    ------------    ------------   --------  --------
  Total.......................           727             720          717                 711             614        572       405
                                ------------    ------------    -------------    ------------    ------------   --------  --------
                                ------------    ------------    -------------    ------------    ------------   --------  --------
  Units managed at period end
    (f):
    Affiliated................        78,034          79,812       78,750              77,627          63,064     58,372    61,782
    Unaffiliated..............        56,046          55,606       54,294              56,040          48,442     42,977     3,296
                                ------------    ------------    -------------    ------------    ------------   --------  --------
  Total.......................       134,080         135,418      133,044             133,667         111,506    101,349    65,078
                                ------------    ------------    -------------    ------------    ------------   --------  --------
                                ------------    ------------    -------------    ------------    ------------   --------  --------
BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets................  $    232,477    $    190,112     $218,141        $     84,770    $     57,668   $ 46,353  $ 15,095
  Long-term debt, including
    current portion...........       142,150(i)      117,138(i)   134,479(i)           23,690          70,133     72,429    44,523
  Shareholders' equity
    (deficit) (g).............        58,952          56,013       56,013              39,154         (47,554)   (63,584)  (61,709)

------------------------------
(a) Due to the anticipated WMF Spin-Off, NHP's financial statements for the year ended December 31, 1996 have been restated to reflect WMF as a discontinued operation since April 1, 1996, the date of its acquisition by NHP.

(b) Includes $127,266, $117,249, $98,158, $60,223 and $58,500 of on-site personnel, general and administrative cost reimbursement for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively, and $64,900 and
    $61,746 for the six months ended June 30, 1997 and 1996, respectively. On-site personnel, general and administrative cost reimbursement represents a pass-through of expenses incurred on behalf of property owners.

(c) Includes a write-off of $1.8 million ($0.22 per share) of certain costs of transferring operations to a new computer system that was not completed in a timely manner.

(d) Includes a credit of $23.3 million ($2.42 per share) related to a change in the valuation allowance on NHP's net deferred tax asset.

(e) EBITDA consists of income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA is included because it is widely used in the industry as a measure of a company's operating performance, but should not be construed as an alternative either
    (i) to income from continuing operations (determined in accordance with GAAP) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with GAAP). EBITDA does not take into account NHP's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

    The following is a reconciliation of income from continuing operations to
EBITDA:

                                       FOR THE SIX
                                       MONTHS ENDED
                                         JUNE 30,              FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------  -----------------------------------------------
                                      1997     1996       1996       1995     1994     1993     1992
                                     -------  -------  ----------   -------  -------  -------  -------
                                                       (RESTATED)
OPERATING ACTIVITIES
  Income from continuing
    operations.....................  $ 1,199  $ 5,307   $10,465     $31,613  $ 9,005  $ 8,528  $ 8,276
  Interest expense.................    3,670    1,479     3,982       5,788    5,857    3,941    3,688
  Income tax provision (credit)....      799    3,541     6,977     (17,802)   --       --       --
  Amortization of management
    contracts......................    3,037    1,893     4,562       3,076    2,043      875      694
  Other depreciation and
    amortization...................    2,218      481     1,759         727      481      504      591
                                     -------  -------  ----------   -------  -------  -------  -------
EBITDA.............................  $10,923  $12,701   $27,745     $23,402  $17,386  $13,848  $13,249
                                     -------  -------  ----------   -------  -------  -------  -------
                                     -------  -------  ----------   -------  -------  -------  -------

(f) Affiliated properties and units are properties (and units in properties) with respect to which entities under common control with NHP have the right, generally in their capacity as a general partner, to select the management agent.

(g) The deficit in shareholders' equity prior to 1995 is the result of losses recorded from NHP's discontinued real estate operations.

(h) Includes non-recurring costs of $5,546 ($3,328 after-tax, or $0.26 per share) recorded by NHP.

(i) Includes $71.2 million of real estate related debt that is non-recourse to NHP.

             SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth summary pro forma financial and operating information of AIMCO for the six months ended June 30, 1997 and the year ended December 31, 1996. The Pre-Merger pro forma financial and operating information gives effect to the NHP Stock Purchase, the NHP Real Estate Acquisition and a number of transactions completed by AIMCO prior to the Merger. In addition to all of the transactions reflected in the Pre-Merger pro forma financial and operating information, the Merger pro forma financial and operating information gives effect to the Merger, the WMF Spin-Off and the NHP Reorganization (i) assuming that ANHI elects to receive Mixed Consideration and all other NHP stockholders elect to receive Stock Consideration (Stock Consideration), and
(ii) assuming that all NHP stockholders elect to receive Mixed Consideration (Mixed Consideration). The pro forma financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO, NHP, the NHP Real Estate Companies, NHP Southwest Partners, L.P., the NHP New LP Entities (as defined in Note 1 of such financial statements included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997 (the "June 3, 1997 Form 8-K, Amendment No. 1")), the NHP Borrower Entities (as defined in Note 1 of such financial statements included in the June 3, 1997 Form 8-K, Amendment No. 1), The Bay Club at Aventura, the Morton Towers apartments, and the Thirty-five Acquisition Properties (as defined in AIMCO's Current Report on Form 8-K, dated October 15, 1997), which are included in or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                             FOR THE SIX MONTHS ENDED
                                                   JUNE 30, 1997                   FOR THE YEAR ENDED DECEMBER 31, 1996
                                     -----------------------------------------   -----------------------------------------
                                                           MERGER                                      MERGER
                                               -------------------------------             -------------------------------
                                       PRE-        (STOCK           (MIXED         PRE-        (STOCK           (MIXED
                                      MERGER   CONSIDERATION)   CONSIDERATION)    MERGER   CONSIDERATION)   CONSIDERATION)
                                     --------  --------------   --------------   --------  --------------   --------------
OPERATING DATA:

  Income from rental property
    operations.....................  $ 44,454     $ 44,344         $ 44,344      $ 74,241     $ 72,275         $ 72,275
                                     --------  --------------   --------------   --------  --------------   --------------
  Income from service company
    business.......................     1,173          535              535         2,134          856              856
                                     --------  --------------   --------------   --------  --------------   --------------
  Income (loss) before minority
    interest in Operating
    Partnership....................    18,064       20,603           18,399        29,122       31,408           27,104
                                     --------  --------------   --------------   --------  --------------   --------------
  Net income allocable to preferred
    stockholders...................     2,672        2,672            2,672         5,344        5,344            5,344
                                     --------  --------------   --------------   --------  --------------   --------------
  Net income allocable to common
    stockholders...................  $ 13,142     $ 15,798         $ 13,823      $ 20,237     $ 22,377         $ 18,578
                                     --------  --------------   --------------   --------  --------------   --------------
                                     --------  --------------   --------------   --------  --------------   --------------

PER SHARE DATA:
  Net income per common share and
    common share equivalent........  $   0.37     $   0.39         $   0.36      $   0.60     $   0.58         $   0.51
  Weighted average number of common
    shares and common share
    equivalents outstanding........    35,281       40,307           38,069        33,592       38,638           36,400

CASH FLOW DATA:
  Cash provided by operating
    activities (a).................  $ 46,396     $ 47,771         $ 45,566      $ 77,073     $ 75,715         $ 71,411
  Cash used by investing
    activities (b).................    (5,423)      (5,291)          (5,291)      (10,847)     (10,582)         (10,582)
  Cash provided by financing
    activities (c).................   (39,684)     (44,094)         (42,024)      (73,262)     (81,366)         (77,562)

OTHER DATA:
  Funds from Operations (d)........  $ 47,463     $ 60,044         $ 57,840      $ 88,130     $109,232         $104,928
  Weighted average number of common
    shares, common share
    equivalents and OP units
    outstanding (e)................    42,591       47,616           47,841        41,435       46,480           46,705

                                                 AS OF JUNE 30, 1997
                                     -------------------------------------------
                                                             MERGER
                                                 -------------------------------
                                        PRE-         (STOCK           (MIXED
                                       MERGER    CONSIDERATION)   CONSIDERATION)
                                     ----------  --------------   --------------
BALANCE SHEET DATA:
  Real estate, before accumulated
    depreciation...................  $1,460,289    $1,370,933       $1,370,933
  Cash and cash equivalents........      77,698        77,698           77,698
  Total assets.....................   1,799,263     1,786,798        1,786,798
  Total mortgages and notes
    payable........................     651,217       609,608          669,476
  Minority interest in Operating
    Partnership....................     105,396       105,396          105,396
  Stockholders' equity(f)..........     859,875       992,319          932,451

------------------------------

(a) Pro forma cash provided by operating activities represents income before income allocable to minority interests, plus depreciation and amortization less the non-cash portion of AIMCO's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents estimated dividends and distributions to be paid based on AIMCO's historical dividend rate of $1.70 and $0.925 per share for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, on outstanding shares of AIMCO Common Stock and OP Units, as well as estimated dividends to be paid based on the rate of $7.125 and $3.5625 per share for the year December 31, 1996 and the six months ended June 30, 1997, respectively, on outstanding shares of AIMCO Class B Preferred Stock.

(d) AIMCO's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payments of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to meet required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    The following is a reconciliation of pro forma Income before minority interest in Operating Partnership to pro forma FFO:

                                  FOR THE SIX MONTHS ENDED JUNE 30, 1997        FOR THE YEAR ENDED DECEMBER 31, 1996
                                ------------------------------------------   ------------------------------------------
                                                 STOCK           MIXED                        STOCK           MIXED
                                PRE- MERGER  CONSIDERATION   CONSIDERATION   PRE- MERGER  CONSIDERATION   CONSIDERATION
                                ----------   -------------   -------------   ----------   -------------   -------------
OPERATING ACTIVITIES
Income before minority
  interest in Operating
  Partnership.................   $18,064        $20,603         $18,399       $29,122       $ 31,408        $ 27,104
Real estate depreciation, net
  of minority interest in
  other partnerships..........    21,385         19,881          19,881        41,621         38,533          38,533
Amortization of management
  company goodwill............     1,164            598             598         3,180          1,256           1,256
Equity of earnings of
  Unconsolidated subsidiaries:
  Real estate depreciation....       803          2,307           2,307         1,606          4,694           4,694
  Amortization of recoverable
    amount of management
    contracts.................        83          4,580           4,580           261          9,161           9,161
  Deferred income taxes.......        57            600             600           376          3,600           3,600
Real estate depreciation from
  investments in
  partnerships................     5,907         11,475          11,475        11,964         20,580          20,580
                                ----------   -------------   -------------   ----------   -------------   -------------
Net funds provided by
  operating activities........    47,463         60,044          57,840        88,130        109,232         104,928
                                ----------   -------------   -------------   ----------   -------------   -------------
Funds from Operations.........   $47,463        $60,044         $57,840       $88,130       $109,232        $104,928
                                ----------   -------------   -------------   ----------   -------------   -------------
                                ----------   -------------   -------------   ----------   -------------   -------------

(e) After a one year holding period, OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment).

(f) Subsequent to June 30, 1997, AIMCO issued 750,000 shares of AIMCO Class B Preferred Stock, par value $.01 per share, and an aggregate 12,052,418 shares of AIMCO Common Stock for aggregate net proceeds of approximately $472 million. See "Business of AIMCO--Recent Financings."

COMPARATIVE PER SHARE DATA

    Set forth below are historical and pro forma earnings per common share, cash dividends per common share and book value per common share data of AIMCO and historical and equivalent pro forma earnings per common share, cash dividends per common share and book value per common share data of NHP. The data set forth below should be read in conjunction with the AIMCO and NHP audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein. The data should also be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, included elsewhere herein. The pro forma data are not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the Merger.

                                                   AIMCO                                 NHP
                                     ----------------------------------   ----------------------------------
                                       SIX MONTHS                           SIX MONTHS
                                         ENDED           YEAR ENDED           ENDED           YEAR ENDED
                                     JUNE 30, 1997    DECEMBER 31, 1996   JUNE 30, 1997    DECEMBER 31, 1996
                                     --------------   -----------------   --------------   -----------------
                                                                                             (RESTATED)
HISTORICAL:
  Earnings per common share........       $0.53             $1.04              $0.14             $0.91
  Cash dividends per common share..      $0.925             $1.70                 --                --
  Book value per common share......      $17.62            $14.40              $4.65             $4.45

                                                PRO FORMA - MERGER (A)               PRO FORMA - MERGER (A)
                                                 STOCK CONSIDERATION                  MIXED CONSIDERATION
                                          ----------------------------------   ----------------------------------
                                            SIX MONTHS                           SIX MONTHS
                                              ENDED           YEAR ENDED           ENDED           YEAR ENDED
                                          JUNE 30, 1997    DECEMBER 31, 1996   JUNE 30, 1997    DECEMBER 31, 1996
                                          --------------   -----------------   --------------   -----------------
PRO FORMA (B):
  Earnings per common share.............       $0.39             $0.58              $0.36             $0.51
  Cash dividends per common share.......      $0.925             $1.70             $0.925             $1.70
  Book value per common share...........      $24.79            $25.16             $24.68            $25.06

NHP PRO FORMA EQUIVALENTS (C):
  Earnings per common share.............       $0.29             $0.43              $0.27             $0.38
  Cash dividends per common share.......       $0.69             $1.27              $0.69             $1.27
  Book value per common share...........      $18.53            $18.81             $18.45            $18.74

------------------------------

(a) Upon consummation of the Merger, each outstanding share of NHP Common Stock will be converted into the right to receive either (i) 0.74766 shares of AIMCO Common Stock, or (ii) 0.37383 shares of AIMCO Common Stock and $10.00 in cash. The exact amount of cash and/or shares of AIMCO Common Stock to be received by each stockholder of NHP pursuant to the Merger is dependent on the stated preferences of the NHP stockholders on the Election Form. Accordingly, two alternative scenarios of pro forma per share data are presented, which reflect to the range of possible amounts of AIMCO Common Stock and/or cash to be received by NHP stockholders upon consummation of the Merger. The Stock Consideration scenario assumes that ANHI will elect the Mixed Consideration and all other NHP stockholders will elect to receive the Stock Consideration for each share of NHP Common Stock. The Mixed Consideration scenario assumes that all NHP stockholders will elect to receive the Mixed Consideration for each share of NHP Common Stock.

(b) The pro forma combined per share data for AIMCO for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the Merger, the NHP Reorganization, the WMF Spin-Off, the NHP Stock Purchase, the NHP Real Estate Acquisition, the NHP Real Estate Reorganization, certain acquisitions and dispositions, certain completed sales of AIMCO Common Stock and the sale of the shares of AIMCO Class B Preferred Stock had all occurred as of January 1, 1996, resulting in weighted average shares outstanding of 38,349,022 and 39,910,482 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

(c) The equivalent pro forma per share amounts of NHP are calculated by multiplying pro forma earnings per share, cash dividends per share and book value per share by the Exchange Ratio of 0.74766 to 1.

COMPARATIVE STOCK PRICES AND DIVIDENDS

    AIMCO Common Stock is listed and traded on the NYSE under the symbol "AIV." NHP Common Stock is quoted on the Nasdaq Stock Market under the symbol "NHPI." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of AIMCO Common Stock, as reported on the NYSE Composite Tape, and NHP Common Stock, as reported by the Nasdaq Stock Market, and dividends declared on AIMCO Common Stock for the same periods. NHP did not declare any dividends during the indicated periods on NHP Common Stock, other than the Rights Distribution.

                                                             AIMCO                          NHP
                                                          COMMON STOCK                  COMMON STOCK
                                                 ------------------------------   ------------------------
CALENDAR QUARTERS                                 HIGH        LOW     DIVIDEND       HIGH          LOW
----------------------------------------------   -------    -------   ---------   ----------    ----------
1995
  First Quarter...............................   $18 3/4    $17 1/8     $ 0.415   $   --        $   --
  Second Quarter..............................    20 1/4     17 7/8       0.415       --            --
  Third Quarter...............................    21 1/4     19 1/2       0.415    14 (1)        12 (1)
  Fourth Quarter..............................    20 7/8     18           0.425    18 5/8        13 3/4
1996
  First Quarter...............................    21 1/8     19 3/8       0.425    19 5/8        17
  Second Quarter..............................    21         18 3/8       0.425    20 5/8        17 5/8
  Third Quarter...............................    22         18 3/8       0.425    20 7/8        16 5/8
  Fourth Quarter..............................    28 3/8     21 1/8       0.4625   19            15 1/4
1997
  First Quarter...............................    30 1/2     25 1/2       0.4625   25 1/8        15 1/4
  Second Quarter..............................    29 3/4     26           0.4625   24 1/8        21
  Third Quarter...............................    36 3/16    28 1/8       0.4625   28 1/4        22 1/8
  Fourth Quarter (through October 30).........    38         32        --          30 3/4        26 1/2

------------------------------

       (1) NHP Common Stock began trading on August 15, 1995.

    Set forth below is a table containing, for each of February 19, 1997 (the last trading day before the announcement that AIMCO had entered into the Letter Agreement), April 18, 1997 (the last trading day before the announcement of the Merger Agreement) and October 30, 1997 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the last reported sale price per share of AIMCO Common Stock, as reported on the NYSE Composite Tape, and NHP Common Stock, as reported on the Nasdaq Stock Market. In addition, the table sets forth the market value of the amount of AIMCO Common Stock to be received per share of NHP Common Stock in the Merger, as if the Merger had occurred on the date indicated, plus, in the case of Mixed Consideration, the amount of cash to be received per share of NHP Common Stock.

                                               FEBRUARY 19,      APRIL 18,      OCTOBER 30,
                                                   1997            1997            1997
                                             ----------------  -------------  ---------------
AIMCO......................................     $  26.125       $    29.25       $  34.75
NHP........................................        15.375            24.00          27.50
NHP (AIMCO equivalent)(1)
  Stock Consideration......................        19.53             21.87          25.98
  Mixed Consideration......................        19.77             20.93          22.99

------------------------------

       (1) Does not include any value associated with the shares of WMF Common Stock that will be distributed to NHP stockholders at the Maturity Time in accordance with the Rights Agreement.

    AIMCO, as a REIT, is required to distribute annually to holders of AIMCO Common Stock at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and the Treasury regulations promulgated thereunder (the "Treasury Regulations"), is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and intends to pay regular dividends to its stockholders based on its operating results during the relevant period. The future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant. See "Business of AIMCO--Operating and Financial Strategies--Dividend Policy." The NHP Board currently does not anticipate paying any cash dividends in the foreseeable future on shares of NHP Common Stock.

    On October 8, 1997, AIMCO announced that its management had recommended to the AIMCO Board that it increase the annual dividend rate on the AIMCO Common Stock to $2.15 per share. If adopted by the AIMCO Board, such dividend increase would be effective commencing with the February 1998 dividend payment and is subject to the factors described above, including AIMCO's future results of operations from its recently completed acquisitions.

FLUCTUATIONS IN MARKET PRICE

    The value realized by NHP stockholders in the Merger will depend upon the market price of AIMCO Common Stock, which is subject to fluctuation. See "--Comparative Stock Prices and Dividends," above. If at any time the market price of AIMCO Common Stock is below $26.75 per share, at such time the value of the Mixed Consideration would be greater than the value of the Stock Consideration. NHP stockholders are urged to obtain current market quotations for the AIMCO Common Stock. The value of the shares of WMF Common Stock that will be distributed to NHP stockholders at the Maturity Time will depend on the market price, if any, of such shares, which is subject to fluctuation.

                                  RISK FACTORS

    In considering whether to approve the Share Issuance or the Merger Agreement Proposal, the AIMCO stockholders and NHP stockholders, respectively, should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the AIMCO Incorporated Documents and the NHP Incorporated Documents, the following risk factors.

RISKS RELATING TO THE NHP ACQUISITION

    The NHP Acquisition constitutes the largest acquisition ever undertaken by AIMCO and its subsidiaries, involving an aggregate purchase price in excess of $450 million. In addition to the risks typically associated with acquisitions generally (see "--Risks Relating to AIMCO's and NHP's Businesses--Risks Related to Investment in and Management of Real Estate--Risks of Acquisition and Development Activities"), the NHP Acquisition involves the following risks and uncertainties:

    BENEFITS OF THE MERGER AND THE RELATED TRANSACTIONS TO CERTAIN OFFICERS AND
     DIRECTORS OF NHP; POSSIBLE CONFLICTS OF INTEREST IN CONNECTION WITH THE NHP ACQUISITION

    Three former directors of NHP (Messrs. Eisenson, Palmer and Winokur) had interests in certain of the Related Transactions that are in addition to or different from those of the Unaffiliated NHP Stockholders. In particular, Messrs. Eisenson and Palmer are representatives of Demeter and Mr. Winokur is a representative of Capricorn, each of whom had an interest in certain of the Related Transactions as a result of the Stock Purchase Agreement, pursuant to which Demeter and Capricorn have received consideration in exchange for shares of NHP Common Stock that differs in some respects from the consideration to be received by Unaffiliated NHP Stockholders.

    AIMCO elected to pay cash for more than one half of the consideration received by Demeter for shares of its NHP Common Stock purchased pursuant to the Stock Purchase Agreement. AIMCO has paid Demeter approximately $79.6 million in cash and issued Demeter and Capricorn 1,224,463 and 979,758 shares, respectively, of AIMCO Common Stock for the shares of NHP Common Stock it has purchased from Demeter and Capricorn pursuant to the Stock Purchase Agreement. Since Demeter and the Capricorn Sellers received shares of AIMCO Common Stock on May 5, 1997, they have received, and will continue to receive, dividends declared and paid by AIMCO on the AIMCO Common Stock as of record dates after May 5, 1997 and prior to the Effective Time, which dividends will not be received by other NHP stockholders. Based on the number of shares of AIMCO Common Stock issued to Demeter and the Capricorn Sellers in the NHP Stock Purchase on or prior to such record dates, such dividends have totalled $2.0 million in the aggregate as of the date of this Joint Proxy Statement/Prospectus. In addition, on October 23, 1997, the AIMCO Board declared a dividend of $0.4625 per share of AIMCO Common Stock, payable on November 14, 1997 to AIMCO stockholders of record as of November 7, 1997. Based on the number of shares of AIMCO Common Stock issued to Demeter and the Capricorn Sellers in the NHP Stock Purchase on or prior to November 7, 1997, Demeter and the Capricorn Sellers will receive additional dividends totalling $1.0 million in the aggregate. The terms of the consideration received by Demeter and the Capricorn Sellers are set forth under "The Merger and Related Transactions--The NHP Stock Purchase."

    In addition, Demeter, Capricorn and Mr. Heller have interests in the Related Transactions that are in addition to the interests of Unaffiliated NHP Stockholders, because each received consideration from AIMCO in connection with the sale of the NHP Real Estate Companies to AIMCO. Pursuant to the NHP Real Estate Acquisition, Demeter, Phemus and certain of their affiliates received $41.65 million in cash and 303,959 Warrants, and Capricorn and Mr. Heller received $10.4 million in cash and 76,000 Warrants, and $2.75 million in cash and 20,040 Warrants, respectively. The terms of the sale of the NHP Real Estate are set forth under "The Merger and Related Transactions--The NHP Real Estate Acquisition."

    As a result of the Merger and the Related Transactions, options to acquire NHP Common Stock held by Mr. Heller (376,250 shares), Ms. Grant (80,000 shares), Mr. Narasimhan (80,000 shares), Mr. Ross (40,000 shares), Mr. Bonder (20,000 shares) and Mr. Ochs (20,000 shares) have, pursuant to their terms, become immediately exercisable, and each of these persons now has the opportunity to exercise those options at exercise prices that are less than the value of the Merger Consideration (based on the market price of AIMCO Common Stock on the date of the execution of the Merger Agreement) and to receive the Merger Consideration or sell the shares in the market. The executive officers of NHP also received severance and bonus payments in connection with the Merger and the Related Transactions from NHP and NHP Partners, Inc.: Mr. Heller, $187,500 from NHP and $200,000 from NHP Partners, Inc.; Ms. Grant, $502,500 from NHP; Mr. Ross, $296,250 from NHP Partners, Inc.; Mr. Bonder, $224,000 from NHP and $37,500 from NHP Partners, Inc.; and Mr. Ochs, $114,750 from NHP and $20,250 from NHP Partners, Inc., all as of September 30, 1997. Each of the executive officers will be entitled to receive additional severance payments through the dates of their actual termination of employment. Further details regarding the potential conflicts of interest are set forth under "The Merger and Related Transactions--Interests of Directors and Management of NHP and AIMCO in the Merger and the Related Transactions." Each of the benefits identified above will accrue to the identified stockholders, officers and directors, but not to other stockholders of NHP. These persons may therefore have had incentives to approve the Merger that are not shared by other stockholders of NHP. The NHP Board was aware of these benefits and the potential conflicts of interest they create at the time of its consideration of the Merger, and the NHP Independent Committee did not include any director having any such conflict of interest.

    RISKS OF AIMCO'S INABILITY TO EFFECT CERTAIN BUSINESS COMBINATIONS AND OTHER
     TRANSACTIONS

    As a result of the NHP Stock Purchase, AIMCO is an "interested stockholder" of NHP for the purpose of Section 203 of the DGCL. Accordingly, if the Merger Agreement is not adopted and authorized at the NHP Special Meeting by the required vote, AIMCO may not, prior to February 13, 2000, enter into any "business combination" transaction with NHP, unless the transaction is approved by holders of at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates (which includes shares owned by ANHI). For these purposes, a "business combination" includes any merger or consolidation of NHP or its subsidiaries with AIMCO or its affiliates; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of NHP or its subsidiaries to AIMCO with a value of 10% or more of the total assets of NHP; transfers or issuances of stock of NHP or its subsidiaries to AIMCO; and certain other transactions that may provide financial benefits to AIMCO.

    If the Merger is not approved, the prohibition on business combinations contained in Section 203 may prevent AIMCO from taking a variety of actions that may be necessary to optimize AIMCO's corporate structure for operating reasons, tax reasons and for purposes of complying with the REIT rules following the NHP Stock Purchase and the NHP Real Estate Acquisition. Such actions may include, for example, certain aspects of the NHP Reorganization, a liquidation of NHP, a merger of NHP with another AIMCO subsidiary, a transfer of assets from NHP or its subsidiaries to AIMCO or its subsidiaries or guarantees by NHP or its subsidiaries of loans made to AIMCO or its subsidiaries. The inability of AIMCO to engage in such transactions could have a material adverse effect on AIMCO's results of operations and its ability to realize the potential benefits of the NHP Acquisition.

    RISKS ASSOCIATED WITH INTEGRATING NHP AND OTHER ACQUIRED BUSINESSES

    The integration of NHP's business with AIMCO's may place a significant burden on AIMCO's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of NHP, the difficulty associated with assimilating the personnel and operations of NHP, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies, and the impairment of

AIMCO's reputation. No assurance can be given that the anticipated benefits from the Merger will be realized or that AIMCO will be able to integrate the two businesses successfully. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations. Substantial growth in AIMCO's portfolio as a result of recent and possible future acquisitions of businesses may involve similar burdens and risks.

    RISK OF TERMINATION OF OXFORD CONTRACTS

    Pursuant to contracts among certain entities and individuals associated with Oxford Realty Financial Group, Inc. and Oxford Holdings Corporation (collectively "Oxford") and NHP, NHP manages a portfolio of properties (the "Oxford Properties") controlled by Oxford. The management contracts for individual properties (the "Oxford Management Contracts") have terms of one year and provide for management fees ranging from 3.25% to 9% of each property's rental revenue. Unless 30 days' notice of non-renewal is provided by Oxford to NHP, the Oxford Management Contracts automatically renew for additional one year periods. Such contracts are terminable for failure by NHP to meet certain financial performance standards with respect to the management of individual properties, and for cause in certain circumstances, including material breaches of NHP's obligations under the contracts. However, NHP possesses voting rights with respect to certain Oxford entities that NHP believes prevent Oxford from terminating or failing to renew the Oxford Management Contracts without NHP's consent, except in the event of a sale of the managed Oxford Property. In connection with the NHP Acquisition, Oxford has indicated that it believes it has the right not to renew the Oxford Management Contracts without NHP's consent. AIMCO and NHP believe these assertions are without merit. Although AIMCO and NHP intend to vigorously oppose any attempt by Oxford to terminate or not to renew the Oxford Management Contracts, there can be no assurance that Oxford will not prevail in any such attempt.

    NHP received $12.9 million of management fees from management of the Oxford Properties in 1996 and $9.6 million in the first nine months of 1997. The Stock Purchase Agreement provides that Demeter and Capricorn will indemnify AIMCO against certain losses in excess of $3 million arising from the termination, cancellation or non-renewal of any property management contract of NHP, including losses related to the Oxford Management Contracts. This indemnification obligation is subject to a number of exceptions and qualifications. Termination of the Oxford Management Contracts could have a material adverse effect on NHP's results of operations.

    RISKS RELATING TO MAINTENANCE OF AIMCO'S REIT STATUS

    In order for AIMCO to qualify for taxation as a REIT, among other things, the value of securities of any issuer (other than a wholly owned subsidiary) held by AIMCO generally may not exceed 5% of AIMCO's gross asset value (determined at the close of each quarter of its taxable year). In order to comply with such requirements in connection with the NHP Stock Purchase, ANHI initially acquired the shares of NHP Common Stock and AIMCO acquired the ANHI Preferred Stock representing a 95% economic interest in ANHI. All of the outstanding common stock of ANHI, representing a 5% economic interest, is owned by certain officers and directors of AIMCO. AIMCO believes that the value of its interest in ANHI was never more than 5% of AIMCO's gross asset value at any applicable measurement date. ANHI currently holds 779,073 shares of NHP Common Stock. AIMCO has purchased an aggregate of 5,717,000 shares of NHP Common Stock from ANHI with a portion of the net proceeds from sales of shares of AIMCO Common Stock. See "Business of AIMCO--Recent Financings."

    RISKS TO NHP STOCKHOLDERS RESULTING FROM FIXED EXCHANGE RATIO

    The number of shares of AIMCO Common Stock that will be received by NHP stockholders in the Merger for each share of NHP Common Stock is equal to a fixed exchange ratio of 0.74766 shares of AIMCO Common Stock in the case of the Stock Consideration (or 0.37383 shares in the case of the Mixed Consideration), irrespective of the market price for AIMCO Common Stock at the Effective Time. The value realized by NHP stockholders in the Merger will, accordingly, depend upon the market price of AIMCO Common Stock, which is subject to fluctuation. In particular, there can be no assurance that the value of the Merger Consideration will be equal to or greater than its value at the time of the execution of the Merger Agreement or at the time of the mailing of this Joint Proxy Statement/Prospectus. NHP stockholders are urged to obtain current market quotations for the AIMCO Common Stock. See "Summary--Comparative Stock Prices and Dividends" and "Summary--Fluctuations in Market Price."

    RISKS TO NHP STOCKHOLDERS RESULTING FROM DIFFERENCES IN STOCKHOLDER RIGHTS

    As a result of the Merger, NHP stockholders will no longer own shares of NHP and will become stockholders of AIMCO. While NHP is a Delaware corporation, AIMCO is a Maryland corporation, and the different laws governing the two corporations, together with differences in the provisions of the respective corporate charters of AIMCO and NHP, result in differences in rights of stockholders of the two corporations. As a result of these differences, the rights of AIMCO stockholders may in some cases be considered less favorable than the rights of NHP stockholders. In particular, the AIMCO Charter restricts the ownership of shares by any person of AIMCO Common Stock to 8.7% of the issued and outstanding AIMCO Common Stock, subject to certain exceptions and conditions described under "Description of AIMCO's Capital Stock--Restrictions on Transfer." In addition, stockholder action may be taken by written consent of NHP stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares were present and voted, whereas stockholder action may be taken by written consent of AIMCO stockholders only if holders of all issued and outstanding shares entitled to vote on the matter consent. See "Comparative Rights of Stockholders of AIMCO and NHP--Action by Written Consent of Stockholders." Finally, pursuant to the provisions of applicable Maryland law, the approval by affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required for mergers, consolidations, share exchanges, and any transfers of all or substantially all of the assets of AIMCO, whereas such actions generally require the approval of the holders of only a majority of the issued and outstanding shares of NHP. Under Delaware law, certain business combinations with interested stockholders are prohibited for three years from the date such stockholder became an interested stockholder, subject to certain exemptions, whereas under Maryland law, similar business combinations with interested stockholders are prohibited for five years from the date such stockholder became an interested stockholder, subject to certain exemptions, and after such five year period, certain business combinations with interested stockholders are prohibited unless certain "fair price" provisions are complied with or the proposed business combination is approved by certain supermajority stockholder votes. See "Comparative Rights of Stockholders of AIMCO and NHP-- Business Combinations." These differences in the rights of stockholders may make it more difficult for a person interested in acquiring or engaging in a business combination with AIMCO to complete such a transaction and may discourage offers for such a transaction, and may also adversely affect the ability of AIMCO stockholders to take action that may be in their interests.

RISKS RELATING TO AIMCO'S AND NHP'S BUSINESSES

    An investment in AIMCO Common Stock following the Merger will involve various risks associated with AIMCO's and NHP's businesses. In addition to general investment risks and those factors set forth elsewhere in this Joint Proxy Statement/Prospectus, NHP stockholders and AIMCO stockholders should consider the following material risk factors related to an investment in AIMCO:

    CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

    AIMCO and certain of its officers and/or directors have entered into, and may in the future enter into, certain types of transactions that may result in conflicts of interest between AIMCO and such officers and/ or directors. These type of transactions include: the acquisition by AIMCO of property or assets from, or the sale by AIMCO of property or assets to, such officers and/or directors; making loans to or borrowing from such officers and/or directors, including in connection with the purchase of AIMCO Common Stock or the purchase of interests in the Unconsolidated Partnership and ANHI and the other Unconsolidated Subsidiaries; investments by AIMCO in partnerships or other entities (such as the Unconsolidated Partnership and ANHI and the other Unconsolidated Subsidiaries) in which such officers and/or directors have a controlling equity interest or other form of ownership interest; and the purchase or sale of real estate or other assets by such officers and/or directors, where the acquisition of such real estate or assets is also a corporate opportunity for AIMCO. AIMCO has adopted certain policies designed to minimize or eliminate conflicts of interest between AIMCO and its officers and/or directors. Without the approval of a majority of the disinterested directors, AIMCO will not acquire from or sell to any director, officer or employee of AIMCO or any entity in which such director, officer or employee owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing persons, any assets or other property of AIMCO, make any loan to or borrow from any of the foregoing persons, or engage in any material transaction with the foregoing persons. In addition, AIMCO has entered into employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of AIMCO, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole. Furthermore, such policies are subject to change without the approval of stockholders of AIMCO.

    AIMCO presently manages the Managed Properties through PAMS Inc. and PAMS LP. In order to satisfy certain REIT requirements, the ownership of PAMS Inc. consists of the Operating Partnership holding non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO holding, directly or indirectly, all of the voting common stock, representing a 5% economic interest. In addition, PAMS LP provides property management services with respect to certain Managed Properties in which certain officers and/or directors of AIMCO have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, AIMCO believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to AIMCO.

    In order to satisfy certain requirements of the Code with respect to AIMCO's continued qualification as a REIT, ANHI, which is the holder of 779,073 shares of NHP Common Stock, representing approximately 6.0% of the shares outstanding as of October 30, 1997, has an ownership structure that is similar to that of PAMS Inc. described above, with Messrs. Considine and Kompaniez holding all the voting common stock that represents a 5% economic interest in ANHI. At the time ANHI acquired 6,496,073 shares of NHP Common Stock in the NHP Stock Purchase, Messrs. Considine and Kompaniez acquired their interest in ANHI for promissory notes in an aggregate amount of $3.2 million payable to ANHI. In August and September 1997 ANHI sold 5,717,000 shares of NHP Common Stock to AIMCO for $114.3 million. Such purchases by AIMCO, and ANHI's prior acquisition of NHP Common Stock from AIMCO, were found by the AIMCO Board to be fair to and in the best interest of AIMCO and were approved by the AIMCO Board in accordance with AIMCO's conflict of interest policies. Messrs. Considine and Kompaniez continue to hold a 5% controlling interest in ANHI, which continues to own 779,073 shares of NHP Common Stock and will receive Mixed Consideration for such shares. ANHI distributed $38.0 million of the proceeds from such sale of NHP Common Stock to AIMCO and $2.0 million of such proceeds to Messrs. Considine and Kompaniez, who used such proceeds to repay in part their outstanding promissory notes payable by them to ANHI in an aggregate principal amount of $3.2 million, which they incurred to acquire their interests in ANHI.

    Upon completion of the NHP Real Estate Reorganization, the vast majority of the assets of the NHP Real Estate Companies will be owned by the Unconsolidated Partnership, in which certain officers and/or directors of AIMCO will have a controlling interest (with a 1% economic interest). Upon consummation of the Merger and the NHP Reorganization, the operations of NHP will be conducted by ANHI and/or other Unconsolidated Subsidiaries, in which certain officers and/or directors of AIMCO will have a controlling ownership interest (with an economic interest of between 1% and 5%). See "Federal Income Tax Consequences Related to AIMCO--Taxation of AIMCO." As a result of the ownership interest held by certain officers and/or directors of AIMCO in PAMS Inc., the Unconsolidated Partnership, ANHI and the other Unconsolidated Subsidiaries, certain conflicts of interest may arise with respect to such persons in transactions involving such entities or the assets held by such entities. For example, in order to acquire an interest in such entities, such persons are required to contribute assets to such entities in exchange therefor. Although AIMCO believes that such contributions, and any additional contributions that have been made to maintain a particular percentage interest, have been made on terms that were fair to AIMCO and such entities, such transactions were not made at arms'-length, AIMCO in some instances did not obtain independent valuations of such entities and there can be no assurance that contributions by such individuals to such entities were made in amounts which reflected the market value of the associated economic interest. In addition, because AIMCO does not have voting control over PAMS Inc., the Unconsolidated Partnership, ANHI or the other Unconsolidated Subsidiaries, AIMCO may not be able to cause such entities to take actions that would be in the interest of AIMCO and its stockholders or prevent other actions that are not in the interest of AIMCO and its stockholders.

    In the event the Merger is not consummated, AIMCO and one or more of its subsidiaries will continue to own approximately 53% of the issued and outstanding NHP Common Stock. As a result, AIMCO and such subsidiary or subsidiaries, as long as they own such shares, will have the ability to determine the outcome of corporate actions of NHP, including the election of all the directors of NHP, requiring stockholder approval (other than any transactions requiring approval pursuant to Section 203 of the DGCL). This concentration of ownership may have the effect of delaying or preventing a change of control of NHP and may impair the liquidity of the NHP Common Stock or otherwise impair the market value of such stock. As a result, there can be no assurance that the price at which the NHP Common Stock trades will not be less than the value of the Merger Consideration and the Rights Consideration, and such trading price may be less than the price at which the NHP Common Stock traded prior to the public announcement of the NHP Stock Purchase and the Merger.

    In addition, even if the Merger is not consummated, AIMCO or the Unconsolidated Partnership will continue to own the NHP Real Estate Companies. NHP is substantially dependent on revenue from the management of the NHP Properties, which are owned or controlled by the NHP Real Estate Companies. In 1996, NHP derived approximately 67% of its property management revenue from fees for services provided to the NHP Properties. Although the Master Property Management Agreement limits the ability of the NHP Real Estate Companies to terminate the contracts under which NHP provides such management services, the interests of AIMCO, as owner of the NHP Real Estate Companies, may differ from the interests of NHP, and there can be no assurance that such contracts will not be terminated. Termination of such contracts could have a material adverse effect on NHP's results of operations.

    SIGNIFICANT INDEBTEDNESS; REFINANCING RISKS

    AIMCO and its subsidiaries, and partnerships in which a subsidiary of AIMCO is a general partner, have significant amounts of debt outstanding and, accordingly, are subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1997, 94% of AIMCO's Owned Properties, and 80% of its total assets, were encumbered by debt, and AIMCO had total outstanding indebtedness of $661.7 million which was secured by Owned Properties and other assets of AIMCO, including $74.0 million of outstanding borrowings under AIMCO's credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association ("Bank of America"). The Credit Facility restricts AIMCO's ability to effect certain mergers, business consolidations and asset sales, imposes minimum net worth requirements, and requires AIMCO to maintain a ratio of debt to gross asset value of no more than 0.6 to 1, an interest coverage ratio of at least 2.0 to 1 and a debt service coverage ratio of at least 1.8 to 1. Additionally, the Credit Facility limits AIMCO from distributing more than 80% of FFO to AIMCO stockholders. Failure by AIMCO to make payments exceeding $2.0 million under any other debt agreement (except intracompany agreements), failure to perform or observe covenants or conditions under an intracompany subordination agreement entered into in connection with the Credit Facility and events of default resulting in acceleration under AIMCO's other credit agreements, among other events, are considered defaults under the Credit Facility. General Motors Acceptance Corporation has made 59 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $301.9 million at September 30, 1997, to 29 property owning partnerships of AIMCO, each of which is secured by the underlying Owned Property of such partnership. Each GMAC Loan is cross-collateralized with certain other GMAC Loans. Other than the GMAC Loans, none of AIMCO's debt is subject to cross-collateralization provisions. The AIMCO Charter does not limit the amount of indebtedness which may be incurred by AIMCO and its subsidiaries. AIMCO's management generally follows the strategies set forth under "Business of AIMCO--Operating and Financial Strategies--Debt Financing," in connection with incurrences of additional indebtedness; however, such strategies are not binding on management and are subject to change from time to time. As of September 30, 1997, ANHI had outstanding indebtedness totaling $134.0 million, consisting of $62.9 million of unsecured indebtedness (including $57.0 million outstanding under NHP's credit facility) and $71.0 million of indebtedness secured by real estate wholly owned by NHP.

    If AIMCO or NHP does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If AIMCO or NHP is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If AIMCO is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to AIMCO. In addition, if the Merger is not completed, requirements of the Code with respect to AIMCO's continued qualification as a REIT may limit AIMCO's flexibility in refinancing certain indebtedness.

    RISK OF RISING INTEREST RATES

    Certain of AIMCO's, ANHI's and NHP's borrowings, including the Credit Facility, bear interest at a variable rate. In addition, as of September 30, 1997, AIMCO (excluding NHP) had approximately $112.5 million of other indebtedness that bears interest at a variable rate. As of September 30, 1997, approximately 83% of AIMCO's total consolidated indebtedness was subject to fixed interest rates and 17% was subject to variable interest rates. Although, as described below, AIMCO has certain hedging arrangements in place, increases in interest rates could increase AIMCO's interest expense and adversely affect cash flow. See "--Risks Related to Interest Rate Hedging Arrangements." As of September 30, 1997, NHP had approximately $57.0 million of variable rate indebtedness, representing approximately 43% of NHP's outstanding indebtedness. No hedging arrangements are in place with respect to NHP's variable rate indebtedness, although NHP has purchased a nominal interest rate cap agreement protecting it from interest rate fluctuations above 13.25%. Increases in interest rates would increase NHP's interest expense and adversely affect NHP's cash flow.

    RISKS RELATED TO INTEREST RATE HEDGING ARRANGEMENTS

    AIMCO from time to time enters into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide AIMCO with some protection against rising interest rates, these agreements also reduce the benefits to AIMCO when interest rates decline. In March 1997, AIMCO entered into an interest rate hedging agreement (the "Hedge") with an investment banking company, in anticipation of refinancing certain indebtedness. The Hedge, which was extended to mature on December 3, 1997, has a notional principal amount of $100 million and fixes the interest rate of the anticipated refinancing at 7.019%. In addition, in September 1997, AIMCO entered into a second interest rate agreement (the "September Hedge"), with the same investment banking company, having a notional principal amount of $75 million, in anticipation of refinancing certain indebtedness. The September Hedge matures on December 4, 1997, and fixes the interest rate of the anticipated refinancing at 6.179%. Based on the fair value of the Hedge and September Hedge at September 30, 1997, AIMCO has unrealized losses of approximately $7.9 million. These losses, when amortized, will result in effective interest rates of 7.8% and 7.0%, respectively, over the life of the refinanced debt. There can be no assurance that the above described indebtedness will be refinanced or that AIMCO will be able to enter into other hedging arrangements to replace the Hedge or the September Hedge.

    Interest rate hedging arrangements, including the Hedge and the September Hedge, may expose AIMCO to certain risks. Interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on AIMCO's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, AIMCO may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to AIMCO. In order to minimize counterparty credit risk, AIMCO's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

    RISKS RELATED TO INVESTMENT IN AND MANAGEMENT OF REAL ESTATE

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. AIMCO's income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of AIMCO to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). AIMCO's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If AIMCO's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, AIMCO's income and its ability to make distributions to holders of AIMCO Common Stock will be adversely affected. Many of the factors that could adversely affect AIMCO's income from its Owned Properties and Equity Properties could also adversely affect AIMCO's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE. Investments in real estate or partnerships which own real estate may be illiquid. As a result, AIMCO may be unable to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.

    RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. AIMCO has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of multifamily apartment properties. In the ordinary course of business, AIMCO is engaged in discussions and negotiations regarding the acquisition of apartment properties or interests in apartment properties. AIMCO frequently enters into contracts and binding or nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and permit AIMCO to terminate such contracts in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. AIMCO believes that such contracts essentially result in the creation of an option on the subject properties and give AIMCO greater flexibility in seeking to acquire properties. As of September 30, 1997, AIMCO had under letter of intent or contract (exclusive of two acquisitions closed in October 1997) an aggregate of 26 multi-family apartment properties with a maximum aggregate purchase price of $315 million, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by AIMCO as described above. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive to earnings on a per share basis. In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements, along with integration-related risks. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations. See also "-- Risks Relating to the NHP Acquisition."

    AIMCO also has engaged in, and intends to continue to engage in the selective acquisition of, or investment in, companies that own or manage multifamily apartment properties or own general or limited partnership or other interests therein, including tender offers for limited partnership interests. Risks associated with AIMCO's past and future acquisitions of general partnership interests, and tender offers for outstanding limited partnership interests, include the risks that the general partner will be subject to allegations (including legal actions) of, or will be otherwise liable for, breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent. See "--Risks Relating to English Litigation."

    OPERATING RISKS. The AIMCO Properties and the properties managed by NHP are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect AIMCO's and NHP's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties or the properties managed by NHP are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.

    COMPETITION. There are numerous housing alternatives that compete with the AIMCO Properties, including the properties managed by NHP, in attracting residents. Such properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of AIMCO and NHP to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with AIMCO in each of its market areas in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties and AIMCO's market share is small in each of its market areas. In addition, numerous property management companies compete with AIMCO and NHP in the markets where the Managed Properties, including the properties managed by NHP, are located.

    CHANGE IN LAWS. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect AIMCO's and NHP's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of AIMCO to increase, rental revenue or increase operating costs in particular markets.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties or the properties managed by NHP, AIMCO or NHP, as the case may be, could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, AIMCO or NHP could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties or the properties managed by NHP. AIMCO has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

    Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties or the properties managed by NHP. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto AIMCO's property. In addition, AIMCO's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission ("TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing on AIMCO's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by AIMCO, the groundwater does not appear to be contaminated at actionable levels. AIMCO has not incurred and does not expect to incur liability for the landfill investigation and remediation; however, AIMCO has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications under the building slabs, in connection with AIMCO's present raising of four of its buildings in order to install stabilizing piers thereunder, at an estimated total cost of approximately $573,000, which is primarily the cost for the restabilization. AIMCO anticipates that the restabilization will be completed in January 1998. The City will be responsible for monitoring the conditions at the Montecito property.

    All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is AIMCO aware of, any environmental liability relating to such properties that AIMCO believes would have material adverse effect on AIMCO's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which AIMCO is unaware. In addition, the Managed Properties may not have been, and certain of the NHP Properties have not been, subject to Phase I or similar environmental audits by independent environmental consultants. While AIMCO is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to either the Managed Properties or the NHP Properties for which audits are not available, there can be no assurance that material environmental liabilities of which AIMCO is unaware do not exist at such properties.

    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of AIMCO believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, AIMCO is likely to incur additional costs to comply with the ADA and FHAA.

    RISKS RELATING TO ENGLISH LITIGATION. In November 1996, AIMCO acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, AIMCO purchased all of the general and limited partnership interests owned by the J. W. English Companies in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. AIMCO made separate tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships").

    In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a purported class action lawsuit against AIMCO and J.W. English in the U.S. District Court for the

Northern District of California (the "Federal Action"), alleging, among other things, that AIMCO conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by AIMCO in connection with the English Tender Offers contained misleading statements or omissions. The plaintiffs in the Federal Action have filed a motion to voluntarily dismiss the Federal Action, without prejudice, in favor of another purported class action. In May 1997, limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships filed two complaints in Superior Court of the State of California (the "California Actions") against AIMCO and the J.W. English Companies, alleging, among other things, that the consideration AIMCO offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that AIMCO receives excessive fees in connection with its management of the properties owned by the English Partnerships, that AIMCO continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty.

    In addition to unspecified compensation and exemplary damages, the complaints in the California Actions seek an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing AIMCO from management of the English Partnerships and/or ordering disposition by AIMCO of the properties and attorneys fees, expert fees and other costs. AIMCO intends to vigorously defend itself in connection with these actions. AIMCO believes it is entitled to indemnity from the J.W. English Companies, subject to certain exceptions. Failure by AIMCO to prevail in the California Actions or to receive indemnification could have a material adverse effect on AIMCO's financial condition and results of operations.

    On August 4, 1997 AIMCO filed demurrers to both complaints in the California Actions. Hearing on the demurrers is scheduled for November 7, 1997.

    RISK OF LOSS OF REVENUE DUE TO TERMINATION OR OTHER LOSS OF PROPERTY MANAGEMENT AGREEMENTS. Both AIMCO and NHP are dependent upon revenue received for services performed under property management agreements relating to properties owned by third parties. For the year ended December 31, 1996, AIMCO and NHP derived approximately 7.1% and 26.8%, respectively, of their gross revenues from management of properties owned by third parties, excluding, in the case of NHP, reimbursements from property owners for on-site personnel and general and administrative costs. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. Contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result a number of factors, many of which are beyond the control of AIMCO or NHP, including: (i) disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner; (ii) the property owner's determination that AIMCO's or NHP's management of the property is unsatisfactory; (iii) willful misconduct, gross negligence or other conduct by the manager that constitutes grounds for termination under such contracts; or (iv) with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

    On July 29, 1997, the NHP Real Estate Companies elected to sell their interests in 32 multifamily properties (collectively, the "Hall Portfolio") to other unaffiliated joint venture partners. The sale is subject to the approval of certain third parties and there is no assurance that the sale will occur. NHP recognized approximately $1.8 million and $1.3 million in property management revenues associated with management of the Hall Portfolio for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively. If the sale occurs, NHP will no longer provide property management services to the 32 properties which comprise the Hall Portfolio.

    RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. As of September 30, 1997, NHP's management portfolio included 60,171 affordable units in 474 properties. In addition, the NHP Real Estate Companies own interests in 54,310 affordable units (a substantial majority of which are managed by NHP). A substantial portion of the affordable properties, and some conventional properties in which the NHP Real Estate Companies own interests, were built or acquired by the owners with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, which typically include limits on rents to amounts approved by HUD. HUD approval is required before NHP or AIMCO may be appointed as manager of additional HUD-assisted properties. There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition to the effects of HUD regulation on NHP or AIMCO as a manager of affordable properties, the business of NHP or AIMCO may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary which would result in a loss of management fee revenue. As of September 30, 1997, and in addition to the 422 HUD-assisted properties, NHP managed 52 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD. NHP estimates that it receives approximately 50% of its revenues from affordable units; such revenues comprise less than 9% of AIMCO's revenues on a pro forma basis.

    RISKS RELATED TO HUD ENFORCEMENT AND LIMITED DENIALS. Under its regulations, HUD has the authority to suspend or deny property owners and managers from participation in HUD programs within a geographic region or nationwide for various causes, which causes include imposition of a limited denial of participation by any other HUD office. In March 1997, HUD announced its intention to step up enforcement against property owners who violate their agreements with HUD, and, in July 1997, HUD announced the creation of a new Department-wide enforcement division. HUD has recently issued limited denials of participation to NHP as a result of physical inspections and mortgage defaults at four properties owned by the NHP Real Estate Companies (two of which properties are managed by NHP). The limited denials of participation, unless lifted, suspend AIMCO's and NHP's ability to manage or acquire additional HUD-assisted properties in Florida (until April 4, 1998), western Missouri and Kansas (until June 5, 1998) and eastern Missouri (until June 24, 1998). In 1996, NHP received approximately $1.4 million in management revenues from affordable properties in the affected regions. NHP is in the process of requesting that HUD lift the denials of participation, but HUD has so far refused to do so, and NHP cannot determine whether HUD will reverse that decision with respect to any of the affected regions. Because the limited denials of participation are prospective, existing HUD agreements are not terminated, so the limited denials of participation are not expected to result in the loss of management service revenue from or to otherwise affect properties that AIMCO or NHP currently manages in the subject regions. If HUD were to disapprove AIMCO or NHP as property manager for one or more affordable properties, AIMCO's or NHP's ability to obtain property management revenues from new affordable properties may be impaired.

    HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of additional HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by NHP Real Estate Companies or NHP have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are currently managed by NHP. An additional six properties owned or managed by the NHP Real Estate Companies or NHP have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, a national HUD office must review any application by AIMCO or NHP to act as property manager or owner for additional HUD-assisted properties. The national HUD office has consistently approved NHP's applications to manage new properties, and AIMCO received HUD clearance to acquire its interests in NHP and the NHP Real Estate Companies. AIMCO and NHP each believes that it enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as AIMCO's and NHP's with discretion and flexibility. While there can be no assurance, AIMCO and NHP each believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on each of their results of operations or financial condition.

    In October 1997, NHP received a subpoena from the Inspector General of HUD requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with property management of a HUD project. NHP believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of NHP's acquisitions of property management rights for HUD projects, including its acquisition of property management rights from Oxford, may be responsive to the subpoena. NHP intends to comply with the subpoena and believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Although the Inspector General has not initiated any action against NHP or AIMCO or, to NHP's or AIMCO's knowledge, any owner of a HUD property managed by NHP or AIMCO, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of AIMCO.

    RISKS RELATING TO UNCERTAINTY REGARDING STATUS OF FEDERAL SUBSIDIES. NHP manages approximately 43,800 units (including approximately 37,900 units included in the NHP Properties) that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based contracts with the owners of the properties or, with respect to a limited number of units managed by NHP, pursuant to vouchers received by tenants. On October 27, 1997, the President signed into law the Multifamily Assisted Housing Reform and Affordability Act of 1997 (the "1997 Housing Act"). Under the 1997 Housing Act, certain properties assisted under Section 8, with rents above market levels and financed with HUD-insured mortgage loans, will be restructured by reducing subsidized rents to market levels, thereby reducing rent subsidies, and lowering required debt service costs as needed to ensure financial viability at the reduced rents and rent subsidies. The 1997 Housing Act retains project-based subsidies for most properties (properties in rental markets with limited supply, properties serving the elderly and certain other properties). The 1997 Housing Act phases out project-based subsidies on selected properties serving families not located in rental markets with limited supply, converting such subsidies to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at properties of their choice, provided such tenants have the financial ability to pay the difference between the selected properties' monthly rent and the value of the vouchers, which would be established based on HUD's regulated fair market rent for the relevant geographical areas. The 1997 Housing Act provides that properties will begin the restructuring process in Federal fiscal year 1999 (beginning October 1, 1998), and that HUD will issue final regulations implementing the 1997 Housing Act on or before October 27, 1998. With respect to Housing Assistance Payments Contracts ("HAP Contracts") expiring before October 1, 1998, Congress has elected to renew them for one-year terms, generally at existing rents, so long as the properties remain in compliance with the HAP Contracts. While NHP does not expect the provisions of the 1997 Housing Act to result in a significant number of tenants relocating from properties managed by NHP, there can be no assurance that the provisions will not significantly affect NHP's management portfolio. Furthermore, there can be no assurance that other changes in Federal housing subsidy policy will not occur. Any such changes could have a material adverse effect on NHP's property management revenues and the NHP Properties.

    DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

    Although each of Messrs. Considine and Kompaniez and Steven D. Ira, officers and/or directors of AIMCO, has entered into an employment agreement with AIMCO, the loss of any of their services could have an adverse effect on the operations of AIMCO.

    ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. For example, in order to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources and AIMCO must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Although AIMCO believes that it has operated since July 29, 1994, the date of its initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Federal Income Tax Considerations Related to AIMCO." Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

    In connection with the AIMCO Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, AIMCO received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise AIMCO or the holders of AIMCO Common Stock or NHP Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").

    In connection with the AIMCO Registration Statement, AIMCO also received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP stating that the partnerships and limited liability companies in which AIMCO has ownership interests (the "Subsidiary Partnerships") are properly treated as partnerships for Federal income tax purposes. The opinion is expressed based upon facts, representations and assumptions as of its date and, with respect to certain matters of local law, relies on opinions of local counsel. Skadden, Arps, Slate, Meagher & Flom LLP is under no obligation to advise AIMCO or the holders of AIMCO Common Stock or NHP Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. If the IRS were to challenge successfully the tax status of any of the Subsidiary Partnerships as partnerships for Federal income tax purposes, such Subsidiary Partnerships would be treated as associations taxable as corporations. As a consequence, the character of AIMCO's assets and items of gross income would change and thereby preclude AIMCO from qualifying as a REIT. In addition, the imposition of a corporate tax on the Subsidiary Partnerships would reduce the amounts that the Subsidiary Partnerships could distribute to the Operating Partnership and AIMCO, and that AIMCO could then distribute to the holders of AIMCO Common Stock. See "Federal Income Tax Considerations Related to AIMCO."

    If, in any taxable year, AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to AIMCO in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "--Significant Indebtedness; Refinancing Risks," "--Real Estate Risks," and "Federal Income Tax Considerations Related to AIMCO."

    Certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries, ANHI and NHP following the Merger without jeopardizing AIMCO's qualification as a REIT. See "Federal Income Tax Considerations Related to AIMCO."

    In addition, if AIMCO fails to qualify as a REIT, the agreement pursuant to which AIMCO issued its Class B Cumulative Preferred Stock, par value $.01 per share (the "AIMCO Class B Preferred Stock"), provides that the original purchaser may require AIMCO to repurchase such investor's AIMCO Class B Preferred Stock, in whole or in part, at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. Such investor acquired and currently owns 750,000 shares of AIMCO Class B Preferred Stock.

    SHARES AVAILABLE FOR FUTURE SALE

    Consummation of the Merger will increase the amount of outstanding shares of AIMCO Common Stock by between approximately 2.6 million shares and 4.8 million shares (or approximately 7.2% to 13.6%) depending upon the type of Merger Consideration elected by NHP stockholders (including 0.3 million shares issuable to ANHI, which will elect Mixed Consideration), and will increase the number of shares of AIMCO Common Stock issuable upon exercise of options by approximately
0.6 million shares. As a result of the NHP Stock Purchase, AIMCO issued approximately 2.2 million shares of AIMCO Common Stock to Demeter and the Capricorn Sellers, which may be sold pursuant to a registration statement that AIMCO is required to use its best efforts to cause to become effective within 10 days after the Effective Time. In addition, as of September 30, 1997, there were outstanding options and warrants to purchase AIMCO Common Stock, and shares of AIMCO Class B Preferred Stock and AIMCO Class B Common Stock convertible into AIMCO Common Stock, that, if exercised or converted, would result in the issuance of approximately 3.7 million shares of AIMCO Common Stock. As of September 30, 1997, there were approximately 4.9 million OP Units outstanding which upon tender for redemption by the holders, may be acquired by AIMCO in exchange for an equal number of shares of AIMCO Common Stock. All of the shares of AIMCO Common Stock issued to NHP stockholders as Merger Consideration will be immediately available for sale in the public markets pursuant to the AIMCO Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and the other shares of AIMCO Common Stock described above will be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. In addition, since receipt of the Merger Consideration will cause NHP stockholders to recognize capital gain or loss, NHP stockholders (particularly those stockholders who elect Stock Consideration) may sell their shares of AIMCO Common Stock to pay any taxes due upon receipt of the Merger Consideration. Sales of substantial amounts of shares of AIMCO Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for shares of AIMCO Common Stock. No prediction can be made, however, as to the effect, if any, of future sales of such shares, or the availability of such shares for future sale, on the market price of AIMCO Common Stock prevailing from time to time.

                INFORMATION CONCERNING THE AIMCO SPECIAL MEETING

PURPOSE, TIME AND PLACE

    This Joint Proxy Statement/Prospectus is being furnished to AIMCO stockholders in connection with the solicitation of proxies by the AIMCO Board from AIMCO stockholders for use at the AIMCO Special Meeting to be held on December 8, 1997, at 10:00 a.m., local time, at the principal executive offices of AIMCO at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348, and at any adjournments or postponements thereof. At the AIMCO Special Meeting, AIMCO stockholders will be asked to consider and vote upon the Share Issuance, and to transact such other business as may properly come before the AIMCO Special Meeting or any adjournment or postponement thereof.

RECORD DATE; QUORUM; VOTE REQUIRED

    The AIMCO Board has fixed the close of business on October 8, 1997, as the record date for determining the holders of AIMCO Common Stock entitled to notice of, and to vote at, the AIMCO Special Meeting or any adjournment or postponement thereof. Only holders of record of AIMCO Common Stock at the close of business on the AIMCO Record Date will be entitled to notice of, and to vote at, the AIMCO Special Meeting. At the close of business on the AIMCO Record Date, 28,274,739 shares of AIMCO Common Stock were issued and outstanding and were held by approximately 300 holders of record. The AIMCO Common Stock constitutes the only outstanding class of securities of AIMCO entitled to vote on the Share Issuance, and each share of AIMCO Common Stock is entitled to one vote on each matter to be acted upon or which may come before the AIMCO Special Meeting. Votes may be cast at the AIMCO Special Meeting in person or by proxy. See "--Proxies."

    The presence at the AIMCO Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of AIMCO Common Stock entitled to vote is necessary to constitute a quorum to transact business at the AIMCO Special Meeting. If a quorum is not present at the AIMCO Special Meeting, the stockholders who are present and entitled to vote at the AIMCO Special Meeting may, by a majority vote of those present, adjourn the AIMCO Special Meeting from time to time without notice or other announcement until a quorum is present.

    Under the rules of the NYSE, the approval of the Share Issuance requires the affirmative vote of a majority of the votes cast at a meeting at which the total votes cast represents over 50% of all shares of AIMCO Common Stock entitled to vote thereon. Abstentions and broker non-votes (i.e., shares held by brokers in street name that are not entitled to vote at the AIMCO Special Meeting due to the absence of specific instructions from the beneficial owners of such shares) will not be considered votes cast for purposes of determining whether over 50% of the all shares entitled to vote have voted on the Share Issuance, but, if over 50% of the shares are voted on the Share Issuance, abstentions and broker non-votes will not affect the outcome of the vote to approve the Share Issuance.

    All directors and executive officers of AIMCO who own shares of AIMCO Common Stock are expected to vote their shares for approval of the Share Issuance. On the AIMCO Record Date, directors and executive officers of AIMCO owned 2,492,983 shares of AIMCO Common Stock (excluding shares underlying stock options), representing 8.8% of the shares then issued and outstanding. In addition, Demeter and the Capricorn Sellers, which owned 2,204,221 shares of AIMCO Common Stock as of the AIMCO Record Date, representing 7.7% of the shares then issued and outstanding, are expected to vote all shares owned by them for approval of the Share Issuance.

         THE AIMCO BOARD UNANIMOUSLY RECOMMENDS THAT AIMCO STOCKHOLDERS
                    VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

PROXIES

    Shares of AIMCO Common Stock represented by properly executed proxies received prior to commencement of voting at the AIMCO Special Meeting will be voted at the AIMCO Special Meeting in the manner specified in such proxies. Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval of the Share Issuance. It is not expected that any matter other than the Share Issuance will be brought before the AIMCO Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting; provided, however, that such persons may not use proxies voted against the Share Issuance to vote in favor of such adjournment or postponement.

    The grant of a proxy on the enclosed AIMCO proxy card does not preclude a stockholder from voting in person at the AIMCO Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) attending the AIMCO Special Meeting and voting in person or (ii) delivering, prior to the AIMCO Special Meeting, a written notice of revocation or another duly executed proxy bearing a later date or time than the revoked proxy. Any such written revocation or proxy should be delivered to Leeann Morein, Secretary, Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222-4348. Attendance at the AIMCO Special Meeting will not by itself constitute revocation of a proxy.

    AIMCO will bear the cost of solicitation of proxies from its stockholders, except that AIMCO and NHP have agreed to share equally the cost of printing this Joint Proxy Statement/Prospectus and the proxies solicited hereby. In addition to solicitation by mail, the directors, officers and employees of AIMCO and its subsidiaries may solicit proxies from stockholders of AIMCO by telephone, telegram, facsimile or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and AIMCO will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    In addition, AIMCO has retained Corporate Investor Communications ("CIC") to assist AIMCO in the solicitation of proxies from stockholders in connection with the AIMCO Special Meeting. CIC will receive a fee of $4,500 as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. AIMCO has agreed to indemnify CIC against certain liabilities arising out of or in connection with its engagement.

APPRAISAL RIGHTS

    Stockholders of AIMCO will have no objecting stockholders' right to fair value under the MGCL in connection with the Share Issuance or the Merger. See "The Merger and Related Transactions--Appraisal Rights" and "Comparative Rights of Stockholders of AIMCO and NHP--Appraisal Rights."

                 INFORMATION CONCERNING THE NHP SPECIAL MEETING

PURPOSE, TIME AND PLACE

    The NHP Special Meeting will be held on December 8, 1997 at 9:00 a.m., local time, at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037-1420. The purpose of the NHP Meeting is to (i) consider and act upon the Merger Agreement Proposal, and (ii) transact any and all other business that may properly come before the NHP Special Meeting.

RECORD DATE; QUOROM; VOTE REQUIRED

    The NHP Board has selected October 30, 1997 as the record date for the NHP Special Meeting. Only holders of record of NHP Common Stock at the close of business on the NHP Record Date are entitled to notice of and to vote at the NHP Special Meeting.

    On the NHP Record Date, there were approximately 41 holders of record of NHP Common Stock with 13,001,939 shares of NHP Common Stock issued and outstanding. Each share of NHP Common Stock entitles the holder thereof to one vote on each matter submitted for NHP stockholder approval.

    The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of capital stock entitled to vote (6,500,970 shares) is necessary to constitute a quorum at the NHP Special Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the NHP Special Meeting. Under the DGCL, the approval of the Merger Agreement Proposal requires (i) the affirmative vote of a majority of the outstanding shares of NHP Common Stock, and (ii) the affirmative vote of at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates. For this purpose, the 779,073 shares owned by ANHI are deemed to be owned by AIMCO. Votes to abstain and broker non-votes will have the same effect as votes cast against the Merger Agreement Proposal. Accordingly, the Merger Agreement Proposal must be approved by stockholders voting at least 6,500,970 shares and by stockholders other than AIMCO and ANHI voting at least 4,047,878 shares.

    All directors and executive officers of NHP who own shares of NHP Common Stock are expected to vote their shares for approval of the Merger Agreement Proposal. On the NHP Record Date, directors and executive officers of NHP that are not affiliated with AIMCO owned 487,139 shares of NHP Common Stock, representing 3.7% of the shares issued and outstanding. In addition, AIMCO and ANHI, which owned an aggregate of 6,930,122 shares of NHP Common Stock as of the NHP Record Date, representing 53.3% of the shares then issued and outstanding, have agreed to vote all shares owned by them for approval of the Merger Agreement Proposal.
  THE NHP BOARD HAS UNANIMOUSLY (WITH ONE DIRECTOR ABSENT, BUT INCLUDING ALL MEMBERS OF THE NHP INDEPENDENT COMMITTEE) RECOMMENDED THAT STOCKHOLDERS VOTE
                   IN FAVOR OF THE MERGER AGREEMENT PROPOSAL.

PROXIES

    All proxies in the enclosed form of proxy that are properly executed and returned to NHP prior to commencement of voting at the NHP Special Meeting will be voted at the NHP Special Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked NHP proxies will be voted FOR adoption and authorization of the Merger Agreement. Any proxy may be revoked by any NHP stockholder who attends the NHP Special Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any NHP stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice stating that the proxy is revoked to Joel F. Bonder, the Secretary of NHP, 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182-2738. At the NHP Special Meeting, stockholder votes will be tabulated by persons appointed by the NHP Board to act as inspectors of election.

    The expense of printing this Joint Proxy Statement/Prospectus and the proxies solicited hereby will be shared equally by AIMCO and NHP. All other expenses incurred in connection with the solicitation of proxies will be borne by AIMCO or NHP as they are incurred by each. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of NHP, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. NHP may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of NHP Common Stock and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. NHP has retained CIC at an estimated cost of $4,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

OTHER MATTERS

    At the date of this Joint Proxy Statement/Prospectus, the NHP Board does not know of any business to be presented at the NHP Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matter should properly come before the NHP Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies; provided, however, that such persons may not use proxies voting against the Merger Agreement Proposal to vote in favor of adjournment or postponement of the NHP Special Meeting.

APPRAISAL RIGHTS

    Under Delaware law, stockholders of NHP who dissent from the Merger are not entitled to seek any appraisal or similar rights with respect to such stockholders' shares of NHP Common Stock. See "The Merger and Related Transactions--Appraisal Rights" and "Comparative Rights of Stockholders of AIMCO and NHP--Appraisal Rights."

                      THE MERGER AND RELATED TRANSACTIONS

    The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to, and qualified in their entirety by reference to, the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix I and is incorporated herein by reference.

THE NHP STOCK PURCHASE

    Pursuant to the Stock Purchase Agreement, on May 5, 1997, AIMCO's unconsolidated subsidiary, ANHI, acquired 5,267,720 shares of NHP Common Stock from Demeter and 1,228,353 shares of NHP Common Stock from the Capricorn Sellers, representing in the aggregate 51.3% of the shares issued and outstanding as of May 31, 1997. The Stock Purchase Agreement provided for Demeter and Capricorn to receive 0.74766 shares of AIMCO Common Stock per share of NHP Common Stock or, in the case of Demeter, at least $59.5 million in cash at a price of $20 per share of NHP Common Stock. Demeter received $72.6 million in cash and 1,224,463 shares of AIMCO Common Stock, and the Capricorn Sellers received 918,394 shares of AIMCO Common Stock, as consideration for their shares of NHP Common Stock sold in the NHP Stock Purchase. ANHI financed the cash portion of the consideration with a short-term loan (the "ANHI Credit Facility"). AIMCO subsequently purchased 5,717,000 shares of NHP Common Stock from ANHI with proceeds from offerings of AIMCO Common Stock. On September 12, 1997, AIMCO acquired 434,049 additional shares of NHP Common Stock from Demeter and the Capricorn Sellers in the Subsequent NHP Stock Purchase. As consideration for such shares, Demeter received $7.0 million in cash and the Capricorn Sellers received 61,364 shares of AIMCO Common Stock. Following the NHP Stock Purchase, AIMCO and ANHI own 6,930,122 shares of NHP Common Stock in the aggregate. In addition, pursuant to the Stock Purchase Agreement, Demeter and the Capricorn Sellers are entitled to receive the shares of WMF Common Stock to be distributed in respect of the Rights associated with the shares of NHP Common Stock acquired by AIMCO and ANHI in the NHP Stock

Purchase or, under certain circumstances, in lieu of such shares of WMF Common Stock, an additional cash payment of $3.05 for each such share of NHP Common Stock sold by Demeter and the Capricorn Sellers.

    On May 5, 1997, pursuant to the terms of the Stock Purchase Agreement, Messrs. Eisenson and Palmer (who are affiliated with Demeter) and Mr. Winokur (who is affiliated with Capricorn) resigned their positions as directors of NHP. On May 23, 1997, Messrs. Considine and Kompaniez and Thomas W. Toomey (an executive officer of AIMCO) were appointed as directors of NHP by the NHP Board.

THE NHP REAL ESTATE ACQUISITION

    On June 3, 1997, AIMCO acquired the NHP Real Estate Companies from Demeter, Capricorn, Phemus, Mr. Heller, and NHP Partners Two LLC. The NHP Real Estate Acquisition was made pursuant to the Real Estate Agreement. As consideration, AIMCO paid $54.8 million in cash and issued 399,999 Warrants. The NHP Real Estate Companies are comprised of NHP Partners, Inc., NHP Partners Two Limited Partnership, a Delaware limited partnership ("NHP Partners Two LP"), and their subsidiaries. NHP Partners, Inc. owns the National Corporation for Housing Partnerships, a District of Columbia corporation ("NCHP"), and NHP Partners, Inc. and NHP Partners Two LP own The National Housing Partnership, a District of Columbia limited partnership (the "NHP Partnership"). NCHP and the NHP Partnership were organized by Congress in 1970 as private, for-profit entities pursuant to Title IX of the Housing and Urban Development Act of 1968, as amended, to promote private investment in the production of affordable housing. NCHP acts as the general partner of the NHP Partnership. Through NCHP, the NHP Partnership and other subsidiaries, the NHP Real Estate Companies hold interests in (i) partnerships owning 11,078 apartment units in 34 conventional "Class A" and "Class B" apartment communities, (ii) partnerships owning 9,996 apartment units in 44 "Class C" apartment communities (properties that management estimates have a remaining useful life of less than 20 years and will have a residual value equal to the value of the underlying land) and (iii) partnerships owning 50,309 affordable housing units and 15,004 "Class C" apartment units in 462 affordable and conventional apartment communities. The NHP Real Estate Companies also owned a captive insurance subsidiary and other assets. Prior to the NHP IPO in August 1995, the NHP Real Estate Companies were owned by NHP. A substantial majority of the NHP Properties are currently managed by NHP pursuant to the Master Property Management Agreement. AIMCO is currently engaged in the NHP Real Estate Reorganization, which will result in the vast majority of the assets of the NHP Real Estate Companies being owned by the Unconsolidated Partnership, in which AIMCO's Operating Partnership will hold a 99% limited partner interest, and certain directors and officers of AIMCO, directly or indirectly, will hold a 1% general partner interest.

GENERAL DESCRIPTION OF THE MERGER

    On April 21, 1997, AIMCO, Merger Sub and NHP entered into a merger agreement (the "April 21 Merger Agreement"), which was subsequently amended and restated as of October 14, 1997. Pursuant to the Merger Agreement, Merger Sub will be merged with and into NHP, with NHP being the Surviving Corporation after the Merger and becoming a wholly owned subsidiary of AIMCO. The Merger will become effective at the Effective Time. Upon consummation of the Merger, each outstanding share of NHP Common Stock, other than NHP Common Stock held by NHP, AIMCO or Merger Sub, will be converted into the right to receive (i) 0.74766 shares of AIMCO Common Stock, or (ii) at the election of the holder, 0.37383 shares of AIMCO Common Stock and $10.00 in cash. Subject to certain exceptions specified in the AIMCO Charter, no person may own, or be deemed to own, more than 8.7% of the outstanding shares of AIMCO Common Stock and AIMCO Class B Common Stock. Any person who would otherwise be entitled to receive Excess Shares will receive instead an amount in cash equal to the product of such Excess Shares and $26.75. In lieu of any fractional shares of AIMCO Common Stock, each holder of NHP Common Stock who would otherwise be entitled to receive such fractional shares will be paid cash equal to the product of such fractional shares and $26.75. The Merger is subject to a number of conditions, including the approval of the stockholders of both NHP and AIMCO.

    As of October 30, 1997, there were 13,001,939 shares of NHP Common Stock outstanding, including 6,151,049 shares owned by AIMCO and 779,073 shares owned by ANHI, and 806,250 outstanding NHP Stock Options. In the Merger, ANHI will elect to receive the Mixed Consideration in exchange for all of its shares of NHP Common Stock. If all NHP stockholders other than ANHI elect to receive the Stock Consideration and all NHP Stock Options are exercised (and assuming no person would be required to receive cash in lieu of Excess Shares), the number of shares of AIMCO Common Stock to be issued in the Merger would be approximately 5,433,695 shares (including 291,240 shares issued to ANHI), and AIMCO would pay $7.8 million in cash to ANHI. If all NHP stockholders elect to receive the Mixed Consideration and all NHP Stock Options are exercised (and assuming no person would be required to receive cash in lieu of Excess Shares), the number of shares of AIMCO Common Stock to be issued in the Merger would be approximately 3,163,867 shares (including 291,240 shares issued to ANHI), and AIMCO would pay $7.8 million in cash to ANHI and $60.7 million in cash to the other NHP stockholders.

    NHP STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO NHP OR AIMCO AT THIS TIME. As soon as practicable after the Effective Time, each NHP stockholder will receive an Election Form from the Exchange Agent to be used to indicate whether such stockholder elects to receive Stock Consideration or Mixed Consideration with respect to such stockholder's shares of NHP Common Stock. Election forms must be returned to the Exchange Agent on or prior to a date to be mutually agreed upon by AIMCO and NHP, but not later than the Election Deadline. ALL NHP STOCKHOLDERS WHO HAVE NOT SUBMITTED A PROPERLY COMPLETED AND EXECUTED ELECTION FORM BY THE ELECTION DEADLINE WILL BE DEEMED TO HAVE ELECTED TO RECEIVE STOCK CONSIDERATION FOR ALL OF THEIR SHARES OF NHP COMMON STOCK.

    At the earlier of the Effective Time and December 1, 1997, each Right will mature (subject to the terms and conditions of the Rights Agreement) and each holder of Rights will become entitled to receive one third of a share of WMF Common Stock per Right. Prior to the earlier of the Effective Time and the distribution of shares of WMF Common Stock pursuant to the Rights, and pursuant to the Merger Agreement, NHP will contribute to WMF an amount of cash equal to the excess of (i) NHP Free Cash Flow (as defined below) from February 1, 1997 to the earlier of the Effective Time and the Maturity Time over (ii) NHP's expenses related to the Merger and the WMF Spin-Off pursuant to the Separation Agreement described under "--The WMF Spin-Off" below. NHP may reduce the amount of such payment to the extent NHP cancels amounts owed by WMF to NHP.

THE NHP REORGANIZATION

    Immediately following the Merger, NHP will be a wholly owned subsidiary of AIMCO. In order for AIMCO to retain its qualification as a REIT, it is necessary that, as soon as practicable following the Merger and as an integral step in completing the NHP Acquisition, AIMCO engage in the NHP Reorganization, which will result in the Master Property Management Agreement being terminated and NHP's operations being conducted through ANHI and/or other Unconsolidated Subsidiaries. It is expected that the Unconsolidated Subsidiaries will have an ownership structure similar to ANHI, in which AIMCO holds a 95% to 99% economic interest through ownership of shares of non-voting preferred stock, and Messrs. Considine and Kompaniez hold a 1% to 5% economic interest through ownership of all of the outstanding shares of common stock. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by such directors and officers, AIMCO will account for its interest in the Unconsolidated Subsidiaries on the equity method.

BACKGROUND OF THE MERGER

    PRELIMINARY NEGOTIATIONS. Since the NHP IPO in August 1995, NHP's business strategy has focused on increasing the number of apartment properties it manages by acquiring management rights in properties that were owned by unaffiliated entities and by acquiring management rights in properties acquired by NHP Partners or other joint venture partners. As part of this strategy, NHP regularly contacted large owners of multifamily properties to explore the possibility of transactions that would include management of properties by NHP. These transactions included those in which the owner of properties would acquire a significant equity interest in NHP and NHP would acquire the right to manage properties owned or controlled by the other party. The NHP Board did not at this time or at any time prior to receiving the Merger Proposal (as defined below) consider seeking a transaction as a result of which it would no longer be independent.

    In this context, Mr. Heller, the Chairman, President and Chief Executive Officer of NHP and the President of NHP Partners, met with Mr. Considine, the Chairman, President and Chief Executive Officer of AIMCO, in late 1995, and proposed a transaction in which (i) AIMCO would acquire all of the NHP Real Estate Companies' interests in conventional properties (but not affordable properties), (ii) NHP would acquire the right to manage all of the approximately 40,000 units controlled by AIMCO, and (iii) AIMCO would acquire from Demeter approximately 20% of the issued and outstanding shares of NHP Common Stock at an arms'-length price to be negotiated. At that time, Demeter and its affiliates owned a majority of the equity interests in the NHP Real Estate Companies. As a result of this proposal and after further conversations regarding a potential transaction between AIMCO and NHP, Mr. Heller and Mr. Eisenson, the President of Harvard Private Capital Group, Inc., the investment adviser to Demeter ("Harvard Capital"), met with Mr. Considine in the spring of 1996 to discuss the proposal. At that meeting, Mr. Considine indicated that AIMCO would only be interested in a transaction in which it acquired a controlling interest in NHP, because of AIMCO's long term strategy to remain a self-managed REIT. Mr. Eisenson responded that Demeter was not at that time interested in such a transaction. Accordingly, the parties concluded that it would not be fruitful to pursue further discussions at that time.

    During the summer and fall of 1996, Mr. Heller identified other publicly traded REITs that, based on his experience in and knowledge of the industry, he believed controlled significant portfolios of multifamily properties and that would have access to capital to make an investment in NHP, and proposed similar transactions in which NHP would acquire the right to manage properties and the property owners would acquire an equity interest in NHP. Although two owners of apartment properties expressed interest in exploring a potential transaction, these discussions did not progress to the point at which a proposal was presented to the NHP Board.

    In November 1996, Mr. Considine called Mr. Heller and proposed that he and Mr. Heller meet. On December 9, 1996, Mr. Heller and Mr. Considine met and discussed, among other things, a transaction involving the acquisition by AIMCO of interests in properties controlled by the NHP Real Estate Companies, management by NHP of properties owned by AIMCO and the acquisition by AIMCO of a significant equity interest in NHP. Mr. Heller advised Mr. Considine that he thought Demeter might be willing to sell as much as a 35% interest in NHP, which would leave both AIMCO and Demeter with significant interests in NHP, but neither with a controlling interest. Mr. Considine advised Mr. Heller that AIMCO was still interested in acquiring a controlling interest in NHP in connection with any transaction. He also expressed AIMCO's view that an important element of AIMCO's long term strategy was to remain a self-managed REIT and that transferring management of the properties owned by AIMCO to NHP was not consistent with this strategy. In telephone conversations during December 1996 and January 1997 among Mr. Considine, Mr. Heller and Mr. Eisenson, Demeter indicated that it might consider a transaction in which AIMCO acquired a majority interest in NHP either through the sale of shares owned by Demeter or through a combination of a sale of shares by Demeter and the issuance of new shares by NHP, if a favorable price was offered.

    As a result of these discussions, NHP and the NHP Real Estate Companies in January 1997 proposed a transaction in which: (i) NHP would enter into a long-term management agreement with AIMCO that would give NHP the exclusive right to manage properties controlled by AIMCO for a period of ten years, (ii) AIMCO would acquire a majority of the issued and outstanding shares of NHP at an effective price of $24 per share through a purchase of approximately 5.5 million shares of NHP Common Stock from Demeter and Capricorn (plus up to an additional 1 million shares from Demeter and Capricorn if not purchased from public stockholders) and a tender offer to the public stockholders of NHP to purchase up to approximately 1 million additional shares of NHP Common Stock, and (iii) AIMCO and the NHP Real Estates Companies would form a joint venture to hold interests in the conventional properties controlled by the NHP Real Estate Companies and certain properties owned by NHP. AIMCO ultimately decided not to pursue this proposal because it could have resulted in AIMCO's not qualifying as a REIT. In addition, AIMCO reiterated its view that the transfer of management of its Owned Properties to NHP was inconsistent with AIMCO's long term strategy to remain a self-managed REIT. In January 1997, Messrs. Considine, Eisenson, Heller, Kompaniez and Winokur, president of the managing general partner of Capricorn, met in New York and further discussed an acquisition of a majority interest in NHP by AIMCO.

    THE FEBRUARY LETTER AGREEMENT. On February 12 and 13, 1997, Messrs. Considine, Kompaniez, Toomey and Harry Alcock, Vice President--Acquisitions, of AIMCO, Messrs. Eisenson of Demeter, Mr. Winokur of Capricorn (which together with Demeter, Phemus and Mr. Heller, owned all of the equity interests in the NHP Real Estate Companies), along with Mr. Heller and Ann Torre Grant representing NHP, and counsel for each of the parties, met in Denver, Colorado for the purpose of determining whether an agreement could be reached relating to the acquisition by AIMCO of an interest in NHP and in the real estate controlled by the NHP Real Estate Companies. On February 13, 1997, AIMCO entered into the Letter Agreement with Demeter, Phemus and Capricorn whereby AIMCO agreed to purchase all of the 6,930,122 shares of NHP Common Stock held by Demeter and Capricorn (representing approximately 54.8% of the issued and outstanding NHP Common Stock) for $20 per share. The consideration was to be payable in shares of AIMCO Common Stock (valued for such purposes at $26.75 per share, the closing price of AIMCO Common Stock on the NYSE on February 13, 1997), except that AIMCO would pay Demeter cash to the extent that payment in AIMCO Common Stock would cause Demeter to directly or indirectly own Excess Shares. In the Letter Agreement, AIMCO agreed to propose a merger with NHP pursuant to which AIMCO would acquire all of the remaining shares of NHP Common Stock for consideration of at least $20 of AIMCO Common Stock (valued for such purpose at $26.75 per share) for each share of NHP Common Stock. The Letter Agreement also contemplated that, prior to the completion of the merger, NHP would distribute to NHP stockholders all of the shares of WMF Common Stock owned by NHP. The Letter Agreement also contemplated that, if the record date for distribution of the shares of WMF Common Stock did not occur prior to September 1, 1997, Demeter and Capricorn would have the right to elect to receive an additional $3.05 in cash, and the other stockholders of NHP would receive an additional $3.05 in AIMCO Common Stock per share of NHP Common Stock, in lieu of the shares of WMF Common Stock. The Letter Agreement also provided that (subject to certain existing rights of first refusal of NHP) AIMCO would purchase or have the option to purchase the NHP Real Estate Companies' interests in conventional properties and 25% of the NHP Real Estate Companies' interests in affordable properties. The Letter Agreement anticipated that AIMCO, Demeter, Phemus and Capricorn would enter into the appropriate agreements to effect such transactions. AIMCO's obligations under the Letter Agreement were contingent on the approval of the AIMCO Board, and Demeter and Capricorn's obligations were contingent on the receipt of advice of counsel to AIMCO that the transactions contemplated by the Letter Agreement would not result in AIMCO not qualifying as a REIT under the Code. AIMCO subsequently received such advice of counsel and on February 19, 1997, the AIMCO Board approved the transactions contemplated by the Letter Agreement.

    On February 19, 1997, AIMCO proposed to NHP a merger (the "Merger Proposal") pursuant to which NHP would merge with AIMCO or one of its subsidiaries and NHP stockholders would receive $20 of AIMCO Common Stock (valued for such purpose at $26.75 per share) for each share of NHP Common Stock. The Merger Proposal contemplated that the Merger would be conditioned on the prior distribution of shares of WMF Common Stock to NHP stockholders but that AIMCO would have the option to waive this condition and either increase the consideration payable in the Merger by $3.05 per share or subsequently distribute shares of WMF Common Stock to persons who were NHP stockholders immediately prior to the Merger. On February 20, 1997, NHP issued a press release announcing the Letter Agreement and the receipt of the Merger Proposal.

    APPOINTMENT OF NHP INDEPENDENT COMMITTEE. In light of the fact that Demeter, Phemus and Capricorn had entered into the Letter Agreement and therefore had interests in a transaction with AIMCO that may have differed from the interests of other shareholders of NHP, the Board of Directors of NHP on February 24, 1997 formed the NHP Independent Committee, comprised of three directors-- Richard S. Bodman, John W. Creighton, Jr. and Lloyd N. Cutler--who had no interests in AIMCO, Demeter, Capricorn or the NHP Real Estate Companies. At the time of their nomination to the NHP Independent Committee, Mr. Bodman beneficially owned 5,535 shares of NHP Common Stock, Mr. Creighton beneficially owned 17,760 shares of NHP Common Stock and Mr. Cutler beneficially owned 3,135 shares of NHP Common Stock and was senior counsel to the firm of Wilmer, Cutler & Pickering, legal advisor to NHP. The NHP Independent Committee was authorized to evaluate the Merger Proposal, any other acquisition proposals received by NHP and any other pertinent strategic options, retain a financial advisor and legal advisor to assist it in carrying out its responsibilities (with all of the fees and expenses of the advisors to be paid by NHP), and make recommendations to the NHP Board. The NHP Board had not previously considered the option of a transaction in which NHP would not remain independent and did not consider any such transaction except in the context of determining its response to the Merger Proposal. The NHP Independent Committee first met on February 24, 1997, at which time it was given a review of the Letter Agreement and the Merger Proposal, and Demeter and Capricorn made a presentation as to their reasons for entering into the Letter Agreement. The NHP Independent Committee next met on February 26, 1997 and preliminarily retained DLJ as its financial advisor with respect to the proposed transaction, subject to agreement on the terms of the retention, which agreement was reached on March 14, 1997. On March 3, 1997, the NHP Independent Committee retained Morris, James, Hitchens & Williams as its legal advisor. The NHP Independent Committee met a total of 14 times between February 24, 1997 and its approval of the April 21 Merger Agreement on April 19, 1997, inclusive. At the NHP Independent Committee's March 20, 1997 meeting, DLJ presented its preliminary analysis of the Merger Proposal and the members of the NHP Independent Committee discussed the analysis. In addition to the specific actions described herein, the NHP Independent Committee received reports from its legal advisor, DLJ, and representatives of NHP regarding the status of negotiations, discussed the terms of the Merger Agreement and the Related Transactions, and directed its advisors and representatives of NHP to negotiate various terms of the Merger Proposal.

    NEGOTIATIONS OF THE MERGER AGREEMENT. On March 7, 1997, AIMCO delivered to NHP a draft merger agreement substantially incorporating the terms of the Merger Proposal, along with a letter stating that the Merger Proposal would expire on March 14, 1997. AIMCO subsequently extended the March 14, 1997 deadline to permit negotiations to continue. On March 10, 1997, the NHP Independent Committee directed its advisors to negotiate with AIMCO various provisions of the draft merger agreement, and instructed its advisors and representatives of NHP to forward the comments of the NHP Independent Committee in connection with the draft merger agreement to counsel for AIMCO. Between March 10 and April 19, 1997, the advisors to the NHP Independent Committee and representatives of NHP (acting at the direction of the NHP Independent Committee) and AIMCO negotiated the terms of the draft merger agreement through numerous telephone conferences and one meeting which occurred on March 13, 1997. The meeting on March 13 was for the purpose of negotiating the terms of the proposed merger agreement and was attended by Mr. Kompaniez on behalf of AIMCO, Messrs. Heller and Bonder and Ms. Grant on behalf of NHP, and counsel for each of AIMCO and NHP.

    The principal issues involved in the negotiation of the draft merger agreement were the amount and form of consideration, the circumstances under which NHP would be permitted to terminate such merger agreement if it received another acquisition proposal, and the fee that would be paid by NHP in the event of any such termination. The Merger Proposal proposed merger consideration of $20 of AIMCO Common Stock (valued for this purpose at $26.75 per share) for each share of NHP Common Stock. The NHP Independent Committee instructed its advisors and representatives of NHP to explore with AIMCO the possibility of receiving consideration of greater value and of receiving some portion of the consideration in cash rather than shares of AIMCO Common Stock. Although AIMCO refused to increase the value of the consideration, it did agree to provide NHP stockholders the option of receiving up to 50% of the consideration in the form of cash rather than shares of AIMCO Common Stock. It also agreed to permit consideration by NHP of certain unsolicited acquisition proposals, if required in the exercise of the NHP directors' fiduciary duties, and to permit NHP to terminate the Merger Agreement under certain circumstances subject to reimbursement of AIMCO's expenses and payment under certain circumstances of a termination fee as provided in the Merger Agreement. See "The Merger Agreement and Terms of the Merger--Termination Fees."

    SPIN-OFF OF WMF. In the course of negotiations relating to the NHP Stock Purchase and the Merger, AIMCO advised NHP that the business of WMF was not compatible with AIMCO's other businesses and that acquisition of WMF might jeopardize AIMCO's continuing qualification as a REIT. At the same time, Demeter and Capricorn advised AIMCO and NHP that they were interested in retaining an interest in WMF. The Merger Proposal contemplated that the Merger would be conditioned on the prior distribution of shares of WMF Common Stock, but that AIMCO would have the option to waive this condition and instead either (i) increase the Merger Consideration by $3.05 per share or (ii) subsequently distribute shares in WMF Common Stock to those persons who were NHP stockholders immediately prior to the Merger. However, AIMCO, Demeter and Capricorn subsequently advised NHP that they strongly preferred that the WMF Spin-Off occur prior to the sale of shares of NHP Common Stock by Demeter and Capricorn in order to insure that the distribution with respect to these shares was effectively received for tax purposes by Demeter and Capricorn rather than AIMCO, since AIMCO was not entitled to keep any WMF Common Stock distributed to it. Regulatory requirements relating to registration of shares of WMF Common Stock with the Commission effectively prevented immediate completion of the WMF Spin-Off. In addition, the NHP Independent Committee was concerned that following the WMF Spin-Off, WMF would have a relatively small market capitalization, and therefore the shares of WMF Common Stock received by NHP stockholders would be correspondingly illiquid. The NHP Independent Committee determined that any concerns about the value of WMF Common Stock were offset by the value stockholders would receive in the Merger, provided that the protections described in the following paragraph were obtained for the minority stockholders in the WMF Spin-Off.

    In order to meet regulatory requirements and to address the concerns of the NHP Independent Committee regarding the stand-alone value of WMF, the parties agreed to the distribution of the Rights, which defers the distribution of shares of WMF Common Stock until (subject to the satisfaction of certain conditions) the earlier of the Effective Time of the Merger and December 1, 1997. The Rights associated with shares of NHP Common Stock acquired by AIMCO were initially distributed to Demeter and Capricorn prior to the transfer of shares to AIMCO, and, although the Rights are attached to and were transferred with the shares of NHP Common Stock, AIMCO agreed to hold the Rights in trust for Demeter and Capricorn, thus resulting in Demeter and Capricorn, rather than AIMCO, effectively receiving the distribution of shares when it occurs. In addition, the advisors to the NHP Independent Committee and representatives of NHP (at the direction of the NHP Independent Committee) sought and obtained a commitment set forth in a letter dated April 21, 1997 (the "Capricorn II Investment Commitment"), from Capricorn Investors II, L.P., a Delaware limited partnership whose general partner is managed by Mr. Winokur ("Capricorn II"), to NHP Financial Services, Ltd. (now WMF), pursuant to which Capricorn II will, following the negotiation and execution of a definitive agreement and subject to satisfaction of the conditions that will be specified therein, make an investment of $5 million (the "Capricorn Investment") in WMF Common Stock at a price of $9.15 per share (equivalent to $3.05 for each one third of a share of WMF Common Stock to be distributed with respect to each share of NHP Common Stock). NHP also sought and obtained agreements from Demeter, Capricorn and Capricorn II that, in certain circumstances, limit their purchases of shares of WMF at a price of less than $9.15 per share and limit transactions in which Demeter, Capricorn and Capricorn II may sell their interests in WMF without affording other WMF stockholders the opportunity to participate in the transaction. See "--The WMF Spin-Off--Capricorn II Investment" and "--The WMF Spin-Off--Certain Restrictions on Purchases and Sales," below.

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
    NEGOTIATION OF RELATED TRANSACTIONS. Concurrent with the negotiation of the April 21 Merger Agreement, AIMCO continued to negotiate the terms of the Stock Purchase Agreement with Demeter and Capricorn. The representatives of NHP (at the direction of the NHP Independent Committee) informed AIMCO, Demeter and Capricorn that NHP determined that it was inappropriate for NHP to agree to the terms of the Merger Agreement until the Stock Purchase Agreement was finalized and reviewed by NHP. Accordingly, the NHP Independent Committee deferred final consideration and approval of the April 21 Merger Agreement until the Stock Purchase Agreement was finalized.

    Concurrent with the negotiation of the April 21 Merger Agreement, AIMCO also conducted negotiations with Demeter and Capricorn regarding the purchase of the NHP Real Estate Companies. The Letter Agreement contemplated the purchase of all of the NHP Real Estate Companies' interests in conventional properties and 25% of the NHP Real Estate Companies' interests in affordable properties. Pursuant to an agreement entered into at the time NHP sold the NHP Real Estate Companies in August 1995, the NHP Real Estate Companies and its owners had granted NHP a right of first refusal (the "Right of First Refusal") with respect to certain transactions in which either the control of the NHP Real Estate Companies or the ability to appoint the property manager with respect to 25% of the properties controlled by the NHP Real Estate Companies and managed by NHP was transferred to a third party. At the direction of the NHP Independent Committee, NHP acted to preserve the ability to exercise the Right of First Refusal while recognizing that the purchase of the NHP Real Estate Companies (or their assets) contemplated by the Letter Agreement could have been structured in such a way that the Right of First Refusal would not have been triggered. In addition, the NHP Independent Committee expressed concern that AIMCO might withdraw the Merger Proposal if NHP sought to exercise the Right of First Refusal.

    In the course of negotiations, AIMCO and Demeter, Capricorn and the NHP Real Estate Companies determined to transfer all of the NHP Real Estate Companies' interests in affordable properties to AIMCO. As a result, NHP determined that the transaction could not be structured in such a way as to avoid NHP's Right of First Refusal. Accordingly, the NHP Independent Committee instructed DLJ to obtain information regarding the properties subject to the Right of First Refusal and determine if holders of NHP Common Stock would be likely to receive a higher price if NHP were to exercise its Right of First Refusal. See "--Opinion of Financial Advisor to NHP's Independent Committee--Real Estate Valuation," below. The NHP Independent Committee also directed its advisors and representatives of NHP to inform AIMCO and the NHP Real Estate Companies that it was appropriate for NHP to have an opportunity to determine whether to exercise the Right of First Refusal after announcement of the definitive April 21 Merger Agreement. Accordingly, NHP proposed, and AIMCO agreed, to include a provision in the April 21 Merger Agreement waiving the Right of First Refusal, provided that the Real Estate Agreement was entered into prior to May 31, 1997, and provided that such waiver was not to become effective until approximately two weeks after announcement of the completion of the April 21 Merger Agreement, thus permitting other potential purchasers to approach NHP Partners and NHP.

    OTHER OFFERS. On February 20, 1997, NHP received a letter from Insignia Financial Group, Inc. ("Insignia") stating that Insignia wished to make an offer to purchase 100% of the NHP Common Stock in a tax-free transaction at a price higher than the merger proposal from AIMCO. Insignia is subject to certain contractual restrictions which limit its ability to make an offer to acquire NHP, and the February 20, 1997 letter stated that it did not constitute an offer and did not state a price or specify any other terms and conditions.

    On February 26, 1997, NHP received a second letter from Insignia stating that Insignia was prepared to offer $24 per share, 50% payable in cash and 50% payable in Insignia Class A Common Stock, for all outstanding NHP Common Stock, including NHP Common Stock held by Demeter and Capricorn. This indication of interest from Insignia did not contemplate a spin-off of WMF. At a meeting on March 12, 1997, the NHP Independent Committee determined that Insignia should be approached directly by advisors and representatives of NHP. After several unsuccessful attempts by NHP and DLJ to schedule such a meeting, Mr. Heller and counsel for NHP met with Andrew Farkas, the chairman of Insignia, on March 24, 1997. In connection with NHP's earlier acquisition of the right to manage certain properties controlled by Oxford, Demeter acquired from Insignia certain securities that otherwise would have given Insignia the right to prevent NHP from acquiring management rights from Oxford, and Insignia agreed in connection with that transaction that it would not make any offer to acquire interests in NHP without NHP's consent. At the March 24, 1997 meeting, NHP advised Insignia among other things that it was prepared to waive the prohibitions on Insignia making an offer for NHP, and further advised Insignia that if it sought to make a formal offer it should do so promptly. Despite NHP's initiation of this meeting, NHP's agreement to waive the restrictions and NHP's invitation to Insignia to make an offer if it wished to do so, NHP never received a proposal for a transaction from Insignia.

    COMPLETION OF AGREEMENTS AND SUBSEQUENT EVENTS. On April 16, 1997, AIMCO entered into a Stock Purchase Agreement with Demeter and Capricorn. After review of the Stock Purchase Agreement and the proposed merger agreement, the NHP Independent Committee met on April 19, 1997 to consider the terms of the proposed merger agreement. After review of the terms of the agreements and presentations by DLJ and its legal advisors, the NHP Independent Committee unanimously recommended that the NHP Board should approve the proposed merger agreement. The NHP Board met immediately following the NHP Independent Committee meeting and unanimously (with one director absent, but including all members of the NHP Independent Committee) approved the proposed merger agreement and recommended that it be presented for a vote of the NHP stockholders. The proposed merger agreement was executed and publicly announced on April 21, 1997. No other offers were received with respect to the NHP Real Estate Companies (or their assets) and the waiver of the Right of First Refusal became effective May 3, 1997, subject to execution of the Real Estate Agreement.

    On May 5, 1997, AIMCO and ANHI completed the Initial NHP Stock Purchase.

    On May 22, 1997, AIMCO entered into the Real Estate Agreement with Demeter, Phemus, Capricorn, Mr. Heller and NHP Partners Two LLC, and on June 3, 1997, AIMCO acquired all of the interests of Demeter, Phemus, Capricorn, Mr. Heller and NHP Partners Two LLC in the NHP Real Estate Companies, which own interests in the NHP Properties. AIMCO paid consideration of $54.8 million in cash and issued 399,999 Warrants.

    On September 12, 1997, AIMCO completed the Subsequent NHP Stock Purchase.

    On October 14, 1997, AIMCO, NHP and Merger Sub amended the April 21 Merger Agreement to (i) extend the deadline for the Effective Date to occur from December 1, 1997 to December 22, 1997, (ii) modify the mechanics of the distribution of shares of WMF Common Stock in the WMF Spin-Off, and (iii) postpone, from the Effective Time until after the Election Deadline, the date from which holders of NHP Stock Options could, in lieu of exercising such options, elect to receive per NHP Stock Option the difference between the equivalent of $26.75 in cash for each share of AIMCO Common Stock for which such options are exercisable and the adjusted per share exercise price of such options (see "--NHP Stock Options").

REASONS OF AIMCO FOR THE MERGER; RECOMMENDATION OF THE AIMCO BOARD

    At meetings of the AIMCO Board held on February 19 and April 23, 1997, the AIMCO Board received and considered presentations by the senior management of AIMCO and its legal advisors regarding the NHP Acquisition. The AIMCO Board did not engage a financial advisor or seek to obtain a fairness opinion in connection with its determination that the Merger is advisable. At its meeting held on April 23, 1997, the AIMCO Board unanimously determined that the Merger was advisable and approved the Merger Agreement, the Stock Purchase Agreement and the NHP Real Estate Acquisition.

    In reaching its determination to approve the Merger Agreement and the Stock Purchase Agreement, the AIMCO Board considered a number of factors, including those listed below. In view of the wide variety of factors considered by the AIMCO Board and the complexity of those matters, the AIMCO Board did not consider it practical to, and it did not, attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. After evaluating all such factors, the AIMCO Board reached its conclusion based on its judgment in light of all such factors.

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
    OPPORTUNITY TO ACQUIRE LARGE REAL ESTATE PORTFOLIO. The AIMCO Board considered the views of senior management that the acquisition of all or a controlling interest in NHP would enhance AIMCO's opportunities to acquire the NHP Real Estate Companies, which were owned by affiliates of NHP. Following the NHP Stock Purchase and the NHP Real Estate Acquisition, AIMCO would own or manage over 170,000 apartment units.

    POTENTIAL BENEFITS OF THE COMBINED OPERATIONS. The AIMCO Board reviewed the potential benefits of a combination of the two companies. Management of AIMCO discussed with the AIMCO Board the current operation of the companies and the opportunities that would be created from the increased size of the combined companies' property management operations. Among the potential benefits outlined by management were:

    - the addition of the NHP Real Estate Companies would increase AIMCO's operations to a nationwide scale, would significantly enhance the diversification of AIMCO's property portfolio and should provide a platform to allow AIMCO to pursue further expansion of its operations through selective incremental acquisitions;

    - the potential for cost savings and efficiencies in the operations of the combined companies, especially through the elimination of overhead expenses, provisionally estimated to be $7.8 million annually; and

    - the opportunity to provide additional revenue generating services, such as cable television and telephone services and home health care services, to apartment residents on a more cost effective basis.

    GEOGRAPHIC AND MARKET DIVERSIFICATION. The AIMCO Board also considered the significantly greater diversification of the combined company, both in terms of geographic diversification and in terms of the significantly different mix of conventional and affordable units. The AIMCO Board believed that this diversification would benefit AIMCO by reducing its exposure to local economic cycles and by allowing it to attract a larger base of institutional investors.

    ENTRY INTO AFFORDABLE MULTIFAMILY HOUSING MARKET. In evaluating the NHP Acquisition, the AIMCO Board considered that the NHP Acquisition would provide AIMCO with a significant presence in the affordable multifamily housing market. It considered the views of senior management of AIMCO that it believed that there were attractive expansion and acquisition opportunities in the affordable multifamily market and that the NHP Acquisition would permit AIMCO to enter the market by acquiring an established operator of such properties. It also considered the lack of experience of AIMCO in that segment of the market and noted the belief of senior management of AIMCO that it should be able to retain sufficient experienced personnel of NHP following the Merger.

    EXPANDED CAPITALIZATION OF AIMCO. The AIMCO Board noted that the NHP Stock Purchase and the Merger would involve the issuance of up to approximately 8 million additional shares of AIMCO Common Stock. The Board considered that the additional market capitalization of AIMCO following the NHP Acquisition should increase the liquidity of the market for AIMCO Common Stock and could enhance the ability of AIMCO to raise additional debt or equity financing.

    FINANCIAL CONDITION AND PROSPECTS OF AIMCO AND NHP. In evaluating the NHP Acquisition, the AIMCO Board considered information with respect to the financial condition, results of operations and businesses of both AIMCO and NHP, on both an historical and prospective basis, and for AIMCO, the NHP Real Estate Companies and NHP on a pro forma combined basis. The AIMCO Board also considered the dilutive effect of the issuance of shares of AIMCO Common Stock in the NHP Acquisition, especially in the event that no NHP stockholders elect the Mixed Consideration, and the likely effect of such issuance on the earnings per share, cash flow and FFO per share of the combined entity.

    In reaching its determination to approve the NHP Acquisition and to recommend that AIMCO stockholders approve the Share Issuance, the AIMCO Board also considered a number of potentially negative factors that could be associated with the NHP Acquisition. These factors included, but were not limited to, the significant costs and resources, including the substantial commitment of senior management's time, required to complete the NHP Acquisition and integrate the businesses of the NHP Real Estate Companies and NHP into AIMCO's operations; the risk that the anticipated benefits of the NHP Acquisition, including the reduction of overhead expenses, will not be realized; the risk that, as a result of the NHP Acquisition, an owner of properties managed by NHP might seek to terminate or not renew property management agreements with NHP; and the potential for changes in Federal or state laws relating to low income housing subsidies that could adversely affect the financial performance of the affordable properties proposed to be acquired by AIMCO. The AIMCO Board also considered the advice of its legal advisors to the effect that, if the NHP Stock Purchase is effected, Section 203 of the DGCL will require the affirmative vote of at least 66 2/3% of all of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates, in order to consummate the Merger or any other business combination transaction with NHP within three years of such transaction. The AIMCO Board did not believe that these factors, either individually or in the aggregate, outweighed the potential benefits to AIMCO and its stockholders of the NHP Acquisition.

    THE AIMCO BOARD HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT AIMCO STOCKHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

REASONS OF NHP FOR THE MERGER; RECOMMENDATION OF THE NHP BOARD

    THE BOARD OF DIRECTORS OF NHP, INCLUDING THE INDEPENDENT COMMITTEE, UNANIMOUSLY (WITH ONE MEMBER ABSENT BUT INCLUDING ALL MEMBERS OF THE INDEPENDENT COMMITTEE) HAS APPROVED THE MERGER AGREEMENT AND THE RIGHTS AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NHP AND ITS STOCKHOLDERS AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF NHP VOTE FOR THE ADOPTION AND AUTHORIZATION OF THE MERGER AGREEMENT.

    In reaching its determination that the Merger is in the best interests of and fair to NHP and its stockholders, the NHP Board considered a number of factors, which factors taken together supported such determination, including without limitation the following:

         1. The terms of the Merger Agreement, including (a) that the Merger permits stockholders to elect to receive either a mixture of shares of AIMCO Common Stock and cash or only shares of AIMCO Common Stock, and (b) that the Merger will allow NHP's stockholders to participate in the equity of the combined companies. The NHP Board recognized that the terms of the Merger Agreement would result in the Merger constituting a taxable transaction to stockholders of NHP for Federal income tax purposes and determined that the other terms of the Merger outweighed this factor.

         2. The ability of NHP stockholders to retain an interest in WMF through the WMF Spin-Off and to obtain the benefit of a portion of NHP's Free Cash Flow (as defined below), if any, from February 1, 1997 to the Maturity Time.

         3. The value of the shares of WMF Common Stock that NHP stockholders will acquire in the WMF Spin-Off. The NHP Board considered the fact that there was no prior trading market for WMF and the risk that shares of WMF would not be fully valued in any trading market that might develop. While the NHP Board did not assign a specific value to these shares, the NHP Board considered the following factors with respect to their value: (i) that Capricorn II committed, under certain conditions, to purchase shares of WMF Common Stock at a price of $9.15 per share (which is equivalent to $3.05 per share of NHP Common Stock), in connection with the completion of the WMF Spin-Off; (ii) that Demeter, Capricorn and Capricorn II agreed to refrain in certain circumstances and for a limited period of time from selling shares of WMF Common Stock unless the transaction afforded other stockholders the opportunity to sell on comparable terms; and (iii) that Demeter and Capricorn agreed not to purchase shares of WMF Common Stock at a price less than $9.15 per share for one year following the WMF Spin-Off, subject to certain exceptions, and that Capricorn II agreed, if it completes its proposed acquisition of shares of WMF Common Stock, not to purchase shares of WMF in open market transactions for up to 90 days following the WMF Spin-Off unless WMF advises Capricorn II that WMF does not intend to purchase shares in open market purchases during that period. The NHP Board concluded that in light of these factors and the overall value of the Merger Consideration, the risk that shares of WMF might not be fully valued was outweighed by the benefits of the Merger.

         4. The terms of the Stock Purchase Agreement, pursuant to which Demeter and Capricorn were to sell their shares of NHP Common Stock on terms substantially similar to those provided in the Merger Agreement. (The NHP Board considered the fact that Demeter and Capricorn could receive additional cash consideration in lieu of the WMF Common Stock, the fact that AIMCO may pay to Demeter more than 50% of the consideration in cash for Demeter's NHP Common Stock and the fact that Demeter and Capricorn would receive shares of AIMCO Common Stock, and thus dividends paid on those shares, prior to completion of the Merger). The NHP Board also considered the terms the Real Estate Agreement was expected to include based on the terms of the Letter Agreement, and subsequent advice regarding the expected terms. In light of the general similarity between the consideration received by Demeter and Capricorn for their shares of NHP Common Stock and the Merger Consideration, the terms of the Stock Purchase Agreement and the expected terms of the Real Estate Agreement, and the opinion of DLJ described in the next paragraph, the NHP Board concluded that the terms of the Merger Agreement were fair to and in the best interests of the Unaffiliated NHP Stockholders.

         5. The opinion of DLJ to the effect that, as of April 21, 1997 and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration and the Rights Consideration were, in the aggregate, fair to the Unaffiliated NHP Stockholders from a financial point of view. See "--Opinion of Financial Advisor to NHP Independent Committee."

         6. The unanimous recommendation of the NHP Independent Committee that the NHP Board should approve the Merger Agreement.

         7. NHP's and AIMCO's financial condition, results of operations, cash flows, competitive position and the risks of owning shares of AIMCO, including those set forth in "Risk Factors," above. The NHP Board did not rely on a quantitative analysis of these factors, but based its conclusions on its qualitative judgment of the relative prospects of the companies based on a review of the foregoing factors.

         8. Historic market prices of the NHP Common Stock and the AIMCO Common Stock, particularly that the Merger could enable the stockholders of NHP to realize a premium over the prices at which shares of NHP Common Stock have traded in the past (including a premium of 27.0% (based on the Stock Consideration) and 28.6% (based on the Mixed Consideration, and in each case without considering any value attributable to shares of WMF to be received in the WMF Spin-Off) based on the closing price of AIMCO Common Stock and NHP Common Stock on the last trading day before the announcement that AIMCO had entered into the Letter Agreement). The NHP Board considered the fact that the value of the Merger Consideration would depend wholly (in the case of Stock Consideration) or partly (in the case of Mixed Consideration) on the value of shares of AIMCO Common Stock at the Effective Time, and determined that the risk that the fixed exchange ratio would result in a value of the Merger Consideration that was less than the value of the Merger Consideration at the time of the signing of the Merger Consideration was outweighed by the size of the premium over prior market prices of NHP Common Stock and their assumption that the market price of NHP Common Stock would likely decline to or below historic levels if the Merger were not completed.

         9. That, in the absence of the Merger, AIMCO will continue to control NHP through its ownership of a majority of the shares of NHP Common Stock and that AIMCO will continue to own

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
    the NHP Real Estate Companies, from which NHP received approximately 67% of its property management revenues in 1996.

        10. Possible limitations on NHP's future growth if it is unable to acquire interests in real estate or form joint ventures with others who will hold real estate to be managed by NHP.

        11. That, notwithstanding the public announcement of the Letter Agreement and the Merger Proposal, no other firm offers to acquire NHP were received.

        12. The terms of the Merger Agreement, which allow the NHP Board to provide information and enter into negotiations with respect to certain alternative acquisition proposals and to terminate the Merger Agreement in certain circumstances, subject to reimbursement of AIMCO's expenses and payment under certain circumstances of a termination fee.

    The NHP Board considered each of the foregoing factors as a whole and determined that, based on these factors, the Merger Proposal would provide greater value to Unaffiliated NHP Stockholders than any practical alternative. In particular, the NHP Board concluded that, in view of the negotiations with AIMCO and AIMCO's right to acquire a majority of the issued and outstanding shares of NHP Common Stock, there were no practical alternatives to the Merger Proposal other than simply rejecting the proposal and continuing to be a majority-owned subsidiary of AIMCO. In reaching its conclusion that the Merger is in the best interests of and fair to NHP and its stockholders, the NHP Board considered all the factors presented and, in light of the complexity of the risks and benefits, did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors or determine that any factor was of particular importance. Rather, the NHP Board viewed its position and recommendations as being based on its judgment in light of the totality of the information presented to and considered by it as to the overall effect of the Merger on Unaffiliated NHP Stockholders compared to the likely effect of rejecting the Merger Proposal.

OPINION OF FINANCIAL ADVISOR TO NHP INDEPENDENT COMMITTEE

    In its role as financial advisor to the NHP Independent Committee, DLJ was asked by the NHP Independent Committee to render an opinion to the NHP Independent Committee as to the fairness to the Unaffiliated NHP Stockholders, from a financial point of view, of the Merger Consideration and Rights Consideration, in the aggregate, to be received by the Unaffiliated NHP Stockholders pursuant to the terms of the Merger Agreement and the Rights Agreement. On April 21, 1997, DLJ delivered its written opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration and Rights Consideration, in the aggregate, to be received by the Unaffiliated NHP Stockholders were fair to the Unaffiliated NHP Stockholders from a financial point of view. DLJ also delivered to the NHP Independent Committee its opinion as of the date hereof to substantially the same effect.

    A COPY OF THE DLJ OPINION AS OF THE DATE HEREOF IS ATTACHED HERETO AS APPENDIX II. NHP STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION ATTACHED HERETO IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

    The DLJ opinions were prepared for the NHP Independent Committee and are directed only to the fairness of the Merger Consideration and Rights Consideration, in the aggregate, to be received by the Unaffiliated NHP Stockholders from a financial point of view and do not constitute recommendations to any NHP stockholder as to how such stockholder should vote at the NHP Special Meeting. DLJ was not retained as an advisor or agent to NHP stockholders or any other person, other than as an advisor to the

NHP Independent Committee. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ was selected to render an opinion in connection with the Merger based upon DLJ's general expertise and reputation and the fact that DLJ has substantial experience in transactions similar to the Merger and is familiar with NHP and its business.

    The DLJ opinions do not constitute opinions as to the price at which shares of AIMCO Common Stock or WMF Common Stock will actually trade at any time. The Merger Consideration and Rights Consideration were determined in arm's-length negotiations between representatives of the NHP Independent Committee and NHP and AIMCO, in which negotiations DLJ advised the NHP Independent Committee. No restrictions or limitations were imposed by the NHP Independent Committee upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinions. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring NHP or WMF (except to the extent it participated in discussions with Insignia), nor did it solicit the interest of any other party in acquiring any equity interests in, or assets of, NHP Partners, Inc. or NHP Partners Two LP.

    In arriving at the DLJ opinion attached hereto, DLJ reviewed the Merger Agreement, the Rights Agreement, the Stock Purchase Agreement, the Real Estate Agreement, the Right of First Refusal Agreement, the Capricorn II Investment Commitment, and the letter agreement dated April 21, 1997 from Demeter and Capricorn to NHP Financial Services, Ltd. (now known as WMF) regarding purchases and sales of WMF Common Stock (the "WMF Agreement"). DLJ also reviewed financial and other information that was publicly available or furnished to it by NHP, WMF and AIMCO, including information provided during discussions with their respective managements, which consisted of certain financial projections of NHP (without projected growth and dispositions in properties under management and excluding WMF) for the period beginning January 1, 1997 and ending December 31, 1997, prepared by the management of NHP, certain financial projections of WMF for the period beginning January 1, 1997 and ending December 31, 1997, prepared by the management of WMF, certain financial projections of AIMCO for the period beginning January 1, 1997 and ending December 31, 1997, prepared by the management of AIMCO, certain financial projections relating to the NHP Properties prepared by the management of AIMCO and certain historical data and financial projections relating to the NHP Properties prepared by the management of NHP, as provider of administrative services to the NHP Real Estate Companies. In addition, DLJ compared certain financial and securities data of NHP and AIMCO, and certain financial data of WMF, with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of NHP Common Stock and AIMCO Common Stock, reviewed prices and premiums paid in certain other selected business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinions. In addition, DLJ also had discussions with a representative of Demeter with respect to discussions between Demeter and a number of third parties who may have had a prior interest in acquiring NHP.

    In rendering its opinions, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by NHP, WMF and AIMCO or their respective representatives, or that was otherwise reviewed by it. DLJ did not make any independent evaluation of the assets or liabilities of NHP or WMF nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of (i) the respective managements of NHP, WMF and AIMCO as to the future operating and financial performance of NHP, WMF and AIMCO, respectively and (ii) the respective managements of NHP and AIMCO as to the future operating and financial performance of the NHP Properties. DLJ also assumed that Capricorn II will make the investment in WMF that is contemplated by the Capricorn II Investment Commitment and that the transactions contemplated by the Stock Purchase Agreement, the Real Estate Agreement, the Merger Agreement and the Rights Agreement will not result in AIMCO not qualifying as a REIT under Federal tax laws.

    The DLJ opinions are necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the respective dates thereof. It should be understood that, although subsequent developments may affect its opinions, DLJ does not have any obligation to update, revise or reaffirm its opinions.

    The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at its opinion dated April 21, 1997.

    NHP VALUATION

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and volumes for the NHP Common Stock from August 15, 1995, the day after the NHP IPO, through April 18, 1997, and the AIMCO Common Stock for the period beginning March 31, 1996 through April 18, 1997. DLJ also reviewed the daily closing prices of the NHP Common Stock and compared them with the Standard & Poor's 400 Index ("S&P 400") and an index of certain other management companies whose securities are publicly traded (collectively, the "Management Companies"), consisting of: Cardinal Realty Services, Inc., CB Commercial Real Estate Services Group, Inc., Central Parking Corporation, Grubb & Ellis Company, HFS Incorporated, Insignia Financial Group, Inc., Marriott International, Inc., and ServiceMaster L.P. DLJ also reviewed the daily closing prices of AIMCO Common Stock and compared them with the S&P 400 and an index of certain other apartment REITs whose securities are publicly traded (collectively, the "Apartment REITs"), consisting of: Amli Residential Properties Trust, Avalon Properties, Inc., Bay Apartment Communities, Inc., Camden Property Trust, Charles E. Smith Residential Realty, Inc., Equity Residential Properties Trust, Evans Withycombe Residential, Inc., Gables Residential Trust, Irvine Apartment Communities, Inc., Merry Land and Investment Company, Inc., Paragon Group, Inc., Security Capital Atlantic Trust, Security Capital Pacific Trust and United Dominion Realty Trust, Inc. DLJ also reviewed the implied exchange ratio since the NHP IPO, calculated by dividing the price of NHP Common Stock by the price of AIMCO Common Stock, and the relationship between the price of NHP Common Stock and the price of AIMCO Common Stock from February 19, 1997, one day prior to announcement of the Merger Proposal (the "Pre-Announcement Day") through April 18, 1997. This information was reviewed solely to provide background regarding the stock prices of AIMCO Common Stock and NHP Common Stock over the periods indicated. DLJ noted the high and low closing prices for NHP Common Stock since the NHP IPO were $24.75 and $12.00 per share, respectively, and the high and low closing prices for AIMCO over the period beginning March 31, 1996 through April 18, 1997 were $29.50 and $18.50 per share, respectively.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To attempt to provide contextual data and comparative market information with respect to NHP, DLJ reviewed certain earnings, operating and financial ratios relating to each of the Management Companies. However, DLJ noted that NHP was not directly comparable to any of the Management Companies, based on a number of factors including, but not limited to, NHP's focus on multi-family properties, the fact that NHP does not own the real estate it manages, NHP's lack of established brand name and its dependence on real estate acquisitions by NHP Partners, Inc. or other third parties for future growth. Further, based on DLJ's discussions with management of NHP and a representative of Demeter with respect to NHP Partners, Inc.'s unwillingness to fund further real estate acquisitions, DLJ believed that the values implied from the historical data and ratios of NHP as of the Pre-Announcement Day represent the upper end of the range of reasonable values for NHP Common Stock. DLJ noted that, as of the Pre-Announcement Day, NHP's total Enterprise Value (defined as the product of the per share price of NHP Common Stock and total shares of such stock outstanding plus Net Debt (defined as total debt less cash and cash equivalents, which for NHP as of the Pre-Announcement Day was assumed to be $60.5 million, the amount outstanding at September 30, 1996, being the latest then publicly available information with respect thereto as set out in NHP's Form 10-Q for the quarterly period ended September 30, 1996)), as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest reported twelve months ("LTM") was 7.5, which included the effect of ownership of WMF. Based on an assumed range of LTM EBITDA multiples of 6.0 to 8.0, DLJ computed an Enterprise Value range for NHP (excluding WMF) of $160 million to $215 million and an equity market valuation range of $8.80 to $12.70 per share on a fully diluted basis. This compared with an equity value per share of NHP Common Stock pursuant to the terms of the Merger of $21.87, based upon the Exchange Ratio and the closing stock price of AIMCO Common Stock on April 18, 1997 of $29.25.

    In addition, to provide contextual data and comparative market information with respect to AIMCO, DLJ compared selected historical share price, earnings and operating and financial ratios for AIMCO (both prior and subsequent to the Pre-Announcement Day) to the corresponding data and ratios of the Apartment REITs. Such data and ratios included common stock price (which for AIMCO Common Stock on the Pre-Announcement Day was $26.375 and on April 18, 1997 was $29.25) as a multiple of certain published research estimates of FFO for the fiscal years 1997 and 1998 ("Estimated 1997 FFO" and "Estimated 1998 FFO," respectively). DLJ noted that, as of the Pre-Announcement Day, AIMCO Common Stock price as a multiple of Estimated 1997 FFO and Estimated 1998 FFO was 10.0 and 9.2, respectively, and on April 18, 1997 was 10.8 and 9.6, respectively. This compared with the median of the Apartment REITs on April 18, 1997 of 10.8 and 9.9, respectively.

    CONTRIBUTION ANALYSIS. DLJ analyzed NHP's and AIMCO's relative contributions to the combined companies (excluding WMF and the NHP Properties) with respect to total revenues, EBITDA and FFO. Its analysis was made for the fiscal year ended December 31, 1996 and the projected results (based on NHP and AIMCO management projections) for the fiscal year ending December 31, 1997. As a result of the Merger and assuming no NHP stockholders elect Mixed Consideration, holders of NHP Common Stock, (prior to completion of the NHP Stock Purchase), will own approximately 29% of the shares of AIMCO Common Stock, on a fully diluted basis, after the Effective Time. This compares with NHP's contribution to the combined companies' pro forma results (excluding WMF and the NHP Properties) for the fiscal year ended December 31, 1996 of approximately 39% of revenues, 31% of EBITDA and 33% of FFO and as projected for the fiscal year ending December 31, 1997 of approximately 31% of revenues, 22% of EBITDA and 22% of FFO.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis with respect to NHP (excluding WMF). In conducting its analysis, DLJ relied on the financial projections and other information provided by NHP management and certain additional assumptions and financial projections developed by DLJ and reviewed by NHP management. Using this information, DLJ performed standalone discounted cash flow analyses of NHP (excluding WMF). DLJ calculated the estimated unlevered cash flow based on standalone projected operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the NHP standalone (excluding WMF) projections and discounted the stream of unlevered cash flows from fiscal 1997 to fiscal 2001 provided in such projections, back to December 31, 1996 using discount rates ranging from 11% to 13%. To estimate the residual values of NHP standalone (excluding WMF) at the end of the forecast period, DLJ applied terminal multiples of 7.0 to 9.0 to the projected fiscal 2001 EBITDA and discounted such value estimates back to December 31, 1996 using discount rates ranging from 11% to 13%. DLJ then aggregated the present values of the unlevered cash flows and the present values of the residual values to derive a range of implied Enterprise Values for NHP standalone (excluding WMF). The range of implied Enterprise Values for NHP standalone (excluding WMF) were then adjusted for the Net Debt (including the assumed proceeds from the exercise of stock options) of NHP standalone (excluding WMF) as at January 31, 1997 to yield implied equity values of NHP standalone (excluding WMF). The range of equity values were then divided by the number of outstanding shares of NHP Common Stock on a fully diluted basis to determine a range of equity values per share for NHP standalone (excluding WMF). The range of implied equity values for NHP Common Stock was $11.40 to $15.20 per share. This compared with an equity value per share of NHP Common Stock pursuant to the terms of the Merger of $21.87, based upon the Exchange Ratio and the closing stock price of AIMCO Common Stock on April 18, 1997 of $29.25.

    PREMIUMS PAID ANALYSIS. DLJ determined the percentage premium of the offer price over the trading prices one day, one week and four weeks prior to the announcement date of each stock-for-stock merger transaction that ranged in Enterprise Value from $250 million to $500 million and occurred since January 1, 1993. These transactions involved companies that are not necessarily comparable to NHP. The median premiums for the selected transactions over the trading prices, one day, one week, and four weeks prior to the announcement dates were 30%, 36% and 44%, respectively. Additionally, DLJ performed the same analysis for the 81 merger or acquisition transactions (including the 41 stock-for-stock merger transactions described above) for the same period and range of Enterprise Values. The median premiums over the trading prices one day, one week and four weeks prior to the announcement dates were 29%, 36% and 41%, respectively. DLJ subtracted a range of values for WMF from $2.00 to $3.05 per share of NHP Common Stock from the stock price of NHP Common Stock on the Pre-Announcement Day to derive an unaffected stock price for NHP Common Stock standalone (excluding WMF) ranging from $12.33 to $13.38 per share. DLJ then applied a range of premiums of 30% to 45% to this unaffected stock price to derive NHP Common Stock standalone (excluding WMF) stock prices ranging from $16.00 to $19.40 per share. This compared with an equity value per share of NHP Common Stock pursuant to the terms of the Merger of $21.87, based upon the Exchange Ratio and the closing stock price of AIMCO Common Stock on April 18, 1997 of $29.25.

    WMF VALUATION

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. In addition, with respect to the proposed WMF Spin-Off, DLJ noted that WMF is a pure multi-family and commercial mortgage company, whereas the primary business of the publicly traded mortgage companies is residential mortgage origination and servicing. Accordingly, DLJ does not believe that there are any traded companies which are directly comparable to WMF. However, DLJ reviewed selected historical share price, earnings and operating and financial ratios of certain mortgage originating and servicing companies whose securities are publicly traded (collectively, the "Mortgage Companies"). The Mortgage Companies consisted of:
AMRESCO, Inc., Countrywide Credit Industries, Inc., North American Mortgage Company and Resource Bancshares Mortgage Group, Inc. Such data and ratios included Equity Value (defined as the product of the common stock price and total number of shares outstanding) as a multiple of LTM net income and as a multiple of stockholders' equity as of the latest reported balance sheet date ("Book Value"). DLJ noted that all of the Mortgage Companies had significantly greater earnings than WMF, and the Equity Values of the Mortgage Companies ranged from $265 million to $2,781 million. DLJ also noted that, for the Mortgage Companies, the average Equity Value multiples of LTM net income and Book Value were 11.9 and 1.8, respectively. DLJ noted that, given WMF's relatively small size, the fact that subsequent to the WMF Spin-Off it would be controlled by Demeter and Capricorn II and the incremental costs of being an independent public company, these average multiples implied values that represented the upper end of the range of reasonable values for WMF. Accordingly, using a range of Equity Value multiples of 1996 net income of 10.0 to 12.0 and a range of Equity Value multiples of Book Value of 1.5 to 2.0 and after adjusting WMF's 1996 net income by certain assumed costs of being a public company, DLJ derived a range of equity market values for WMF from $2.44 to $3.25 per fully diluted share of NHP Common Stock on a fully distributed basis.

    BREAK-UP VALUE ANALYSIS. DLJ also performed a break-up analysis with respect to WMF. DLJ analyzed the value of WMF's servicing portfolio as of December 31, 1996 by calculating servicing cash flow

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
as the difference between servicing fees and servicing costs and making certain adjustments to account for the expected value of cash flows from designated underwriter servicer loans. DLJ then applied a range of multiples to this servicing cash flow of 2.0 to 6.0 to derive a range of values for the servicing portfolio. In addition, DLJ analyzed the value of WMF's origination portfolio by calculating the origination fee on the originations earned in 1996 and the origination fee expected to be earned by WMF in 1997. Due to the fact that origination fees are non-recurring transaction fees, DLJ applied a multiple of
1.0 both to the 1996 origination fee and the expected 1997 origination fee to derive a range of values for WMF's origination portfolio. DLJ then derived a break-up equity value for WMF by adding the range of values for the servicing portfolio and the origination portfolio and subtracting WMF's Net Debt as of December 31, 1996. This analysis produced a range of equity values of WMF ranging from $1.49 to $2.99 per fully diluted share of NHP Common Stock. The purpose of this analysis was to determine if WMF had sufficient assets to command a break-up value in excess of its value that would be implied from multiples of LTM net income and Book Value.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis with respect to WMF. In conducting its analysis, DLJ relied on the financial projections and other information provided by WMF management and certain additional assumptions and financial projections developed by DLJ and reviewed by WMF management. Using this information, DLJ performed standalone discounted cash flow analyses of WMF. DLJ calculated the estimated levered cash flow based on standalone projected net income adjusted for certain projected non-cash items (i.e., depreciation and amortization). DLJ analyzed the WMF projections and discounted the stream of levered cash flows from fiscal 1997 to fiscal 2001 provided in such projections back to December 31, 1996 using discount rates ranging from 17% to 20%. To estimate the residual values of WMF at the end of the forecast period, DLJ applied terminal multiples of 8.0 to 12.0 to the projected fiscal 2001 net income and discounted such value estimates back to December 31, 1996 using discount rates ranging from 17% to 20%. DLJ then aggregated the present values of the levered cash flows and the present values of the residual values to derive a range of implied equity values for WMF. The range of equity values were then divided by the number of outstanding shares of NHP Common Stock on a fully diluted basis to determine a range of equity values per share for WMF. The range of implied equity values was $2.44 to $3.04 per share of NHP Common Stock on a fully diluted basis.

    REAL ESTATE VALUATION

    DLJ performed a limited analysis of the value of the NHP Properties based on information provided to DLJ by management of NHP in its capacity as provider of administrative services to NHP Partners, Inc. DLJ reviewed certain financial and operating data and other information relating to the NHP Properties, including asset location, asset quality, asset occupancy rates, asset leverage, capitalization rates ("Cap. Rates") estimated by NHP management, net operating income before capital expenditures ("NOI") and allowance for capital expenditures for fiscal 1996 for certain properties, NOI and capital expenditures for fiscal 1997 for certain other properties as projected by NHP management, NHP Partners, Inc.'s ownership of debt instruments relating to the NHP Properties and NHP Partners, Inc.'s ownership interests as both general partner and limited partner in certain partnerships owning the NHP Properties. In performing its limited analysis, DLJ considered the degree to which the NOI for each property would have to be increased, and what the average Cap. Rate for the NHP Properties as a whole would have to be, for the combined value of the Right of First Refusal, NHP standalone (excluding WMF), based on the mid-point of DLJ's discounted cash flow analysis, and WMF, based on the mid-point of DLJ's discounted cash flow analysis, to be comparable to the Merger Consideration, Rights Consideration and consideration for the NHP Properties in the aggregate. This analysis was conducted to determine if holders of NHP Common Stock would be likely to receive a higher price if NHP were to exercise its Right of First Refusal. DLJ's analysis suggested that the concurrently required increase in NOI and the average Cap. Rate would range from an approximate increase in NOI per property of 20% together with an approximate average Cap.

Rate of 8.50%, to an approximate increase in NOI per property of 50% together with an approximate average Cap. Rate of 10.75%.

                                    *  *  *

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business, economic, market and financial conditions and other matters, including the absence of any material changes in the real estate markets in which NHP and AIMCO conduct business, U.S. economic conditions generally and the financial markets and mergers and acquisitions markets in particular. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated March 14, 1997, NHP has paid DLJ a fee of $700,000. NHP has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the Federal securities laws.

    Certain affiliates of DLJ own, in the aggregate, limited partnership interests representing approximately 3% of the outstanding capital of Capricorn and approximately 5% of the outstanding capital of Capricorn II. DLJ was a co-manager with respect to the NHP IPO in August 1995 and received usual and customary compensation with respect thereto. In addition, NHP is the receiver and property manager with respect to certain multifamily residential properties the mortgages of which were owned by an affiliate of DLJ and certain other multifamily residential properties the mortgages of which collaterize securities which were owned by an affiliate of DLJ.

    In the ordinary course of business, DLJ may actively trade the securities of both NHP and AIMCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE WMF SPIN-OFF

    IN GENERAL. On April 21, 1997, concurrent with signing the Merger Agreement, NHP signed the Rights Agreement providing for the Rights Distribution. The Rights were distributed May 9, 1997 to stockholders of record of NHP Common Stock on May 2, 1997 on the basis of one Right for each share of NHP Common Stock. In addition, one Right was issued with and attached to each share of NHP Common Stock issued after May 2, 1997, and one Right will be issued with and attached to each share of NHP Common Stock issued prior to the Maturity Time. The Rights are attached to the shares of NHP Common Stock and may not be separately traded. The WMF Share Distribution will be made at the Maturity Time to holders of Rights. The WMF Share Distribution is conditioned on receipt of all necessary consents, and therefore may not be completed until consent to the WMF Share Distribution is received from the lenders under NHP's bank credit facility. Accordingly, if this consent is not received prior to the earlier of the Effective Time or December 1, 1997, the Maturity Time will be deferred until the consent is received. NHP stockholders of record immediately prior to the Maturity Time will receive certificates evidencing the shares of WMF Common Stock promptly after the Maturity Time. No certificates or scrip representing fractional shares of WMF Common Stock will be issued. NHP stockholders will receive cash in lieu of fractional shares of WMF Common Stock that would otherwise be distributed at a rate of $9.15 per share of WMF Common Stock.

    As of October 30, 1997, 13,001,939 shares of NHP Common Stock were outstanding and held of record by 41 holders, and 806,250 NHP Stock Options were outstanding. If the WMF Share Distribution occurred on that date, an aggregate of approximately 4,333,980 shares of WMF Common Stock would have been distributed to such holders. If all NHP Stock Options outstanding on that date were exercised, approximately 268,750 additional shares of WMF Common Stock would have been issued. NHP is prohibited by the Merger Agreement from issuing additional shares of NHP Common Stock, except in connection with the exercise of outstanding stock options, without the prior written approval of AIMCO. NHP therefore believes the number of shares of WMF Common Stock to be issued in the WMF Share Distribution will not differ significantly from the amounts set forth above.

    The Merger Agreement provides that the Rights Distribution is a condition to the Merger. AIMCO and ANHI have agreed to hold in trust for Demeter and the Capricorn Sellers all Rights distributed with respect to the shares of NHP Common Stock AIMCO or ANHI acquired in the NHP Stock Purchase and any Remaining Shares acquired by AIMCO or its subsidiaries, and to deliver to Demeter and the Capricorn Sellers all the shares of WMF Common Stock they receive in respect of such Rights.

    SEPARATION AGREEMENT. In connection with the WMF Share Distribution, WMF and NHP will enter into a Separation Agreement (the "Separation Agreement"). The Separation Agreement will, among other things, provide for (i) cross-indemnification designed to place with WMF the responsibility for liabilities of the business carried on by WMF prior to the WMF Share Distribution and place on NHP the responsibility for liabilities of the business carried on by NHP (excluding WMF) prior to the WMF Share Distribution, (ii) to the extent not previously paid by WMF, the payment by WMF to NHP of any tax liabilities of WMF, computed on a stand-alone basis, for periods when WMF is affiliated with NHP, (iii) the repayment of amounts owed by WMF to NHP at the time of the WMF Share Distribution and (iv) the transfer to WMF of the Merger Consideration payable in respect of certain shares of NHP Common Stock held in escrow in connection with the purchase by NHP of WMF. Amounts owed to NHP pursuant to the Separation Agreement will be offset by NHP Free Cash Flow to the extent it is required to be transfered to WMF pursuant to the Merger Agreement. "NHP Free Cash Flow" for a given period means the amount of NHP's earnings before interest, taxes, depreciation and amortization for such period less (i) the amount of cash payments made or obligated to be made in respect of taxes and interest during such periods and (ii) $500,000 per month (or ratable portion thereof) included in such period.

    CAPRICORN II INVESTMENT. On April 21, 1997, Capricorn II entered into the Capricorn II Investment Commitment with WMF pursuant to which Capricorn II would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, purchase from WMF 546,448 shares of WMF Common Stock for a price of $9.15 per share in connection with the WMF Spin-Off. The Capricorn II Investment Commitment does not purport to constitute a legally binding agreement with respect to the investment.

    WMF ISSUANCE OF SHARES. WMF also will issue, pursuant to the terms and conditions of an Employee Stock Purchase Plan (the "ESPP"), 25 shares of WMF Common Stock to each employee of WMF who is not eligible for participation in WMF's 1997 Key Employee Incentive Plan at a nominal per share purchase price. In addition, the ESPP will provide that each employee will have an option to acquire up to 1,000 shares of WMF Common Stock for a price of $9.15 per share, which option shall be exercisable for 10 business days commencing upon the Maturity Time.

    CERTAIN RESTRICTIONS ON PURCHASES AND SALES. In connection with the WMF Share Distribution, each of Demeter and Capricorn have agreed that it will not, prior to April 1, 1998, purchase any shares of WMF Common Stock at a price of less than $9.15 per share and that, except in certain situations, for a period of one year following the Maturity Time, it will not sell, in one or more related transactions, more than 50% of the shares held by it at the Maturity Time without requiring the purchaser of the shares to offer to purchase the shares of all holders of WMF Common Stock or propose a merger, each on terms comparable to those on which Demeter or Capricorn, as the case may be, sells its shares of WMF Common Stock. In addition, Capricorn II agreed in the Capricorn II Investment Commitment that, if the Capricorn Investment is completed, for a period of 90 days following the Maturity Time, it will not purchase any shares of WMF Common Stock on the open market unless it has been notified by WMF that WMF will not be buying any shares of WMF Common Stock in open market transactions. Capricorn II has also agreed that, if during the period of one year following the Maturity Time it (together with its affiliates, which does not include Capricorn for this purpose) is the single largest stockholder of WMF and holds more than 20% of the shares of WMF Common Stock, it will not sell, in one or more related transactions, more than 50% of the shares held by it at the time of the sale without requiring the purchaser of the shares to offer to purchase the shares of all holders of WMF Common Stock or propose a merger, each on terms comparable to those on which Capricorn II sells.

NHP STOCK OPTIONS

    Each NHP Stock Option outstanding on May 5, 1997 became fully vested and exercisable on that date as a result of the NHP Stock Purchase. NHP Stock Options may be exercised prior to the Merger and the shares of NHP Common Stock received upon exercise shall be converted into the right to receive the Merger Consideration in the Merger. Pursuant to the Merger Agreement, any NHP Stock Options outstanding at the Effective Time will immediately vest to the extent they have not previously vested. AIMCO, at the Effective Time, will assume all outstanding NHP Stock Options that were granted on or before April 16, 1997, will reserve approximately 0.6 million shares of AIMCO Common Stock for delivery upon exercise of the NHP Stock Options and will prepare and file a registration statement on Form S-8 to become effective as of the Effective Time with respect to the shares of AIMCO Common Stock subject to the NHP Stock Options. Each such NHP Stock Option will become exercisable for that number of shares of AIMCO Common Stock equal to the product of (i) the aggregate number of shares of NHP Common Stock for which such NHP Stock Option was exercisable and (ii) the Exchange Ratio, rounded up to the nearest whole number, in the case of any NHP Stock Options other than an "incentive stock option" (within the meaning of Section 422 of the Code), and rounded down to the nearest whole number, in the case of any incentive stock option, if necessary. The exercise price per share of such NHP Stock Option shall be equal to the quotient of (i) the aggregate exercise price of such NHP Stock Option at the Effective Time (adjusted as described in the following paragraph), divided by (ii) the number of shares of AIMCO Common Stock for which such NHP Stock Option shall be exercisable, as determined in accordance with the preceding sentence, rounded up to the next highest cent, if necessary. AIMCO has agreed that, for a period beginning on the first business day following the Election Deadline and ending 90 days after the Effective Time, each holder of NHP Stock Options that are not incentive stock options may, in lieu of exercising any such NHP Stock Options, elect to receive for each share of AIMCO Common Stock subject to such option a cash amount equal to the excess of $26.75 over the per share exercise price of such NHP Stock Option, as determined in accordance with the preceding sentence. AIMCO has agreed that for a period beginning on the first business day following the Election Deadline and ending 90 days after the Effective Time, it will repurchase any shares of AIMCO Common Stock acquired upon exercise of an NHP Stock Option that is an incentive stock option for $26.75 per share in cash.

    Immediately prior to the WMF Share Distribution, each NHP Stock Option will be divided into two separately exercisable options: (i) an option (the "Add-on WMF Option"), exercisable for the number of shares of WMF Common Stock that would have been issued in the WMF Share Distribution in respect of the shares of NHP Common Stock subject to the applicable NHP Stock Option, if such NHP Stock Option had been exercised in full immediately prior to the WMF Share Distribution, and containing substantially equivalent terms as the existing NHP Stock Option, and
(ii) a new option to purchase NHP Common Stock, exercisable for the same number of shares of NHP Common Stock as the original NHP Stock Option. The per share exercise price of the original NHP Stock Option will be allocated between the Add-on WMF Option and the new NHP Stock Option based on assumed relative values of the WMF Common Stock and the NHP Common Stock. All other terms of the new NHP Stock Option will be the same, in all material respects, as the original NHP Stock Option.

REGISTRATION RIGHTS AGREEMENTS

    AIMCO has entered into registration rights agreements pursuant to the Stock Purchase Agreement and the Real Estate Acquisition Agreement (respectively the "Stock Purchase Registration Agreement" and the "Real Estate Acquisition Registration Agreement"), as well as the Rule 145 Registration Agreement. The following summaries do not purport to be complete and are qualified in their entirety by reference to the registration rights agreements actually entered into by AIMCO in connection with the referenced transactions.

    THE STOCK PURCHASE REGISTRATION AGREEMENT

    REGISTRATION. Pursuant to the Stock Purchase Registration Agreement, AIMCO is obligated to file a registration statement with the Commission to register for resale the 2,204,221 shares (the "Stock Purchase Shares") of AIMCO Common Stock issued to Demeter, Capricorn and Capricorn's permitted transferees pursuant to the Stock Purchase Agreement. AIMCO included the Stock Purchase Shares in a registration statement on Form S-3 filed with the Commission on September 26, 1997, as amended by Amendment No. 1 thereto filed October 28, 1997 (as so amended, the "September 26, 1997 Registration Statement"). AIMCO is required to use its best efforts to effect such registration within 10 days after the effectiveness of the AIMCO Registration Statement but not later than November 5, 1997, and to keep such registration continuously effective until the earlier of (i) May 5, 2000, (or a number of days thereafter equal to the number of days, if any, that AIMCO defers the filing of or suspends such registration statement as described below), and (ii) the date on which all of the Stock Purchase Shares have been sold pursuant to such registration statement or Rule 144 ("Rule 144") under the Securities Act.

    DEFERRAL OF REGISTRATION; SUSPENSION OF SALES. Notwithstanding the foregoing, AIMCO has the right to suspend sales of Stock Purchase Shares under any effective registration statement for a period of not more than 120 days during any one-year period ending on December 31, if AIMCO determines that it would be detrimental to AIMCO and its stockholders to permit continued sales of Stock Purchase Shares under an effective registration statement or if the managing underwriter in an underwritten offering by AIMCO requests that the holders of Stock Purchase Shares refrain from any sale or distribution of AIMCO Common Stock.

    EXPENSES. AIMCO is required to bear the expenses of the registration of the Stock Purchase Shares. AIMCO will also pay the fees and disbursements, not to exceed $25,000, of counsel selected to represent the holders by holders owning a majority of Stock Purchase Shares. Selling stockholders are responsible for paying any other selling expenses, including underwriting discounts and broker's commissions, and expenses of selling stockholders' counsel, except as described in the previous sentence.

    THE RULE 145 REGISTRATION AGREEMENT

    REGISTRATION. The Merger Agreement requires AIMCO to enter into the Rule 145 Registration Agreement prior to the Effective Date. Pursuant to the Rule 145 Registration Agreement, AIMCO would be obligated to file a shelf registration statement (the "Merger Shelf Registration Statement") with the Commission within 90 days after the delivery of the Rule 145 Registration Agreement to register for resale the shares of AIMCO Common Stock issued to Rule 145 Affiliates ("Affiliate Shares"). AIMCO would be required to use its best efforts to effect such registration as soon as possible, and to keep such registration continuously effective until the earlier of (i) the later of the first anniversary of the date of the Rule 145 Registration Agreement and 90 days after the Commission declares such registration statement effective plus the number of days, if any, AIMCO defers the filing of or suspends such registration statement as described below and (ii) the date on which all of the Affiliate Shares have been sold pursuant to such registration statement.

    In addition to the Merger Shelf Registration Statement, AIMCO is obligated also to file a registration statement (the "Demand Registration Statement," and together with the Merger Shelf Registration Statement, the "Merger Registration Statements") with the Commission within 20 days of written notice (a "Demand Notice") by holders of at least 300,000 Affiliate Shares to register such Affiliate Shares for resale. Such holders would be entitled to request the filing of two Demand Registration Statements within three years of the date of the Rule 145 Registration Agreement. AIMCO would be required to use its best efforts to effect such registration within 90 days of AIMCO's receipt of a Demand Notice, and to keep such registration continuously effective until the earlier of (i) 90 days after the Commission declares such Demand Registration Statement effective and (ii) the date all shares covered by such Demand Registration Statement have been sold pursuant to such Demand Registration Statement.

    DEFERRAL OF REGISTRATION; SUSPENSION OF SALES. Notwithstanding the foregoing, AIMCO has the right to defer the filing of the Merger Registration Statements (or suspend sales under any effective Merger Registration Statement) for periods of not more than 60 days and not exceeding 150 days in any 12-month period, if AIMCO determines that it would be detrimental to AIMCO and its stockholders to file such registration statement at such time (or to permit continued sales under an effective Merger Registration Statement).

    EXPENSES. AIMCO is required to bear the expenses of the registration of the Affiliate Shares. AIMCO will also pay the fees and disbursements, not to exceed $25,000, of counsel selected by holders owning a majority of Affiliate Shares to represent such holders. Selling stockholders are responsible for paying any other selling expenses, including underwriting discounts and broker's commissions, and expenses of selling stockholders' counsel except as described in the previous sentence.

    THE REAL ESTATE ACQUISITION REGISTRATION AGREEMENT

    REGISTRATION. Pursuant to the Real Estate Acquisition Registration Agreement, upon the request of the sellers under the Real Estate Agreement, AIMCO is obligated to file a registration statement with the Commission to register the shares (the "Warrant Shares") of AIMCO Common Stock that may be issued upon exercise of the Warrants. AIMCO included the Warrant Shares in the September 26, 1997 Registration Statement. AIMCO is required to use its best efforts to effect registration of the Warrant Shares upon request of the sellers under the Real Estate Agreement, and to keep such registration continuously effective until the earlier of (i) the fifth anniversary of the date of effectiveness of such registration (or a number of days thereafter equal to the number of days, if any, that AIMCO defers the filing of or suspends such registration statement as described below), and (ii) the date on which all of the Warrant Shares have been sold pursuant to such registration statement or Rule 144.

    DEFERRAL OF REGISTRATION; SUSPENSION OF SALES. Notwithstanding the foregoing, AIMCO has the right to suspend sales of Warrant Shares under any effective registration statement for a period of not more than 120 days during any one-year period ending on December 31, if AIMCO determines that it would be detrimental to AIMCO and its stockholders to permit continued sales of Warrant Shares under an effective registration statement.

    EXPENSES. AIMCO is required to bear the expenses of the registration of the Warrant Shares. AIMCO will also pay the fees and disbursements, not to exceed $25,000, of counsel selected by holders owning a majority of Warrant Shares to represent the holders. Selling stockholders are responsible for paying any other selling expenses, including underwriting discounts and broker's commissions, and expenses of selling stockholders' counsels except as described in the previous sentence.

INTERESTS OF DIRECTORS AND MANAGEMENT OF NHP AND AIMCO IN THE MERGER AND THE
  RELATED TRANSACTIONS

    Certain current and former members of the NHP Board, senior management and current and former affiliates of NHP have interests in the transactions contemplated under the Merger Agreement that may present them with potential conflicts of interest. The NHP Board was aware of these potential conflicts at the time of its consideration of the Merger and the NHP Independent Committee did not include any director having the interests identified below. A summary of these potential conflicts of interest is provided below.

    STOCK PURCHASE AGREEMENT. Messrs. Eisenson and Palmer, who, until May 5, 1997, were directors of NHP, are President/Chief Executive Officer and Managing Director, respectively, of Harvard Capital. Harvard Capital, which manages the real estate and private equities portfolios of the Harvard University endowment fund, is the investment advisor for Demeter and Phemus. Mr. Winokur, who, until May 5, 1997, was a director of NHP, is President of Winokur Holdings, Inc., which is the managing general partner of Capricorn. In addition, Mr. Winokur is a member of the board of directors of Harvard Management Company, Inc., an affiliate of Demeter and Phemus. Pursuant to the Stock Purchase Agreement, Demeter received $79.6 million in cash for shares of NHP Common Stock held by Demeter directly. For the remainder of the shares of NHP Common Stock held by Demeter and Capricorn, AIMCO issued 1,224,463 shares of AIMCO Common Stock to Demeter and 979,758 shares of AIMCO Common Stock to the Capricorn Sellers. Phemus, as one of the Capricorn Sellers, received 195,158 shares of AIMCO Common Stock in the NHP Stock Purchase. Since Demeter and the Capricorn Sellers received shares of AIMCO Common Stock on May 5, 1997, they have received, and will continue to receive, dividends declared and paid by AIMCO on such shares of AIMCO Common Stock as of record dates after May 5, 1997 and prior to the Effective Time, which dividends will not be received by other NHP stockholders. As of the date of this Joint Proxy Statement/Prospectus, AIMCO had declared dividends with record dates after May 5, 1997 aggregating $1.3875 per share of AIMCO Common Stock. Based on the number of shares of AIMCO Common Stock issued on or prior to such record dates to Demeter and the Capricorn Sellers, they have received $2.0 million in dividends in the aggregate. Based on the number of shares of AIMCO Common Stock issued to Demeter and the Capricorn Sellers in the NHP Stock Purchase on or prior to November 7, 1997, Demeter and the Capricorn Sellers will receive additional dividends payable to recordholders as of such date totalling $1.0 million in the aggregate. Demeter and the Capricorn Sellers are also entitled to receive the shares of WMF Common Stock issued in respect of the shares of NHP Common Stock sold pursuant to the Stock Purchase Agreement or, at their option, in lieu thereof, additional consideration of $3.05 per share of NHP Common Stock. Although the consideration received by NHP stockholders pursuant to the Merger Agreement (other than the possible receipt of a cash payment of $3.05 for each share of NHP Common Stock sold by Demeter and the Capricorn Sellers in lieu of the distribution of WMF Common Stock and AIMCO's payment to Demeter of more than 50% of the consideration in cash for Demeter's NHP Common Stock) is substantially equivalent to the consideration received by Demeter and Capricorn pursuant to the Stock Purchase Agreement, Demeter and Capricorn may have had interests in completing the sale of shares of NHP Common Stock pursuant to the Stock Purchase Agreement and in completing the Merger that are not shared by other stockholders of NHP.

    Messrs. Considine and Kompaniez hold a 5% controlling interest in ANHI, which acquired 6,496,073 shares of NHP Common Stock from Demeter and the Capricorn Sellers. In August and September 1997 ANHI sold 5,717,000 shares of NHP Common Stock to AIMCO for $114.3 million. See "Business of AIMCO--Recent Financings." ANHI distributed $38.0 million of the proceeds from such sales to the Operating Partnership and $2.0 million of such proceeds to Messrs. Considine and Kompaniez, who used such proceeds to repay in part their outstanding promissory notes payable to ANHI.

    THE REAL ESTATE ACQUISITION. Pursuant to the Real Estate Agreement, AIMCO purchased the NHP Real Estate Companies from Demeter, Phemus, Capricorn, Mr. Heller, the Chairman and Chief Executive Officer of NHP, and NHP Partners Two LLC. Phemus, Capricorn and Mr. Heller own all of the interests in

NHP Partners Two LLC. Execution of the Real Estate Agreement was a condition to completing the Merger. Pursuant to the Real Estate Agreement, Demeter and Phemus received $41.65 million in cash and 303,959 Warrants, Capricorn received $10.4 million in cash and 76,000 Warrants, and Mr. Heller received $2.75 million in cash and 20,040 Warrants, for their respective interests in NHP Partners, Inc. and NHP Partners Two LP. Mr. Heller also received a bonus of $200,000 from NHP Partners, Inc. in connection with the sale of the NHP Real Estate Companies. As parties to the Real Estate Agreement, Demeter, Capricorn and Mr. Heller may have had interests in completing the Merger that are not shared by other stockholders of NHP.

    THE WMF SHARE DISTRIBUTION. Pursuant to the terms of the Stock Purchase Agreement, Demeter and the Capricorn Sellers will, at the time of the WMF Share Distribution, receive all of the shares of WMF Common Stock they would have received if the WMF Share Distribution had occurred prior to the sale of their NHP Common Stock, unless Demeter or the Capricorn Sellers elect to receive, in lieu of the shares of WMF Common Stock, cash in the amount of $3.05 per share of NHP Common Stock sold under the Stock Purchase Agreement. In addition, Capricorn II, whose general partner is managed by Mr. Winokur, has entered into a commitment pursuant to which it would, subject to satisfaction of certain conditions, acquire additional shares of WMF Common Stock. Assuming Demeter and the Capricorn Sellers do not receive cash in lieu of WMF Common Stock and Capricorn II consummates such share purchase, immediately after consummation of the WMF Share Distribution, Demeter, the Capricorn Sellers and Capricorn II will own approximately 39.3%, 9.1% and 11.5%, respectively, of the issued and outstanding shares of WMF Common Stock. Capricorn has informed NHP that it intends to distribute any shares of WMF Common Stock it receives to its partners, including Phemus. In addition, AIMCO has agreed, pending completion of the WMF Share Distribution, to cause NHP to appoint persons designated by Demeter as directors of WMF to the extent within AIMCO's control and subject to any fiduciary obligations AIMCO may have. The current board of directors of WMF includes executive officers and directors of NHP and persons designated by Demeter, including Messrs. Heller and Palmer, and Shekar Narasimhan. Messrs. Eisenson and Winokur are expected to become directors of WMF at the time of the WMF Share Distribution.

    NHP STOCK OPTIONS. The following table sets forth, as of October 30, 1997, with respect to the directors and executive officers of NHP, (i) the number of shares of AIMCO Common Stock that will be purchasable upon exercise of NHP Stock Options held by such persons, all of which are vested as a result of the NHP Stock Purchase (as are all of the options held by employees of NHP), and (ii) the average exercise price per share of AIMCO Common Stock:

                                                         SHARES OF        AVERAGE
                                                           AIMCO         EXERCISE
NAME                                                    COMMON STOCK   PRICE/SHARE(1)
-----------------------------------------------------  --------------  -------------
J. Roderick Heller, III..............................       281,307      $   16.36
Ann Torre Grant......................................        59,812          16.43
Shekar Narasimhan....................................        59,812          23.29
Eric N. Ross.........................................        29,906          22.52
Joel F. Bonder.......................................        14,953          18.46
Jeffrey J. Ochs......................................        14,953          21.51

------------------------

    (1) Adjusted based upon the Exercise Ratio and to reflect the WMF Spin-Off (with an assumed allocation of 94.48% of the exercise price to the NHP Common Stock and 5.52% to the WMF Common Stock). The actual adjustment will depend on the relative values of NHP Common Stock and WMF Common Stock at the time of the WMF Spin-Off. See "--Stock Options" above.

    Each such person also has the right (as does each other employee of NHP), during the period beginning the first business day following the Election Deadline and ending 90 days after the Effective Time, to receive, upon exercise of NHP Stock Options, cash in an amount equal to the difference between

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$26.75 and the exercise price for such options or, in the case of "incentive stock options," to require AIMCO to repurchase shares received upon such exercise at $26.75 per share of AIMCO Common Stock.

    SEVERANCE PLAN AND BONUSES. On February 27, 1997, the NHP Board adopted a resolution providing for certain benefits for employees of NHP in the event of a change of control of NHP (the "Severance Plan"). Pursuant to the Severance Plan, Mr. Heller has received a payment of $187,500, and is entitled to receive an amount equal to the bonus he received in 1996 pro-rated to the Effective Time, plus accrued vacation through the Effective Time, if he resigns his employment or declines employment with NHP, the NHP Real Estate Companies or the Surviving Corporation. The severance payments received by Mr. Heller are the same as the benefits to be paid other employees of NHP, except that Mr. Heller received a payment equal to one-half of his annual salary whereas other members of senior management are entitled to receive a severance payment equal to their annual salary and some employees at lower grade levels are entitled to receive a severance payment equal to one quarter to one half of their annual salary, and Mr. Heller received a payment notwithstanding the fact that he will remain an officer of WMF, whereas other employees who remain employees of WMF will not receive a payment. In addition to the severance payment of $187,500 from NHP and the bonus of $200,000 paid to Mr. Heller in connection with the sale of the NHP Real Estate Companies, other executive officers of NHP have also received the following severance payments and bonuses in connection with the Merger and Related Transactions: Ms. Grant, $502,500 from NHP; Mr. Ross, $296,250 from NHP Partners Inc.; Mr. Bonder, $224,000 from NHP and $37,500 from NHP Partners, Inc.; and Mr. Ochs, $114,750 from NHP and $20,250 from NHP Partners, Inc., all as of September 30, 1997. Each of the executive officers will be entitled to receive additional severance payments through the dates of their actual termination of employment. Other persons who were executive officers of NHP at the time of the execution of the Merger Agreement, but who are no longer executive officers, also received severance pay and bonuses.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE WMF SPIN-OFF

    The following summary describes the material United States Federal income tax consequences to NHP stockholders of the Merger, the Rights Distribution and the maturity of the Rights. The summary is based on the Code and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in Federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect an NHP stockholder. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the Federal income tax treatment of the Merger and the distribution, holding, and disposition of WMF Common Stock may differ from the treatment described below.

    This discussion does not address all aspects of Federal income taxation that may be relevant to particular NHP stockholders and may not be applicable to stockholders who are not citizens or residents of the United States, or who will acquire their AIMCO Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that NHP stockholders hold their NHP Common Stock as capital assets within the meaning of Section 1221 of the Code. EACH NHP STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, THE RIGHTS DISTRIBUTION AND THE MATURITY OF THE RIGHTS, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    CONSEQUENCES OF THE MERGER

    AIMCO and NHP expect that the Merger will not qualify as a tax free reorganization. As a result, the Merger will be treated for Federal income tax purposes as if the NHP stockholders sold their shares of NHP Common Stock for shares of AIMCO Common Stock or a combination of cash and shares of

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AIMCO Common Stock, as the case may be, in a taxable exchange. At the time of the Merger, NHP stockholders will recognize capital gain or loss measured by the difference between the fair market value of all the consideration received in the Merger and the stockholder's basis in the shares of NHP Common Stock exchanged in the Merger. Each stockholder's holding period in any share of AIMCO Common Stock received in the Merger will begin on the later of the date of the Merger or the date on which the stockholder no longer holds an offsetting security. The basis of the shares of AIMCO Common Stock received in the Merger will be the fair market value of such shares on the date of the Merger.

    CONSEQUENCES OF THE RIGHTS DISTRIBUTION AND THE MATURITY OF THE RIGHTS

    EFFECT OF THE RIGHTS DISTRIBUTION AND MATURITY OF THE RIGHTS ON NHP. NHP will recognize gain for Federal income tax purposes as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of WMF Common Stock over NHP's tax basis in WMF Common Stock. NHP's tax basis in WMF Common Stock as of December 31, 1996, was approximately $23,400,000, and is subject to further adjustment reflecting WMF's 1997 earnings and distributions. As of the WMF Share Distribution Date, WMF is expected to have issued and outstanding 4,880,428 shares of WMF Common Stock, including the 546,448 shares proposed to be issued as a result of the Capricorn Investment. All shares of WMF Common Stock held by NHP at the time of the WMF Share Distribution will be distributed in the WMF Share Distribution. The gain so recognized will be a capital gain, and will be added to the regular taxable income and the alternative minimum taxable income of NHP for the taxable year in which the Rights Distribution occurred. NHP expects to have regular Federal income tax net operating losses available in a sufficient amount to offset such gain under the regular Federal income tax, although the amount of available loss carryovers has not been finally determined. However, NHP does not expect to have sufficient alternative minimum tax net operating losses available to offset such gain, so that the 20 percent Federal alternative minimum tax will likely apply to most or all of such gain. In the event that the fair market value of WMF is less than NHP's tax basis, NHP will not be permitted to claim any loss in respect of the Rights Distribution for Federal income tax purposes.

    EFFECT OF THE RIGHTS DISTRIBUTION AND MATURITY OF THE RIGHTS ON NHP STOCKHOLDERS. Although the matter is not free from doubt, the Rights Distribution should be treated for Federal income tax purposes as a taxable distribution made on the Rights Distribution Date to the NHP stockholders of record on May 2, 1997. Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, such distribution will be a dividend to the extent of the current and accumulated earnings and profits of NHP. NHP will make a determination of the fair market value, as of the Rights Distribution Date, of the WMF Common Stock covered by the Rights Distribution based on all available facts and circumstances (including the price at which the WMF Common Stock trades after the maturity of the Rights), and will report such amount to the NHP stockholders as the amount of the distribution. The IRS will not be bound by NHP's determination of the value of the distribution and may take a different view, in which event a NHP stockholder's dividend amount might be different from the amount reported by NHP.

    The portion of the Rights Distribution that will be treated as a dividend cannot be finally determined until the end of NHP's taxable year in which the Rights Distribution Date occurred. For each NHP stockholder, the portion of the Rights Distribution in excess of the amount treated as a dividend will be treated as a tax-free return of basis to the extent of such stockholder's basis in his or her NHP Common Stock, and as a capital gain to the extent such portion exceeds such stockholder's basis in his or her NHP Common Stock. For certain noncorporate NHP stockholders (including individuals), the rate of taxation of capital gains will depend upon (i) the NHP stockholder's holding period in the NHP Common Stock (with a preferential rate available for NHP Common Stock held more than 18 months) and (ii) the NHP stockholder's marginal tax rate for ordinary income. NHP stockholders should consult their tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses.

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    An NHP stockholder's basis in NHP Common Stock will be reduced (but not below zero) by the portion of the Rights Distribution in excess of the amount treated as a dividend. Any such reduction in basis will generally increase the amount of gain (or decrease the amount of loss) recognized by the NHP stockholder upon a subsequent sale or exchange of NHP Common Stock, including an exchange in the Merger.

    Domestic corporations that satisfy the holding period requirements of
Section 246(c) of the Code with respect to NHP Common Stock, and that receive a Rights Distribution, will generally be entitled to a 70 percent dividends received deduction for the portion of the distribution that is treated as a dividend. However, if the corporation's NHP Common Stock is "debt-financed portfolio stock" for the purposes of Section 246A of the Code, the corporation's dividends received deduction will be reduced to the extent provided by that section. In addition, the portion of the distribution that is treated as a dividend may be an
"extraordinary dividend" for the purpose of Section 1059 of the Code, which would require a corporation owning NHP Common Stock for less than two years before the "announcement date" of the Rights Distribution to reduce its basis in its NHP Common Stock by the nontaxed portion of the dividend. Under a recent amendment to Section 1059, if the nontaxed portion of the dividend exceeds the corporation's basis in its NHP Common Stock, the corporation is required to recognize such excess as taxable gain on the Rights Distribution Date. Domestic corporations that are NHP stockholders should consult their tax advisors concerning these issues.

    Assuming the Rights Distribution is treated as a taxable event on the Rights Distribution Date, (i) a NHP stockholder will have basis in his or her Rights equal to the value of the Rights Distribution to such stockholder, (ii) the maturity of the rights should not be a taxable event to NHP stockholders, and
(iii) a stockholder of NHP will have basis in the shares of WMF Common Stock equal to such stockholder's basis in the Rights prior to the maturity of the Rights.

ACCOUNTING TREATMENT

    The Merger will be accounted for by AIMCO and its subsidiaries under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

APPRAISAL RIGHTS

    Under the MGCL, the holders of AIMCO Common Stock will not have objecting stockholders' rights to fair value in connection with the Share Issuance, the Merger Agreement or the consummation of the Merger. Under the DGCL, the holders of NHP Common Stock will not have objecting stockholders' appraisal rights in connection with the Merger Agreement or the consummation of the Merger. See "Comparative Rights of Stockholders of AIMCO and NHP--Appraisal Rights."

CONDITIONS TO THE MERGER

    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of a number of conditions, including, (i) the receipt of all authorizations, consents and approvals necessary from any governmental entity necessary for consummation of the Merger, (ii) the absence of any statute, rule, order, decree or regulation of a governmental entity, or injunction or other court order, that would prohibit the consummation of the Merger, (iii) the effectiveness of the AIMCO Registration Statement and a registration statement relating to the distribution of shares of WMF Common Stock pursuant to the Rights, (iv) the approval for listing on the NYSE of the shares of AIMCO Common Stock to be issued pursuant to the Merger, (v) the approval of the Merger Agreement Proposal by the NHP stockholders and the approval of the Share Issuance by the AIMCO stockholders, (vi) that neither the Real Estate Agreement nor the Stock Purchase Agreement shall have been terminated, (vii) the continued accuracy of the representations and warranties made by the other parties in the Merger Agreement, including the absence of events having a material adverse effect on AIMCO or NHP, other than events generally

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affecting the industries in which they operate and (viii) (solely with respect to NHP's obligations) that DLJ shall not have withdrawn its opinion dated April 21, 1997. See "The Merger Agreement and Terms of the Merger--Conditions to the Merger."

    Neither AIMCO nor NHP currently anticipates waiving any of the conditions to the Merger specified in the Merger Agreement.

REGULATORY MATTERS

    Under the HSR Act, and the rules that have been promulgated thereunder by the FTC, AIMCO could not acquire a controlling interest in NHP through the acquisition of stock or through the Merger unless certain filings had been submitted to the Antitrust Division and the FTC and certain waiting period requirements had been satisfied. On February 28, 1997, AIMCO submitted the required filings to the FTC and the Antitrust Division. On March 18, 1997, the FTC notified AIMCO of the early termination as of that date of the waiting period under the HSR Act.

    Pursuant to the 2530 Procedure of HUD, a corporation seeking to become a "principal" in apartment projects assisted or insured by HUD must receive clearance to do so from HUD. By obtaining a 10 percent or greater interest in NHP, which manages HUD projects, AIMCO is deemed to have become a principal for this purpose. On May 1, 1997, HUD notified AIMCO of its clearance under the 2530 Procedure to become a principal of NHP. AIMCO and certain of its subsidiaries and officers were also required to be cleared to become principals of the NHP Real Estate Companies in connection with the Real Estate Acquisition because the NHP Real Estate Companies hold general and limited partnership interests in partnerships that own HUD projects. On May 6, 1997, HUD notified AIMCO and such subsidiaries and officers of their clearance under the 2530 Procedure to become principals of the NHP Real Estate Companies.

    Under the Merger Agreement, AIMCO and NHP have agreed to use all reasonable efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations necessary or advisable to complete or effect the Merger. It is a condition to the parties' respective obligations to consummate the Merger that all necessary material consents, approvals, actions of, filings with and notice to any governmental authority or public or private third parties be obtained.

SECTION 203 OF THE DGCL

    Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation (such as NHP) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. An exception applies if the business combination is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not deemed to be owned by the interested stockholder. Because AIMCO is considered an interested stockholder, the Merger must be authorized by the affirmative vote of 66 2/3% of the outstanding shares of NHP Common Stock, excluding the shares deemed to be owned by AIMCO or its affiliates. For this purpose, the 779,073 shares owned by ANHI are deemed to be owned by AIMCO.

NYSE LISTING

    The NYSE has approved AIMCO's application to list on the NYSE the shares of AIMCO Common Stock to be issued in connection with the Merger, subject to approval by the AIMCO stockholders of the Share Issuance and subject to official notice of issuance.

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
DEREGISTRATION AND DELISTING OF NHP COMMON STOCK

    If the Merger is consummated, the registration of NHP Common Stock under the Exchange Act will be terminated, and NHP will no longer be required to file reports, proxy and information statements or other information with the Commission, and the NHP Common Stock will no longer be included for quotation in the Nasdaq Stock Market.

RESTRICTIONS ON RESALES BY AFFILIATES

    The AIMCO Common Stock issuable in the Merger has been registered under the Securities Act, but this registration does not cover resales by Rule 145 Affiliates. Rule 145 Affiliates of NHP may not sell their shares of AIMCO Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with the resale provisions of Rule 145 of the Securities Act or another applicable exemption from the registration requirements of the Securities Act. AIMCO is obligated to deliver the Rule 145 Registration Agreement, providing for the registration of the Affiliate Shares, prior to the Effective Date. See "--Registration Rights Agreements."

    Pursuant to the Merger Agreement, NHP has delivered to AIMCO a letter identifying those persons who may be deemed Rule 145 Affiliates as of the date of the NHP Special Meeting. NHP has agreed to provide AIMCO with such information and documents as AIMCO shall reasonably request for purposes of reviewing the list of persons identified in such letter. NHP is obligated under the Merger Agreement to advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and to use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form agreed to by NHP and AIMCO, executed by each of the Rule 145 Affiliates identified in the foregoing letter.

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
                  THE MERGER AGREEMENT AND TERMS OF THE MERGER

    The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is included as Appendix I and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All stockholders are urged to read the Merger Agreement in its entirety. Capitalized terms used herein and not otherwise defined have the same meaning as in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, and in accordance with the DGCL, Merger Sub will be merged with and into NHP, the separate existence of Merger Sub will cease, and NHP will continue its existence as the Surviving Corporation. The effective time of the Merger will be the date and time of the filing of the Certificate of Merger, and any other documents necessary to effect the Merger, with the Secretary of State of the State of Delaware or such subsequent date or time as shall be agreed by AIMCO and NHP and specified in the Certificate of Merger.

MANNER AND BASIS OF CONVERTING SHARES

    In the Merger, each outstanding share of NHP Common Stock (other than shares of NHP Common Stock owned by AIMCO or Merger Sub, which will be cancelled) will be converted into (i) the right to receive the Stock Consideration or (ii) at the election of the holder, the right to receive the Mixed Consideration. At the Effective Time, each outstanding share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

    Notwithstanding any other provision of the Merger Agreement to the contrary, AIMCO will not be obligated to issue shares of AIMCO Common Stock to any person if such issuance would result in a violation of the Ownership Limit. See "Description of AIMCO's Capital Stock--Restrictions on Transfer." In lieu of issuing any Excess Shares, AIMCO will pay cash at the rate of $26.75 per Excess Share.

    The Merger Agreement requires AIMCO to cause the Exchange Agent to mail promptly after the Effective Time a letter of transmittal including an Election Form to each holder of record of NHP Common Stock immediately prior to the Effective Time. NHP stockholders will be required to return the Election Form, indicating whether they wish to receive the Mixed Consideration or the Stock Consideration, on or prior to the fifteenth business day after the Effective Time. NHP stockholders who fail to make an election within the required time period will be deemed to have elected to receive the Stock Consideration.

    At the Maturity Time, subject to the terms and conditions of the Rights Agreement, each Right will mature and each holder of Rights will become entitled to receive one third of a share of WMF Common Stock per Right.

    No fractional shares of AIMCO Common Stock or WMF Common Stock will be issued in connection with the Merger or the maturity of the Rights. In lieu of any fractional shares of AIMCO Common Stock or WMF Common Stock, the holder thereof will be entitled to receive a cash payment determined by multiplying (i) the fraction of a share of AIMCO Common Stock or WMF Common Stock to which such holder would otherwise have been entitled, by (ii) in the case of AIMCO Common Stock, $26.75, and, in the case of WMF Common Stock, $9.15.

    The Merger Agreement provides that the certificate of incorporation and bylaws of Merger Sub will become the certificate of incorporation and bylaws of the Surviving Corporation. In addition, under the Merger Agreement, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation following the Merger, and the officers of NHP immediately prior to

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the Effective Time will become the officers of the Surviving Corporation following the Merger, in each case, until their successors are elected and qualified.

CONTRIBUTION OF EXCESS CASH FLOW

    The Merger Agreement provides that NHP will contribute cash to WMF, forgive indebtedness of WMF to NHP, or any combination of the foregoing, in an aggregate amount equal to NHP's best estimate (subject to AIMCO's reasonable approval) of the amount by which (i) NHP's Free Cash Flow (as defined in the Merger Agreement) for the period from February 1, 1997 to the earlier of the Effective Time or the Maturity Time, exceeds (ii) the termination, severance and transaction costs incurred by NHP with respect to the Merger and the WMF Spin-Off during that period.

INDEMNIFICATION

    The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation shall, and AIMCO shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of NHP against all losses, expenses (including attorneys fees), claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation based upon the fact that such person is or was a director or officer of NHP and arising out of actions or omissions occurring at or prior to the Effective Time, in each case, to the full extent permitted under the DGCL and NHP's certificate of incorporation and bylaws.

    The Merger Agreement also provides that each party to the Merger Agreement shall indemnify (in such role, an "Indemnifying Party") and hold harmless each other party and their respective directors, officers and controlling persons (an "Indemnified Party") against any and all loss, liability, claim, damage and expense to which an Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any untrue statement or alleged untrue statement of a material fact contained in this Joint Proxy Statement/Prospectus, the AIMCO Registration Statement of which this Joint Proxy Statement/Prospectus is a part, or the WMF Registration Statement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading. However, each Indemnifying Party shall be liable only for information relating to such Indemnifying Party and no Indemnifying Party shall be liable to the extent that any such loss, claim, damage, liability or action arises out of any untrue statement or alleged untrue statement or omission or alleged omission made in any such documents in reliance upon and in conformity with written information furnished to the Indemnifying Party by or on behalf of such Indemnified Party.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain customary representations and warranties of the parties. AIMCO and Merger Sub, on one hand, and NHP, on the other, have made certain representations and warranties to the other(s) regarding, among other things: (i) their respective organization, subsidiaries and capitalization; (ii) their respective authority to enter into and perform their respective obligations under the Merger Agreement; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective articles or certificates of incorporation and bylaws, certain agreements and applicable laws; (iv) their respective compliance with applicable laws and certain agreements; (v) the accuracy and completeness of their respective Exchange Act filings with the Commission, including this Joint Proxy Statement/Prospectus; (vi) the absence of material adverse changes; (vii) litigation; (viii) the accuracy of their respective disclosures; (ix) employee benefit plans; (x) taxes; and (xi) brokers' fees.

    Additionally, NHP has represented and warranted to AIMCO and the Merger Sub that, subject to certain conditions that must be met by AIMCO with respect to the Oxford Properties, and except for contracts related to certain scheduled properties, NHP knows of no fact or circumstance that would result

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in the termination, cancellation or nonrenewal of any contract pursuant to which
NHP provides property management services that would have a material adverse effect on NHP. AIMCO and the Merger Sub have represented and warranted to NHP that (i) AIMCO has been organized and operated in conformity with the requirements for qualification as a REIT and that AIMCO will continue to meet requirements for such qualification; (ii) AIMCO will have the financial capacity to complete the Merger; and (iii) AIMCO meets certain financial and operating criteria. The representations and warranties contained in the Merger Agreement do not survive beyond the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

    CONDUCT OF BUSINESS BY NHP. The Merger Agreement provides that, prior to the Effective Time, except as expressly permitted or contemplated by the Merger Agreement, unless AIMCO shall otherwise agree in writing, (i) the business of NHP and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice, and NHP and its subsidiaries will use reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all persons having business relationships with NHP and its subsidiaries; and (ii) neither NHP nor any of its subsidiaries will (A) amend its certificate of incorporation, its bylaws or the Rights Agreement, (B) issue, sell, pledge, dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, (C) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or equity securities (including any options with respect thereto) or any long-term debt, (D) with certain exceptions, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities, (E) incur or become contingently liable with respect to any indebtedness or guarantee any indebtedness or issue any debt securities in excess of a specified amount, (F) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business entity,
(G) mortgage or otherwise encumber or subject to any lien, or sell, transfer or otherwise dispose of, any assets or properties that are material to NHP and its subsidiaries, taken as a whole, other then liens incurred in the ordinary course of business, (H) except as may be required by applicable law or as contemplated by the Merger Agreement, (1) increase the compensation payable or to become payable to, or enter into any employment agreement with, its executive officers or employees, except with respect to non-executive officers in the ordinary course of business consistent with past practice, (2) grant any severance or termination pay to any director, executive officer or employee of NHP or any subsidiary of NHP, except with respect to non-executive officer employees in the ordinary course of business consistent with past practice, (3) enter into any severance agreement with any director, executive officer or employee except with respect to non-executive officer employees in the ordinary course of business consistent with past practice or pursuant to existing NHP Benefit Plans, or (4) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan, or any employee benefit plan or policy, (I) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP, or settle any material audit or, except as required by law, amend in any material respect any material Tax Return; or (J) authorize any of, or commit or agree to take any of, the foregoing actions.

    CONDUCT OF BUSINESS BY AIMCO. The Merger Agreement provides that, prior to the Effective Time, except as expressly permitted or contemplated by the Merger Agreement, unless NHP shall otherwise agree in writing, the business of AIMCO and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice, and AIMCO and its subsidiaries will use reasonable efforts to keep available the services of its present officers and key employees and preserve the

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goodwill and business relationships with all persons having business relationships with AIMCO and its subsidiaries.

    NHP BOARD OF DIRECTORS. Pursuant to the Merger Agreement, NHP has agreed to fill any vacancy on the NHP Board that occurs after the NHP Stock Purchase with a person designated by AIMCO, and AIMCO has agreed not to remove any director of NHP who is a member of the NHP Independent Committee and not to enlarge the NHP Board prior to the earlier of Effective Time or the termination of the Merger Agreement.

RESPONSE TO OTHER OFFERS

    Pursuant to the Merger Agreement, NHP may not, nor may it permit any of its subsidiaries or representatives, directly or indirectly, to (i) initiate, solicit or encourage any inquiry, proposal or offer for a merger, consolidation, business combination, sale of assets representing a substantial portion of the assets of NHP and its subsidiaries, or sale of shares of capital stock, including a tender offer or exchange offer for shares of capital stock of NHP, other than transactions contemplated by the Merger Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any person any non-public information or data relating to NHP or any subsidiary of NHP for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal.

    The Merger Agreement provides that NHP may furnish non-public information pursuant to appropriate confidentiality agreements, and may enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal, but if and only to the extent that the NHP Board, by action of a majority of the entire NHP Board, or the NHP Board with the approval of the NHP Independent Committee, determines in good faith (after consultation with outside legal counsel) that such action is necessary for the NHP Board to comply with its fiduciary duties to stockholders under applicable law (a "Fiduciary Determination"). NHP may also, after consultation with AIMCO, comply with applicable securities laws with regard to an Acquisition Proposal or make any other public disclosure that, in the opinion of NHP's counsel, is required by applicable law, rule or regulation. NHP is obligated to provide AIMCO with notice of all written or oral Acquisition Proposals or requests for nonpublic information or access to its or its subsidiaries' properties, books or records by any person that may be considering making or has made an Acquisition Proposal. NHP is obligated to keep AIMCO advised of the status and principal financial terms of any Acquisition Proposal or request.

CONDITIONS TO THE MERGER

    Under the Merger Agreement, the respective obligations of AIMCO and NHP to effect the Merger are subject to the satisfaction of the following conditions:
(i) all consents, approvals and actions of any governmental authority (including
HUD) required for consummation of the Merger and other transactions contemplated by the Merger Agreement shall have been obtained or made, free of any adverse condition; (ii) no action shall have been taken and no statute, rule, regulation, order, judgment, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which restrains, enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement; (iii) each of the AIMCO Registration Statement and the WMF Registration Statement shall have been declared effective and no stop order shall be in effect with respect thereto, and all state securities permits or other authorizations shall have been received; (iv) the shares of AIMCO Common Stock to be issued in the Merger shall have been approved for listing on NYSE; (v) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (vi) the Effective Time shall have occurred on or prior to December 22, 1997; (vii) the Merger Agreement shall have been approved by the stockholders of NHP and the Share Issuance shall have been approved by the stockholders of AIMCO; (viii) the record date for the distribution of Rights to NHP stockholders shall have occurred; and (ix) neither the Stock Purchase Agreement nor the Real Estate Agreement shall have been terminated.

    The obligation of NHP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of AIMCO and Merger Sub contained in the Merger Agreement shall be true and accurate in all material respects at the Effective Time (except for representations made as of a certain date), provided that any representation or warranty that is true and accurate on the date of the Merger Agreement shall be deemed to be true and accurate at the Effective Time except to the extent that AIMCO or any of its subsidiaries shall have taken voluntary action completely within the control of such person that is the principal cause of such representation or warranty not being true and accurate; (ii) AIMCO and Merger Sub shall have performed and complied in all material respects with all obligations and covenants under the Merger Agreement; (iii) NHP shall have received a certificate from AIMCO certifying as to its compliance with the conditions set forth in clauses (i) and (ii) above; (iv) NHP shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO and Merger Sub, and AIMCO's Maryland legal counsel with respect to certain matters;
(v) DLJ shall not have withdrawn its opinion dated April 21, 1997; (vi) the Stock Purchase Agreement shall not have been amended so as to increase the consideration payable to Demeter and Capricorn; and (vii) no events shall have arisen or occurred that, individually or in the aggregate, have or, insofar as reasonably can be foreseen, are likely in the future to have, a material adverse effect on AIMCO, other than events generally affecting the industry in which it operates.

    The obligations of AIMCO and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of NHP contained in the Merger Agreement shall be true and accurate in all material respects at the Effective Time (except for representations made as of a certain date), provided that any representation or warranty that is true and accurate on the date of the Merger Agreement shall be deemed to be true and accurate at the Effective Time except to the extent that NHP or any of its subsidiaries shall have taken voluntary action completely within the control of such person that is the principal cause of such representation or warranty not being true and accurate; (ii) NHP shall have performed and complied in all material respects with all obligations and covenants under the Merger Agreement; (iii) AIMCO shall have received a certificate from NHP certifying as to its compliance with the conditions set forth in clauses (i) and (ii) above; (iv) AIMCO shall have received an agreement from each Rule 145 Affiliate of NHP; (v) AIMCO shall have received the opinion of each of NHP's legal counsel and special counsel with respect to certain matters, including certain opinions with respect to the Oxford management contracts; and (vi) no events shall have arisen or occurred that, individually or in the aggregate, have or, insofar as reasonably can be foreseen, are likely in the future to have, a material adverse effect on NHP, other than events generally affecting the industry in which it operates.

TERMINATION

    The Merger Agreement provides that it may be terminated and abandoned prior to the Effective Time, whether before or after stockholder approval, by the mutual written consent of NHP and AIMCO. The Merger Agreement may also be terminated and abandoned prior to the Effective Time, whether before or after stockholder approval, by either NHP or AIMCO (i) if the Effective Time shall not have occurred on or before December 22, 1997, (ii) if any governmental authority, the consent of which is a condition to the obligations of NHP and AIMCO to consummate the transactions contemplated by the Merger Agreement, shall have determined not to grant its consent and all appeals of such termination shall have been taken and have been unsuccessful, (iii) if any court of competent jurisdiction shall have issued an order, judgment or decree restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable, (iv) if, at the NHP Special Meeting, the stockholders of NHP shall not have approved the transactions contemplated by the Merger Agreement, or if, at the AIMCO Special Meeting, the stockholders of AIMCO shall not have approved the Share Issuance, or (v) if the Stock Purchase Agreement or the Real Estate Agreement is terminated in accordance with its terms.

    The Merger Agreement may also be terminated prior to the Effective Time, whether before or after stockholder approval, by either NHP or AIMCO, if there has been a material breach by AIMCO, or NHP, respectively, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach has not been cured.

    The Merger Agreement may also be terminated by NHP prior to the Effective Time, whether before or after stockholder approval, if (i) NHP receives an alternative Acquisition Proposal and has complied with the provisions of the Merger Agreement related to such proposals and is not in breach of any other representation, warranty, covenant or agreement set forth in the Merger Agreement, (ii) NHP shall have paid the termination fee described below, (iii) NHP has provided written notice to AIMCO (A) of the material terms of the Acquisition Proposal and (B) that the NHP Board has made a Fiduciary Determination, and (iv) on the date of the termination, the NHP Board determines that such termination continues to be necessary in order for the NHP Board to comply with its fiduciary duties to stockholders under applicable law, and NHP concurrently enters into a definitive agreement providing for implementation of such Acquisition Proposal.

TERMINATION FEES

    If NHP receives an alternative Acquisition Proposal and otherwise complies with the termination provisions of the Merger Agreement relating to alternative Acquisition Proposals, as described immediately above, then NHP may only terminate the Merger Agreement as a result of an alternative Aquisition Proposal if it pays to AIMCO a termination fee of $4 million, provided, however, that NHP shall not be required to pay AIMCO such termination fee if NHP is otherwise entitled to terminate the Merger Agreement because (i) the Effective Time has not occurred on or prior to December 22, 1997, (ii) any Governmental Authority, the consent of which is a condition to consummate the Transactions, shall have finally determined not to grant its consent, (iii) any court of competent jurisdiction shall have issued a final order, judgment or decree prohibiting the Merger, (iv) AIMCO has materially breached a representation, warranty, covenant or agreement and such breach has not been cured within ten Business Days following receipt by AIMCO of notice of such breach, or (v) at the AIMCO Special Meeting, the Share Issuance is not approved.

    NHP will also be required to pay AIMCO a termination fee of $4 million if the Merger Agreement is terminated because NHP has failed to obtain the approval of its stockholders and (i)(A) at the time of the NHP Special Meeting, NHP has received an alternative Acquisition Proposal and (B) prior to the termination of the Merger Agreement, the NHP Board shall have withdrawn, or modified in a manner adverse to AIMCO, its approval or recommendation of the Merger, and (ii) within two years after the termination of the Merger Agreement, NHP enters into a definitive agreement providing for an alternative Acquisition Proposal or an alternative Acquisition Proposal is consummated with any person. If the Merger Agreement is terminated because NHP has failed to obtain the approval of its stockholders and the condition of clause (i)(B) above is satisfied, but NHP is not obligated to pay the termination fee, NHP is obligated to pay to AIMCO the out-of-pocket expenses incurred by AIMCO in connection with the Merger Agreement and the Merger, up to a maximum of $4 million.

AMENDMENT AND MODIFICATION

    The Merger Agreement may be amended or supplemented in writing, whether before or after any vote of the stockholders of NHP or AIMCO and prior to the Effective Time. After the approval of the Merger Agreement by the stockholders of NHP or AIMCO, no amendment or supplement which by law requires further approval by such stockholders will be permitted without such further approval.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO
                       (IN THOUSANDS, EXCEPT OTHER DATA)

    The following table sets forth selected historical financial and operating information for AIMCO. The selected historical financial information for the years ended December 31, 1996 and 1995 and for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994, and for the AIMCO Predecessors for the period from January 1, 1994 through July 28, 1994 is based on the audited financial statements of AIMCO and the AIMCO Predecessors incorporated by reference herein. The selected historical financial information for the years ended December 31, 1993 and 1992 is based on the audited financial statements of the AIMCO Predecessors. The selected historical financial information for AIMCO for the six months ended June 30, 1997 and 1996 has been prepared from unaudited historical financial data incorporated by reference herein. In the opinion of the management of AIMCO, the operating data for the six months ended June 30, 1997 and 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be obtained for the year ending December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Joint Proxy Statement/ Prospectus.

                                                                                                     AIMCO PREDECESSORS(a)
                                                       AIMCO                                     ------------------------------
                      ------------------------------------------------------------------------    FOR THE
                                                                                    FOR THE        PERIOD
                               FOR THE                                               PERIOD      JANUARY 1,        FOR THE
                          SIX MONTHS ENDED                   FOR THE              JANUARY 10,       1994         YEAR ENDED
                              JUNE 30,               YEAR ENDED DECEMBER 31,      1994 THROUGH    THROUGH       DECEMBER 31,
                      -------------------------   -----------------------------   DECEMBER 31,    JULY 28,    -----------------
                         1997         1996            1996            1995            1994        1994(b)       1993     1992
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                                  (RESTATED)(C)                   (RESTATED)(C)   (RESTATED)(C)
OPERATING DATA:
RENTAL PROPERTY
  OPERATIONS:
  Rental and other
    income..........  $   79,719    $ 46,252        $100,516        $ 74,947        $ 24,894      $  5,805    $  8,056  $ 5,769
  Property operating
    expenses........     (31,160)    (18,153)        (38,400)        (30,150)        (10,330)       (2,263)     (3,200)  (2,248)
  Owned property
    management
    expenses........      (2,734)     (1,339)         (2,746)         (2,276)           (711)       --           --       --
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                          45,825      26,760          59,370          42,521          13,853         3,542       4,856    3,521
  Depreciation and
    amortization....     (15,046)     (9,060)        (19,556)        (15,038)         (4,727)       (1,151)     (1,702)  (1,232)
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                          30,779      17,700          39,814          27,483           9,126         2,391       3,154    2,289
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
SERVICE COMPANY
  BUSINESS:
  Management fees
    and other
    income..........       5,605       3,725           8,367           8,132           3,217         6,533       8,069    7,231
  Management and
    other
    expenses........      (2,643)     (2,464)         (5,352)         (4,953)         (2,047)       (5,823)     (6,414)  (5,853)
  Corporate overhead
    allocation......        (294)       (296)           (590)           (581)         --            --           --       --
  Owner and seller
    bonuses.........      --          --              --              --              --              (204)       (468)    (522)
  Depreciation and
    amortization....        (635)       (322)           (718)           (596)           (150)         (146)       (204)    (350)
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
  Income from
    service company
    business........       2,033         643           1,707           2,002           1,020           360         983      506
  Minority interests
    in service
    company
    business........          (2)         (2)             10             (29)            (14)       --           --       --
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
  Company's shares
    of income from
    service company
    business........       2,031         641           1,717           1,973           1,006           360         983      506
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------

                                                                                                     AIMCO PREDECESSORS(a)
                                                       AIMCO                                     ------------------------------
                      ------------------------------------------------------------------------    FOR THE
                                                                                    FOR THE        PERIOD
                               FOR THE                                               PERIOD      JANUARY 1,        FOR THE
                          SIX MONTHS ENDED                   FOR THE              JANUARY 10,       1994         YEAR ENDED
                              JUNE 30,               YEAR ENDED DECEMBER 31,      1994 THROUGH    THROUGH       DECEMBER 31,
                      -------------------------   -----------------------------   DECEMBER 31,    JULY 28,    -----------------
                         1997         1996            1996            1995            1994        1994(b)       1993     1992
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                                  (RESTATED)(C)                   (RESTATED)(C)   (RESTATED)(C)
GENERAL AND
  ADMINISTRATIVE
  EXPENSES..........        (784)       (549)         (1,512)         (1,804)           (977)       --           --       --
INTEREST INCOME.....       1,341         211             523             658             123        --           --       --
INTEREST EXPENSE....     (20,604)    (10,925)        (24,802)        (13,322)         (1,576)       (4,214)     (3,510)  (2,741)
MINORITY INTEREST IN
  OTHER
  PARTNERSHIP.......        (565)     --                (111)         --              --            --           --       --
EQUITY IN EARNINGS
  OF OTHER
  PARTNERSHIPS
  (d)...............        (379)     --              --              --              --            --           --       --
EQUITY IN EARNINGS
  OF UNCONSOLIDATED
  SUBSIDIARIES
  (e)...............         (86)     --              --              --              --            --           --       --
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
INCOME (LOSS) BEFORE
  GAIN ON
  DISPOSITION OF
  PROPERTY,
  EXTRAORDINARY
  ITEM, INCOME TAXES
  AND MINORITY
  INTEREST IN
  OPERATING
  PARTNERSHIP.......      11,733       7,078          15,629          14,988           7,702        (1,463)        627       54
  Gain on
    disposition of
    property........      --          --                  44          --              --            --           --       --
  Extraordinary
    (loss) gain--
    forgiveness of
    debt............        (269)     --              --              --              --            --           --         135
  Provision for
    income taxes....      --          --              --              --              --               (36)       (336)    (303)
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
INCOME (LOSS) BEFORE
  MINORITY INTEREST
  IN OPERATING
  PARTNERSHIP.......      11,464       7,078          15,673          14,988           7,702        (1,499)        291     (114)
  Minority interest
    in Operating
    Partnership.....      (1,616)     (1,123)         (2,689)         (1,613)           (559)       --           --       --
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
NET INCOME (LOSS)...  $    9,848    $  5,955        $ 12,984        $ 13,375        $  7,143      $ (1,499)   $    291  $  (114)
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
BALANCE SHEET DATA
  (END OF PERIOD):
  Real estate,
    before
    accumulated
    depreciation....  $1,102,073    $551,826        $865,222        $477,162        $406,067      $ 47,500    $ 46,819  $30,789
  Total assets......   1,272,890     540,117         834,813         480,361         416,739        39,042      38,914   23,366
  Total mortgages
    and notes
    payable.........     644,457     307,612         522,146         268,692         141,315        40,873      41,893   25,935
  Mandatorily
    redeemable 1994
    Cumulative
    Convertible
    Senior Preferred
    Stock...........      --          --              --              --              96,600        --           --       --
  Stockholders'
    equity(f).......     388,477     178,059         222,889         169,032         140,319        (9,345)     (7,556)  (7,003)

OTHER DATA:
 Total properties
  (end of period)...         107          60              94              56              48             4           4        3
  Total apartment
    units (end of
    period).........      27,056      15,850          23,764          14,453          12,513         1,711       1,711    1,041
  Total equity
    interest........      88,690      --              --              --              --            --           --       --
  Units under
    management (end
    of period)......      70,213      18,702          19,045          19,594          20,758        29,343      28,422   25,636

                                                                                                     AIMCO PREDECESSORS(a)
                                                       AIMCO                                     ------------------------------
                      ------------------------------------------------------------------------    FOR THE
                                                                                    FOR THE        PERIOD
                               FOR THE                                               PERIOD      JANUARY 1,        FOR THE
                          SIX MONTHS ENDED                   FOR THE              JANUARY 10,       1994         YEAR ENDED
                              JUNE 30,               YEAR ENDED DECEMBER 31,      1994 THROUGH    THROUGH       DECEMBER 31,
                      -------------------------   -----------------------------   DECEMBER 31,    JULY 28,    -----------------
                         1997         1996            1996            1995            1994        1994(b)       1993     1992
                      ----------  -------------   -------------   -------------   ------------   ----------   --------  -------
                                  (RESTATED)(C)                   (RESTATED)(C)   (RESTATED)(C)
 Net income per
  common share and
  common share
  equivalents.......        0.53        0.49            1.04            0.86            0.42           N/A         N/A      N/A
 Dividends paid per
  common share......       0.925        0.85            1.70            1.66            0.29           N/A         N/A      N/A

Cash flow data:
  Cash provided by
    operating
    activities......  $   25,035    $ 25,209        $ 38,806        $ 25,911        $ 16,825      $  2,678    $  2,203  $ 1,892
  Cash used in
    investing
    activities......    (108,134)    (18,074)        (88,144)        (60,821)       (186,481)         (924)    (16,352)  (1,078)
  Cash provided by
    (used in)
    financing
    activities......      91,450      (7,186)         60,129          30,145         176,800        (1,032)     14,114   (1,426)
Funds from
  Operations(g).....  $   28,441    $ 16,368        $ 35,185        $ 25,285        $  9,391           N/A         N/A      N/A
Weighted average
  number of common
  shares and OP
  Units
  outstanding(h)....      21,590      14,303          14,994          11,461          10,920           N/A         N/A      N/A

------------------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. On such date, AIMCO and the AIMCO Predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and expand the property management and related businesses of the AIMCO Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.

(c) In the second quarter of 1996, AIMCO reorganized the ownership of the service company, whereby the Operating Partnership (i) owns all of the non-voting preferred stock of the service company, PAMS Inc., representing a 95% economic interest, and (ii) owns the 1% general partnership interest in PAMS LP. PAMS Inc. owns the 99% limited partnership interest in PAMS
    LP.  Substantially all of the activity of PAMS Inc. is conducted by PAMS
    LP. Due to the Operating Partnership having 95% of the economic value of PAMS Inc. and also controlling the general partnership interest in PAMS LP, thereby having control over the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d) Represents AIMCO's share of earnings from 85,785 units in which AIMCO purchased an equity interest from the NHP Real Estate Companies.

(e) Represents AIMCO's equity in earnings in ANHI.

(f) Subsequent to June 30, 1997, AIMCO issued 750,000 shares of AIMCO Class B Preferred Stock and 12,052,418 shares of AIMCO Common Stock for aggregate net proceeds of approximately $472 million. See "Business of AIMCO--Recent Financings."

(g) AIMCO's management believes that the presentation of FFO, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payment of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to meet required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    The following is a reconciliation of Income before minority interest in Operating Partnership to FFO:

                                          SIX MONTHS ENDED     YEAR ENDED      FOR THE PERIOD
                                              JUNE 30,        DECEMBER 31,    JANUARY 10, 1994
                                          ----------------  ----------------  THROUGH DECEMBER
                                           1997     1996     1996     1995        31, 1994
                                          -------  -------  -------  -------  -----------------
OPERATING ACTIVITIES
Income before minority interest in
  Operating Partnership.................  $11,464  $ 7,078  $15,673  $14,988       $ 7,702
Gain on disposition of property.........    --       --         (44)   --          --
Extraordinary item......................      269    --       --       --          --
Real estate depreciation, net of
  minority interest in other
  partnerships..........................   13,250    9,060   19,056   15,038         4,727
Amortization of management company
  goodwill..............................      474      230      500      428            76
Equity in earnings of Unconsolidated
  Subsidiaries:
  Real estate depreciation..............    1,263    --       --       --          --
  Amortization of recoverable amount of
    management contracts................      150    --       --       --          --
  Deferred income taxes.................      874    --       --       --          --
Real estate depreciation from
  investments in partnerships...........      697    --       --       --          --
                                          -------  -------  -------  -------       -------
Net funds provided by operating
  activities............................   28,441   16,368   35,185   30,454        12,505
                                          -------  -------  -------  -------       -------
FINANCING ACTIVITIES
Payment of dividend on preferred
  stock.................................    --       --       --      (5,169)       (3,114)
                                          -------  -------  -------  -------       -------
Net funds used in financing
  activities............................    --       --       --      (5,169)       (3,114)
                                          -------  -------  -------  -------       -------
Funds from Operations...................  $28,441  $16,368  $35,185  $25,285       $ 9,391
                                          -------  -------  -------  -------       -------
                                          -------  -------  -------  -------       -------

(h) After a one year holding period, OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment).

                SELECTED HISTORICAL FINANCIAL INFORMATION OF NHP
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, PROPERTIES AND UNITS)

    The historical summary financial information of NHP for each of the years in the five year period ended December 31, 1996 has been derived from NHP's audited consolidated financial statements. The historical summary financial information for the six months ended June 30, 1997 and 1996 has been derived from NHP's unaudited financial statements which, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments except for amounts discussed in note (h) to the table) necessary to present fairly the information set forth below. This information should be read in conjunction with such financial statements, including the notes thereto.

                                 FOR THE SIX MONTHS ENDED
                                         JUNE 30,                                  YEAR ENDED DECEMBER 31,
                                ---------------------------   -----------------------------------------------------------------
                                    1997           1996         1996(a)          1995           1994         1993       1992
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
OPERATING RESULTS:
  Total revenue(b)............  $104,603       $ 92,552       $194,979       $174,674       $147,296       $  95,900  $  91,559
  Operating income............     4,559(h)      10,043         20,677         19,307         14,741(c)       12,469     11,964
    Income from continuing
      operations before income
      taxes...................     1,998(h)       8,848         17,442         13,811          9,005(c)        8,528      8,276
    Income from continuing
      operations..............     1,199(h)       5,307         10,465         31,613(d)       9,005(c)        8,528      8,276
    Income per common and
      equivalent share from
      continuing operations...  $   0.09(h)    $   0.42           0.82           3.27(d)        1.11(c)         1.04       1.00
OTHER INFORMATION:
  Net Cash provided by (used
    in):
    Continuing operations
      activities..............  $  7,241       $ 12,339       $ 21,965       $  9,700       $ 11,892       $  12,056  $  12,957
    Investing activities......   (11,173)       (37,473)       (56,815)       (16,026)        (4,543)        (19,695)      (503)
    Financing activities......     8,355         19,626         33,797          8,786         (4,276)         23,416      1,963
  EBITDA(e)...................  $ 10,923(h)    $ 12,701         27,745         23,402         17,386          13,848     13,249
  Cash dividends per share....     --             --             --             --             --             --         --
  Weighted average common and
    equivalent shares
    outstanding...............    12,959         12,684         12,730          9,645          8,095           8,209      8,291
  Properties managed at period
    end(f):
    Affiliated................       444            461            452            453            390             373        384
    Unaffiliated..............       283            259            265            258            224             199         21
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
  Total.......................       727            720            717            711            614             572        405
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
  Units managed at period end
    (f):
    Affiliated................    78,034         79,812         78,750         77,627         63,064          58,372     61,782
    Unaffiliated..............    56,046         55,606         54,294         56,040         48,442          42,977      3,296
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
  Total.......................   134,080        135,418        133,044        133,667        111,506         101,349     65,078
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
                                ------------   ------------   ------------   ------------   ------------   ---------  ---------
BALANCE SHEET DATA (END OF
 PERIOD):
  Total assets................  $232,477       $190,122       $218,141       $ 84,770       $ 57,668       $  46,353  $  15,095
  Long-term debt, including
    current portion...........   142,150(i)     117,138(i)     134,479(i)      23,690         70,133          72,429     44,523
  Shareholders' equity
    (deficit)(g)..............    58,952         56,013         56,013         39,154        (47,554)        (63,584)   (61,709)

----------------------------------

(a) Due to the anticipated WMF Spin-Off, NHP's financial statements for the year ended December 31, 1996 have been restated to reflect WMF as a discontinued operation since April 1, 1996, the date of its acquisition by NHP.

(b) Includes $127,266, $117,249, $98,158, $60,223 and $58,500 of on-site personnel, general and administrative cost reimbursement for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively, and $64,900 and
    $61,746 for the six months ended June 30, 1997 and 1996, respectively. On-site personnel, general and administrative cost reimbursement represents a pass-through of expenses incurred on behalf of property owners.

(c) Includes a write-off of $1.8 million ($.22 per share) of certain costs of transferring operations to a new computer system that was not completed in a timely manner.

(d) Includes a credit of $23.3 million ($2.42 per share) related to a change in the valuation allowance on NHP's net deferred tax asset.

(e) EBITDA consists of income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA is included because it is widely used in the industry as a measure of a company's operating performance, but should not be construed as an alternative either
    (i) to income from continuing operations (determined in accordance with generally accepted accounting principles) as a measure of profitability or
    (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). EBITDA does not take into account NHP's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

    The following is a reconciliation of income from continuing operations to
EBITDA:

                                            FOR THE SIX
                                            MONTHS ENDED
                                              JUNE 30,              FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------  -----------------------------------------------
                                           1997     1996       1996       1995     1994     1993     1992
                                          -------  -------  ----------   -------  -------  -------  -------
                                                            (RESTATED)
OPERATING ACTIVITIES
  Income from continuing operations.....  $ 1,199  $ 5,307   $10,465     $31,613  $ 9,005  $ 8,528  $ 8,276
  Interest expense......................    3,670    1,479     3,982       5,788    5,857    3,941    3,688
  Income tax provision (credit).........      799    3,541     6,977     (17,802)   --       --       --
  Amortization of management
    contracts...........................    3,037    1,893     4,562       3,076    2,043      875      694
  Other depreciation and amortization...    2,218      481     1,759         727      481      504      591
                                          -------  -------  ----------   -------  -------  -------  -------
EBITDA..................................  $10,923  $12,701   $27,745     $23,402  $17,386  $13,848  $13,249
                                          -------  -------  ----------   -------  -------  -------  -------
                                          -------  -------  ----------   -------  -------  -------  -------

(f) Affiliated properties and units are properties (and units in properties) with respect to which entities under common control with NHP have the right, generally in their capacity as general partner, to select the management agent.

(g) The deficit in shareholders' equity prior to 1995 is the result of losses recorded from NHP's discontinued real estate operations.

(h) Includes non-recurring costs of $5,546 ($3,328 after-tax, or $0.26 per share) recorded by NHP.

(i) Includes $71.2 million of real estate related debt that is non-recourse to the NHP.

                    PRO FORMA FINANCIAL INFORMATION (MERGER)

    The following Pro Forma Condensed Consolidated Balance Sheet (Merger) of AIMCO as of June 30, 1997 has been prepared as if each of the following transactions had occurred as of June 30, 1997: (i) the Merger; (ii) the WMF Spin-Off; (iii) the NHP Reorganization; and (iv) each of the transactions reflected in the Pro Forma Condensed Consolidated Balance Sheet (Pre-Merger) of AIMCO as of June 30, 1997, included elsewhere in this Joint Proxy Statement/Prospectus. The following Pro Forma Condensed Consolidated Statements of Operations (Merger) of AIMCO for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if each of the following transactions had occurred as of January 1, 1996 (i) the Merger; (ii) the WMF Spin-Off; (iii) the NHP Reorganization; and (iv) each of the transactions reflected in the Pro Forma Condensed Consolidated Statements of Operations (Pre-Merger) of AIMCO for the year ended December 31, 1996 and the six months ended June 30, 1997.

    The following Pro Forma Financial Information (Merger) assumes that ANHI elects to receive Mixed Consideration, and all other NHP stockholders elect to receive Stock Consideration. However, the notes to the pro forma financial statements disclose the effect of all NHP stockholders electing to receive Mixed Consideration. The Pro Forma Financial Information (Merger) also assumes that no NHP stockholder will receive cash in lieu of Excess Shares or fractional shares.

    The following Pro Forma Financial Information (Merger) is based, in part, on the Pro Forma Financial Information (Pre-Merger) included elsewhere in this Joint Proxy Statement/Prospectus. The Pro Forma Financial Information (Pre-Merger) gives effect to all material transactions of AIMCO prior to the Merger and as of the date of this Joint Proxy Statement/Prospectus, including the NHP Stock Purchase, the purchase by AIMCO of 5,717,000 shares of NHP Common Stock from ANHI in two separate transactions (the "ANHI Stock Transfers"), the NHP Real Estate Acquisition, the NHP Real Estate Reorganization, certain acquisitions and dispositions, certain completed sales of shares of AIMCO Common Stock and the sale of shares of the AIMCO Class B Preferred Stock. See "Pro Forma Financial Information (Pre-Merger)." The Pro Forma Financial Information (Merger) is also based, in part, on the following historical financial statements, which are incorporated by reference in this Joint Proxy Statement/Prospectus: (i) the Consolidated Financial Statements of AIMCO for the year ended December 31, 1996 and the six months ended June 30, 1997; (ii) the restated Consolidated Financial Statements of NHP for the year ended December 31, 1996 (which have been restated to reflect WMF as a discontinued operation as a result of the Rights Distribution) and for the six months ended June 30, 1997;
(iii) the Combined Financial Statements of the NHP Real Estate Companies for the year ended December 31, 1996 and the three months ended March 31, 1997; (iv) the Financial Statements of NHP Southwest Partners, L.P. for the year ended December 31, 1996 and the three months ended March 31, 1997; (v) the Combined Financial Statements of the NHP New LP Entities for the year ended December 31, 1996 and the three months ended March 31, 1997; (vi) the Combined Financial Statements of the NHP Borrower Entities for the year ended December 31, 1996 and the three months ended March 31, 1997; (vii) the Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 and the three months ended March 31, 1997; (viii) the Historical Summaries of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 and the six months ended June 30, 1997; and (ix) the Combined Statement of Revenues and Certain Expenses of the Thirty-five Acquisition Properties for the year ended December 31, 1996 and the six months ended June 30, 1997. The Pro Forma Financial Information (Merger) should be read in conjunction with such financial statements and the notes thereto.

    The unaudited Pro Forma Financial Information (Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Merger) may differ from the amounts ultimately determined.

    The unaudited Pro Forma Financial Information (Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made. The unaudited Pro Forma Consolidated Statement of Operations (Merger) for the six months ended June 30, 1997 is not necessarily indicative of the results of operations to be expected for the year ending December 31, 1997.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                    ADJUSTMENTS
                                      -----------------------------------------------------------------------
                     PRE- MERGER                                             AIMCO                                   MERGER
                      PRO FORMA           NHP             MERGER          BEFORE NHP           NHP REOR-           PRO FORMA
                        TOTAL         HISTORICAL(B)   ADJUSTMENTS(C)    REORGANIZATION(D)    GANIZATION(E)           TOTAL
                   ----------------   ------------   ----------------   ---------------   -------------------   ----------------
                                                   ASSETS
Real estate......     $  1,304,185      $  89,952      $   14,369(F)      $  1,408,506     $   (88,242)(K)      $  1,214,829
                                                                                              (105,435)(L)
Real estate held
  for sale.......            6,873        --              --                     6,873         --                      6,873
Investments in
  real estate
  partnerships...          175,547        --              --                   175,547         (19,592)(K)           170,824
                                                                                               (22,049)(K)
                                                                                                36,918(L)
Investment in and
  notes
  receivable from
  Unconsolidated
  Subsidiaries...           19,456        --              --                    19,456          63,879(K)            157,944(S)
                                                                                                40,000(M)(N)
                                                                                                17,004(K)
                                                                                                17,605(M)(O)
Investment in NHP
  Common Stock...          123,021        --               15,581(G)          --               --                    --
                                                          119,737(H)
                                                         (258,339)(F)
Cash and cash
  equivalents....           77,698          2,040         --                    79,738          (1,136)(L)            77,698
                                                                                                  (904)(M)
Restricted
  cash...........           17,151          2,218         --                    19,369          (1,975)(L)            17,151
                                                                                                  (243)(M)
Investment in
  management
  contracts......           10,480         46,957         111,533(F)            62,355         (51,131)(M)(P)         11,224
                                                         (106,615)(I)
Goodwill.........        --                 5,579         134,489(F)           140,068         (74,665)(M)(Q)         65,403
Accounts
  receivable.....           19,611         17,292         --                    36,903         (17,292)(M)            19,611
Deferred
  financing
  costs..........            9,423          1,201         --                    10,624          (1,201)(L)             9,423
Net deferred tax
  asset..........        --                12,797          (6,000)(J)         -                --                    --
                                                           (6,797)(F)
Other assets.....           35,818         54,442          (6,505)(F)           60,776            (774)(L)
                                                          (22,979)(J)                          (24,184)(M)            35,818
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                      $  1,799,263      $ 232,478      $  (11,526)        $  2,020,215     $  (233,417)         $  1,786,798
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Secured long-term
  notes
  payable........     $    576,418      $  71,005      $  --              $    647,423     $   (49,000)(K)      $    527,418
                                                                                               (71,005)(L)
Secured
  short-term
  financing......        --               --                7,791(G)             7,791            (400)(L)             7,391(R)
Secured long-term
  tax-exempt
  financing......           74,799        --              --                    74,799         --                     74,799
Unsecured
  short-term
  financing......        --                71,145         --                    71,145         (71,145)(M)           --
Accrued
  management
  contract
  liability......          106,615        --             (106,615)(I)         --               --                    --
Accounts payable,
  accrued and
  other
  liabilities....           48,229         16,809           5,497(F)            70,535          (2,013)(L)            51,729
                                                                                               (16,793)(M)
Resident security
  deposits and
  prepaid rents..            8,580        --              --                     8,580         --                      8,580
Other long-term
  liabilities....        --                14,567         --                    14,567         (14,567)(M)           --
Deferred tax
  liability......        --               --                8,309(F)             8,309          (8,309)(M)           --
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                           814,641        173,526         (85,018)             903,149        (233,232)              669,917
Minority interest
  in other
  partnerships
  and
  corporations...           19,351        --              --                    19,351            (185)(L)            19,166
Minority interest
  in Operating
  Partnership....          105,396        --              --                   105,396         --                    105,396
Class B Preferred
  Stock ($.01 par
  value).........           75,000        --              --                    75,000         --                     75,000
Class A Common
  Stock ($.01 par
  value).........              353            127               3(G)               401         --                        401
                                                               45(H)
                                                             (127)(F)
Class B Common
  Stock ($.01 par
  value).........                3        --              --                         3         --                          3
Additional
  paid-in
  capital........          849,418        134,483           7,787(G)           981,814         --                    981,814
                                                          119,692(H)
                                                         (134,483)(F)
                                                            4,917(F)
Notes due on
  common stock
  purchases......          (40,603)       --              --                   (40,603)        --                    (40,603)
Retained earnings
  (distributions
  in excess of
  earnings)......          (24,296)       (75,658)        (28,979)(J)          (24,296)                              (24,296)
                                                          104,637(F)
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                           859,875         58,952          73,492              992,319         --                    992,319(R)
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                      $  1,799,263      $ 232,478      $  (11,526)        $  2,020,215     $  (233,417)         $  1,786,798
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
                   ----------------   ------------   ----------------   ---------------     ----------          ----------------
The pro forma statement above is presented assuming all NHP stockholders (other than ANHI) elect to receive
Stock Consideration in the Merger. See note (R) for the effect on the pro forma statement assuming all NHP stockholders elect to receive Mixed Consideration in the Merger.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(A) Represents AIMCO's pro forma consolidated financial position as of June 30, 1997, which gives effect to the NHP Stock Purchase, the ANHI Stock Transfers, the NHP Real Estate Acquisition, the NHP Real Estate Reorganization, certain acquisitions and dispositions, certain completed sales of shares of AIMCO Common Stock and the sale of the shares of AIMCO Class B Preferred Stock. See "Pro Forma Financial Information (Pre-Merger)."

(B) Represents the unaudited consolidated financial position of NHP as of June 30, 1997.

(C) Represents the following adjustments occurring as a result of the Merger:
    (i) the issuance of 4,767,365 shares of AIMCO Common Stock, valued at approximately $127,527 (based on $26.75 per share, the closing sale price on the NYSE of the AIMCO Common Stock on the date the Letter Agreement was executed), as Merger Consideration to holders of NHP Common Stock outstanding as of August 31, 1997 (including 291,240 shares, valued at $7,790, issued to ANHI and 4,476,125 shares, valued at $119,737, issued to NHP stockholders); (ii) the additional purchase price consideration of $4,917 for the Merger resulting from the NHP Stock Options, which vested upon the consummation of the Stock Purchase and will be converted to options to purchase shares of AIMCO Common Stock; (iii) the allocation of the combined purchase price of NHP and the NHP Real Estate Companies based on the preliminary estimates of relative fair value of the combined assets and liabilities of NHP and the NHP Real Estate Companies; and (iv) the elimination of the net assets of WMF as a result of the WMF Spin-Off.

(D) Represents the effects of AIMCO's purchase of NHP immediately after the Merger. These amounts do not give effect to the NHP Reorganization, which includes the transfer of certain assets of NHP to the Unconsolidated Subsidiaries and to the Unconsolidated Partnership. The NHP Reorganization must occur immediately after the Merger in order for AIMCO to maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the Merger transaction. The assets and liabilities of NHP are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase price are subject to final determination based upon estimates and other evaluations of fair market value; therefore, the amount of goodwill is subject to change. AIMCO has amortized goodwill associated with the Merger using the straight-line method over 20 years, which is also preliminary and is subject to change and could range from five to 20 years.

(E) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute to the combined Unconsolidated Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. In addition, AIMCO will contribute twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies. AIMCO will receive notes payable from the Unconsolidated Subsidiaries as consideration for certain assets sold and will receive equity, in the form of preferred stock in exchange for certain assets contributed. The businesses of NHP that will be contributed to and operated by the Unconsolidated Subsidiaries have goodwill associated with them; therefore, a portion of the goodwill has been transferred to the Unconsolidated Subsidiaries. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(F) On a pro forma basis, AIMCO currently has an investment in NHP Common Stock of $123,021, comprised of 6,151,049 shares of NHP Common Stock. In connection with the Merger, (i) AIMCO will issue 291,240 shares of AIMCO Common Stock valued at $7,790 (based on $26.75 per share, the closing sale price on the NYSE of the AIMCO Common Stock on the date the Letter Agreement was executed) and pay cash of $7,791 to acquire 779,073 shares of NHP Common Stock owned by ANHI; and (ii) AIMCO will issue 4,476,125 shares of AIMCO Common Stock valued at $119,737 (based on $26.75 per share, the closing sale price on the NYSE of the AIMCO Common Stock on the date the Letter Agreement was executed), assuming all NHP stockholders elect to receive Stock Consideration, to acquire the shares of NHP Common Stock owned by the NHP stockholders. AIMCO's investment in NHP Common Stock of $258,339, which will be eliminated upon completion of the Merger, is as follows:

Amount of NHP Common Stock at pre-Merger................................................  $ 123,021
Purchase NHP Common Stock from ANHI.....................................................     15,581
Purchase NHP Common Stock from public...................................................    119,737
                                                                                          ---------
Total Investment........................................................................  $ 258,339
                                                                                          ---------
                                                                                          ---------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

       At June 30, 1997, NHP has a deferred tax asset in the amount of $12,797. In connection with the WMF Spin-Off, the deferred tax asset will be reduced by $6,000, which relates to net operating loss carryforwards which will be utilized to reduce taxable gains related to the WMF Spin-Off. The remaining deferred tax asset of $6,797 was netted against the deferred tax liability of $15,106, of which the primary component is the difference between the new basis of the management contracts, as a result of the combined purchase price of NHP and the NHP Real Estate Companies, and the historical tax basis.

    The total purchase price of NHP is $450,588, as follows:

Cash paid in the NHP Stock Purchase.....................................................  $  79,640
Issuance of 2,204,221 shares of AIMCO Common Stock in connection with the NHP Stock
  Purchase at $26.75 per share..........................................................     58,962
Issuance of 4,767,365 shares of AIMCO Common Stock in the Merger, at $26.75 per share...    127,527
Cash paid to ANHI as Mixed Consideration in the Merger..................................      7,791
Assumption of NHP liabilities...........................................................    173,526
Transaction and severance costs.........................................................      5,497
Generation of deferred tax liability....................................................      8,309
Consideration for NHP Stock Options outstanding.........................................      4,917
Less: Consideration given to ANHI in Merger.............................................    (15,581)
                                                                                          ---------
Total...................................................................................  $ 450,588
                                                                                          ---------
                                                                                          ---------

    This amount was allocated to the various assets of NHP to be acquired in the Merger, as follows:

Purchase price..........................................................................  $ 450,588
Historical basis of NHP's assets acquired...............................................   (203,499)
                                                                                          ---------
Step up to record fair value of NHP's assets purchased..................................  $ 247,089
                                                                                          ---------
                                                                                          ---------

    The step-up was applied to NHP's assets as follows:

Real estate.............................................................................  $  14,369
Investment in management contracts......................................................    111,533
Reduction in value of other assets......................................................     (6,505)
Reclassification of deferred tax asset..................................................     (6,797)
Goodwill................................................................................    134,489
                                                                                          ---------
Total...................................................................................  $ 247,089
                                                                                          ---------
                                                                                          ---------

       Goodwill of $134,489 represents the consideration paid in excess of identifiable tangible assets and identifiable intangible assets, based on the preliminary valuation of the tangible and intangible assets, including businesses owned by NHP that provide (i) group purchasing services; (ii) comprehensive risk-management and insurance services; (iii) asset management services; (iv) the origination and underwriting of investments and long-term asset management services to institutional investors that finance apartment developments qualifying for the Federal low-income housing tax credit program; (v) home health care assistance to residents; and (vi) the placement of insurance coverage for master insurance programs and loss prevention services.

         As of June 30, 1997, NHP's shareholder's equity was $58,952, which is detailed as follows:

Common stock............................................................................  $     127
Additional paid-in capital..............................................................    134,483
Retained earnings, of which $28,979 is attributable to WMF..............................    (75,658)
                                                                                          ---------
Total shareholders' equity..............................................................  $  58,952
                                                                                          ---------
                                                                                          ---------

       Upon completion of the Merger, the entire amount of common stock and additional paid-in capital is eliminated, along with $104,637 of retained deficit, representing the total amount of $(75,658), less the $28,979 allocated to WMF.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(G) Represents the issuance of 291,240 shares of AIMCO Common Stock, valued at approximately $7,790, and borrowings incurred to fund the cash portion of the Mixed Consideration payable to ANHI of $7,791, in exchange for 779,073 shares of NHP Common Stock owned by ANHI prior to the Merger.

(H) Represents the issuance of 4,476,125 shares of AIMCO Common Stock, valued at approximately $119,737, to NHP stockholders, in exchange for all of the shares of NHP Common Stock not owned by AIMCO or ANHI prior to the Merger, assuming that all NHP stockholders elect to receive Stock Consideration. In the Merger, NHP stockholders may elect to receive Stock Consideration or Mixed Consideration. If all NHP stockholders elect to receive Mixed Consideration, 2,238,063 fewer shares of AIMCO Common Stock would be issued with a resulting decrease in stockholders' equity of $59,868 and an increase in unsecured financing of approximately $59,868 (assuming the cash portion of the Mixed Consideration is financed with additional borrowings.)

(I) Represents the elimination of the accrued liability related to management contracts acquired in connection with the NHP Real Estate Acquisition. Subsequent to the Merger, AIMCO will control all parties to the Master Property Management Agreement and will eliminate such agreement.

(J) Represents the elimination of the net assets of WMF which are being distributed as a result of the WMF Spin-Off.

(K) Represents the contribution from AIMCO to the Unconsolidated Subsidiaries, at AIMCO's new basis as a result of the allocation of the combined purchase prices of NHP and the NHP Real Estate Companies, of sixteen real estate properties containing 3,625 apartment units and the related liabilities, and the investment in four real estate partnerships owning four real estate properties containing 2,836 apartment units and the related mortgage notes payable, which bear interest at 7.98% per annum and mature in four years. The real estate and the related mortgage notes payable are being contributed to the Unconsolidated Subsidiaries to reduce future income taxes. In exchange for such assets, AIMCO will receive notes receivable from the Unconsolidated Subsidiaries of $63,879 and preferred stock of $17,004. Certain of the interests in the real estate partnerships contributed to the Unconsolidated Subsidiaries with a new basis of $22,049 will be controlled by the Unconsolidated Subsidiaries and, therefore, the assets and liabilities of such real estate partnerships are consolidated by the Unconsolidated Subsidiaries. Prior to being contributed to the Unconsolidated Subsidiaries, such interests in real estate partnerships had been held by the Unconsolidated Partnership. The remainder of the interests in real estate partnerships with a new basis of $19,592 will be accounted for by the Unconsolidated Subsidiaries on the equity method.

(L) Represents the contribution to the Unconsolidated Partnership, at AIMCO's new basis as a result of the allocation of the combined purchase prices of NHP and the NHP Real Estate Companies, of the real estate owned by NHP prior to the Merger, comprised of twelve real estate properties containing 2,905 apartment units.

(M) Represents certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP, contributed by AIMCO to the Unconsolidated Subsidiaries, valued at AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(N) Pursuant to the NHP Reorganization, AIMCO is selling certain net assets to the Unconsolidated Subsidiaries. In exchange for such assets, AIMCO will receive a note receivable from the Unconsolidated Subsidiaries. The note will bear interest at 10% per annum and mature in ten years.

(O) Represents the increase in AIMCO's investment in the Unconsolidated Subsidiaries to reflect the contribution of the equity in certain assets and liabilities to the Unconsolidated Subsidiaries.

(P) Represents the contribution to the Unconsolidated Subsidiaries of the management operations and other businesses of NHP at AIMCO's new basis as a result of the allocation of the combined purchase prices of NHP and the NHP Real Estate Companies. The average remaining life of the management contracts contributed is 14.66 years.

(Q) Represents the contribution of the goodwill related to the management operations and the service provider businesses of NHP that are being contributed to, and will be operated by the Unconsolidated Subsidiaries.

(R) Pursuant to the Merger, NHP stockholders may elect to receive Stock Consideration or Mixed Consideration. If all NHP stockholders elect to receive Mixed Consideration in the Merger, 2,238,063 fewer shares of AIMCO Common Stock would be issued with a resulting decrease in stockholders' equity of $59,868 and an increase in unsecured financing of approximately $59,868 (assuming the cash portion of the Mixed Consideration is financed with additional borrowings).

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(S) Amount represents notes receivable from the Unconsolidated Subsidiaries of $103,879, investment in preferred stock of the Unconsolidated Subsidiaries of $54,155, and retained earnings of $(90). The combined Pro Forma Balance Sheet (Merger) of the Unconsolidated Subsidiaries as of June 30, 1997 is presented below, which reflects the effects of the Merger and the NHP Reorganization as if such transactions had occurred as of June 30, 1997.

                                                                   ADJUSTMENTS
                                          PRE-MERGER   -----------------------------------          MERGER
                                          PRO FORMA                    NHP REORGANIZA-             PRO FORMA
                                           TOTAL(i)    MERGER(ii)         TION(iii)                  TOTAL
                                          ----------   ----------   ----------------------         ---------

                                                   ASSETS

Real estate.............................   $45,893      $ --        $ 88,242(iv)                   $134,135
Investment in real estate
  partnerships..........................     --           --          19,592(iv)                     19,592
Investment in NHP Common Stock..........    15,491       (15,581)         90(iv)                      --
Cash and cash equivalents...............     4,980         7,791         904(v)                      13,675
Restricted cash.........................       761        --             243(v)                       1,004
Investment in management contracts......       124        --          51,131(v)                      51,255
Goodwill................................     --           --          74,665(v)                      74,665
Deferred financing costs................       594        --           --                               594
Investment in parent....................     --            7,790       --                             7,790
Other assets............................       353        --          41,476(v)
                                                                         (90)(iv)                    41,739
                                          ----------   ----------   --------                       ---------
                                           $68,196      $ --        $276,253                       $344,449
                                          ----------   ----------   --------                       ---------
                                          ----------   ----------   --------                       ---------

                                    LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgage and other notes payable........   $25,476      $ --        $ 49,000(iv)(vi)               $ 74,476
Notes payable to AIMCO..................     --           --          40,000(v)(vii)
                                                                      63,879(iv)(vii)               103,879
Unsecured short-term financing..........     --           --          71,145(v)(viii)                71,145
Accounts payable and other
  liabilities...........................       990        --          16,793(v)                      17,783
Other long-term liabilities.............     --                       14,567(v)                      14,567
Deferred tax liability..................     --           --           8,309(v)(ix)                   8,309
                                          ----------   ----------   --------                       ---------
                                            26,466        --         263,693                        290,159
Minority interest in consolidated
  partnerships..........................    22,274        --         (22,049)(iv)(x)                    225

Preferred Stock.........................    19,546        --          17,605(v)
                                                                      17,004(iv)                     54,155
Common Stock............................     2,000        --           --                             2,000
Retained earnings.......................    (2,090)       --           --                            (2,090)
                                          ----------   ----------   --------                       ---------
                                            19,456        --          34,609                         54,065
                                          ----------   ----------   --------                       ---------
                                           $68,196      $ --        $276,253                       $344,449
                                          ----------   ----------   --------                       ---------
                                          ----------   ----------   --------                       ---------

    (i) Represents the combined Unconsolidated Subsidiaries' pro forma consolidated financial position as of June 30, 1997, which gives effect to the ANHI Stock Transfers, reducing ANHI's ownership of NHP Common Stock from 51.2% to 6.03%. See "Pro Forma Financial Information (Pre-Merger)."

    (ii) In connection with the Merger, AIMCO will acquire all of the outstanding shares of NHP Common Stock, including shares owned by ANHI. ANHI will elect to receive Mixed Consideration of 291,217 shares of AIMCO Common Stock valued at approximately $7,790 (based on $26.75 per share, the market price per share of AIMCO Common Stock on the date the Letter Agreement was executed) and cash of $7,791 in exchange for the 779,073 shares of NHP Common Stock owned by ANHI.

    (iii) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute or sell to the combined Unconsolidated
       Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)

                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

       other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. In addition, AIMCO will contribute twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies. AIMCO will receive notes payable from the Unconsolidated Subsidiaries as consideration for certain assets sold and will receive equity, in the form of preferred stock in exchange for certain assets contributed. The businesses of NHP that will be contributed to and operated by the Unconsolidated Subsidiaries have goodwill associated with them; therefore, a portion of the goodwill has been transferred to the Unconsolidated Subsidiaries. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

    (iv) Represents the contribution from AIMCO to the Unconsolidated Subsidiaries, at AIMCO's new basis as a result of the allocation of the combined purchase prices of NHP and the NHP Real Estate Companies, of sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units and the related mortgage notes payable, which bear interest at 7.98% per annum and mature in four years. The real estate and the related mortgage note payable are being contributed to the Unconsolidated Subsidiaries to reduce the income tax provision. In exchange for such assets, AIMCO will receive notes receivable from the Unconsolidated Subsidiaries of $63,879 and preferred stock of $17,004. Certain of the interests in the real estate partnerships contributed to the Unconsolidated Subsidiaries with a new basis of $88,242 will be controlled by the Unconsolidated Subsidiaries and, therefore, the assets and liabilities of such real estate partnerships are consolidated by the Unconsolidated Subsidiaries. Prior to being contributed to the Unconsolidated Subsidiaries, such interests in real estate partnerships had been held by the Unconsolidated Partnership. The remainder of the interests in the real estate partnerships with a new basis of $19,592 will be accounted for by the Unconsolidated Subsidiaries on the equity method.

    (v) Represents certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP, contributed by AIMCO to the Unconsolidated Subsidiaries, valued at AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

    (vi) Represents the mortgage note payable related to the real estate contributed to the Unconsolidated Subsidiaries in conjunction with the NHP Reorganization. The mortgage note payable bears interest at 7.98% per annum and has a remaining life of four years.

    (vii) Represents notes payable to AIMCO in exchange for certain of the assets sold to the Unconsolidated Subsidiaries as part of the NHP Reorganization. The notes bear interest at 10% per annum and have an average life of ten years.

    (viii)Represents the contribution of the NHP unsecured line of credit at June 30, 1997 to the Unconsolidated Subsidiaries as part of the NHP Reorganization. The NHP unsecured line of credit bears interest at a floating rate of LIBOR plus 0.75% per annum (6.7% at June 30, 1997) and has a remaining life of one year.

    (ix) Represents the establishment of the estimated net deferred federal and state tax liabilities at a combined rate of 40% for the estimated difference between the book and tax basis of the net assets (other than goodwill) of the Unconsolidated Subsidiaries. The primary component of the deferred tax liability is the difference between the new basis of the management contracts, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, and the historical tax basis.

    (x) Represents adjustment to eliminate the minority interest in one real estate partnership which owns fourteen real estate properties. Prior to the Merger, the Unconsolidated Subsidiaries owned the general partnership interests in the real estate partnership and AIMCO owned virtually all of the limited partnership interests. Pursuant to the NHP Reorganization, AIMCO has contributed its limited partnership interests to the Unconsolidated Subsidiaries, resulting in the Unconsolidated Subsidiaries owning 99% of the real estate partnership.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                   ADJUSTMENTS
                                 PRE-MERGER    ----------------------------------------------------
                                 PRO FORMA          NHP              MERGER           NHP REOR-         PRO FORMA
                                   TOTAL       HISTORICAL(B)     ADJUSTMENTS(C)     GANIZATION(D)         TOTAL
                                ------------   --------------   ----------------   ----------------   --------------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues....................   $  238,883      $  --            $   11,002(E)      $  (11,458)(L)
                                                                                        (11,002)(M)   $  227,425
Property operating expenses...     (110,554)        --                (5,937)(E)          5,516(L)
                                                                                          5,937(M)      (105,038)
Owned property management
  expense.....................       (8,269)        --                  (853)(E)            415(L)
                                                                                            853(M)
                                                                                            473(N)        (7,381)
                                ------------   --------------   ----------------       --------       --------------
Income from property
  operations before
  depreciation................      120,060         --                 4,212             (9,266)         115,006
Depreciation..................      (45,819)        --                (3,650)(E)          3,088(L)
                                                                                          3,650(M)       (42,731)
                                ------------   --------------   ----------------       --------       --------------
Income from property
  operations..................       74,241         --                   562             (2,528)          72,275
                                ------------   --------------   ----------------       --------       --------------
SERVICE COMPANY BUSINESS
Management fees and other
  income......................       17,502         194,979         (127,266)(F)        (65,429)(O)
                                                                                         (1,851)(N)       17,935
Management and other
  expenses....................      (13,562)       (153,907)         127,266(F)          15,274(O)
                                                                       9,654(G)             250(P)       (15,025)
Corporate overhead
  allocation..................         (590)        --               --                 --                  (590)
Amortization of management
  contracts and depreciation
  and amortization of other
  assets......................       (1,226)         (6,321)          (5,687)(H)         11,760(O)        (1,474)
                                ------------   --------------   ----------------       --------       --------------
                                      2,124          34,751            3,967            (39,996)             846
Minority interest in service
  company business............           10         --               --                 --                    10
                                ------------   --------------   ----------------       --------       --------------
Company's share of income from
  service company business....        2,134          34,751            3,967            (39,996)             856
                                ------------   --------------   ----------------       --------       --------------
General and administrative
  expense.....................       (1,512)        (14,074)         --                  14,074(O)
                                                                                            756(P)          (756)
Interest expense..............      (50,638)         (3,982)          (4,082)(E)          3,982(O)
                                                                        (560)(I)          4,011(L)
                                                                                          4,082(M)       (47,187)(V)
Interest income...............        4,722             747          --                    (747)(O)
                                                                                            319(Q)
                                                                                            200(R)         5,241
                                ------------   --------------   ----------------       --------       --------------
Income (loss) before equity in
  earnings of unconsolidated
  subsidiaries, and minority
  interests...................       28,947          17,442             (113)           (15,847)          30,429
Equity in earnings of
  unconsolidated
  corporations................        5,339         --                (4,984)(J)          1,928(S)
                                                                                          3,800(T)
                                                                                          6,069(T)        12,152
Equity in losses of
  partnerships................       (7,830)        --                (6,016)(K)          2,138(L)
                                                                                         (3,508)(M)
                                                                                          1,378(N)       (13,838) (X)
                                ------------   --------------   ----------------       --------       --------------
Income (loss) before minority
  interests...................       26,456          17,442          (11,113)            (4,042)          28,743
Minority interest in other
  partnerships................        2,666         --                    11(E)             (12)(L)        2,665
                                ------------   --------------   ----------------       --------       --------------
Income (loss) before minority
  interest in Operating
  Partnership.................       29,122          17,442          (11,102)            (4,054)          31,408
Income tax provision..........                       (6,977)         --                   6,977(O)
Minority interest in Operating
  Partnership.................       (3,541)        --                   197(U)            (343)(U)       (3,687)
                                ------------   --------------   ----------------       --------       --------------
Net income (loss).............   $   25,581      $   10,465       $  (10,905)        $    2,580       $   27,721(V)
                                ------------   --------------   ----------------       --------       --------------
                                ------------   --------------   ----------------       --------       --------------
Net income allocable to
  preferred stockholder.......   $    5,344                                                           $    5,344
                                ------------                                                          --------------
                                ------------                                                          --------------
Net income allocable to common
  stockholders................   $   20,237                                                           $   22,377(V)
                                ------------                                                          --------------
                                ------------                                                          --------------
Net income per common
  share(W)....................   $     0.60                                                           $     0.58(V)
                                ------------                                                          --------------
                                ------------                                                          --------------
Weighted average number of
  common shares and common
  share equivalents
  outstanding.................       33,592                                                               38,638(V)
                                ------------                                                          --------------
                                ------------                                                          --------------

The pro forma statement above is presented assuming all NHP stockholders (other than ANHI) elect to receive Stock Consideration. See note (V) for the effect on the pro forma statement if all NHP stockholders elect to receive Mixed Consideration.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(A) Represents AIMCO's pro forma results of operations for the year ended December 31, 1996 which give effect to the NHP Stock Purchase, the ANHI Stock Transfers, the NHP Real Estate Acquisition, the NHP Real Estate Reorganization, certain acquisitions and dispositions, certain completed sales of AIMCO Common Stock and the sale of the shares of AIMCO Class B Preferred Stock. See "Pro Forma Financial Information (Pre-Merger)."

(B) Represents the audited consolidated results of operations of NHP for the year ended December 31, 1996, which have been restated to reflect WMF as a discontinued operation as a result of the Rights Distribution.

(C) Represents the following adjustments occurring as a result of the Merger:
    (i) the reclassification of NHP's real estate held for sale to real estate held for investment; (ii) the offsetting of on-site personnel and general and administrative cost reimbursement against the related revenue; (iii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iv) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill; (v) the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP; and
    (vi) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to the real estate and an estimated average life of 17.5 years.

(D) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute to the combined Unconsolidated Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. In addition, AIMCO will contribute twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP; and (ii) the historical results of operations of such real estate properties and interests in such real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(E) Represents the operating results of real estate held for investment by AIMCO, which was classified as real estate held for sale by NHP prior to the Initial NHP Stock Purchase.

(F) Represents the offsetting of on-site personnel and general and administrative cost reimbursement against the related revenue.

(G) Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by AIMCO senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the Merger had occurred on January 1, 1996 and that the restructuring plan was completed on January 1, 1996.

(H) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated Subsidiaries, based on AIMCO's new basis as adjusted by the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, including amortization of management contracts of $3,702, depreciation of furniture, fixtures and equipment of $1,302 and amortization of goodwill of $7,004, less NHP's historical depreciation and amortization of $6,321. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be 14.7 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 5 years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the estimated life of goodwill is ultimately determined to be five years, goodwill amortization would be $28,016, net income applicable to common shareholders would be $17,150 and net income per common share would be $0.31.

(I) Represents the interest related to the indebtedness of $7,791 incurred to finance the cash portion of the Merger Consideration to ANHI. The borrowings were made under AIMCO's Credit Facility, which bears interest at LIBOR plus 1.70% per annum.

(J) Represents the reversal of equity in earnings in NHP during the period prior to the Merger when AIMCO held a 47.62% interest in NHP, as a result of AIMCO owning 100% of the NHP Common Stock pursuant to the Merger.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(K) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 17.5 years.

(L) Represents the results of operations of real estate contributed to the Unconsolidated Subsidiaries, including sixteen real estate properties containing 3,625 apartment units and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units.

(M) Represents the contribution of NHP's twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

(N) Represents the elimination of the income generated by the management contracts which are related to the interests in real estate partnerships owned by AIMCO or the Unconsolidated Partnership.

(O) Represents the historical income and expenses associated with certain assets and liabilities of NHP that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(P) Represents adjustments for management costs that will be incurred by the Unconsolidated Subsidiaries rather than by AIMCO, primarily related to personnel costs, for work performed on the businesses contributed to held by the Unconsolidated Subsidiaries.

(Q) Represents the interest income of $6,388 earned on notes payable of $63,879 to AIMCO issued as consideration for certain real estate assets and liabilities and interests in certain real estate partnerships sold to the Unconsolidated Subsidiaries by AIMCO, net of the elimination of AIMCO's share of the related interest expense of $6,069 reflected in the equity in earnings of ANHI's operating results.

(R) Represents interest income of $4,000 earned on the notes receivable from the Unconsolidated Subsidiaries, after elimination of AIMCO's share of $3,800 of the related interest expense.

(S) Represents adjustment to AIMCO's equity in earnings of the Unconsolidated Subsidiaries on a post-Merger basis, before elimination of interest expense on notes receivable from the Unconsolidated Subsidiaries.

(T) Represents elimination of AIMCO's share of the related interest expense reflected in the equity in earnings of ANHI's operating results.

(U) Represents adjustments to minority interest in the Operating Partnership assuming the Merger had occurred as of January 1, 1996. On a pro forma basis, giving effect to the Merger, as of December 31, 1996, the minority interest percentage is approximately 11.74%, assuming that ANHI elects Mixed Consideration and all other NHP stockholders elect Stock Consideration.

(V) Pursuant to the Merger, NHP stockholders may elect to receive Stock Consideration or Mixed Consideration. Set forth below is a summary of the pro forma net income applicable to holders of AIMCO Common Stock and net income per common share (i) assuming that ANHI elects Mixed Consideration and all other NHP stockholders, excluding AIMCO, elect to receive Stock Consideration (Stock Consideration); and (ii) assuming all NHP stockholders, excluding AIMCO but including ANHI, elect to receive Mixed Consideration (Mixed Consideration). The detail below assumes an average interest rate of 7.19% per annum

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

    (representing LIBOR plus 1.70%, the current rate under AIMCO's unsecured credit facility) on the additional borrowings of $59,868.

                                                                          STOCK          MIXED
                                                                      CONSIDERATION  CONSIDERATION
                                                                      -------------  -------------
Increase in interest expense........................................    $  --          $   4,304
                                                                      -------------  -------------
                                                                      -------------  -------------
Income before minority interest in Operating Partnership (after
  minority interest in other partnerships)..........................    $  31,408      $  27,104
Minority interest in Operating Partnership..........................       (3,687)        (3,182)
                                                                      -------------  -------------
Net income..........................................................    $  27,721      $  23,922
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income attributable to common stockholders......................    $  22,377      $  18,578
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income per share................................................    $    0.58      $    0.51
                                                                      -------------  -------------
                                                                      -------------  -------------
Minority interest percentage........................................        11.74%         11.74%
                                                                      -------------  -------------
                                                                      -------------  -------------
Number of common shares and common share equivalents................       38,638         36,400
                                                                      -------------  -------------
                                                                      -------------  -------------

         Additionally, the following table presents the net impact to pro forma net income applicable to holders of AIMCO Common Stock and net income per common share assuming the interest rate increases by 0.25%.

                                                                          STOCK          MIXED
                                                                      CONSIDERATION  CONSIDERATION
                                                                      -------------  -------------
Increase in interest expense........................................    $  --          $   4,454
                                                                      -------------  -------------
                                                                      -------------  -------------
Income before minority interest in Operating Partnership (after
  minority interest in other partnerships)..........................    $  30,140      $  25,686
Minority interest in Operating Partnership..........................       (3,538)        (3,016)
                                                                      -------------  -------------
Net income..........................................................    $  26,602      $  22,670
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income attributable to common stockholders......................    $  21,258      $  17,326
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income per share................................................    $    0.55      $    0.48
                                                                      -------------  -------------
                                                                      -------------  -------------
Minority interest percentage........................................        11.74%         11.74%
                                                                      -------------  -------------
                                                                      -------------  -------------
Number of common shares and common share equivalents................       38,638         36,400
                                                                      -------------  -------------
                                                                      -------------  -------------

(W) In February 1997, the Financial Accounting Standards Board issued Statement 128 EARNINGS PER SHARE ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. AIMCO's management believes that adoption of Statement 128 will not have a material effect on the earnings per share of AIMCO.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(X) The combined Pro Forma Statement of Operations (Merger) of the Unconsolidated Subsidiaries for the year ended December 31, 1996 is presented below, which reflects the effects of the Merger and the NHP Reorganization as if these transactions had occurred as of January 1, 1996.

                                   PRE-                  ADJUSTMENTS
                                  MERGER     -----------------------------------         MERGER
                                PRO FORMA                          NHP                 PRO FORMA
                                 TOTAL(i)    MERGER(ii)    REORGANIZATION(iii)           TOTAL
                                ----------   ----------   ----------------------     --------------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues....................   $ 12,777     $ --              $ 11,458(iv)         $  24,235
Property operating expenses...     (8,665)      --                (5,516)(iv)          (14,181)
Owned property management
  expense.....................       (613)      --                  (415)(iv)           (1,028)
                                ----------   ----------          -------             --------------
Income from property
  operations before
  depreciation................      3,499       --                 5,527                 9,026
Depreciation..................     (1,606)      --                (3,088)(iv)           (4,694)
                                ----------   ----------          -------             --------------
Income from property
  operations..................      1,893       --                 2,439                 4,332
                                ----------   ----------          -------             --------------
Management fees and other
  income......................     --           --                65,429(v)             65,429
Management and other
  expenses....................     --           --               (15,524)(v)           (15,524)
Amortization of management
  contracts and goodwill and
  depreciation and
  amortization of other
  assets......................        (41)      --               (11,760)(v)           (11,801)(ix)
                                ----------   ----------          -------             --------------
                                      (41)      --                38,145                38,104
                                ----------   ----------          -------             --------------
General and administrative....     --           --               (14,830)(v)           (14,830)
Interest expense..............     (2,640)      --                (3,982)(v)
                                                                  (3,910)(iv)
                                                                  (4,000)(vi)
                                                                  (6,388)(vi)          (20,920)
Interest income...............     --           --                   747(v)                747
                                ----------   ----------          -------             --------------
Income before income taxes,
  equity in earnings and
  minority interests..........       (788)      --                 8,221                 7,433
Income tax provision..........       (249)      --                (3,431)(vii)          (3,680)
                                                                                        --
Equity in earnings of NHP.....        631        (631)          --                      --
Equity in losses of
  unconsolidated
  partnerships................     --           --                (1,358)(v)            (1,358)
Minority interest in NHP......     --           --              --                      --
Minority interest in
  partnerships................        780       --                  (772)(viii)              8
                                ----------   ----------          -------             --------------
Net income....................   $    374     $  (631)          $  2,660             $   2,403
                                ----------   ----------          -------             --------------
                                ----------   ----------          -------             --------------
Income attributable to
  preferred stockholder.......   $    355                                            $   2,283
                                ----------                                           --------------
                                ----------                                           --------------
Income attributable to common
  stockholder.................   $     19                                            $     120
                                ----------                                           --------------
                                ----------                                           --------------

    ----------------------------

    (i) Represents the combined Unconsolidated Subsidiaries' pro forma consolidated statement of operations, which gives effect to the ANHI Stock Transfers, reducing ANHI's ownership of NHP Common Stock from 51.3% to 6.03% of the outstanding shares of NHP Common Stock. See "Pro Forma Financial Information (Pre-Merger)."

    (ii) Represents adjustments for the Merger. Subsequent to the Merger, all of the outstanding shares of NHP Common Stock will be owned by AIMCO.

   (iii) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute to the combined Unconsolidated Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities,

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

       and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. Adjustments reflect (a) income and expenses associated with certain assets and liabilities of NHP that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP; (b) adjustments for management costs that will be incurred by the Unconsolidated Subsidiaries rather than by AIMCO, primarily related to personnel costs, for work performed on the businesses contributed to the Unconsolidated Subsidiaries; (c) depreciation and amortization of the tangible and intangible assets related to the management operations and other business contributed to the Unconsolidated Subsidiaries; (d) interest expense associated with NHP's historical notes payable and on the notes payable to AIMCO; (e) historical interest income of NHP; (f) income tax provision; and (g) the historical results of operations of real estate properties and interests in real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

    (iv) Represents adjustments for the historical results of operations of the real estate properties and interest in real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

    (v) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed.

    (vi) Represents the interest expense incurred on notes payable to AIMCO of $40,000 issued in connection with the sale of certain assets and liabilities to the Unconsolidated Subsidiaries and $63,879 issued in connection with the sale of certain real estate assets and related liabilities and interests in certain real estate partnerships to the Unconsolidated Subsidiaries.

   (vii) Represents the estimated Federal and state tax provisions, which are calculated on the operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes. The Unconsolidated Subsidiaries current tax provision for the year ended December 31, 1996 would be approximately $80 which differs from the book tax provision primarily due to differences in amortization of tangible and intangible assets and expensing of lease and severance costs which are included in purchase consideration for financial reporting.

  (viii) Represents the reduction of minority interest in one real estate partnership owning fourteen real estate properties containing 2,725 apartment units. As part of the NHP Reorganization, AIMCO will contribute the limited partnership interests in the partnership currently consolidated by the Unconsolidated Subsidiaries. Therefore, the Unconsolidated Subsidiaries will own 99% of the interests in such partnership.

    (ix) The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. In addition, a 20-year life for goodwill is preliminary and is subject to change. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the estimated life of goodwill is ultimately determined to be five years, amortization of management contracts and goodwill and depreciation and amortization of other assets would be $32,811 and net loss would be $(14,684).

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                    ADJUSTMENTS
                                                       PRE-MERGER   --------------------------------------------
                                                        PRO FORMA       NHP           MERGER         NHP REOR-     PRO FORMA
                                                        TOTAL(A)    HISTORICAL(B) ADJUSTMENTS(C)   GANIZATION(D)     TOTAL
                                                       -----------  ------------  ---------------  -------------  -----------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues...................   $ 122,774    $    2,916      $   6,006(E)    $  (6,188)(L)
                                                                                                        (2,916)(M)  $ 122,592
Property operating expenses..........................     (50,332)       (1,863)        (3,786)(E)       2,362(L)
                                                                                                         1,863(M)    (51,756)
Owned property management expense....................      (4,390)       --               (427)(E)         182(L)
                                                                                                           237(N)     (4,398)
                                                       -----------  ------------  ---------------  -------------  -----------
Income from property operations before
  depreciation.......................................      68,052         1,053          1,793          (4,460)       66,438
Depreciation.........................................     (23,598)         (500)          (852)(E)       1,504(L)
                                                                                                         1,352(M)    (22,094)
                                                       -----------  ------------  ---------------  -------------  -----------
Income from property operations......................      44,454           553            941          (1,604)       44,344
                                                       -----------  ------------  ---------------  -------------  -----------
SERVICE COMPANY BUSINESS
Management fees and other income.....................       7,010       101,687        (64,900)(F)     (35,645)(O)
                                                                                                          (926)(N)      7,226
Management and other expenses........................      (4,906)      (79,633)        64,900(F)       14,003(O)     (5,636)
Corporate overhead allocation........................        (294)       --             --              --              (294)
Amortization of management contracts and depreciation
  and amortization of other assets...................        (635)       (4,755)        (1,249) (G)       5,880(O)       (759)
                                                       -----------  ------------  ---------------  -------------  -----------
                                                            1,175        17,299         (1,249)                          537
Minority Interest in service company business........          (2)       --             --              --                (2)
                                                       -----------  ------------  ---------------  -------------  -----------
Company's share of income from service company
  business...........................................       1,173        17,299         (1,249)        (16,688)          535
                                                       -----------  ------------  ---------------  -------------  -----------
General and administrative expense...................        (784)      (13,293)         5,546(H)        8,125(O)       (406)
Interest expense.....................................     (26,202)       (3,670)        (2,304)(E)       3,670(O)
                                                                                          (277)(I)       2,006(L)
                                                                                                         3,440(M)    (23,337)(U)
Interest income......................................       2,980         1,109         --              (1,109)(O)
                                                                                                           159(P)
                                                                                                           100(Q)      3,239
                                                       -----------  ------------  ---------------  -------------  -----------
Income (loss) before equity in earnings of
  unconsolidated subsidiaries, and minority
  interests..........................................      21,621         1,998          2,657          (1,901)       24,375
Equity in earnings of unconsolidated corporations....         611        --               (571)(J)      (1,034)(R)
                                                                                                         1,900(S)
                                                                                                         3,035(S)      3,941(W)
Equity in losses of partnerships.....................      (3,380)       --             (3,008)(K)         713(L)
                                                                                                        (1,936)(M)
                                                                                                           689(N)     (6,922)
                                                       -----------  ------------  ---------------  -------------  -----------
Income (loss) before minority interests..............      18,852         1,998           (922)          1,466        21,394
Minority interest in other partnerships..............        (788)       --                  7(E)          (10)(M)       (791)
                                                       -----------  ------------  ---------------  -------------  -----------
Income (loss) before minority interest in Operating
  Partnership........................................      18,064         1,998           (915)          1,456        20,603
Income tax provision.................................      --              (799)        --                 799(O)     --
Minority interest in Operating Partnership...........      (2,250)       --                350(T)         (233)(T)     (2,133)
                                                       -----------  ------------  ---------------  -------------  -----------
Net income (loss)....................................   $  15,814    $    1,199      $    (565)      $   2,022     $  18,470(U)
                                                       -----------  ------------  ---------------  -------------  -----------
                                                       -----------  ------------  ---------------  -------------  -----------
Net income allocable to preferred stockholder........   $   2,672                                                  $   2,672
                                                       -----------                                                -----------
                                                       -----------                                                -----------
Net income allocable to common stockholders..........   $  13,142                                                  $  15,798(U)
                                                       -----------                                                -----------
                                                       -----------                                                -----------
Net income per common share(V).......................   $    0.37                                                  $    0.39(U)
                                                       -----------                                                -----------
                                                       -----------                                                -----------
Weighted average number of common shares and common
  share equivalents outstanding......................      35,281                                                     40,307(U)
                                                       -----------                                                -----------
                                                       -----------                                                -----------

    The pro forma statement above is presented assuming all NHP stockholders (other than ANHI) elect to receive Stock Consideration. See note (U) for the effect on the pro forma statement assuming all NHP stockholders elect to receive Mixed Consideration.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(A) Represents AIMCO's pro forma results of operations for the six months ended June 30, 1997, which gives effect to the NHP Stock Purchase, the ANHI Stock Transfers, the NHP Real Estate Acquisition, the NHP Real Estate Reorganization, certain acquisitions and dispositions, certain completed sales of AIMCO Common Stock and the sale of the shares of AIMCO Class B Preferred Stock. See "Pro Forma Financial Information (Pre-Merger)."

(B) Represents the unaudited consolidated results of operations of NHP for the six months ended June 30, 1997.

(C) Represents the following adjustments occurring as a result of the Merger:
    (i) the reclassification of NHP's real estate held for sale to real estate held for investment; (ii) the offsetting of on-site personnel and general and administrative cost reimbursement against the related revenue; (iii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iv) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill; (v) the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP; and
    (vi) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to the real estate and an estimated average life of 17.5 years.

(D) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute or sell to the combined Unconsolidated Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. In addition, AIMCO will contribute twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP; and (ii) the historical results of operations of such real estate properties and interests in such real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(E) Represents the operating results of real estate held for investment by AIMCO, which was classified as real estate held for sale by NHP prior to the Initial NHP Stock Purchase.

(F) Represents the offsetting of on-site personnel and general and administrative cost reimbursement against the related revenue.

(G) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated Subsidiaries, based on AIMCO's new basis as adusted by the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, including amortization of management contracts of $1,851, depreciation of furniture, fixtures and equipment of $651 and amortization of goodwill of $3,502, less NHP's historical depreciation and amortization of $4,755. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be 14.7 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 5 years. Goodwill is amortized using the straight-line method over 20 years. The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the estimated life of goodwill is ultimately determined to be five years, goodwill amortization would be $14,008, net income applicable to common shareholders would be $13,107 and net income per common share would be $0.26.

(H) Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by AIMCO senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the Merger had occurred on January 1, 1996 and that the restructuring plan was completed on January 1, 1996.

(I) Represents the interest related to the indebtedness of $7,791 incurred to finance the cash portion of the Merger Consideration to ANHI. The borrowings were made under AIMCO's Credit Facility, which bears interest at LIBOR plus 1.70% per annum.

(J) Represents the reversal of equity in earnings in NHP during the pre-merger period when AIMCO held a 47.62% interest in NHP, as a result of AIMCO's acquisition of 100% of the NHP Common Stock.

(K) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 17.5 years.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(L) Represents the results of operations of real estate contributed to the Unconsolidated Subsidiaries, including sixteen real estate properties containing 3,625 apartment units and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units.

(M) Represents the contribution of NHP's twelve real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

(N) Represents the elimination of the income generated by the management contracts which are related to the interests in real estate partnerships owned by AIMCO or the Unconsolidated Partnership.

(O) Represents the historical income and expenses associated with certain assets and liabilities of NHP that will be contributed to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

(P) Represents the interest income of $3,194 earned on notes payable of $63,879 to AIMCO issued as consideration for certain real estate assets and liabilities and interests in certain real estate partnerships sold to the Unconsolidated Subsidiaries by AIMCO, net of the elimination of AIMCO's share of the related interest expense of $3,035 reflected in the equity in earnings of ANHI's operating results.

(Q) Represents interest income of $2,000 earned on the notes receivable from the Unconsolidated Subsidiaries, after elimination of AIMCO's share of $1,900 of the related interest expense.

(R) Represents adjustment to AIMCO's equity in income (loss) of the Unconsolidated Subsidiaries on a post-Merger basis, before elimination of interest expense on notes receivable from the Unconsolidated Subsidiaries.

(S) Represents elimination of AIMCO's share of the related interest expense reflected in the equity in earnings of ANHI's operating results.

(T) Represents adjustments to minority interest in the Operating Partnership assuming the Merger had occurred as of January 1, 1996. On a pro forma basis, giving effect to the Merger, as of June 30, 1997, the minority interest percentage is approximately 10.35%, assuming that ANHI elects to receive Mixed Consideration and all other NHP stockholders elect to receive Stock Consideration.

(U) Pursuant to the Merger, NHP stockholders may elect to receive Stock Consideration or Mixed Consideration. Set forth below is a summary of the pro forma net income applicable to holders of AIMCO Common Stock and net income per share of AIMCO Common Stock (i) assuming that ANHI elects Mixed Consideration and all other NHP stockholders, excluding AIMCO, elect to receive Stock Consideration (Stock Consideration); and assuming all NHP stockholders, excluding AIMCO but including ANHI, elect to receive Mixed Consideration (Mixed Consideration). The detail below assumes an average interest rate of 7.36% per annum (representing LIBOR plus 1.70%, the current rate under AIMCO's unsecured credit facility) on the additional borrowings of $59,868.

                                                                          STOCK          MIXED
                                                                      CONSIDERATION  CONSIDERATION
                                                                      -------------  -------------
Increase in interest expense........................................    $  --          $   2,204
                                                                      -------------  -------------
                                                                      -------------  -------------
Income before minority interest in Operating Partnership (after
  minority interest in other partnerships)..........................    $  20,603      $  18,399
Minority interest in Operating Partnership..........................       (2,133)        (1,904)
                                                                      -------------  -------------
Net income..........................................................    $  18,470      $  16,495
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income attributable to common stockholders......................    $  15,798      $  13,823
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income per share................................................    $    0.39      $    0.36
                                                                      -------------  -------------
                                                                      -------------  -------------
Minority interest percentage in Operating Partnership...............        10.35%         10.35%
                                                                      -------------  -------------
                                                                      -------------  -------------
Number of common shares and common share equivalents................       40,307         38,069
                                                                      -------------  -------------
                                                                      -------------  -------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

     Additionally, the following table presents the net impact to pro forma net income applicable to holders of AIMCO Common Stock and net income per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%.

                                                                          STOCK          MIXED
                                                                      CONSIDERATION  CONSIDERATION
                                                                      -------------  -------------
Increase in interest expense........................................    $  --          $   2,279
                                                                      -------------  -------------
                                                                      -------------  -------------
Income before minority interest in Operating Partnership (after
  minority interest in other partnerships)..........................    $  19,975      $  17,696
Minority interest in Operating Partnership..........................       (2,067)        (1,832)
                                                                      -------------  -------------
Net income..........................................................    $  17,908      $  15,864
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income attributable to common stockholders......................    $  15,236      $  13,192
                                                                      -------------  -------------
                                                                      -------------  -------------
Net income per share................................................    $    0.38      $    0.35
                                                                      -------------  -------------
                                                                      -------------  -------------
Minority interest percentage in Operating Partnership...............        10.35%         10.35%
                                                                      -------------  -------------
                                                                      -------------  -------------
Number of common shares and common share equivalents................       40,307         38,069
                                                                      -------------  -------------
                                                                      -------------  -------------

(V) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. AIMCO's management believes that adoption of Statement 128 will not have a material effect on the earnings per share of AIMCO.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(W) The combined Pro Forma Statement of Operations (Merger) of the Unconsolidated Subsidiaries for the six months ended June 30, 1997 is presented below, which reflects the effects of the Merger and the NHP Reorganization as if these transactions had occurred as of January 1, 1996.

                                                                                           ADJUSTMENTS
                                                           PRE-MERGER             ------------------------------
                                                           PRO FORMA
                                                            TOTAL(i)                        MERGER(ii)
                                                           ----------                      -----------
    RENTAL PROPERTY OPERATIONS
    Rental and other property revenues...................   $  6,218       $                  --
    Property operating expenses..........................     (4,120)                         --
    Owned property management expense....................       (308)                         --
                                                           ----------                                             -----
    Income from property operations before
      depreciation.......................................      1,790                          --
    Depreciation.........................................       (803)                         --
                                                           ----------                                             -----
                                                                 987                          --
                                                           ----------                                             -----
    SERVICE COMPANY BUSINESS
    Management fees and other income.....................     --                              --
    Management and other expenses........................     --                              --
    Amortization of management contracts and goodwill and
      depreciation and amortization of other assets......        (21)
                                                           ----------                                             -----
                                                                 (21)                         --
                                                           ----------                                             -----
    General and administrative...........................     --
    Interest expense.....................................     (1,002)                         --
    Interest income......................................     --                              --
                                                           ----------                                             -----
    Income before income taxes, equity in earnings and
      minority interests.................................        (36)                         --
    Income tax provision.................................        (27)
    Equity in earnings of NHP............................         72                                                (72)
    Minority interest in partnerships....................         33
                                                           ----------                                             -----
    Net income...........................................   $     42       $                                        (72)
                                                           ----------                                             -----
                                                           ----------                                             -----
    Income attributable to preferred stockholder.........   $     40
                                                           ----------
                                                           ----------
    Income attributable to common stockholder............   $      2
                                                           ----------
                                                           ----------


                                                                              MERGER
                                                              NHP REOR-      PRO FORMA
                                                           GANIZATION(iii)     TOTAL
                                                           ---------------   ---------
    RENTAL PROPERTY OPERATIONS
    Rental and other property revenues...................   $     6,188(iv)   $12,406
    Property operating expenses..........................        (2,362)(iv)   (6,482)
    Owned property management expense....................          (183)(iv)     (491)
                                                                -------      ---------
    Income from property operations before
      depreciation.......................................         3,643         5,433
    Depreciation.........................................        (1,504)(iv)   (2,307)
                                                                -------      ---------
                                                                  2,139         3,126
                                                                -------      ---------
    SERVICE COMPANY BUSINESS
    Management fees and other income.....................        35,645(v)     35,645
    Management and other expenses........................       (14,003)(v)   (14,003)
    Amortization of management contracts and goodwill and
      depreciation and amortization of other assets......        (5,880)(v)    (5,901)(ix)
                                                                -------      ---------
                                                                 15,762        15,741
                                                                -------      ---------
    General and administrative...........................        (8,125)(v)    (8,125)
    Interest expense.....................................        (3,670)(v)
                                                                 (2,006)(iv)
                                                                 (2,000)(vi)  (11,872)
                                                                 (3,194)(vi)
    Interest income......................................         1,109(v)      1,109
                                                                -------      ---------
    Income before income taxes, equity in earnings and
      minority interests.................................            15           (21)
    Income tax provision.................................          (318)(vii)     (345)
    Equity in earnings of NHP............................       --              --
    Minority interest in partnerships....................          (713)(viii)     (680)
                                                                -------      ---------
    Net income...........................................   $    (1,016)      $(1,046)
                                                                -------      ---------
                                                                -------      ---------
    Income attributable to preferred stockholder.........                     $  (994)
                                                                             ---------
                                                                             ---------
    Income attributable to common stockholder............                     $   (52)
                                                                             ---------
                                                                             ---------

   ---------------------------

    (i) Represents the combined Unconsolidated Subsidiaries' pro forma consolidated statement of operations as of June 30, 1997, which gives effect to the ANHI Stock Transfers, reducing ANHI's ownership of NHP Common Stock from 51.3% to 6.03%. See "Pro Forma Financial Information (Pre-Merger)."

    (ii) Represents adjustments for the Merger. Subsequent to the Merger, all of the outstanding shares of NHP Common Stock will be owned by AIMCO.

   (iii) Represents adjustments related to the NHP Reorganization, whereby AIMCO will contribute to the combined Unconsolidated Subsidiaries: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP; and (ii) sixteen real estate properties containing 3,625 apartment units and the related liabilities, and interests in four real estate partnerships owning four real estate properties containing 2,836 apartment units. Adjustments reflect (i) income and expenses associated with certain assets and liabilities of NHP that will be contributed to

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

       the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP; (ii) adjustments for management costs that will be incurred by the Unconsolidated Subsidiaries rather than by AIMCO, primarily related to personnel costs, for work performed on the businesses contributed to by the Unconsolidated Subsidiaries; (iii) depreciation and amortization of the tangible and intangible assets related to the management operations and other business contributed to the Unconsolidated Subsidiaries; (iv) interest expense associated with NHP's historical notes payable and on the notes payable to AIMCO; (v) historical interest income of NHP; (vi) income tax provision; and (vii) the historical results of operations of real estate properties and interests in real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

    (iv) Represents adjustments for the historical results of operations of the real estate properties and interest in real estate partnerships contributed, with additional depreciation and amortization recorded related to AIMCO's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

    (v) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed.

    (vi) Represents the interest expense incurred on notes payable to AIMCO of $40,000 issued in connection with the sale of certain assets and liabilities to the Unconsolidated Subsidiaries and $63,879 issued in connection with the sale of certain real estate assets and related liabilities and interests in certain real estate partnerships to the Unconsolidated Subsidiaries.

   (vii) Represents the estimated Federal and state tax provisions, which are calculated on the operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes. The Unconsolidated Subsidiaries current tax benefit for the six months ended June 30, 1997 would be approximately $255, which differs from the book tax provision primarily due to differences in amortization of tangible and intangible assets and expensing of lease costs which are included in purchase consideration for financial reporting.

  (viii) Represents the reduction of minority interest in one real estate partnership owning fourteen real estate properties containing 2,725 apartment units. As part of the NHP Reorganization, AIMCO will contribute the limited partnership interests in the partnership currently consolidated by the Unconsolidated Subsidiaries. Therefore, the Unconsolidated Subsidiaries will own 99% of the interests in such partnership.

    (ix) The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. In addition a 20-year life for goodwill is preliminary and is subject to change. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the life of goodwill is ultimately determined to be five years, amortization of management contracts and goodwill and depreciation and amortization of other assets would be $16,405 and net loss would be $(9,585).

                  PRO FORMA FINANCIAL INFORMATION (PRE-MERGER)

    The following Pro Forma Consolidated Balance Sheet (Pre-Merger) of AIMCO as of June 30, 1997 has been prepared as if each of the following transactions had occurred as of June 30, 1997: (i) the issuance pursuant to AIMCO's 1997 Stock Award and Incentive Plan (the "AIMCO Stock Plan") of 1,100,000 shares of AIMCO Common Stock financed with notes receivable of $33,000 (the "July 1997 Stock Sale"); (ii) the sale in August 1997 of 750,000 shares of AIMCO Class B Preferred Stock and the application of the net proceeds thereof to repay indebtedness (the "Preferred Stock Offering"); (iii) the sale in August 1997 of 2,400,000 shares of AIMCO Common Stock and the application of the net proceeds thereof to purchase 3,717,000 shares of NHP Common Stock from ANHI (the "August 1997 Stock Offering"); (iv) the sale of 2,373,418 and 279,000 shares of AIMCO Common Stock at $31.60 and $33.125 per share, respectively, and the application of the net proceeds thereof of (a) $40,000 to purchase 2,000,000 shares of NHP Common Stock from ANHI, (b) $7,040 and the issuance of 61,364 shares of AIMCO Common Stock valued at $1,641 to purchase the 434,049 shares of NHP Common Stock from Demeter and the Capricorn Sellers in the Subsequent NHP Stock Purchase, and
(c) $35,462 to reduce the amount outstanding under AIMCO's Credit Facility (collectively, the "September 1997 Stock Offerings"); (v) the purchase of 886,600 shares of Common Stock in Ambassador (the "Ambassador Stock Acquisition"); (vi) the receipt of a dividend from ANHI from proceeds ANHI received from the ANHI Stock Transfers (the "ANHI Dividend"); (vii) the purchase of third-party notes payable secured by three properties owned by real estate partnerships in which AIMCO acquired ownership interests in the NHP Real Estate Acquisition, and the conversion of such notes payable into loans from the general partner (the "Loan Acquisitions"); (viii) the purchase of land leased by two properties owned by real estate partnerships in which AIMCO acquired ownership interests in the NHP Real Estate Acquisition (the "Land Lease Acquisitions"); (ix) the payment of third-party notes payable secured by one property owned by a real estate partnership in which AIMCO acquired ownership interests in the NHP Real Estate Acquisition (the "Property Loan Payment"); (x) the purchase of the Sawgrass Apartments (the "Sawgrass Acquisition"); (xi) the purchase of an interest in a partnership owning the Morton Towers Apartments (the "Morton Towers Acquisition"); (xii) the acquisition of the Los Arboles Apartments (the "Los Arboles Acquisition"); (xiii) the sale in October 1997 of 7,000,000 shares of AIMCO Common Stock and the application of net proceeds thereof (a) to pay a portion of the $261.5 million purchase price for a portfolio of 35 multifamily properties containing 8,175 units from Winthrop Financial Associates, and (b) to repay outstanding indebtedness (the "October 1997 Offering and Winthrop Acquisition"); and (xiv) the probable disposition of five real estate properties (the "1997 Dispositions").

    The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the year ended December 31, 1996 has been prepared as if each of the following transactions had occurred as of January 1, 1996: (i) the Initial NHP Stock Purchase and the ANHI Stock Transfers; (ii) the NHP Real Estate Acquisition; (iii) the NHP Real Estate Reorganization; (iv) AIMCO's acquisition of (a) the Tustin East Village and The Californian apartments in June 1997, (b) the Vinings at the Waterways in June 1997, (c) the Stonebrook Apartments in May 1997, and (d) The Bay Club at Aventura in April 1997 (collectively, the "Recent Property Acquisitions"); (v) the sale of 1,265,000 shares of AIMCO Common Stock in November 1996, and the application of the net proceeds thereof to repay indebtedness (the "November 1996 Stock Offering"); (vi) the sale of 2,015,000 shares of AIMCO Common Stock in February 1997, and the application of the net proceeds thereof to repay indebtedness (the "February 1997 Stock Offering");
(vii) the sale of an aggregate of 2,300,000 shares of AIMCO Common Stock in May 1997, and the application of the net proceeds thereof to repay indebtedness (the "May 1997 Stock Offering"); (viii) the Preferred Stock Offering; (ix) the August 1997 Stock Offering; (x) the September 1997 Stock Offerings; (xi) the ANHI Dividend; (xii) the Ambassador Stock Acquisition; (xiii) the Subsequent NHP Stock Purchase; (xiv) the Loan Acquisitions; (xv) the Land Lease Acquisitions;
(xvi) the Property Loan Payment; (xvii) the Sawgrass Acquisition; (xviii) the Morton Towers Acquisition; (xix) the Los Arboles Acquisition; (xx) the acquisition during 1996 of (a) seven multifamily apartment properties, (b) general and limited partnership interests in limited partnerships owning 22 multifamily apartment properties, and (c) general partnership interests in and loans to limited partnerships owning 12 multifamily apartment properties, and the related issuance of AIMCO Common Stock and OP

Units and the incurrence of indebtedness to finance such acquisitions, and the refinancing of such indebtedness (the "1996 Acquisitions"); (xxi) the October 1997 Offering and Winthrop Acquisition; (xxii) the disposition of four multifamily apartment properties in 1996 (the "1996 Dispositions"); (xxiii) the 1997 Dispositions; and (xxiv) the purchase of a management company in the third quarter of 1996 (the "Management Company Acquisition"). The July 1997 Stock Sale has no impact on the Pro Forma Statement of Operations.

    The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the six months ended June 30, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1996: (i) the Initial NHP Stock Purchase and the ANHI Stock Transfers; (ii) the NHP Real Estate Acquisition; (iii) the Recent Property Acquisitions; (iv) the February 1997 Stock Offering; (v) the May 1997 Stock Offering; (vi) the Preferred Stock Offering; (vii) the August 1997 Stock Offering; (viii) the September 1997 Stock Offerings; (ix) the ANHI Dividend; (x) the Ambassador Stock Acquisition; (xi) the Subsequent NHP Stock Purchase; (xii) the Loan Acquisitions; (xiii) the Land Lease Acquisitions; (xiv) the Property Loan Payment; (xv) the Sawgrass Acquisition; (xvi) the Morton Towers Acquisition; (xvii) the Los Arboles Acquisition; (xviii) October 1997 Offering and Winthrop Acquisition; and (xix) the 1997 Dispositions. The July 1997 Stock Sale has no impact on the Pro Forma Statement of Operations.

    The following Pro Forma Financial Information (Pre-Merger) is based, in part, on the following historical financial statements, which are incorporated by reference in this Joint Proxy Statement/Prospectus: (i) the Consolidated Financial Statements of AIMCO for the year ended December 31, 1996 and the six months ended June 30, 1997; (ii) the restated Consolidated Financial Statements of NHP for the year ended December 31, 1996 (which have been restated to reflect WMF as a discontinued operation as a result of the Rights Distribution) and for the six months ended June 30, 1997; (iii) the Combined Financial Statements of the NHP Real Estate Companies for the year ended December 31, 1996 and the three months ended March 31, 1997; (iv) the Financial Statements of NHP Southwest Partners, L.P. for the year ended December 31, 1996 and the three months ended March 31, 1997; (v) the Combined Financial Statements of the NHP New LP Entities for the year ended December 31, 1996 and the three months ended March 31, 1997;
(vi) the Combined Financial Statements of the NHP Borrower Entities for the year ended December 31, 1996 and the three months ended March 31, 1997; (vii) the Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 and the three months ended March 31, 1997; (viii) the Historical Summaries of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 and the six months ended June 30, 1997; and (ix) the Combined Statement of Revenues and Certain Expenses of the Thirty-five Acquisition Properties for the year ended December 31, 1996 and the six months ended June 30, 1997. The Pro Forma Financial Information (Pre-Merger) should be read in conjunction with such financial statements and the notes thereto. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

    The unaudited Pro Forma Financial Information (Pre-Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Pre-Merger) may differ from the amounts ultimately determined.

    The unaudited Pro Forma Financial Information (Pre-Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made. The unaudited Pro Forma Consolidated Statement of Operations (Pre-Merger) for the six months ended June 30, 1997 is not necessarily indicative of the results of operations to be expected for the year ending December 31, 1997.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (PRE-MERGER)

                              AS OF JUNE 30, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)

                                                                                  OCTOBER 1997
                                                                                  OFFERING AND
                                    AIMCO          STOCK          PROPERTY          WINTHROP         PROPERTY        PRO FORMA
                                HISTORICAL(A)   OFFERINGS(B)   ACQUISITIONS(C)   ACQUISITION(D)   DISPOSITIONS(E)      TOTAL
                                -------------   ------------   ---------------   --------------   ---------------   -----------

                                                            ASSETS

Real estate...................   $  945,969       $ --            $ 12,460(K)       $261,500         $--            $ 1,304,185
                                                                     9,724(L)
                                                                    12,462(M)
                                                                    62,070(N)
Real estate held for sale.....       25,945         --             --                --               (19,072)            6,873
Investments in and notes
  receivable from real estate
  partnerships................      151,547         --              24,000(O)        --               --                175,547
Investment in and notes
  receivable from
  Unconsolidated
  Subsidiaries................       57,231        (38,000)(F)         225(P)        --               --                 19,456(S)
Investment in NHP Common
  Stock.......................      --              74,340(G)      --                --               --                123,021
                                                    48,681(H)
Cash and cash equivalents.....       21,521         --             --                 56,177          --                 77,698
Restricted cash...............       17,963         --             --                --                  (812)           17,151
Investment in management
  contracts...................       10,480         --             --                --               --                 10,480
Accounts receivable...........       18,870         --                 767(N)        --                   (26)           19,611
Deferred financing costs......        7,184         --                 858(L)          1,381          --                  9,423
Other assets..................       16,180         --                (225)(P)       --                   (75)           35,818
                                                                        57(N)
                                                                    19,881(Q)
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                 $1,272,890       $ 85,021        $142,279          $319,058         $(19,985)      $ 1,799,263
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                             LIABILITIES AND SHAREHOLDERS' EQUITY

Secured long-term notes
  payable.....................   $  464,780       $ --            $(28,703)(O)      $147,881         $--            $   576,418
                                                                    (7,540)(R)
Secured short-term
  financing...................       71,878        (71,878)(I)      52,703(O)        (37,303)          (9,869)          --
                                                   (35,462)(H)       7,540(R)
                                                   (38,000)(F)      12,460(K)
                                                                    10,582(L)
                                                                    12,462(M)
                                                                     5,006(N)
                                                                    19,881(Q)
Secured long-term tax-exempt
  bond financing..............       74,799         --             --                --               --                 74,799
Unsecured short-term
  financing...................       33,000         --             --                (33,000)         --                --
Accrued management contract
  liability...................      106,615         --             --                --               --                106,615
Accounts payable, accrued and
  other liabilities...........       56,997         (2,222)(I)         877(N)        --                (7,423)           48,229
Resident security deposits and
  prepaid rents...............        6,353         --               2,255(N)        --                   (28)            8,580
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                    814,422       (147,562)         87,523            77,578          (17,320)          814,641
                                -------------   ------------   ---------------   --------------   ---------------   -----------
Minority interest in other
  partnerships and
  corporations................        6,625         --              12,726(N)        --               --                 19,351
Minority interest in Operating
  Partnership.................       63,366         --              42,030(N)        --               --                105,396

Class B Preferred Stock ($.01
  par value)..................      --              75,000(I)      --                --               --                 75,000
Class A Common Stock ($.01 par
  value)......................          221             11(J)      --                     70          --                    353
                                                        24(G)
                                                        27(H)
Class B Common Stock ($.01 par
  value)......................            3         --             --                --               --                      3
Additional paid-in capital....      417,487           (900)(I)     --                241,410          --                849,418
                                                    32,989(J)
                                                    74,316(G)
                                                    84,116(H)
Notes due on common stock
  purchases...................       (7,603)       (33,000)(J)     --                --               --                (40,603)
Retained earnings
  (distributions in excess of
  earnings)...................      (21,631)        --             --                --                (2,665)          (24,296)
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                    388,477        232,583         --                241,480           (2,665)          859,875
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                 $1,272,890       $ 85,021        $142,279          $319,058         $(19,985)      $ 1,799,263
                                -------------   ------------   ---------------   --------------   ---------------   -----------
                                -------------   ------------   ---------------   --------------   ---------------   -----------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (PRE-MERGER)
                              AS OF JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(A) Represents AIMCO's unaudited condensed consolidated financial position as of June 30, 1997, which includes the acquisition of the NHP Real Estate Companies (including the NHP Real Estate Reorganization) and the Initial NHP Stock Purchase.

(B) Represents adjustments to reflect (i) the July 1997 Stock Sale; (ii) the Preferred Stock Offering; (iii) the August 1997 Stock Offering (iv) the September 1997 Stock Offerings; (v) the Subsequent NHP Stock Purchase; and
    (vi) the ANHI Dividend.

(C) Represents adjustments to reflect (i) the Loan Acquisitions; (ii) the Land Lease Acquisitions; (iii) the Property Loan Payment; (iv) the Sawgrass Acquisition; (v) the Morton Towers Acquisition; (vi) the Los Arboles Acquisition; and (vii) the Ambassador Stock Acquisition.

(D) Represents adjustments to reflect the issuance of 7,000,000 shares of AIMCO Common Stock in the October 1997 Offering, resulting in net proceeds of $241,480 and the application of such net proceeds (i) to pay $115,000 towards the purchase of the Winthrop Acquisition, with a total purchase price of $261,500 including $8,000 related to closing and transactions costs; and (ii) to repay $126,480 of secured short-term financing which bears interest at a variable rate of LIBOR plus 1.45%. The remainder of the Winthrop Acquisition will be financed by assuming a mortgage loan in the amount of $8,345, which bears interest at a rate of 10.04% and matures April 1, 2002, and with borrowings on a mortgage loan of $139,536, including $1,381 in deferred financing costs, which will bear interest at 7.1% and mature in 2017.

(E) Represents adjustments to reflect the 1997 Dispositions comprised of five properties containing 916 apartment units.

(F) Represents adjustments for the ANHI Dividend, which was used to reduce amounts outstanding under secured short-term financing.

(G) Represents the issuance of 2,400,000 shares of AIMCO Common Stock in the August 1997 Stock Offering, resulting in net proceeds of $74,340, and the application of such net proceeds to purchase 3,717,000 shares of NHP Common Stock from ANHI.

(H) Represents the issuance of 2,562,418 shares of AIMCO Common Stock in the September 1997 Stock Offerings, resulting in net proceeds of $82,502, and the application of such net proceeds to purchase 2,000,000 shares of NHP Common Stock from ANHI, to effect the Subsequent NHP Stock Purchase and to reduce amounts outstanding under secured short-term financing. Also represents adjustments for the 61,364 shares of AIMCO Common Stock issued in connection with the Subsequent NHP Stock Purchase with a value of $1,641.

(I) Represents the issuance of 750,000 shares of AIMCO Class B Preferred Stock at $100 per share; the payment of transaction costs of $900 incurred in the Preferred Stock Offering and the repayment of $71,878 of secured short-term financing and the payment of accrued liabilities of $2,222 with the net proceeds of the Preferred Stock Offering.

(J) Represents the issuance of 1,100,000 shares of AIMCO Common Stock in the July 1997 Stock Sale and the notes receivable from officers financing such sale of $33,000, which are reflected as a reduction of shareholders' equity until actually paid.

(K) Represents adjustments for the Land Lease Acquisitions, which were financed with secured short-term financing.

(L) Represents adjustments for the Sawgrass Acquisition, which was financed with new secured short-term financing, for which deferred loan costs of $858 were incurred.

(M) Represents adjustments for the Los Arboles Acquisition, which was financed with secured short-term financing.

(N) Represents adjustments for the Morton Towers Acquisition, which was financed with secured short-term financing and issuance of 1.4 million OP Units valued at $42,030.

(O) Represents adjustments for the Loan Acquisitions, which were financed with secured short-term financing. The general partner loans from AIMCO to two of the real estate partnerships totaling $28,703 are eliminated upon consolidation of the real estate partnerships into AIMCO's financial statements.

(P) Represents the reclassification of the investment in one of the Unconsolidated Subsidiaries from other assets to investment in and notes receivable from Unconsolidated Subsidiaries.

(Q) Represents adjustments for the Ambassador Stock Acquisition.

(R) Represents adjustments for the Property Loan Payment, which was financed with secured short-term financing.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (PRE-MERGER)

                              AS OF JUNE 30, 1997

                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(S) Amount represents investment in preferred stock of the Unconsolidated Subsidiaries of $19,546 and retained earnings of $(90). The combined Pro Forma Balance Sheet (pre-Merger) of the Unconsolidated Subsidiaries as of June 30, 1997 is presented below. At June 30, 1997, the Unconsolidated Subsidiaries include (i) ANHI, which owned 51.3% of the outstanding shares of NHP Common Stock prior to the ANHI Stock Transfers and (ii) an Unconsolidated Subsidiary which owns the general partnership interest, and therefore controls, one real estate partnership, owning fourteen real estate properties with 2,725 apartment units. Interests held by limited partners in the real estate partnerships controlled by the Unconsolidated Subsidiary are reflected as minority interest in consolidated partnerships.

                                                                                            ADJUSTMENTS
                                                                                   -----------------------------
                                                                                    ANHI STOCK                     PRE-MERGER
                                                                                     TRANSFERS     UNCONSOLIDATE   PRO FORMA
                                                                  HISTORICAL (i)       (ii)          NHP (iii)     TOTAL (vi)
                                                                  --------------   -------------   -------------   ----------

                                                           ASSETS
     Real estate................................................     $143,638        $ --            $ (97,745)     $45,893
     Investment in NHP Common Stock.............................      --               (74,340)(iv)     129,831      15,491
                                                                                       (40,000)(v)
     Cash and cash equivalents..................................        3,280            1,740(iv)      (2,040)       4,980
                                                                                         2,000(v)
     Restricted cash............................................        2,979          --               (2,218)         761
     Investment in management contracts.........................      101,661          --             (101,537)         124
     Goodwill...................................................       87,388          --              (87,388)       --
     Deferred financing costs...................................        4,718          --               (4,124)         594
     Other assets...............................................       61,480          --              (61,127)         353
                                                                  --------------   -------------   -------------   ----------
                                                                     $405,144        $(110,600)      $(226,348)     $68,196
                                                                  --------------   -------------   -------------   ----------
                                                                  --------------   -------------   -------------   ----------
                                            LIABILITIES AND SHAREHOLDERS' EQUITY
     Mortgage and other notes payable...........................     $ 96,481        $ --            $ (71,005)     $25,476
     Secured short-term financing...............................       72,600          (72,600)(iv)     --            --
     Unsecured short-term financing.............................       71,145          --              (71,145)       --
     Accounts payable and other liabilities.....................       37,729          --              (36,739)         990
     Deferred tax liability.....................................       10,124          --              (10,124)       --
                                                                  --------------   -------------   -------------   ----------
                                                                      288,079          (72,600)       (189,013)      26,466
     Minority interest in consolidated partnerships.............       59,609          --              (37,335)      22,274
     Preferred Stock............................................       57,546          (38,000)(v)     --            19,546
     Common Stock...............................................      --                 2,000(v)      --             2,000
     Retained earnings..........................................          (90)          (2,000)(v)     --            (2,090)
                                                                  --------------   -------------   -------------   ----------
                                                                       57,456          (38,000)        --            19,456
                                                                  --------------   -------------   -------------   ----------
                                                                     $405,144        $(110,600)      $(226,348)     $68,196
                                                                  --------------   -------------   -------------   ----------
                                                                  --------------   -------------   -------------   ----------

     -----------------------------------

      (i) Represents the combined unaudited Unconsolidated Subsidiaries' consolidated financial position as of June 30, 1997.

      (ii) Represents the sale of 5,717,000 shares of NHP Common Stock to AIMCO for $114,340 and the use of proceeds from the sales.

     (iii) Represents the adjustments to ANHI's balance sheet to reflect the reduction in ownership of NHP Common Stock from 51.3% to 6.03% following the ANHI Stock Transfers. As a result of the sales of such shares of NHP Common Stock to AIMCO, ANHI's investment in NHP Common Stock is accounted for on the equity method.

      (iv) Represents the sale of 3,717,000 shares of NHP Common Stock to AIMCO for $74,340 and the repayment of the ANHI Credit Facility of $72,600 and the receipt of cash of $1,740 with the proceeds from the sale.

      (v) Represents the sale of 2,000,000 shares of NHP Common Stock to AIMCO for $40,000 and the distribution of such proceeds to the stockholders of ANHI. The holders of the common stock of ANHI used the distribution of $2,000 to make a payment on the note receivable to ANHI for such common stock.

      (vi) The pre-Merger pro forma total for the Unconsolidated Subsidiaries represents the investment in NHP Common Stock of 6.03% and the consolidated financial position of one real estate partnership owning fourteen real estate properties containing 2,725 apartment units in which the Unconsolidated Subsidiaries own the 1% general partnership interest.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                     ADJUSTMENTS
                                   --------------------------------------------------------------------------------
                                                                                                     OCTOBER 1997
                                                      NHP REAL        NHP REAL                       OFFERING AND
                       AIMCO                           ESTATE          ESTATE        NHP STOCK         WINTHROP       PRO FORMA
                   HISTORICAL(A)   ADJUSTMENTS(B)   COMPANIES(C)   ACQUISITION(D)   PURCHASE(E)     ACQUISITION(F)      TOTAL
                   -------------   --------------   ------------   --------------   ------------   ----------------   ----------
RENTAL PROPERTY
  OPERATIONS
Rental and other
  property
  revenues.......    $100,516         $ 73,744(G)     $ 29,243        $(13,391)(O)     $--             $ 48,771       $ 238,883
Property
  operating
  expenses.......     (38,400)         (41,419)(G)     (18,125)          9,286(O)      --               (21,896)       (110,554)
Owned property
  management
  expense........      (2,746)          (2,552)(G)      (1,293)            635(O)      --                (2,313)         (8,269)
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Income from
  property
  operations
  before
  depreciation...      59,370           29,773           9,825          (3,470)        --                24,562         120,060
Depreciation.....     (19,556)         (14,202)(G)      (3,904)            996(O)      --                (9,153)        (45,819)
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Income from
  property
  operations.....      39,814           15,571           5,921          (2,474)        --                15,409          74,241
                   -------------   --------------   ------------   --------------      ------          --------       ----------
SERVICE COMPANY
  BUSINESS
Management fees
  and other
  income.........       8,367            1,962(H)        7,173(N)      --              --               --               17,502
Management and
  other
  expenses.......      (5,352)          (1,254)(H)      (8,210)(N)       1,254(P)      --               --              (13,562)
Corporate
  overhead
  allocation.....        (590)         --               --             --              --               --                 (590)
Amortization of
  management
  contracts and
  depreciation
  and
  amortization of
  other assets...        (718)            (508)(I)      --             --              --               --               (1,226)
                   -------------   --------------   ------------   --------------      ------          --------       ----------
                        1,707              200          (1,037)          1,254         --               --                2,124
Minority interest
  in service
  company
  business.......          10          --               --             --              --               --                   10
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Company's share
  of income from
  service company
  business.......       1,717              200          (1,037)          1,254         --               --                2,134
                   -------------   --------------   ------------   --------------      ------          --------       ----------
General and
  administrative
  expense........      (1,512)         --               --             --              --               --               (1,512)
Interest
  expense........     (24,802)          (8,169)(J)     (10,400)         (1,578)(Q)     --                (5,689)        (50,638)(W)
Interest
  income.........         523            2,199(K)        2,000         --              --               --                4,722
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Income (loss)
  before equity
  in earnings of
  unconsolidated
  subsidiaries,
  gain on
  disposition of
  property and
  minority
  interests......      15,740            9,801          (3,516)         (2,798)        --                 9,720          28,947
Equity in
  earnings of
  unconsolidated
  corporations...                                                      --               5,339(S)        --                5,339(Z)
Equity in losses
  of
  partnerships...      --                  442(L)       (5,168)         (3,104)(R)     --               --               (7,830)
Gain on
  disposition of
  property.......          44              (44)(G)      --             --              --               --               --
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Income (loss)
  before minority
  interests......      15,784           10,199          (8,684)         (5,902)         5,339             9,720          26,456
Minority interest
  in other
  partnerships...        (111)           2,523(M)       --                 254(O)      --               --                2,666
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Income (loss)
  before minority
  interest in
  Operating
  Partnership....      15,673           12,722          (8,684)         (5,648)         5,339             9,720          29,122
Minority interest
  in Operating
  Partnership .        (2,689)          (2,490)(V)      --             --               2,217(V)           (579)         (3,541)
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Net Income
  (loss).........    $ 12,984         $ 10,232        $ (8,684)       $ (5,648)        $7,556          $  9,141       $  25,581
                   -------------   --------------   ------------   --------------      ------          --------       ----------
                   -------------   --------------   ------------   --------------      ------          --------       ----------
Net income
  allocable to
  preferred
  stockholders...    $ --                                                                                             $   5,344(X)
                   -------------                                                                                      ----------
                   -------------                                                                                      ----------
Net income
  allocable to
  common
  stockholders...    $ 12,984                                                                                         $  20,237
                   -------------                                                                                      ----------
                   -------------                                                                                      ----------
Net income per
  common
  share(Y).......    $   1.04                                                                                         $    0.60
                   -------------                                                                                      ----------
                   -------------                                                                                      ----------
Weighted average
  number of
  common shares
  and common
  share
  equivalents
  outstanding....      12,427                                                                                            33,592
                   -------------                                                                                      ----------
                   -------------                                                                                      ----------

------------------------------
(A) Represents AIMCO's audited consolidated results of operations for the year ended December 31, 1996.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1996: (i) the Recent Property Acquisitions; (ii) the November 1996 Stock Offering; (iii) the February 1997 Stock Offering; (iv) the May 1997 Stock Offering; (v) the August 1997 Stock Offering; (vi) the Preferred Stock Offering; (vii) the September 1997 Stock Offerings; (viii) the ANHI Dividend; (ix) the Ambassador Stock Acquisition; (x) the Subsequent NHP Stock Purchase; (xi) the Loan Acquisitions; (xii) the Land Lease Acquisitions; (xiii) the Property Loan Payment; (xiv) the Sawgrass Acquisition; (xv) the Morton Towers Acquisition; (xvi) the Los Arboles Acquisition; (xvii) the 1997 Dispositions; (xviii) the 1996 Acquisitions;
    (xix) the 1996 Dispositions; and (xx) the Management Company Acquisition.

(C) Represents the audited historical combined results of operations of the NHP Real Estate Companies for the year ended December 31, 1996, excluding gain on disposition of real estate investments.

(D) Represents the adjustment to reflect the acquisition of the NHP Real Estate Companies as if it had occurred on January 1, 1996. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by AIMCO, as a result of the NHP Real Estate Reorganization. If AIMCO is not in a position to control the partnership or the real estate assets owned by any partnership in which it has an interest, such partnership is not consolidated. Factors which preclude control include, but are not limited to, not controlling a majority of the general partner interest, and not owning sufficient interest to control the partnership when there exists the presence of significant limited partner rights, including the right to vote on a sale of real estate owned by the partnership or the refinancing of debt. As a part of the NHP Real Estate Reorganization, AIMCO transferred its ownership interests in certain partnerships to an unconsolidated subsidiary or partnership in which AIMCO does not exercise control; therefore, AIMCO does not consolidate such partnerships. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by AIMCO to consummate the NHP Real Estate Acquisition.

(E) Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries, assuming the NHP Stock Purchases occurred on January 1, 1996. AIMCO owns 5,717,000 shares of NHP Common Stock (representing 47.62% of the shares outstanding as of June 30, 1997), and the Operating Partnership owns a 95% economic interest in ANHI, which owns 779,073 shares of NHP Common Stock (representing 6.03% of such outstanding shares as of June 30, 1997).

(F) Represents adjustments to reflect the October 1997 Offering and Winthrop Acquisition as if they had occurred on January 1, 1996.

(G) Represents the pro forma operating results of the 1996 Acquisitions, the Recent Property Acquisitions, the Sawgrass Acquisition, the Morton Towers Acquisition, and the Los Arboles Acquisition less the operating results for the 1996 Dispositions and the 1997 Dispositions. These pro forma operating results are based on historical results of the properties, except depreciation, which is based on AIMCO's investment in the properties.

(H) Represents the pro forma operating results of the management companies acquired by AIMCO since January 1, 1996. These pro forma operating results are based on historical results of the management companies; however, they have been adjusted to eliminate management fee income earned by the respective management companies from the properties which are consolidated.

(I) Represents amortization of the intangible assets related to management contracts acquired in the Management Company Acquisition. Management contracts are amortized using the straight-line method over the terms of the related management contracts.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(J) Represents adjustments to interest expense for the following:

Borrowings on AIMCO's Credit Facility and other loans and mortgages assumed in connection with the 1996 Acquisitions.........................................................................  $ (16,887)
Borrowings on AIMCO's Credit Facility and other loans and mortgages assumed in connection with
  the Recent Property Acquisitions..............................................................     (8,192)
Borrowings on AIMCO's new secured short-term financing in connection with the Sawgrass
  Acquisition...................................................................................       (898)
Borrowings on AIMCO's Credit Facility in connection with the Los Arboles Acquisition............       (897)
Borrowings on AIMCO's Credit Facility in connection with the Morton Towers Acquisition..........       (360)
Borrowings on AIMCO's Credit Facility in connection with the Land Lease Acquisitions............     (1,440)
Borrowings on AIMCO's Credit Facility in connection with the Loan Acquisitions..................     (3,795)
Borrowings on AIMCO's Credit Facility in connection with the Ambassador Stock Acquisition.......     (1,431)
Reduction in interest for the payment of loans in connection with the Loan Acquisitions and the
  Property Loan Payment.........................................................................      3,327
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the 1996
  Dispositions, the 1997 Dispositions, the November 1996 Stock Offering, the February 1997 Stock
  Offering, the May 1997 Stock Offering, the Preferred Stock Offering, and the September 1997
  Stock Offerings...............................................................................     19,669
Repayments on AIMCO's Credit Facility with proceeds from the ANHI Dividend......................      2,735
                                                                                                  ---------
                                                                                                  $  (8,169)
                                                                                                  ---------
                                                                                                  ---------

(K) Represents adjustment to interest income in connection with the Loan Acquisitions. Interest income is eliminated upon consolidation for two of the loans purchased. In addition, interest income of $442, related to a loan with a real estate partnership accounted for on the equity method in which AIMCO has a 16.72% ownership interest, has been eliminated against equity in losses of partnerships.

(L) Represents adjustment to eliminate interest expense on the portion of the general partner loan owned by AIMCO on one of the real estate partnerships as a result of the Loan Acquisitions.

(M) Represents the minority interest in consolidated real estate partnerships.

(N) Represents revenues and expenses from ancillary businesses purchased from the NHP Real Estate Companies.

(O) Represents adjustments to present the net historical operations of certain real estate partnerships on the equity method that were previously consolidated by the NHP Real Estate Companies.

(P) Represents a reduction in personnel costs pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1996 and that the restructuring plan was completed on January 1, 1996. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

(Q) Represents (i) interest of $4,016 related to borrowings on AIMCO's Credit Facility of $55,807 to finance the NHP Real Estate Acquisition; offset by
    (ii) a decrease in interest of $2,438 related to the presentation of certain real estate partnerships on the equity method.

(R) Represents (i) adjustments of $1,208 related to the presentation of certain real estate partnerships on the equity method that were previously consolidated by the NHP Real Estate Companies as a result of the NHP Real Estate Reorganization; and (ii) adjustments of $1,896 representing amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 17.5 years.

(S) Represents adjustments as if the NHP Stock Purchase and the ANHI Stock Transfers occurred on January 1, 1996, resulting in (i) AIMCO's equity in earnings of the Unconsolidated Subsidiaries' operating results of $355, primarily representing 6.03% of NHP's results of operations; and (ii) AIMCO's equity in earnings of $4,984 for its 47.62% interest in NHP.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(T) Represents the pro forma operating results of the Winthrop Acquisition as if it had occurred on January 1, 1996. These pro forma operating results are based on historical results of the properties, except depreciation, which is based on AIMCO's investment in the properties.

(U) Represents adjustments to interest expense for the following:

Mortgage assumed in connection with the Winthrop Acquisition at an interest rate of 10.04%.......  $    (842)
Borrowings on new secured short-term financing in connection with the Winthrop Acquisition.......     (9,907)
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the October 1997
  Offering.......................................................................................      5,060
                                                                                                   ---------
                                                                                                   $  (5,689)
                                                                                                   ---------
                                                                                                   ---------

(V) Represents adjustments to minority interest in the Operating Partnership assuming the Recent Property Acquisitions, the November 1996 Stock Offering, the February 1997 Stock Offering, the May 1997 Stock Offering, the July 1997 Stock Sale, the Preferred Stock Offering, the August 1997 Stock Offering, the September 1997 Stock Offerings, the ANHI Dividend, the Ambassador Stock Acquisition, the Loan Acquisitions, the Land Lease Acquisitions, the Property Loan Payment, the Sawgrass Acquisition, the Morton Towers Acquisition, the Los Arboles Acquisition, the 1996 Acquisitions, the 1996 Dispositions, the 1997 Dispositions, the Management Company Acquisition, the October 1997 Offering and Winthrop Acquisition, the NHP Stock Purchase and the NHP Real Estate Acquisition had occurred as of January 1, 1996. On a pro forma basis, without giving effect to the NHP Stock Purchase and the NHP Real Estate Acquisition, as of December 31, 1996, the minority interest percentage is approximately 15.01%. On a pro forma basis, giving effect to the NHP Stock Purchase and the NHP Real Estate Acquisition, as of December 31, 1996, the minority interest percentage is approximately 14.67%.

(W) The pro forma amounts presented assume an average interest rate of 7.77% per annum (on floating rate debt, representing LIBOR plus 1.45% on AIMCO's Credit Facility) on outstanding debt obligations with a weighted average term of 12.3 years. An increase of 0.25% in the interest rate would increase pro forma interest expense to $51,878, decrease net income applicable to common shareholders to $19,179 and decrease net income per common share to $0.57.

(X) Represents net income allocable to holders of the AIMCO Class B Preferred Stock as if the Preferred Stock Offering had occurred on January 1, 1996.

(Y) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. AIMCO's management believes that adoption of Statement 128 will not have a material effect on the earnings per share of AIMCO.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(Z) Amount represents (i) AIMCO's equity in earnings in the Unconsolidated Subsidiaries' operating results of $355, detailed below; and (ii) AIMCO's equity in earnings of $4,984 for its 47.62% interest in NHP. The combined Pro Forma Statement of Operations (pre-Merger) of the Unconsolidated Subsidiaries for the year ended December 31, 1996 is presented below, which is based on a series of transactions, including the Initial NHP Stock Purchase, resulting in ANHI owning 51.3% of NHP, the ANHI Stock Transfers, resulting in ANHI owning 6.03% of NHP, and the contribution, from AIMCO to one of the Unconsolidated Subsidiaries, of the general partnership interest, and therefore controlling interest, in one real estate partnership (the "Consolidated Real Estate Partnership"), owning fourteen real estate properties with 2,725 apartment units. Interests held by limited partners in the real estate partnerships controlled by the Unconsolidated Subsidiary are reflected as minority interest in consolidated partnerships.

                                                                                                  CONTRIBUTE   PRE-MERGER
                                 NHP STOCK         NHP                             ANHI STOCK        REAL      PRO FORMA
                                PURCHASE(i)   HISTORICAL(ii)   ADJUSTMENTS(iii)   TRANSFERS(iv)   ESTATE(v)      TOTAL
                                -----------   --------------   ----------------   -------------   ----------   ----------
     RENTAL PROPERTY
       OPERATIONS
     Rental and other property
       revenues...............    $--           $ --              $  11,002(vi)     $(11,002)      $12,777      $12,777
     Property operating
       expenses...............     --             --                 (5,937)(vi)       5,937        (8,665)      (8,665)
     Owned property management
       expense................     --             --                   (853)(vi)         853          (613)        (613)
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Income from property
       operations before
       depreciation...........     --             --                  4,212           (4,212)        3,499        3,499
     Depreciation.............     --             --                 (3,108)(vi)       3,108        (1,606)      (1,606)
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Income from property
       operations.............     --             --                  1,104           (1,104)        1,893        1,893
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Management fees and other
       income.................     --             194,979          (127,266)(vii)    (67,713)        --           --
     Management and other
       expenses...............     --            (153,907)          127,266(vii)      16,987         --           --
                                                                      9,654(viii)
     Amortization of
       management contracts
       and goodwill and
       depreciation and
       amortization of other
       assets.................     --              (6,321)           (3,660)(ix)       9,981           (41)         (41)
                                -----------   --------------   ----------------   -------------   ----------   ----------
                                   --              34,751             5,994          (40,745)          (41)         (41)
                                -----------   --------------   ----------------   -------------   ----------   ----------
     General and
       administrative.........     --             (14,074)          --                14,074         --           --
     Interest expense.........     (5,932)         (3,982)           (4,082)(vi)      13,996        (2,640)      (2,640)
     Interest income..........     --                 747           --                  (747)        --           --
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Income before income
       taxes, equity in
       earnings and minority
       interests..............     (5,932)         17,442             3,016          (14,526)         (788)        (788)
     Income tax provision.....     --              (6,977)             (135)(x)        7,112         --            (249)
                                                                                        (249)(xiii)
     Equity in earnings of
       NHP....................     --             --                 (3,086)(xi)       3,717(xiv)    --             631
     Minority interest in
       NHP....................     --             --                 (3,652)(xii)      3,652         --           --
     Minority interest in
       partnerships...........     --             --                     11(vi)          (11)          780          780
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Net income...............    $(5,932)      $  10,465         $  (3,846)        $   (305)      $    (8)     $   374
                                -----------   --------------   ----------------   -------------   ----------   ----------
                                -----------   --------------   ----------------   -------------   ----------   ----------
     Income attributable to
       preferred
       stockholder............                                                                                  $   355
                                                                                                               ----------
                                                                                                               ----------
     Income attributable to
       common stockholder.....                                                                                  $    19
                                                                                                               ----------
                                                                                                               ----------

     -----------------------------------

      (i) Represents interest expense related to indebtedness of $72,765 (including deferred financing costs) incurred pursuant to the ANHI Credit Facility to finance the cash portion of the Initial NHP Stock Purchase.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

      (ii) Represents the historical operating results of NHP for the year ended December 31, 1996, which have been restated to reflect WMF as a discontinued operation as a result of the Rights Distribution.

      (iii) Represents adjustments for the following: (i) operating results of the real estate held for investment, which was held for sale by NHP;
            (ii) an adjustment to offset on-site personnel and general and administrative cost reimbursement against the related revenue; (iii) a reduction in personnel costs pursuant to a restructuring plan;
            (iv) incremental depreciation and amortization resulting from stating the tangible and intangible assets related to the property management and other businesses operated by ANHI at their respective fair values; (v) adjustment to the estimated Federal and state tax provisions; and (vi) the allocation of 48.7% of NHP's income owned by other stockholders to minority interest.

      (iv) Represents the sale of 5,717,000 shares of NHP Common Stock to AIMCO reducing ANHI's ownership of NHP Common Stock from 51.3% to 6.03%; therefore, ANHI will account for its investment in NHP on the equity method.

      (v) Represents the results of operations of the Consolidated Real Estate Partnership as if the contribution of the general partnership interest from AIMCO to the Unconsolidated Subsidiary had occurred on January 1, 1996.

      (vi) Represents the operating results of the real estate held for investment by AIMCO, which was previously held for sale by NHP.

      (vii) Represents an adjustment to offset certain property management costs and related reimbursements against the related revenue.

     (viii) Represents a reduction in personnel costs pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the acquisition of NHP had occurred on January 1, 1996 and that the restructuring plan was completed on January 1, 1996. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

      (ix) Represents depreciation and amortization of the tangible and intangible assets related to the property management and other businesses operated by ANHI, including amortization of management contracts of $1,899, depreciation of furniture, fixtures and equipment of $669, and amortization of goodwill of $4,335, less ANHI's 51.3% share of NHP's historical depreciation and amortization of $3,243. Management contracts are amortized using the straight-line method over the weighted average life of 14.7 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 5 years. Goodwill is amortized using the straight-line method over 20 years.

      (x) Represents the adjustment to the estimated Federal and state tax provisions calculated on the operating results of ANHI, excluding the amortization of goodwill which is not deductible for tax purposes.

      (xi) Represents the equity in earnings of NHP attributable to ANHI's ownership of 51.3% of the NHP Common Stock outstanding as a result of the Inital NHP Stock Purchase.

      (xii) Represents the share of NHP income attributable to the 48.7% of the NHP Common Stock owned by other stockholders.

     (xiii) Represents the adjustment to the estimated Federal and state tax provisions calculated on the operating results of ANHI, as adjusted for the ANHI Stock Transfers.

      (xiv) Represents the adjustment for the reduction in equity in earnings of NHP resulting from the ANHI Stock Transfers, reducing ANHI's investment in NHP from 51.3% to 6.03% as of January 1, 1996.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                      ADJUSTMENTS                     OCTOBER 1997
                                                   -------------------------------------------------  OFFERING AND
                                        AIMCO                       NHP REAL ESTATE     NHP STOCK       WINTHROP      PRO FORMA
                                    HISTORICAL(A)  ADJUSTMENTS(B)   ACQUISITION(C)    PURCHASES(D)    ACQUISITION(E)    TOTAL
                                    -------------  ---------------  ---------------  ---------------  -------------  -----------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues........................    $  79,719       $  11,684(F)     $   6,660(J)     $  --           $  24,711     $ 122,774
Property operating expenses.......      (31,160)         (5,535)(F)       (2,941)(J)       --             (10,696)      (50,332)
Owned property management
  expense.........................       (2,734)           (181)(F)         (282)(J)       --              (1,193)       (4,390)
                                    -------------       -------          -------            -----     -------------  -----------
Income from property operations
  before depreciation.............       45,825           5,968            3,437           --              12,822        68,052
Depreciation......................      (15,046)         (2,630)(F)       (1,346)(J)       --              (4,576)      (23,598)
                                    -------------       -------          -------            -----     -------------  -----------
Income from property operations...       30,779           3,338            2,091           --               8,246        44,454
                                    -------------       -------          -------            -----     -------------  -----------
SERVICE COMPANY BUSINESS
Management fees and other
  income..........................        5,605          --                1,405(K)        --              --             7,010
Management and other expenses.....       (2,643)         --               (4,878)(K)       --              --            (4,906)
                                                                           2,615(L)                        --
Corporate overhead allocation.....         (294)         --               --               --              --              (294)
Amortization of management
  contracts and depreciation and
  amortization of other assets....         (635)         --               --               --              --              (635)
                                    -------------       -------          -------            -----     -------------  -----------
                                          2,033          --                 (858)          --              --             1,175
                                    -------------       -------          -------            -----     -------------  -----------
Minority interest in service
  company business................           (2)         --               --               --              --                (2)
                                    -------------       -------          -------            -----     -------------  -----------
Company's share of income from
  service company business........        2,031          --                 (858)          --              --             1,173
                                    -------------       -------          -------            -----     -------------  -----------
General and administrative
  expense.........................         (784)         --               --               --              --              (784)
Interest expense..................      (20,604)          2,329(G)        (3,391)(J)       --              (2,905)      (26,202)(U)
                                                                          (1,631)(M)
Interest income...................        1,341           1,099(H)           540(K)        --              --             2,980
                                    -------------       -------          -------            -----     -------------  -----------
Income (loss) before equity in
  earnings of unconsolidated
  subsidiaries and minority
  interests.......................       12,763           6,766           (3,249)          --               5,341        21,621
Equity in earnings of
  unconsolidated corporations.....          (86)         --               --                   86(O)       --               611(X)
                                                                                               40(P)       --
                                                                                              571(Q)       --
Equity in losses of
  partnerships....................         (379)            221(I)        (2,432)(J)       --              --
                                                                            (790)(N)                       --            (3,380)
                                    -------------       -------          -------            -----     -------------  -----------
Income (loss) before minority
  interests.......................       12,298           6,987           (6,471)             697           5,341        18,852
Minority interest in other
  partnerships....................         (565)           (239)              16(J)        --              --              (788)
                                    -------------       -------          -------            -----     -------------  -----------
Income (loss) before minority
  interest in Operating
  Partnership.....................       11,733           6,748           (6,455)             697           5,341        18,064
Minority interest in Operating
  Partnership.....................       (1,616)         (1,319)             899(T)           (20)(T)        (194)       (2,250)
                                    -------------       -------          -------            -----     -------------  -----------
Net income (loss).................    $  10,117       $   5,429        $  (5,556)       $     677       $   5,147     $  15,814
                                    -------------       -------          -------            -----     -------------  -----------
                                    -------------       -------          -------            -----     -------------  -----------
Net income allocable to preferred
  stockholder.....................    $  --                                                                           $   2,672(V)
                                    -------------                                                                    -----------
                                    -------------                                                                    -----------
Net income allocable to common
  stockholders....................    $  10,117                                                                       $  13,142
                                    -------------                                                                    -----------
                                    -------------                                                                    -----------
Net income per common share (W)...    $    0.55                                                                       $    0.37
                                    -------------                                                                    -----------
                                    -------------                                                                    -----------
Weighted average number of common
  shares and common share
  equivalents outstanding.........       18,559                                                                          35,281
                                    -------------                                                                    -----------
                                    -------------                                                                    -----------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(A) Represents AIMCO's unaudited consolidated results of operations for the six months ended June 30, 1997.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1996: (i) the Recent Property Acquisitions; (ii) the February 1997 Stock Offering; (iii) the May 1997 Stock Offering; (iv) the Preferred Stock Offering (v) the September 1997 Stock Offerings; (vi) the ANHI Dividend; (vii) the Ambassador Stock Acquisition; (viii) the Subsequent NHP Stock Purchase; (ix) the Loan Acquisitions; (x) the Land Lease Acquisitions;
    (xi) the Property Loan Payment; (xii) the Sawgrass Acquisition; (xiii) the Morton Towers Acquisition; (xiv) the Los Arboles Acquisition; and (xv) the 1997 Dispositions.

(C) Represents the adjustment to reflect the acquisition of the NHP Real Estate Companies as if it had occurred on January 1, 1996. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by AIMCO as a result of the NHP Real Estate Reorganization. If AIMCO is not in a position to control the partnership or the real estate assets owned by any partnership in which it has an interest, such partnership is not consolidated. Factors which preclude control include, but are not limited to, not controlling a majority of the general partner interest, and not owning sufficient interest to control the partnership when there exists the presence of significant limited partner rights, including the right to vote on a sale of real estate owned by the partnership or the refinancing of debt. As part of the NHP Real Estate Reorganization, AIMCO transferred its ownership interests in certain partnerships to an unconsolidated subsidiary or partnership in which AIMCO does not exercise control; therefore, AIMCO does not consolidate such partnerships. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by AIMCO to consummate the NHP Real Estate Acquisition.

(D) Represents the adjustment to reflect AIMCO's purchase of the 5,717,000 shares of NHP Common Stock from ANHI with the proceeds from the August 1997 Stock Offering and the September 1997 Stock Offerings as if they had occurred on January 1, 1996 and the corresponding adjustments to the equity in earnings of the Unconsolidated Subsidiaries.

(E) Represents adjustments to reflect the October 1997 Offering and Winthrop Acquisition as if they had occurred on January 1, 1996.

(F) Represents adjustments to reflect the Recent Property Acquisitions the Sawgrass Acquisition, the Morton Towers Acquisition, and the Los Arboles Acquisition, less the 1997 Dispositions as if they had occurred on January 1, 1996. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(G) Represents adjustments to interest expense for the following:

Borrowings on AIMCO's Credit Facility and other loans and mortgages assumed in connection with the Recent Property Acquisitions...............................................................  $  (2,961)
Borrowings on AIMCO's new secured short-term financing in connection with the Sawgrass
  Acquisition....................................................................................       (458)
Borrowings on AIMCO's Credit Facility in connection with the Los Arboles Acquisition.............       (443)
Borrowings on AIMCO's Credit Facility in connection with the Morton Towers Acquisition...........       (178)
Borrowings on AIMCO's Credit Facility in connection with the Land Lease Acquisitions.............       (711)
Borrowings on AIMCO's Credit Facility in connection with the Loan Acquisitions...................     (1,873)
Borrowings on AIMCO's Credit Facility in connection with the Ambassador Stock Acquisition........       (707)
Reduction in interest for the payment of loans in connection with the Loan Acquisitions and the
  Property Loan Payment..........................................................................      1,680
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the 1997
  Dispositions, the February 1997 Stock Offering, the May 1997 Stock Offering, the Preferred
  Stock Offering, and the September 1997 Stock Offerings.........................................      6,629
Repayments on AIMCO's Credit Facility with proceeds from the ANHI Dividend.......................      1,351
                                                                                                   ---------
                                                                                                   $   2,329
                                                                                                   ---------
                                                                                                   ---------

(H) Represents adjustments to interest income in connection with the Loan Acquisitions. Interest income is eliminated upon consolidation for two of the loans purchased. In addition, interest income of $221, related to a loan with a real estate partnership

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)
    accounted for on the equity method in which AIMCO has a 16.72% ownership interest, has been eliminated against equity in losses of partnerships.

(I) Represents adjustment to eliminate interest expense on the portion of the general partner loan owned by AIMCO on one of the real estate partnerships as a result of the Loan Acquisitions.

(J) Represents adjustments to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1996, including reflecting the NHP Real Estate Reorganization.

(K) Represents the adjustment to record the revenues and expenses from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1996.

(L) Represents a reduction in personnel costs pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1996 and that the restructuring plan was completed on January 1, 1996. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

(M) Represents the increase in interest expense related to borrowings on AIMCO's Credit Facility of $55,807 to finance the NHP Real Estate Acquisition.

(N) Represents amortization of the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of the NHP Real Estate Companies, based on an estimated average life of 17.5 years.

(O) Represents the reversal of operating results generated by AIMCO's Unconsolidated Subsidiaries during the historical period of ownership from May 3, 1977 to June 30, 1997 when one of the Unconsolidated Subsidiaries held a 51.3% interest in NHP.

(P) Represents AIMCO's equity in earnings of the Unconsolidated Subsidiaries' operating results, primarily representing 6.03% of NHP's results of operations, as if the NHP Stock Purchase and the ANHI Stock Transfers occurred on January 1, 1996.

(Q) Represents AIMCO's equity in earnings for its 47.62% interest in NHP as if the ANHI Stock Transfers occurred on January 1, 1996.

(R) Represents the pro forma operating results of the Winthrop Acquisition as if it had occurred on January 1, 1996. These pro forma operating results are based on historical results of the properties, except depreciation, which is based on AIMCO's investment in the properties.

(S) Represents adjustments to interest expense for the following:

Mortgage assumed in connection with the Winthrop Acquisition at an interest rate of 10.04%.......  $    (451)
Borrowings on new secured short-term financing in connection with the Winthrop Acquisition.......     (4,954)
Repayments on AIMCO's Credit Facility and other indebtedness with proceeds from the October 1997
  Offering.......................................................................................      2,500
                                                                                                   ---------
                                                                                                   $   2,905
                                                                                                   ---------
                                                                                                   ---------

(T) Represents adjustments to minority interest in the Operating Partnership assuming the Recent Property Acquisitions, the February 1997 Stock Offering, the May 1997 Stock Offering, the July 1997 Stock Sale, the Preferred Stock Offering, the August 1997 Stock Offering, the September 1997 Stock Offerings, the ANHI Dividend, the Ambassador Stock Acquisition, the Loan Acquisitions, the Land Lease Acquisitions, the Property Loan Payment, the Sawgrass Acquisition, the Morton Towers Acquisition, the Los Arboles Acquisition, the NHP Stock Purchase and the NHP Real Estate Acquisitions, and the October 1997 Offering and Winthrop Acquisition had occurred as of January 1, 1996. On a pro forma basis, giving effect to these transactions, as of June 30, 1997, the minority interest percentage is approximately 12.86%.

(U) The pro forma amounts presented assume an average interest rate of 7.84% per annum (on floating rate debt, representing LIBOR plus 1.45% on AIMCO's Credit Facility) on outstanding debt obligations with a weighted average term of 11.3 years. An increase of 0.25% in the interest rate would increase pro forma interest expense to $26,822, decrease net income applicable to common shareholders to $12,604 and decrease net income per common share to $0.36.

(V) Represents the net income allocated to holders of the AIMCO Class B Preferred Stock as if the Preferred Stock Offering had occurred as of January 1, 1996.

(W) In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. AIMCO's management believes that adoption of Statement 128 will not have a material effect on the earnings per share of AIMCO.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (PRE-MERGER)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

(X) Amount represents (i) AIMCO's equity in earnings in the Unconsolidated Subsidiaries' operating results of $40, detailed below; and (ii) AIMCO's equity in earnings of $571 for its 47.62% interest in NHP. The combined Pro Forma Statement of Operations (pre-Merger) of the Unconsolidated Subsidiaries for the six months ended June 30, 1997 is presented below, which is based on a series of transactions, including the Initial NHP Stock Purchase, resulting in ANHI owning 51.3% of NHP, the ANHI Stock Transfers, resulting in ANHI owning only 6.03% of NHP, and the contribution, from AIMCO to one of the Unconsolidated Subsidiaries, of the general partnership interest, and therefore controlling interest, in one real estate partnership, owning fourteen real estate properties with 2,725 apartment units. Interests held by limited partners in the real estate partnerships controlled by the Unconsolidated Subsidiary are reflected as minority interest in consolidated partnerships.

                                                                                   CONTRIBUTE
                                                                        ANHI          REAL      PRE-MERGER
                                                     HISTORICAL        STOCK         ESTATE      PRO FORMA
                                                         (i)       TRANSFERS (ii)     (iii)        TOTAL
                                                    -------------  --------------  -----------  -----------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues................    $   4,103      $   (3,067)    $   5,182    $   6,218
Property operating expenses.......................       (2,403)          1,716        (3,433)      (4,120)
Owned property management expense.................         (198)            147          (257)        (308)
                                                    -------------  --------------  -----------  -----------
Income from property operations before
  depreciation....................................        1,502          (1,204)        1,492        1,790
Depreciation......................................         (654)            520          (669)        (803)
                                                    -------------  --------------  -----------  -----------
                                                            848            (684)          823          987
                                                    -------------  --------------  -----------  -----------
SERVICE COMPANY BUSINESS
Management fees and other income..................       11,800         (11,800)       --           --
Management and other expenses.....................       (2,899)          2,899        --           --
Amortization of management contracts and goodwill
  and depreciation and amortization of other
  assets..........................................       (1,819)          1,815           (17)         (21)
                                                    -------------  --------------  -----------  -----------
                                                          7,082          (7,086)          (17)         (21)
                                                    -------------  --------------  -----------  -----------
General and administrative........................       (2,700)          2,700        --           --
Interest expense..................................       (3,153)          2,986          (835)      (1,002)
Interest income...................................          440            (440)       --           --
                                                    -------------  --------------  -----------  -----------
Income before income taxes, equity in earnings and
  minority interests..............................        2,517          (2,524)          (29)         (36)
Income tax provision..............................         (940)            940
                                                                            (27)(iv)                   (27)
Equity in earnings of NHP.........................       --                  72(v)                      72
Minority interest in NHP..........................       (1,568)          1,568                     --
Minority interest in partnerships.................            6          --                27           33
                                                    -------------  --------------  -----------  -----------
Net income........................................    $      15      $       29     $      (2)   $      42
                                                    -------------  --------------  -----------  -----------
                                                    -------------  --------------  -----------  -----------
Income attributable to preferred stockholder......                                               $      40
                                                                                                -----------
                                                                                                -----------
Income attributable to common stockholders........                                               $       2
                                                                                                -----------
                                                                                                -----------

------------------------------

 (i) Represents the unaudited combined results of operations of the Unconsolidated Subsidiaries for the six months ended June 30, 1997, excluding the income from discontinued operations of WMF.

 (ii) Represents the sale of 5,717,000 shares of NHP Common Stock to AIMCO reducing ANHI's ownership of NHP Common Stock from 51.3% to 6.03%; therefore, ANHI will account for its investment in NHP on the equity method.

(iii) Represents the results of operations of the Consolidated Real Estate Partnership as if the contribution of the general partnership interest from AIMCO to the Unconsolidated Subsidiary had occurred on January 1, 1996.

 (iv) Represents the adjustment to the estimated Federal and state tax provisions calculated on the operating results of ANHI, as adjusted for the ANHI Stock Transfers.

 (v) Represents the adjustment for the reduction in equity in earnings of NHP resulting from the ANHI Stock Transfers, reducing ANHI's investment in NHP from 51.3% to 6.03% as of January 1, 1996.

                            CAPITALIZATION OF AIMCO
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following table sets forth the capitalization of AIMCO at June 30, 1997:
(i) on a historical basis; (ii) on a pro forma basis (Merger) to reflect the Merger, the WMF Spin-Off and the NHP Reorganization, (a) assuming that ANHI elects the Mixed Consideration and all other NHP stockholders elect to receive Stock Consideration (Stock Consideration), and (b) assuming that all NHP stockholders elect to receive Mixed Consideration (Mixed Consideration). The information set forth in the following table should be read in connection with the financial statements and notes thereto incorporated by reference and the pro forma financial information and notes thereto included herein. See "Pro Forma Financial Information (Merger)."

                                                                 PRO FORMA MERGER    PRO FORMA MERGER
                                                   PRO FORMA          (STOCK              (MIXED
                                     HISTORICAL  PRE-MERGER(1)   CONSIDERATION)(1)   CONSIDERATION)(1)
                                     ----------  -------------   -----------------   -----------------
Credit Facility (2)................  $   70,900   $  --             $ --                $ --

Long-term debt
  Secured tax-exempt bond
    financing......................      74,799       74,799            74,799              74,799
  Secured notes payable............     465,758      576,418           534,809             594,677
  Unsecured notes payable..........      33,000      --               --                  --
Minority interests in other
  partnerships.....................       6,625       19,351            19,166              19,166
Minority interests in Operating
  Partnership......................      63,366      105,396           105,396             105,396

Stockholders' equity:
  Class B Cumulative Convertible
    Preferred Stock, $.01 par
    value, 750,000 authorized, none
    issued and outstanding on a
    historical basis; 750,000
    issued and outstanding on a pro
    forma basis (3)................      --           75,000            75,000              75,000
  Class A Common Stock, $.01 par
    value, 150,000,000 authorized,
    22,042,809 issued and
    outstanding on a historical
    basis; 35,256,591 issued and
    outstanding on a pro forma
    pre-merger basis; 40,023,933
    issued and outstanding on a pro
    forma Merger (Stock
    Consideration) basis; and
    37,785,870 issued and
    outstanding on a pro forma
    Merger (Mixed Consideration)
    basis (4)......................         221          353               401                 378
  Class B Common Stock, $.01 par
    value, 425,000 authorized,
    325,000 issued and outstanding
    (5)............................           3            3                 3                   3
  Preferred Stock, $.01 par value,
    9,250,000 authorized, none
    issued or outstanding..........      --          --               --                  --
  Additional paid-in capital.......     417,487      849,418           981,814             921,969
  Notes due on common stock
    purchases (6)..................      (7,603)     (40,603)          (40,603)            (40,603)
  Retained earnings (distributions
    in excess of earnings).........     (21,631)     (24,296)          (24,296)            (24,296)
                                     ----------  -------------   -----------------   -----------------
Total stockholders' equity.........     388,477      859,875           992,319             932,451
                                     ----------  -------------   -----------------   -----------------
Total capitalization...............  $1,102,925   $1,635,839        $1,726,489          $1,726,489
                                     ----------  -------------   -----------------   -----------------
                                     ----------  -------------   -----------------   -----------------

------------------------------

(1) The pro forma capitalization information is presented as if the transactions detailed above occurred on June 30, 1997.

(2) As of September 30, 1997, the borrowings under the Credit Facility were $74.0 million.

(3) Convertible into 3.28407 shares of AIMCO Common Stock per share at the option of the holder on or after August 4, 1998, subject to certain anti-dilution adjustments.

(4) Excludes (i) 4,937,287 shares of AIMCO Common Stock which may be issued in exchange for 4,937,287 OP Units which may be tendered for redemption; (ii) 325,000 shares of AIMCO Common Stock issuable upon conversion of AIMCO Class B Common Stock; (iii) 641,445 shares of AIMCO Common Stock issuable upon exercise of outstanding options and warrants; and (iv) 2,463,053 shares of AIMCO Common Stock which may be issued upon conversion of 750,000 shares of AIMCO Class B Preferred Stock, all as of October 30, 1997.

(5) Convertible into 325,000 shares of AIMCO Common Stock if certain performance standards are achieved, including 8.5% annual increases in both AIMCO's FFO per share and the market price of AIMCO Common Stock. See "Description of AIMCO's Capital Stock--AIMCO Class B Common Stock."

(6) As of September 30, 1997, the amount outstanding on notes due on purchases of AIMCO Common Stock was $30.5 million.

                               BUSINESS OF AIMCO

    AIMCO, including NHP, is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1997, with 186,993 apartment units owned or under management as of September 30, 1997. As of September 30, 1997, AIMCO owned or controlled a total of 28,773 units in 109 apartment properties, had an equity interest in non-consolidated partnerships that owned 87,182 units in 526 apartment properties and managed 71,038 units in 394 apartment communities for third parties and affiliates. In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. Properties owned or managed by AIMCO had annual gross rental revenues of approximately $1.3 billion, based on revenues for the month ended June 30, 1997. AIMCO has elected to be taxed as a REIT for Federal income tax purposes. AIMCO conducts substantially all of its operations through the Operating Partnership and its subsidiaries. As of October 30, 1997, AIMCO held approximately an 87% interest in the Operating Partnership. Certain terms used herein are defined below in "--Accounting Policies and Definitions."

OPERATING AND FINANCIAL STRATEGIES

    AIMCO uses the following operating and financing strategies to attempt to meet its objective of providing long-term, predictable FFO per share:

    - ACQUISITION OF PROPERTIES AT LESS THAN REPLACEMENT COST. AIMCO attempts to acquire properties at a significant discount to their replacement cost, which AIMCO believes will provide it with a competitive cost advantage in comparison to newly constructed properties.

    - GEOGRAPHIC DIVERSIFICATION. AIMCO operates in 42 states, the District of Columbia and Puerto Rico. This geographic diversification insulates AIMCO, to some degree, from inevitable downturns in any one market. Among Owned Properties and Equity Properties, Houston, Texas, AIMCO's largest single regional market, and Dallas, Texas, AIMCO's second largest regional market, accounted for approximately 13.9% and 8.0%, respectively, of the properties in which AIMCO has an ownership interest, on a pro rata basis.

    - MARKET GROWTH. AIMCO seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. The average annual population and employment growth rates from 1990 to 1995 in AIMCO's five largest regional markets were 2.3% and 2.6%, respectively, compared to national averages of 1.1% and 1.7%, respectively. For the 1996 to 1999 period, annual population and employment growth rates in AIMCO's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

    - PRODUCT DIVERSIFICATION. AIMCO's portfolio of apartment properties also span a range of apartment community types, both within and among markets. AIMCO's properties are located in both urban and suburban areas and range from garden apartments to high rises and from luxury townhomes to affordable properties.

    - CAPITAL REPLACEMENT. AIMCO believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. AIMCO also believes that a program of regular maintenance of the quality of its apartments, rather than episodic renovation, contributes to the reliability of earnings per share. The Company presently allocates approximately $300 annually per owned apartment unit for Capital Replacements and reserves unexpended amounts for future capital replacements. From time to time, AIMCO reevaluates its Capital Replacement requirements and updates the amount of its budgeted Capital Replacements per owned apartment unit accordingly. For the six months ended June 30, 1997, AIMCO charged approximately $3.4 million for Capital Replacements to its reserve, of which approximately $2.9 million was spent, and had aggregate unexpended Capital Replacement reserves of approximately $0.8 million at June 30, 1997. In addition to the Capital Replacement expenditures, AIMCO spent $3.3 million for repairs and maintenance, or a weighted average of approximately $135 per apartment unit, for the six months ended June 30, 1997. In addition to its Capital Replacement expenditures, AIMCO spent $4.3 million for repairs and maintenance, or a weighted average of approximately $286 per apartment unit for the year ended December 31, 1996.

    - DEBT FINANCING. AIMCO's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. AIMCO seeks to match debt maturities to the character of the assets financed. Accordingly, AIMCO uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings. AIMCO also uses short-term debt financing to fund acquisitions and generally expects to refinance such borrowings with proceeds from equity offerings or long-term debt financings. As of September 30, 1997, approximately 14% of AIMCO's outstanding debt was short-term debt and 86% was long-term debt.

    - DISPOSITIONS. From time to time, AIMCO sells properties that do not meet its return on investment criteria or that are located in areas where AIMCO does not believe that the long-term neighborhood values justify the continued investment in the properties. Three properties in Houston and one property in each of Dallas and Phoenix are currently under contract for sale.

    - DIVIDEND POLICY. AIMCO pays dividends to share its profitability with AIMCO's stockholders. For the years ended December 31, 1996 and 1995 and the six months ended June 30, 1997, AIMCO distributed 72.3%, 75.1% and 70.1% of FFO to its stockholders. Amounts not distributed are available for reinvestment, stock repurchases, amortization of debt and provide a margin to insulate annual dividends from fluctuations in AIMCO's business. AIMCO's dividend for the first nine months of 1997 was $1.3875 per share, equivalent to an annualized dividend of $1.85 per share. It is the present policy of the AIMCO to increase the dividend annually in an amount equal to one-half the rate of the projected increase in FFO, adjusted for Capital Replacements. The minimum annual distribution requirement for REITs, which require the distribution of approximately 95% of "REIT taxable income" (see "Federal Income Tax Considerations Related to AIMCO"), may result in dividends increasing at a greater rate in the future.

GROWTH STRATEGIES

    AIMCO seeks growth through two primary sources--acquisition and internal expansion.

    ACQUISITION STRATEGIES. AIMCO believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide ancillary services to tenants at the AIMCO Properties. Since its initial public offering in July 1994 (the "AIMCO IPO"), excluding the NHP Real Estate Acquisition and the NHP Stock Purchase, AIMCO has completed 27 acquisition transactions involving a total of 104 properties for an aggregate purchase price of $988 million, including the assumption and incurrence of $544 million of indebtedness, through October 31, 1997.

    AIMCO believes that its demonstrated ability to evaluate and complete acquisitions, its property management record and its scale economies, to the extent that AIMCO can operate a property more efficiently than the existing owner or some competing purchasers, all provide credibility and advantage in negotiating acquisitions. In addition, the ability to issue OP Units to sellers of properties may provide tax deferral opportunities to sellers and could give AIMCO an advantage over competing buyers that cannot offer such tax deferral opportunities. AIMCO acquires additional properties primarily in three ways:

    - DIRECT ACQUISITIONS. AIMCO may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the ten months ended October 31, 1997, in addition to the NHP Real Estate Acquisition and acquisitions through the NHP Stock Purchase, AIMCO has directly acquired 43 apartment properties for a total consideration of $459 million, consisting of $183 million in cash, approximately 1.9 million OP Units valued at $56 million and the assumption or incurrence of $220 million of indebtedness. See "--Recent Acquisitions."

    - ACQUISITION OF MANAGED PROPERTIES. AIMCO believes that its property management operations support its acquisition activities. Its relationships with owners of the Managed Properties may provide it with a means of learning of acquisition opportunities at an early stage of the sale process. In addition, its familiarity with the property and its ability to quickly evaluate the property give it an advantage in pursuing and completing any such acquisition in a timely fashion. Since the AIMCO IPO, AIMCO has acquired 12 properties comprising 3,530 units from its managed portfolio for $129.0 million.

    - INCREASING ITS INTEREST IN PARTNERSHIPS. For properties where AIMCO owns a general partnership interest in the property-owning partnership, AIMCO may seek to acquire, subject to its fiduciary duties to the partnership, the outstanding limited partnership interests for cash or, in some cases, in exchange for OP Units.

       - In November 1996, AIMCO acquired the English Partnerships, which owned 22 apartment properties. AIMCO subsequently purchased pursuant to tender offers to acquire all of the outstanding limited partnership interests of 25 of the English Partnerships, approximately 43%, in the aggregate, of the outstanding limited partnership interests in such partnerships for $15.2 million in cash and approximately 71,500 OP Units valued at $1.7 million.

       - As of September 30, 1997, AIMCO has also commenced tender offers to acquire all of the outstanding limited partnership interests in 26 partnerships owning 25 NHP Properties for an aggregate amount of approximately $79.0 million. Through September 30, 1997, pursuant to such tender offers, AIMCO has purchased approximately 20.2%, in the aggregate, of the outstanding limited partnership interests for $16.0 million in cash. In addition, as of September 30, 1997, AIMCO has received tenders representing approximately an additional 18.8%, in the aggregate, of the outstanding limited partnership interests.

    INTERNAL GROWTH STRATEGIES. AIMCO pursues internal growth through the following strategies:

    - REVENUE INCREASES. AIMCO increases rents where feasible and seeks to improve occupancy rates. AIMCO believes that its policy of capital improvements, amenities and customer service allows it to maintain demand and to increase its rents above the rate of inflation in the local market. AIMCO's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 3.3% from the fiscal year ended December 31, 1995 to that ended December 31, 1996, and by 3.5% from the six months ended June 30, 1996 to that ended June 30, 1997, compared to an urban consumer price inflation rate of 2.8% and 2.3% over the same periods.

    - REDEVELOPMENT OF PROPERTIES. AIMCO believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation. Recently AIMCO acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. AIMCO also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, AIMCO expects to undertake a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. AIMCO generally finances redevelopment initially with borrowings from the Credit Facility, and subsequently arranges permanent financing.

    - EXPANSION OF PROPERTIES. AIMCO believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the expanded property. Recently AIMCO constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. AIMCO is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3.0 million. In addition, AIMCO owns or controls approximately 115 acres of vacant land, adjacent to existing Owned Properties or Equity Properties, which AIMCO believes is suitable for the development of approximately 1,300 apartment units. AIMCO generally finances expansions initially with borrowings from the Credit Facility, and subsequently arranges permanent financing.

    - CONVERSION OF AFFORDABLE PROPERTIES; IMPROVEMENT OF PERFORMANCE. AIMCO believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties. While management of AIMCO has commenced review of the affordable properties, it has not yet made any determination as to the conversion of any affordable property.

    - ANCILLARY SERVICES. AIMCO's management believes that its ownership and management of the AIMCO Properties provides it with unique access to a customer base for the sale of additional services which generate incremental revenues. AIMCO currently provides cable television, telephone services, appliance rental, renters' insurance and carport, garage and storage space rental at certain AIMCO Properties. For example, as of September 30, 1997, AIMCO has installed cable television service to 8,000 units and currently has more than 5,000 subscribers.

    - CONTROLLING EXPENSES. Cost reductions are accomplished by exploiting economies of scale. As a result of the size of its portfolio and its creation of regional concentrations of properties, AIMCO has the ability to leverage fixed costs for general and administrative expenditures and certain operating functions, such as insurance, information technology and training, over a larger property base. For example, AIMCO's insurance subsidiary provides workers' compensation and employer liability insurance company-wide, without incurring material incremental costs as AIMCO's property assets grow. Consequently, AIMCO estimates that it will achieve annual recurring savings exceeding $1.2 million by combining the insurance programs of NHP and AIMCO. Management of AIMCO also expects immediate cost savings of approximately $13.3 million from staffing reductions associated with the NHP Acquisition, and additional savings from elimination of redundant expenses such as public reporting costs. There can be no assurance, however, that all of such cost reductions will be achieved.

      AIMCO also instills cost discipline in its property managers by benchmarking their operations against the local market and other AIMCO Properties.

PROPERTY MANAGEMENT STRATEGIES

    REGIONAL HUBS. AIMCO's property management strategy is to achieve improvements in operating results by combining centralized financial control and uniform operating procedures with localized property management decisionmaking and market knowledge. AIMCO's management operations are organized into 13 regional hubs, each supervised by a Regional Vice President, who have on average 17 years of experience in apartment management.

                                                                          APARTMENT UNITS    APARTMENT COMMUNITIES
REGIONAL HUBS                                                               MANAGED(1)            MANAGED(1)
------------------------------------------------------------------------  ---------------  -------------------------
Florida.................................................................        17,061                    63
East (DE, NJ, PA).......................................................        18,488                    83
Mid-Atlantic (DC, MD, VA)...............................................        14,315                    72
Midwest (IN, OH, TN, WV)................................................         8,245                    43
North Midwest (IL, MI, MO, MN, WI)......................................         8,767                    60
North Texas (AR, LA, OK, TX)............................................        14,900                    77
Northeast (CT, MA, NH, NY, RI)..........................................         8,482                    60
Rocky Mountain (CO, KS, SD, UT).........................................         7,574                    68
South-Atlantic (KY, NC, SC).............................................         3,758                    27
South Texas (TX)........................................................        13,911                    69
Southeast (AL, GA, MS, PR)..............................................         8,071                    52
Southwest (AZ, NM, NV)..................................................         7,766                    35
West (AK, CA, HI, OR, WA)...............................................         5,682                    55
                                                                               -------                   ---
  Total.................................................................       137,020                   764

------------------------

(1) Includes only units and apartment communities managed by AIMCO. Does not include (i) 13,307 units in 97 apartment communities in which AIMCO has an ownership interest but does not manage and (ii) 34,334 units in the Oxford Properties, including 2,332 senior living units, all of which are managed as a separate portfolio.

    CUSTOMER SERVICE. AIMCO believes that resident satisfaction is directly related to the experience and training of on-site management personnel, AIMCO provides on-site management trained to respond promptly to residents' needs. To improve customer service, AIMCO conducts annual resident satisfaction surveys, guarantees that material defects will be corrected in 24 hours and refunds related rent if that commitment is not met.

    PERSONNEL POLICIES. AIMCO has attempted to reduce turnover and retain experienced personnel by establishing an employee mentoring program and providing managers with incentive-based compensation. In addition, managing properties for third parties, AIMCO believes, improves performance at Managed Properties and Owned Properties alike by subjecting property managers to market-based pricing and service standards.

    START. Properties that are behind budget or face other significant operating difficulties receive direct supervision and intervention from START, a team of professionals, led by Executive Vice President Steven Ira, a founder of AIMCO. Members of START focus on not more than 10 to 15 properties at any one time, which allows them to focus sharply on the subject properties. START also oversees due diligence on acquisitions and major construction activities.

    MANAGEMENT INCENTIVES. AIMCO believes that equity ownership by management and equity- and incentive-based compensation are important factors in attracting, retaining and motivating the most qualified and experienced personnel and directors. AIMCO's goal is to align management's interests with those of stockholders through the use of equity-based compensation plans to direct management's efforts towards enhancing shareholder value.

    The following table reflects the ownership of AIMCO Common Stock and OP Units by senior management of AIMCO, which, as of September 30, 1997 (assuming full conversion of OP Units), represented approximately 10.3% of the outstanding AIMCO Common Stock.

                                          TOTAL SHARES OF AIMCO
                                        COMMON STOCK AND OP UNITS      PERCENTAGE
                                           OWNED BY MANAGEMENT            OWNED      INVESTMENT(1)
                                    ---------------------------------  -----------  ---------------
AIMCO IPO.........................                 926,000                   8.6%   $    17 million
December 31, 1995.................               1,067,000                   7.7%   $    21 million
December 31, 1996.................               2,303,000                  12.5%   $    65 million
September 30, 1997................               3,411,000                  10.3%   $   123 million

    ----------------------------

    (1) Encumbered by outstanding secured partially recourse notes in the amount of $30.5 million as of September 30, 1997.

    - On July 25, 1997, eleven senior managers of AIMCO purchased 1.1 million shares of AIMCO Common Stock at a price of $30 per share in exchange for promissory notes secured by such stock, which notes are recourse as to 25% of the principal owed. See "--Recent Financings."

    - AIMCO pays a majority of the compensation to its outside directors in AIMCO Common Stock.

    - AIMCO issues all stock options at the then-current market price, and requires that employees own AIMCO Common Stock before receiving their options. As of September 30, 1997, the number of outstanding options was 553,646.

RECENT ACQUISITIONS

    AIMCO has during the past two years increased substantially the number of properties owned or managed by it from 33,271 units in 185 properties at December 31, 1994, to 186,993 units in 1,029 properties at September 30, 1997. In addition to the NHP Stock Purchase and NHP Real Estate Acquisition, AIMCO completed the following acquisitions (among others) during the ten months ended October 31, 1997:

    WINTHROP. In October, AIMCO acquired a portfolio of 35 garden-style apartment communities (collectively, the "Winthrop Portfolio") from 27 limited partnerships affiliated with Winthrop Financial Associates. The 35 properties are located in seven states, have an average age of 17 years and contain a total of 8,175 apartment units. Fifteen of the apartment communities are located in Arizona, with 2,602 units in Phoenix and 816 units in Tucson; eleven apartment communities with 2,075 units are located throughout Texas; two apartment communities with 1,223 units are located in Florida; two apartment communities with 494 units are located in Michigan; three apartment communities with 536 units are located in Georgia; one apartment community with 293 units is located in Illinois; and one apartment community with 136 units is located in North Carolina.

    The aggregate purchase price for the Winthrop Portfolio, including estimated transaction costs, was approximately $263.5 million. AIMCO paid aggregate consideration of $116.1 million in cash to the partnerships affiliated with Winthrop Financial Associates, assumed $8.3 million in mortgage indebtedness and incurred $139.1 million of new indebtedness secured by the properties, to complete the purchase. AIMCO has also budgeted an additional $16.0 million in initial capital expenditures.

    WINDWARD AT THE VILLAGES. In October, AIMCO purchased Windward at the Villages ("Windward"), a 196-unit apartment community built in 1988, located in West Palm Beach, Florida, for approximately $10.8 million. Windward is adjacent to the Bear Lakes Country Club and Golf Course in the Villages of Palm Beach Lakes master planned golf course community.

    MORTON TOWERS. In September AIMCO, through two subsidiary limited partnerships in which AIMCO is the sole general partner and has an aggregate interest of approximately 77%, acquired the Morton Towers apartments, a 1,277-unit, twin tower high rise apartment complex built in 1960, located in Miami Beach, Florida, for $63 million, including approximately 1.4 million OP Units valued at $42 million. AIMCO expects to undertake a major renovation of the complex at an estimated total cost of $35 million.

    LOS ARBOLES. In September AIMCO acquired Los Arboles Apartments, a 232-unit apartment community built in 1985, located in Chandler, Arizona, for approximately $11.3 million. Los Arboles is adjacent to Vista del Lagos, a 200-unit apartment community in which AIMCO has an equity interest.

    SAWGRASS. In July AIMCO purchased Sawgrass Apartments, a 208-unit apartment community built in 1989, located in Orlando, Florida, for approximately $9.6 million. Sawgrass was formerly a Managed Property.

    TUSTIN EAST VILLAGE/THE CALIFORNIAN. In June AIMCO acquired Tustin East Village and The Californian, two garden-style apartment communities consisting of 292 units, built in 1970, and Red Hill Plaza, an adjacent shopping plaza built in 1970, located in Tustin, California, for $21.4 million including approximately 0.5 million OP Units valued at $13.9 million. These properties are contiguous to Brookside Apartments, another Owned Property, consisting of 336 units, purchased in April 1996 from the same seller and are operated as one property.

    THE VININGS. In June AIMCO acquired The Vinings at the Waterways, a 180-unit luxury garden-style apartment community built in 1991, located in Aventura, Florida, for approximately $16.4 million. The Vinings is located by a yacht basin and marina directly accessing the Intracoastal Waterway and is also adjacent to a commercial center.

    STONEBROOK. In May AIMCO acquired the Stonebrook Apartments, a 244-unit apartment community in Orlando, Florida, for approximately $11 million. Stonebrook is less than a mile from the location of a proposed interchange on a beltway around Orlando and is near a regional airport being expanded for commercial aviation.

    BAY CLUB. In April AIMCO acquired The Bay Club at Aventura, a 702-unit luxury high rise apartment complex, consisting of two towers built in 1990, in Aventura, Florida, for approximately $71 million. The property includes approximately 3.5 acres of land with entitlements to construct a third tower consisting of 225 units. Aventura is a coastal city located near North Miami Beach.

    PROPERTIES SUBJECT TO LETTER OF INTENT OR CONTRACT

    In the ordinary course of AIMCO's business, AIMCO is engaged in discussions and negotiations with property owners regarding the purchase of apartment properties or interests in apartment properties. AIMCO frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property which are subject to certain conditions and which permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. AIMCO's management believes that such contracts essentially result in the creation of an option on the property subject to the contract and give AIMCO greater flexibility in seeking to acquire properties. As of September 30, 1997, AIMCO had under letter of intent or contract (exclusive of Windward and the Winthrop Portfolio) an aggregate of 26 multi-family apartment properties with a maximum aggregate purchase price of $315 million, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by AIMCO as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any transaction will occur or that they will occur on the terms currently contemplated.

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
RECENT INVESTMENT

    AMBASSADOR APARTMENTS. In September AIMCO filed a Schedule 13D with the Commission stating that it acquired 886,600 shares of common stock of Ambassador Apartments, Inc., a publicly traded REIT ("Ambassador"), for $19.8 million, representing 8.45% of the shares outstanding as reported in Ambassador's Form 10-Q for the quarter ended June 30, 1997.

RECENT FINANCINGS

    In July 1997, AIMCO sold 1.1 million newly issued shares of AIMCO Common Stock at a price of $30 per share, the closing price of the stock on the date of purchase, to certain members of senior management of AIMCO. In payment for the stock, such members of senior management executed notes payable to AIMCO totalling $33.0 million (of which $9.8 million has been repaid), bearing interest at 7.25% per annum, payable quarterly, and due in ten years. The stock purchase notes are secured by the stock purchased and are recourse as to 25% of the principal owed.

    In August 1997, AIMCO sold 750,000 shares of newly issued AIMCO Class B Preferred Stock for gross proceeds of $75 million in cash to an institutional investor in a private transaction. Holders of the AIMCO Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 and (ii) the cash dividends declared on the number of shares of AIMCO Common Stock into which one share of AIMCO Class B Preferred Stock is convertible. On or after August 4, 1998, each share of AIMCO Class B Preferred Stock is convertible at the option of the holder into 3.28407 shares of AIMCO Common Stock, subject to certain anti-dilution adjustments. The AIMCO Class B Preferred Stock is senior to the AIMCO Common Stock as to dividends and liquidation. See "Description of AIMCO's Capital Stock--AIMCO Class B Common Stock." The proceeds from the sale of the AIMCO Class B Preferred Stock were used to repay borrowings outstanding under the Credit Facility and to provide working capital.

    Since August 1997, AIMCO has issued an aggregate of 5,052,418 shares of AIMCO Common Stock to institutional investors for aggregate net proceeds of $156.8 million. AIMCO used $114.3 million of such proceeds to purchase 5,717,000 shares of NHP Common Stock from ANHI, used $7.0 million to purchase 351,795 additional shares of NHP Common Stock from Demeter pursuant to the Stock Purchase Agreement and contributed the remaining $35.5 million to the Operating Partnership. ANHI used $74.3 million of proceeds from its sale of NHP Common Stock to AIMCO to repay in full outstanding borrowings under the ANHI Credit Facility, including accrued interest, and terminated the ANHI Credit Facility. Borrowings under the ANHI Credit Facility were incurred to purchase NHP Common Stock in the NHP Stock Purchase. ANHI also distributed $40.0 million of proceeds from the sale of shares of NHP Common Stock to the Operating Partnership, which holds a 95% interest in ANHI, and Messrs. Considine and Kompaniez, who hold in the aggregate a 5% interest in ANHI. Messrs. Considine and Kompaniez received a distribution of $2.0 million in connection with such sale and used such proceeds to repay in part outstanding promissory notes payable by them to ANHI in an aggregate principal amount of $3.2 million. The loans were incurred by them to acquire their interest in ANHI.

    On October 27, 1997, AIMCO sold 7,000,000 shares of AIMCO Common Stock in an underwritten public offering for net proceeds of $241.5 million. AIMCO used approximately $23 million in such net proceeds to repay an intercompany loan from the Operating Partnership, and contributed all of the remaining approximately $218.5 million of such net proceeds to the Operating Partnership, which will use such proceeds for the repayment of outstanding indebtedness and for general business purposes.

THIRD QUARTER RESULTS

    On October 24, 1997, AIMCO announced that FFO for the third quarter of 1997 equaled $21.3 million, or $0.72 per share of AIMCO Common Stock, compared to $8.8 million, or $0.59 per share, for the quarter ended September 30, 1996, which represented a 22.0% increase on a per share basis.

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
    For the third quarter of 1997, revenues from "same store" sales for 112 Class A and Class B apartment communities containing 30,725 units owned by both AIMCO and the NHP Real Estate Companies during the third quarters of both 1997 and 1996 increased 2.7%, operating expenses increased 4.0% and net operating income increased 1.6%, each over the third quarter of 1996. For the first nine months of 1997, "same store" sales showed an increase in revenues of 2.3%, an increase in operating expenses of 0.7% and an increase in net operating income of 3.5% over the comparable period of 1996. Weighted average physical occupancy for the 112 apartment communities was 94.4% for the quarter ended September 30, 1996 and 93.9% for the quarter ended September 30, 1997, which represented a 0.5% decrease. Average monthly rent per occupied unit decreased 1.8% from $608 at September 30, 1996 to $597 at September 30, 1997.

ACCOUNTING POLICIES AND DEFINITIONS

    AIMCO has the following accounting policies and definitions:

    FFO is defined as net income (loss) before minority interest in the Operating Partnership, computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payment of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate understanding of AIMCO's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    AIMCO capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a "Capital Replacement." In the experience of AIMCO's management, this spending is better considered a recurring cost of preserving an asset rather than as an additional investment.

    For financial reporting purposes, AIMCO consolidates entities in which it owns both a general partnership interest and controls investment decisions with respect to the underlying assets. AIMCO generally has a 30% to 51% economic interest in such entities. Entities in which AIMCO has less than a 30% economic interest or limited control are accounted for on the equity method.

    AIMCO policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. AIMCO accounts for these properties on the equity method in accordance with GAAP.

POLICIES OF AIMCO WITH RESPECT TO CERTAIN OTHER ACTIVITIES

    The following is a discussion of certain other investment objectives and policies, financing policies and other policies of AIMCO. These policies are determined by the officers and directors of AIMCO and may be amended or revised from time to time at their discretion without a vote of AIMCO's stockholders. As the sole general partner of the Operating Partnership, AIMCO also determines the investment policies of the Operating Partnership.

    INVESTMENT IN OTHERS. AIMCO may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Any such equity investment may be subject to existing mortgage financing and other indebtedness which would have priority over the equity of AIMCO in that property.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES. AIMCO may also acquire securities of or interests in persons engaged in the acquisition, redevelopment and/or management of multifamily apartment properties, if it determines that such acquisition would be accretive to FFO per share.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While AIMCO generally emphasizes direct real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other indirect real estate interests, including securities of other real estate investment trusts. AIMCO has not previously invested in mortgages or securities of other real estate investment trusts and AIMCO does not presently intend to invest to a significant extent in mortgages or securities of other real estate investment trusts.

    OPERATING AND FINANCING POLICIES AIMCO seeks to maintain a ratio of EBITDA (less a provision of approximately $300 per owned apartment unit) to debt (the "Debt Coverage Ratio") of at least 2 to 1, and to match debt maturities to the character of the assets financed. See "--Operating and Financial Strategies--Debt Financing." AIMCO, however, may from time to time re-evaluate borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. AIMCO may modify its borrowing policy and may increase or decrease its Debt Coverage Ratio policy.

    To the extent that the AIMCO Board determines to seek additional capital, AIMCO may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. AIMCO presently anticipates that any additional borrowings will be made through the Operating Partnership, although AIMCO might incur borrowings that would be reloaned to the Operating Partnership. The Operating Partnership cannot incur indebtedness that is recourse to AIMCO without AIMCO's approval. AIMCO may approve the Operating Partnership's incurring additional debt that is recourse to the Operating Partnership. Borrowings may be unsecured or may be secured by any or all assets of AIMCO, the Operating Partnership, or any existing or new property and may have full or limited recourse to all or any portion of the assets of AIMCO, the Operating Partnership, or any existing or new property.

    AIMCO has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

    AIMCO may also determine to issue securities senior to the AIMCO Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). AIMCO may also determine to finance acquisitions through the exchange of properties or issuance of additional OP Units, shares of AIMCO Common Stock or other securities.

    If the AIMCO Board determines to raise additional equity capital, the AIMCO Board has the authority, without stockholder approval, to issue additional shares of AIMCO Common Stock or other capital stock (including securities senior to the AIMCO Common Stock) in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Such issuances might cause a dilution of a stockholder's investment in AIMCO. If the AIMCO Board determines to raise additional equity capital to fund investments by the Operating Partnership, AIMCO will contribute such funds to the Operating Partnership as a contribution to capital and purchase of additional general partnership interests. AIMCO may issue additional shares of AIMCO Common Stock in connection with the acquisition of OP Units that are tendered to the Operating Partnership for redemption.

    The AIMCO Board also has the authority to cause the Operating Partnership to issue additional OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such new OP Units will be redeemable at the option of the holder, which redemption AIMCO intends to cause to be made in AIMCO Common Stock pursuant to the redemption rights.

    CONFLICT OF INTEREST POLICIES AIMCO has adopted certain policies designed to minimize or eliminate conflicts of interests between AIMCO and its executive officers and directors. Without the approval of a majority of the disinterested directors, AIMCO will not (i) acquire from or sell to any director, officer or employee of AIMCO or any entity in which a director, officer or employee of AIMCO owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of AIMCO, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, AIMCO has entered in to employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of AIMCO, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole.

    POLICIES WITH RESPECT TO OTHER ACTIVITIES AIMCO has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities, has done so, and may engage in such activities in the future. From its inception to September 30, 1997, AIMCO has made loans aggregating $5.1 million to certain entities owning properties subsequently acquired by AIMCO. No balances remain outstanding on such loans. In the same period, AIMCO has made loans aggregating $52.2 million to its officers for the purchase of AIMCO Common Stock and $5.1 million to its officers and other entities to acquire interests in subsidiaries of AIMCO. The outstanding balances on such loans as of September 30, 1997 were $30.5 million and $3.2 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2.0 million in proceeds distributed to them from the sale of NHP Common Stock by ANHI to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. See "--Recent Financings." In addition, AIMCO from time to time advances amounts for relocation and other expenses. AIMCO has not engaged in underwriting securities of other issuers. AIMCO intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

    AIMCO may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.

    At all times, AIMCO intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the AIMCO Board determines that it is no longer in the best interest of AIMCO to qualify as a REIT.

    AIMCO, as a REIT, is required to distribute annually to holders of AIMCO Common Stock at least 95% of its "real estate investment trust taxable income," which, as defined by the Code and the Treasury regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and intends to pay regular dividends to its stockholders based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant.

EXECUTIVE OFFICES

    AIMCO's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

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
                    BOARD OF DIRECTORS AND OFFICERS OF AIMCO

    The directors and executive officers of AIMCO, their ages, dates they were first elected and their positions with AIMCO or on the AIMCO Board are set forth below.

NAME                               AGE       FIRST ELECTED                            POSITION
------------------------------     ---     ------------------  -------------------------------------------------------
Terry Considine...............         50      July 1994       Chairman of the Board of Directors and Chief Executive
                                                                 Officer
Peter K. Kompaniez............         52      July 1994       Vice Chairman, President and Director
Steven D. Ira.................         47      July 1994       Executive Vice President--START
Thomas W. Toomey..............         37     January 1996     Executive Vice President--Finance and Administration
David L. Williams.............         52     January 1997     Executive Vice President--Property Operations
Harry G. Alcock...............         33      July 1996       Senior Vice President--Acquisitions
Joseph DeTuno.................         52    September 1997    Senior Vice President--Property Redevelopment
Jack W. Marquardt.............         41    September 1997    Senior Vice President--Accounting
Leeann Morein.................         43      July 1994       Senior Vice President, Chief Financial Officer and
                                                                 Secretary
R. Scott Wesson...............         34      July 1997       Senior Vice President--Chief Information Officer
Dora E. Chi...................         37      July 1997       Vice President--Asset Management
Patti K. Fielding.............         34    February 1997     Vice President--Asset Management
Patricia K. Heath.............         43      July 1994       Vice President and Chief Accounting Officer
Carla Stoner..................         35      July 1997       Vice President--Finance and Administration
James Wallace.................         45     October 1997     Vice President--Tax
Richard S. Ellwood............         65      July 1994       Director; Chairman, Audit Committee
J. Landis Martin..............         51      July 1994       Director
Thomas L. Rhodes..............         58      July 1994       Director; Chairman, Compensation Committee
John D. Smith.................         69    November 1994     Director

    The following is a biographical summary of the experience of the current directors and executive officers of AIMCO for the past five years or more.

    TERRY CONSIDINE. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994, and was President until July 1997. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of the AIMCO Predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar. He served as a Colorado State Senator from 1987-1992 and in 1992 was the Republican nominee for election to the United States Senate from Colorado.

    Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their

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
lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

    PETER K. KOMPANIEZ. Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP and President of NHP Partners since June 1997. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

    The downturn in the real estate markets in the late 1980s and early 1990s adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International, and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the initial public offering of AIMCO Common Stock, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to AIMCO.

    STEVEN D. IRA. Mr. Ira has served as Executive Vice President of AIMCO since July 1994. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

    Although Mr. Ira has had substantial multifamily real estate experience, in the late 1980s and early 1990s, three multifamily apartment properties located in Colorado that were owned by partnerships in which Mr. Ira had a general partnership interest could not meet their debt payments, and were foreclosed

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
upon by their respective lenders, causing a pre-tax loss of approximately $3.2 million to investors. Mr. Ira was not the managing general partner of two of these partnerships.

    THOMAS W. TOOMEY. Mr. Toomey has served as Senior Vice President--Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice President--Finance and Administration in March 1997. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

    DAVID L. WILLIAMS. Mr. Williams has been Executive Vice President--Operations of AIMCO since January 1997. Prior to joining AIMCO, Mr. Williams was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. M. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

    HARRY G. ALCOCK. Mr. Alcock has served as a Vice President since July 1996, and was promoted to Senior Vice President--Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

    JOSEPH DETUNO. Mr. DeTuno has been Senior Vice President--Property Redevelopment of AIMCO since September 1997. Mr. DeTuno was president and founder of JD Associates, his own full service real estate consulting, advisory and project management company which he founded in 1990. JD Associates provided development management, financial analysis, business plan preparation and implementation services. Previously, Mr. DeTuno served as President/Partner of Gulfstream Commercial Properties, President and Co-managing Partner of Criswell Development Company, Vice President of Crow Hotel and Company and Project Director with Perkins & Will Architects and Planners. Mr. DeTuno received his B.A. in architecture and is a registered architect in Illinois and Texas.

    JACK W. MARQUARDT. Mr. Marquardt has been Senior Vice President--Accounting of AIMCO since September 1997. Mr. Marquardt brings over 17 years of real estate accounting experience to AIMCO. From October 1992 through August 1997, Mr. Marquardt served as Vice President/Corporate Controller and Manager of Data Processing for Transwestern Property Company, where he was responsible for corporate accounting, tax, treasury services and computer systems. From August 1986 through September 1992, Mr. Marquardt worked in the real estate accounting area of Aetna Realty Investors, Inc. serving as Regional Controller from April 1990 through September 1992. Mr. Marquardt received a B.S. in Business Administration/Finance from Ohio State University.

    LEEANN MOREIN. Ms. Morein has served as Senior Vice President, Chief Financial Officer and Secretary of AIMCO since July 1994. From September 1990 to March 1994, Ms. Morein served as Chief Financial Officer of the real estate subsidiaries of California Federal Bank, including the general partner of CF Income Partners, L.P., a publicly-traded master limited partnership. Ms. Morein joined California

Federal in September 1988 as Director of Real Estate Syndications Accounting and became Vice President--Financial Administration in January 1990. From 1983 to 1988, Ms. Morein was Controller of Storage Equities, Inc., a real estate investment trust, and from 1981 to 1983, she was Director of Corporate Accounting for Angeles Corporation, a real estate syndication firm. Ms. Morein worked on the audit staff of Price Waterhouse from 1979 to 1981. Ms. Morein received a B.A. from Pomona College and is a Certified Public Accountant.

    R. SCOTT WESSON. Mr. Wesson has been Senior Vice President--Chief Information Officer of AIMCO since July 1997. From 1994 until 1997, Mr. Wesson served as Vice President of Information Services at Lincoln Property Company, where he was responsible for information systems infrastructure, technology planning and business process re-engineering. From 1992 to 1994, Mr. Wesson served in the role of Director of Network Services for Lincoln Property Company, where he was responsible for the design and deployment of the company's Wide Area Network and Local Area Networks, comprising over 2,500 workstations in over 40 locations nationwide. From 1988 to 1992, he was a systems consultant with Automatic Data Processing involved in design, planning and deployment of financial and human resources systems for several major, multi-national organizations. From 1984 to 1987, he was a Senior Analyst with Federated Department Stores, Inc. involved in planning and distribution. Mr. Wesson received his B.S. from the University of Texas in 1984.

    DORA E. CHI. Ms. Chi has served as Vice President of Finance of AIMCO since July 1997, with responsibility for limited partnership activities, including tender offers and refinancings. From January 1996 to July 1997, Ms. Chi served as Underwriting Manager for Flatiron Credit Co., LLC. From September 1989 to December 1995, she was the Administrator/Corporate Secretary-Treasurer at The Law Firm of JPG, PC., and from April 1986 to July 1989 served as Vice President at Cairn Housing Investments. She brings over fifteen years of experience in finance and accounting and attended the University of Arizona.

    PATTI K. FIELDING. Ms. Fielding has served as a Vice President--Asset Management since February 1997, concentrating in the area of limited partnership acquisitions. From February 1996 until February 1997, Ms. Fielding served as a Vice President with Hanover Capital Corp., headquartered in New York where she was responsible for the commercial underwriting and CMBS efforts of the firm. From February 1994 to November 1996 she was Vice Chairman and Principal of CapSource Funding Corp., which was purchased by MIG Financial Group in 1996. From 1987 to February 1994, Ms. Fielding was with Duff & Phelps ("D&P") rating agency in the Commercial Real Estate Structured Finance Group. Her last position held at D&P was Group Vice President. Prior to D&P, Ms. Fielding was a Commercial Real Estate Appraiser with American Appraisal Associates. Ms. Fielding has a B.S. in Business from Cardinal Stritch College.

    PATRICIA K. HEATH. Ms. Heath has served as Vice President and Chief Accounting Officer of AIMCO since July 1994. From 1992 until July 1994, Ms. Heath served as Manager of Accounting, then Chief Financial Officer of HFC and, effective September 1993, as Chief Financial Officer of PDI. She had responsibility for all internal and external financial reporting, cash management and budgeting for HFC, its subsidiaries, related joint ventures and partnerships and for PDI. Ms. Heath brings 15 years of real estate accounting experience to AIMCO, having served as Controller for the real estate investment, development and syndication firms of Guilford Glazer & Associates from 1990 to 1992, Ginarra Holdings, Inc. from 1984 to 1990, and Fox & Carskadon Financial Corporation from 1980 to 1983. Ms. Heath worked from 1978 to 1980 as an auditor with Deloitte, Haskins and Sells. She received her B.S. in Business from California State University at Chico and is a Certified Public Accountant.

    CARLA STONER. Ms. Stoner has been Vice President--Finance and Administration of AIMCO since July 1997. Ms. Stoner served as Vice President of NHP Management Company since January 1992. She has also served as Chief Information Officer for NHP since June 1996. From January 1992 through June 1996, Ms. Stoner was Vice President of Finance for NHP Management Company, responsible for general ledger accounting, financial analysis and third party reporting for all properties owned and managed by NHP.

Ms. Stoner joined NHP in December 1988 as Director of Finance for Property Accounting. From July 1984 through December 1988, Ms. Stoner was a Senior Auditor with the public accounting firm of Touche Ross, serving primarily the real estate industry. Ms. Stoner received her B.S. in accounting from Virginia Tech.

    JAMES WALLACE. Mr. Wallace has been Vice President of Tax for AIMCO since October 1997. From 1995 to September 1997, Mr. Wallace served as the Assistant Corporate Controller/Assistant Secretary for Fleming Companies, Inc. in Oklahoma City. From 1980 to 1995, Mr. Wallace was the Director of Corporate Taxation/Assistant Secretary for that organization. From 1978 to 1980, Mr. Wallace served as a Senior Tax Consultant with Deloitte & Touche, and from 1973 to 1977 he was the Managing Partner at Nelon & Wallace, CPAs. Mr. Wallace received a B.S. in Business Administration from Oklahoma State University and has been a Certified Public Accountant since 1975.

    RICHARD S. ELLWOOD. Mr. Ellwood was appointed a director of AIMCO in July 1994 and is currently Chairman of the Audit Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience as an investment banker, serving as:
Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Corporate Realty Income Trust and FelCor Suite Hotels, Inc. He is a registered investment advisor.

    J. LANDIS MARTIN. Mr. Martin was appointed a director of AIMCO in July 1994. Mr. Martin has served as President, Chief Executive Officer and a director of NL Industries, Inc., a manufacturer of specialty chemicals, since 1987. Since 1988, he has served as the President and Chief Executive Officer of Tremont Corporation, an integrated producer of titanium metals. Mr. Martin has also served as a director and the Chairman of the Board of Directors of Tremont Corporation since August 1990. From December 1988 until January 1994, he served as Chairman of the Board of Directors of Baroid Corporation, an oilfield services company. In January 1994, Baroid Corporation became a wholly owned subsidiary of Dresser Industries, Inc. and Mr. Martin currently serves as a director of Dresser Industries, Inc. Mr. Martin also serves as Chairman of the Board and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium.

    THOMAS L. RHODES. Mr. Rhodes was appointed a director of AIMCO in July 1994 and is currently Chairman of the Compensation Committee. Mr. Rhodes has served as the President and a director of NATIONAL REVIEW since 1992. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986. He also served as a director of Underwriters Reinsurance Company from 1987 to 1993 and was a member of the Advisory Board of TransTerra Co. during 1993. He currently serves as Co-Chairman and director of Financial Assets Management, LLC and its subsidiaries, and as a director of Delphi Financial Group, Inc. and The Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman of the Empire Foundation for Policy Research, a Trustee of The Heritage Foundation, a Trustee of The Manhattan Institute and a Member of the Council on Foreign Relations.

    JOHN D. SMITH. Mr. Smith was appointed a director of AIMCO in November 1994. Mr. Smith is Principal and President of John D. Smith Developments. Mr. Smith has been a shopping center developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shopping Centers and was selected to be a member of the American Society of Real Estate Counselors. Mr. Smith served as a director for Pan-American Properties, Inc. (National Coal Board of Great Britain) formerly known as Continental Illinois Properties. He also serves as a director of American Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo, Japan.

                        PRINCIPAL STOCKHOLDERS OF AIMCO

    The following table sets forth certain information available to AIMCO, as of October 30, 1997, with respect to shares of AIMCO Common Stock and OP Units held by (i) each director and the five most highly compensated executive officers who were serving as of December 31, 1996, (ii) all directors and executive officers of AIMCO as a group and (iii) those persons known to AIMCO to be the beneficial owners (as determined under the rules of the Commission) of more than 5% of such shares. The business address of each of the following is 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, unless otherwise specified.

                                                                                                                     PRO FORMA
                                                                         PERCENTAGE                                 PERCENTAGE
                                                    NUMBER OF            OF COMMON                    PERCENTAGE     OWNERSHIP
                                                    SHARES OF              STOCK        NUMBER OF    OWNERSHIP OF       OF
    NAME AND ADDRESS OF BENEFICIAL OWNER          COMMON STOCK          OUTSTANDING    OP UNITS(1)     AIMCO(2)     AIMCO(2)(3)
---------------------------------------------  -------------------      ------------   -----------   ------------   -----------
DIRECTORS AND EXECUTIVE OFFICERS:
  Terry Considine............................    1,684,016(4)(5)              4.7%     783,803(6)           6.1%        5.4%
  Peter K. Kompaniez.........................      556,593(4)                 1.6%      23,625              1.4%        1.3%
  Steven D. Ira..............................      227,075(4)(7)              *         96,373              *%          *
  Robert P. Lacy.............................       28,165(4)(8)              *          --                 *           *
  Thomas W. Toomey...........................      239,632                    *          --                 *           *
  Richard S. Ellwood.........................       12,200(9)                 *          --                 *           *
  J. Landis Martin...........................       20,700                    *          --                 *           *
  Thomas L. Rhodes...........................       38,700(10)                *          --                 *           *
  John D. Smith..............................       12,700(9)                 *          --                 *           *
All directors and executive officers as a
  group (16 persons).........................    3,001,964(11)                8.4%     903,801              9.6%        8.6%
5% OR GREATER HOLDERS:
  Cohen & Steers Realty Shares, Inc..........    2,979,000                    8.4%       --                 7.4%        6.5%
    757 Third Avenue
    New York, New York 10017
  ABKB/La Salle Securities Limited
  Partnership................................    2,373,418                    6.7%       --                 5.9%        5.2%
    100 East Pratt Street
    Baltimore, Maryland 21202
  Fidelity Management and Research
  Corporation................................    2,097,300                    5.9%       --                 5.2%        4.6%
    82 Devonshire Street
    Boston, Massachusetts 02109

------------------------

 * Less than 1%

 (1) Through wholly owned subsidiaries, AIMCO acts as general partner and, as of October 30, 1997, holds 87% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by AIMCO for shares of AIMCO Common Stock at an exchange ratio of one share of AIMCO Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by AIMCO for AIMCO Common Stock (without regard to the Ownership Limit) these shares of AIMCO Common Stock would constitute approximately 12% of the then outstanding shares of AIMCO Common Stock. OP Units are subject to certain restrictions on transfer.

 (2) On a fully diluted basis, assuming all 4,937,287 OP Units outstanding as of October 30, 1997 are acquired by AIMCO for shares of AIMCO Common Stock at the exchange ratio of one OP Unit for each share of AIMCO Common Stock without regard to the Ownership Limit.

 (3) Assumes that 5,142,455 shares of AIMCO Common Stock are issued in the Merger, excluding shares issuable to ANHI.

 (4) Excludes 186,857, 82,875, 27,625 and 27,643 shares of AIMCO Class B Common Stock held by Messrs. Considine, Kompaniez, Lacy and Ira, respectively, representing 57.5%, 25.5%, 8.5% and 8.5%, respectively of the total number of shares of AIMCO Class B Common Stock outstanding. AIMCO Class B Common Stock is convertible into an equal number of shares of AIMCO Common Stock over a period ending December 31, 1998 if certain performance standards are achieved.

 (5) Includes 1,341,759 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, and 36,778 shares held by a non-profit corporation in which Mr. Considine has shared voting and investment power with his spouse. Mr. Considine disclaims beneficial ownership of 90% of 1,227,078 shares held by Considine Partnership in which Mr. Considine holds a 10% general partnership interest with the remaining 90% held by trusts for members of Mr. Considine's family.

 (6) Includes 161,816 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by the Considine Partnership for 90% of which Mr. Considine disclaims beneficial ownership, and 157,698 OP Units held by Mr. Considine's spouse, for which Mr. Considine disclaims beneficial ownership.

 (7) Includes 73,800 shares subject to options that are exercisable within 60 days.

 (8) Mr. Lacy is no longer an executive officer of AIMCO.

 (9) Includes 9,000 shares subject to options that are exercisable within 60 days.

(10) Includes 9,000 shares of common stock held by the Thomas L. Rhodes and Gleaves Rhodes Foundation and 9,000 shares subject to options that are exercisable within 60 days.

(11) Includes 168,616 shares subject to options that are exercisable within 60 days.

                                BUSINESS OF NHP

    NHP provides a broad array of real estate services nationwide, including property management and asset management, as well as a group of related services, including equity investments, purchasing, risk management and home health care. According to the National Multi Housing Council, as of January 1, 1997, NHP was the nation's second largest manager of multifamily properties, based on the number of units managed. As of September 30, 1997, NHP's management portfolio included 732 properties containing 79,208 conventional units and 55,102 affordable units located in 38 states, the District of Columbia and Puerto Rico. NHP also conducts mortgage banking services through WMF. Among the properties it manages, NHP owns 12 properties containing 2,905 apartment units. Subject to certain conditions, at the earlier of the effective time of the Merger and December 1, 1997, all of the issued and outstanding WMF Common Stock will be distributed to NHP stockholders.

    The following table sets forth certain information regarding the portfolio of properties managed by NHP as of the dates shown.

                                                                           PROPERTIES MANAGED
                                                        ---------------------------------------------------------
                                                                                   AS OF DECEMBER 31,
                                                         AS OF JUNE    ------------------------------------------
                                                          30, 1997       1996       1995       1994       1993
                                                        -------------  ---------  ---------  ---------  ---------
Affordable Properties
  Affiliated Owners*..................................          337          346        359        346        339
  Unaffiliated Owners.................................          133          111         89         88         76
                                                        -------------  ---------  ---------  ---------  ---------
    Total.............................................          470          457        448        434        415
                                                        -------------  ---------  ---------  ---------  ---------

Conventional Properties
  Affiliated Owners*..................................          107          106         94         44         34
  Unaffiliated Owners.................................          150          154        169        136        123
                                                        -------------  ---------  ---------  ---------  ---------
    Total.............................................          257          260        263        180        157
                                                        -------------  ---------  ---------  ---------  ---------
Total Properties......................................          727          717        711        614        572
                                                        -------------  ---------  ---------  ---------  ---------
                                                        -------------  ---------  ---------  ---------  ---------
Percent Affiliated....................................         61.1%        63.0%      63.7%      63.5%      65.2%

                                                                              UNITS MANAGED
                                                        ---------------------------------------------------------
                                                         AS OF JUNE
                                                             30,                   AS OF DECEMBER 31,
                                                        -------------  ------------------------------------------
                                                            1997         1996       1995       1994       1993
                                                        -------------  ---------  ---------  ---------  ---------
Affordable Units
  Affiliated Owners*..................................       43,252       44,460     45,908     43,725     43,346
  Unaffiliated Owners.................................       16,537       14,044     11,292     10,804      7,672
                                                        -------------  ---------  ---------  ---------  ---------
    Total.............................................       59,789       58,504     57,200     54,529     51,018
                                                        -------------  ---------  ---------  ---------  ---------
                                                        -------------  ---------  ---------  ---------  ---------

Conventional Units
  Affiliated Owners*..................................       34,782       34,290     31,719     19,339     15,026
  Unaffiliated Owners.................................       39,509       40,250     44,748     37,638     35,305
                                                        -------------  ---------  ---------  ---------  ---------
    Total.............................................       74,291       74,540     76,467     56,977     50,331
                                                        -------------  ---------  ---------  ---------  ---------
Total Units...........................................      134,080      133,044    133,667    111,506    101,349
                                                        -------------  ---------  ---------  ---------  ---------
                                                        -------------  ---------  ---------  ---------  ---------
Percent Affiliated....................................         58.2%        59.2%      58.1%      56.6%      57.6%

------------------------

* Affiliated Owners are owners under common control with NHP. As of June 30, 1997, all properties and units owned by Affiliated Owners were owned by entities controlled by AIMCO, except for properties and units in the Great Atlantic portfolio (described below), which were owned by entities controlled by NHP.

    NHP's day-to-day property management services include marketing, leasing, rent processing and collection, purchasing, accounts payable, administration (including mortgages, taxes and insurance), payroll services, financial reporting, on-site computer systems support and all accounting functions. In addition, NHP provides longer term management services necessary to maintain the quality and performance of properties, including major repair and replacement planning, regulatory compliance and budgeting. In addition to providing conventional property management services, NHP, as the nation's largest manager of affordable properties, has developed extensive expertise and familiarity with the affordable housing regulatory process at all levels of government. One of the principal property management services provided by NHP to owners of affordable properties is interacting with HUD and/or state regulatory agencies and monitoring the properties' day-to-day compliance with federal and state regulations.

    In addition to traditional property management services, NHP provides additional services to properties it manages, other properties and property residents. These services include asset management, administrative and reporting services, group purchasing services, risk management and insurance administration, management consulting services, real estate investment banking services and home health care services.

    NHP generally does not own interests in real property, except that it owns 12 properties (consisting of 2,905 units) in the Great Atlantic portfolio. Prior to the Merger Agreement NHP had held these properties for disposition, but AIMCO intends to retain the properties.

    NHP also conducts mortgage banking services through WMF. Such services include multifamily and other commercial loan origination, secondary marketing and loan servicing. It is expected that at the Effective Time, all of the shares of WMF Common Stock will be distributed to NHP stockholders.

    NHP's principal executive offices are located at 8065 Leesburg Pike, Suite 400, Vienna, Virginia 22182-2738, and its telephone number is (703) 394-2400.

    Additional information concerning NHP is included in the NHP Incorporated Documents. See "Available Information" and "Incorporation by Reference."

                         PRINCIPAL STOCKHOLDERS OF NHP

    The following table sets forth as of October 30, 1997, the number and percentage of outstanding shares of NHP Common Stock beneficially owned by (i) each director and the five most highly compensated executive officers of NHP,
(ii) all directors and executive officers of NHP as a group and (iii) all persons known by NHP to own beneficially more than 5% of NHP's Common Stock. The business address of each of the following is 8065 Leesburg Pike, Vienna, VA 22182, unless otherwise specified.

NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
DIRECTORS AND EXECUTIVE OFFICERS
  J. Roderick Heller, III(1)................................................................     612,500         4.7%
  Terry Considine(2)........................................................................   6,930,122        53.3%
    1873 South Bellaire Street, 17th Floor
    Denver, CO 80222-4348
  Peter K. Kompaniez(2).....................................................................   6,930,122        53.3%
    1873 South Bellaire Street, 17th Floor
    Denver, CO 80222-4348
  Thomas W. Toomey(2).......................................................................   6,930,122        53.3%
    1873 South Bellaire Street, 17th Floor
    Denver, CO 80222-4348
  John W. Creighton.........................................................................      17,760       *
    CHS 33663 Weyerhaeuser Way South
    Federal Way, WA 98003
  Richard S. Bodman.........................................................................       5,535       *
  Lloyd N. Cutler...........................................................................       3,135       *
  Ann Torre Grant(3)........................................................................      88,123       *
  Shekar Narasimhan(4)......................................................................     290,000         2.2%
  Joel F. Bonder(5).........................................................................      23,930       *
  Eric N. Ross(6)...........................................................................      40,906       *
  All directors and executive officers as a group (12 persons)(7)...........................   8,033,511        61.8%
5% OR GREATER HOLDERS
  Apartment Investment and Management Company...............................................   6,151,049        47.3%
    1873 South Bellaire Street, 17th Floor
    Denver, CO 80222-4348
  AIMCO/NHP Holdings, Inc...................................................................     779,073         6.0%
    1873 South Bellaire Street, 17th Floor
    Denver, CO 80222-4348
  Warburg, Pincus Counsellors, Inc.(8)......................................................   1,524,500        11.7%
    466 Lexington Ave.
    New York, NY 10017
  Wallace R. Weitz & Company(9).............................................................     740,000         5.7%
    1125 South 103rd Street
    Omaha, NE 68124
  Mentor Partners, L.P.(10).................................................................     651,000         5.0%
    500 Park Avenue
    New York, NY 10022

------------------------

 *   Less than 1%

 (1) Includes 376,250 shares subject to options that are exercisable currently, 101,250 shares held in trusts for the benefit of Mr. Heller's children and 35,000 shares held by a foundation with respect to which shares Mr. Heller has the power to vote or dispose. Mr. Heller disclaims beneficial ownership of the shares held in the trusts and the foundation. The total includes shares Mr. Heller has the right to acquire pursuant to a performance vesting option.

 (2) Includes all shares owned by AIMCO and ANHI. Messrs. Considine, Kompaniez and Toomey are executive officers of AIMCO. Messrs. Considine and Kompaniez own all the outstanding common stock of ANHI and serve as representatives on the NHP Board. Mr. Toomey is an executive officer of ANHI and serves as a representative on the NHP Board.

 (3) Includes 80,000 shares subject to options that are exercisable currently.

 (4) Includes 80,000 shares subject to options that are exercisable currently. On September 30, 1996, Mr. Narasimhan acquired 8% of the common stock of Commonwealth Overseas Trading Company Limited ("Commonwealth"), which owns 210,000 shares of NHP Common Stock. Pursuant to an agreement with the other owners of Commonwealth shares, Mr. Narasimhan shares the power to vote all shares of NHP Common Stock held by Commonwealth. Therefore, Mr. Narasimhan has beneficial ownership of all 210,000 shares which are included in this total. 105,000 of these shares are in escrow and are currently held subject to reduction under certain circumstances.

 (5) Includes 20,000 shares subject to options that are exercisable currently.

 (6) Includes 40,000 shares subject to options that are exercisable currently.

 (7) Includes all shares set forth above plus 21,500 shares beneficially owned by an executive officer, of which 20,000 shares are obtainable upon exercise of options that are currently exercisable. Excludes 324,990 shares beneficially owned on December 31, 1996 by persons who were executive officers of NHP on such date, including 81,000 shares beneficially owned by Robert M. Greenfield and 86,300 shares beneficially owned by J. Robert Hiner, who were two of the five most highly compensated officers as of that date.

 (8) Based on Amendment No. 1 to Schedule 13G dated January 9, 1997, filed by Warburg, Pincus Counsellors, Inc., which has sole voting power with respect to 1,069,300 such shares, shared voting power with respect to 112,500 such shares and sole dispositive power with respect to 1,514,900 such shares.

 (9) Based on Schedule 13G dated January 20, 1997, filed by Wallace R. Weitz & Company, which has sole voting and dispositive power with respect to all such shares.

(10) Based on Schedule 13D dated July 28, 1997, filed by Mentor Partners, L.P., which has sole voting and dispositive power with respect to all such shares.

                      DESCRIPTION OF AIMCO'S CAPITAL STOCK

GENERAL

    The AIMCO Charter authorizes the issuance of up to 150,000,000 shares of AIMCO Common Stock with a par value of $.01 per share. As of October 30, 1997, there were 35,587,439 shares of AIMCO Common Stock issued and outstanding. In addition, up to 1,150,000 shares of AIMCO Common Stock have been reserved for issuance under the 1994 Stock Plan, the 1996 Stock Plan and the Non-Qualified Employee Stock Option Plan. The 1997 Stock Plan provides for the issuance of 10% of the shares of AIMCO Common Stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares. The AIMCO Common Stock is traded on the NYSE under the symbol "AIV." ChaseMellon Shareholder Services, L.L.C., serves as transfer agent and registrar of the AIMCO Common Stock. In addition, the AIMCO Charter originally authorized 750,000 shares of AIMCO Class B Common Stock (together with the AIMCO Common Stock, the "Authorized Common Stock"), which number of authorized shares is subject to automatic reduction by the number of shares of AIMCO Class B Common Stock that have been converted into AIMCO Common Stock. As of August 31, 1997, 425,000 shares of AIMCO Class B Common Stock had been so converted, leaving a total of 325,000 shares of AIMCO Class B Common Stock authorized and outstanding. See "--AIMCO Class B Common Stock" below. In addition, the AIMCO Charter authorizes the issuance of up to 9,250,000 shares of non-voting preferred stock with a par value of $.01 per share, of which none are issued and outstanding, and 750,000 shares of AIMCO Class B Preferred Stock, all of which are issued and outstanding.

    Holders of the AIMCO Common Stock are entitled to receive dividends, when and as declared by the AIMCO Board, out of funds legally available therefor. The holders of shares of AIMCO Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of AIMCO Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of AIMCO Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of AIMCO Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of AIMCO Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of AIMCO Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER

    For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO Board believes that it is essential for AIMCO to continue to qualify as a REIT, the AIMCO Board has adopted, and the stockholders have approved, provisions of the AIMCO Charter restricting the acquisition of shares of Authorized Common Stock.

    Subject to certain exceptions specified in the AIMCO Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Authorized Common Stock. The AIMCO Board may waive the Ownership Limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such

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
holder's direct or indirect ownership of Authorized Common Stock exceed 9.8% of the total outstanding shares of Authorized Common Stock. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the AIMCO Board determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to qualify as a REIT and a resolution terminating AIMCO's status as a REIT and amending the AIMCO Charter to remove the foregoing restrictions is duly adopted by the AIMCO Board and a majority of AIMCO's stockholders. If shares of Authorized Common Stock in excess of the Ownership Limit, or shares of Authorized Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Authorized Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Authorized Common Stock bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Authorized Common Stock must file an affidavit with AIMCO containing the information specified in the AIMCO Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO Board deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the AIMCO Board determines that maintenance of REIT status is no longer in the best interests of AIMCO.

AIMCO CLASS B PREFERRED STOCK

    On August 4, 1997, AIMCO issued 750,000 shares of AIMCO Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") for $75 million. The AIMCO Class B Preferred Stock ranks prior to AIMCO Common Stock, with respect to dividends, liquidation, dissolution, and winding-up, and has an aggregate liquidation value of $75 million. Holders of the AIMCO Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of AIMCO Common Stock into which one share of AIMCO Class B

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
Preferred Stock is convertible. On or after August 4, 1998, each share of AIMCO Class B Preferred Stock may be converted at the option of the holder into
3.28407 shares of AIMCO Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the AIMCO Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

    Holders of AIMCO Class B Preferred Stock, voting as a class with the holders of all AIMCO capital stock that ranks on a parity with the AIMCO Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise ("Parity Stock"), will be entitled to elect
(i) two directors of AIMCO if six quarterly dividends (whether or not consecutive) on the AIMCO Class B Preferred Stock or any Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the AIMCO Common Stock. The affirmative vote of the holders of 66 2/3% of the outstanding shares of AIMCO Class B Preferred Stock will be required to amend the AIMCO Charter in any manner that would adversely affect the rights of the holders of AIMCO Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the AIMCO Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a real estate investment trust in accordance with Sections 856 through 860 of the IRS Code, the Base Rate for quarterly cash dividends on the AIMCO Class B Preferred Stock would be increased to $3.03125 per share.

    The agreement pursuant to which AIMCO issued the AIMCO Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's AIMCO Class B Preferred Stock in whole or in part at a price of $105 per share, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns AIMCO Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before income taxes, depreciation and amortization; to aggregate consolidated fixed charges (earnings before income taxes depreciation and amortization) for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

AIMCO CLASS B COMMON STOCK

    In connection with the initial formation of AIMCO, Messrs. Considine, Kompaniez and Ira and Robert Lacy, a former officer of AIMCO, acquired an aggregate of 650,000 shares of AIMCO Class B Common Stock. The AIMCO Class B Common Stock does not have voting or dividend rights and, unless converted into AIMCO Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of AIMCO Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of AIMCO Common Stock (subject to adjustment upon the occurrence of certain events in respect of the AIMCO Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once AIMCO Class B Common Stock has been converted into AIMCO Common Stock, holders of such shares of converted AIMCO Common Stock will have voting and dividend rights of AIMCO Common Stock generally. Once converted or forfeited, the AIMCO Class B Common Stock may not be reissued by AIMCO.

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
    The Eligible Class B Shares convert to AIMCO Common Stock if (i) AIMCO's FFO Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of AIMCO Common Stock for a 90-calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "FFO Per Share" means, for any period, (i) net income
(loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the AIMCO Common Stock outstanding on the last day of such period (excluding any shares of the AIMCO Common Stock into which shares of the AIMCO Class B Common Stock shall have been converted as a result of the conversion of shares of the AIMCO Class B Common Stock on the last day of such period) and (b) the number of shares of the AIMCO Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

    Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of AIMCO Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                           ELIGIBLE CLASS                            CUMULATIVE FFO
                                                  B             ANNUAL FFO PER          PER SHARE     AVERAGE MARKET
YEAR-END TESTING DATE                         SHARES(1)       SHARE GROWTH TARGET     GROWTH TARGET    PRICE TARGET
-----------------------------------------  ---------------  -----------------------  ---------------  --------------
December 31, 1997........................        162,500                 8.5%           $   2.544       $   24.307
December 31, 1998........................        162,500                 8.5%           $   2.760       $   26.373

------------------------

(1) Assumes that only the shares of AIMCO Class B Common Stock outstanding as of December 31, 1996 remain outstanding until converted into shares of AIMCO Common Stock.

    If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any AIMCO Class B Common Stock that has not been converted into AIMCO Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. AIMCO Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in AIMCO Charter). The AIMCO Board may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may under certain circumstances, accelerate the conversion of outstanding AIMCO Class B Common Stock at such time and in such amount as it may determine appropriate.

    All of the 65,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date and all of the 130,000 shares of AIMCO Class B Common Stock eligible for conversion as of the December 31, 1996 Year-End Testing Date, have been converted into shares of AIMCO Common Stock. As of October 30, 1997, the outstanding AIMCO Class B Common Stock was held as follows: 186,857 shares by Mr. Considine, 82,875 shares by Mr. Kompaniez, 27,643 shares by Mr. Ira and 27,625 shares by Mr. Lacy.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period

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
prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

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
               FEDERAL INCOME TAX CONSIDERATIONS RELATED TO AIMCO

    The following is a summary of Federal income tax considerations regarding an investment in AIMCO Common Stock. This discussion is based upon the Code, the Treasury regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Joint Proxy Statement/Prospectus and which are subject to change, possibly retroactively. This discussion is for general information only and is not tax advice. This discussion does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of his individual investment or tax circumstances, or to certain types of investors subject to special tax rules (including insurance companies, financial institutions or broker-dealers, foreign investors and, except to the extent discussed below, tax-exempt organizations). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein.

    The Taxpayer Relief Act of 1997 enacted on August 5, 1997 (the "Act") made various changes to the Code, including to the provisions that govern the Federal income tax treatment of a REIT. These changes to the REIT provisions are generally effective for taxable years beginning after the date of the enactment of the Act. For most REITs, including AIMCO, these changes to the REIT provisions are therefore not effective until taxable years beginning on January 1, 1998. Accordingly, the discussion of the Federal income tax treatment of a REIT below does not reflect the changes made by the Act to the REIT provisions of the Code. For a summary of such changes, see "--REIT Provisions of the Taxpayer Relief Act of 1997" below. As a result of other changes made by the Act to the Code, for certain noncorporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with a preferential rate available for capital assets held more than 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. Each prospective investor should consult his or her own tax advisor regarding the tax consequences to him or her of the changes made by the Act.

    THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH NHP STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE ACQUISITION OF AIMCO COMMON STOCK, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

TAXATION OF AIMCO

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue to operate in such a manner. AIMCO believes that it was organized in conformity with the requirements for qualification as a REIT, and that its method of operation since formation and proposed method of future operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any one taxable year will satisfy such requirements. See "--Failure to Qualify." No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

    If AIMCO qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, AIMCO will be subject to Federal income tax as follows: First,

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
AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the day on which an asset acquired by AIMCO from a subchapter C corporation in a transaction in which the adjusted tax basis of the asset in the hands of AIMCO is determined by reference to the adjusted basis of such asset in the hands of the subchapter C corporation, AIMCO recognizes gain on the disposition of such asset, under Treasury regulations not yet promulgated, AIMCO will be required to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of its last taxable year before it qualifies as a REIT, or in the case of a transfer of assets to AIMCO by a subchapter C corporation, on the last day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if and to the extent such assets are sold within the specified ten-year period.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The AIMCO Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above.

    To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

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
    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, AIMCO annually must satisfy three gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of AIMCO's gross income for each taxable year.

    Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through the Operating Partnership's general partnership interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. AIMCO also expects to indirectly receive distributions from the Management Subsidiaries through PAMS Inc. and from ANHI and the other Unconsolidated Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not

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due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "--General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of AIMCO, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

    AIMCO indirectly owns interests in the Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. In addition, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets. AIMCO believes that its indirect ownership interest in PAMS Inc., ANHI and the other Unconsolidated Subsidiaries qualifies under these rules. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interest in PAMS Inc., ANHI or the other Unconsolidated Subsidiaries, and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Operating Partnership's ownership interest in PAMS Inc., ANHI or the other Unconsolidated Subsidiaries disqualifies AIMCO from treatment as a REIT.

    Immediately following completion of the Merger, AIMCO intends to restructure its ownership of NHP by transferring the stock or assets of NHP to ANHI and/or other Unconsolidated Subsidiaries. AIMCO intends that its indirect ownership interest in any Unconsolidated Subsidiary will comply with the REIT rules described above.

    AIMCO's indirect interests in the Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if AIMCO should fail to distribute during

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each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that AIMCO, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of AIMCO. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AIMCO will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Most of AIMCO's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "--Taxation of AIMCO--Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "--Taxation of AIMCO--Asset Tests" and "--Taxation of AIMCO--Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "--Taxation of AIMCO--Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

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    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES.  Pursuant to the Code and
the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of OP Units will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or other Subsidiary Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "--Taxation of AIMCO--Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. AIMCO's share of any gain realized by the Operating Partnership or another Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES AND UNCONSOLIDATED SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Subsidiaries, ANHI and other Unconsolidated Subsidiaries, through dividends paid on the non-voting preferred stock of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries held by the Operating Partnership, distributions paid to the Operating Partnership as the general partner of PAMS LP, and interest paid by PAMS Inc. on certain installment notes held by the Operating Partnership. Each of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries will not qualify as a REIT and will pay

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Federal, state and local income taxes on its taxable income at normal corporate rates. The Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the IRS will not challenge such deductions. Any Federal, state or local income taxes that PAMS Inc., ANHI and the other Unconsolidated Subsidiaries is required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO Common Stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or a trust, the income of which is includable in gross income for United States Federal income tax purposes, regardless of its source or, for tax years beginning after December 31, 1996 (and, if a trustee so elects, for tax years ending after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be

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considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTIONS. Unless AIMCO Common Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Common Stock.

    CAPITAL GAIN DIVIDENDS. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF AIMCO. Unless AIMCO Common Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of AIMCO Common Stock will not be subject to taxation under FIRPTA. Because the AIMCO Stock is publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

    If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the AIMCO Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

    If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or

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(ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. AIMCO Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. AIMCO must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on AIMCO Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of AIMCO Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

    Recently finalized Treasury Regulations (the "Final Regulations") could affect the procedures to be followed by a Non-U.S. Holder in establishing such Non-U.S. Holder's status as a Non-U.S. Holder for the purposes of the withholding rules (including the back-up withholding rules). The Final Regulations are effective for payments made after December 31, 1998. NHP stockholders should consult their tax advisors concerning the Final Regulations and their potential effect on the ownership of AIMCO Common Stock.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the IRS, distributions by AIMCO to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by AIMCO may be treated as UBTI to certain domestic private pension trusts if AIMCO is treated as a "pension-held REIT." AIMCO believes that it is not, and does not expect to become, a "pension-held REIT." If AIMCO were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of AIMCO's stock.

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REIT PROVISIONS OF THE TAXPAYER RELIEF ACT OF 1997

    The Act makes a number of changes relating to the qualification and taxation of REITs including the following. First, a REIT will be able to provide certain services directly without disqualifying all of the rent from the property where the services are provided if the payment for such services does not exceed 1% of the gross income from the property. Second, a REIT's wholly owned subsidiary will be treated as a "qualified REIT subsidiary" even where the REIT had not always owned such corporation. Third, the Act repeals the requirement that a REIT must derive less than 30% of its gross income from the sale of stock or securities held for less than one year, real property held less than four years, and property sold or disposed of in a "prohibited transaction." Finally, a REIT will be able to elect to retain and pay income tax on net long-term capital gains. REIT shareholders would include in income their share of the long-term capital gains retained by the REIT and would receive a credit for their share of the taxes paid by the REIT.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective investors in shares of AIMCO Common Stock should recognize that the present Federal income tax treatment of an investment in AIMCO may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Operating Partnership or AIMCO. For example, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude AIMCO from re-electing REIT status following a termination of its REIT qualification.

    STATE AND LOCAL TAXES. The Operating Partnership and its partners and AIMCO and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Operating Partnership and its partners and AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state and local tax laws on an investment in the Operating Partnership or AIMCO.

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              COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND NHP

    Upon consummation of the Merger, the stockholders of NHP, a Delaware corporation, will become stockholders of AIMCO, a Maryland corporation. Accordingly, the rights of stockholders of NHP following the Merger will be governed by Maryland law, as well as the AIMCO Charter and AIMCO's Amended and Restated Bylaws (the "AIMCO Bylaws").

    The following is a summary of the material differences between the rights and privileges of NHP stockholders and those of holders of AIMCO Common Stock. References to the "DGCL" are to the General Corporation Law of Delaware, while references to the "MGCL" are to the General Corporation Law of Maryland. This summary is not meant to be relied upon as an exhaustive description of such differences and is qualified in its entirety by reference to the AIMCO Charter, the AIMCO Bylaws, NHP's Articles of Incorporation (the "NHP Charter") and Bylaws (the "NHP Bylaws"), the DGCL and the MGCL.

RESTRICTIONS ON SHARE TRANSFERS

    AIMCO. Subject to certain exceptions and conditions specified in the AIMCO Charter, no holder may own, or be deemed to own by viture of various attribution and constructive onwership provisions of the Code and Rule 13d-3 under the Exchange Act, more the 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940, as amended, and Mr. Considine) of the outstanding shares of Authorized Common Stock. See "Description of AIMCO's Capital Stock--Restrictions on Transfer" for additional details regarding these restrictions and the exceptions and conditions to them.

    NHP. The NHP Charter has no limitiations on ownership or transfer of shares of NHP Common Stock.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    AIMCO. Under the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and any stockholder entitled to notice of the meeting but not entitled to vote at it provides a written waiver of any right to dissent.

    NHP. Consistent with the DGCL, the NHP Bylaws allow stockholders to take any action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

AMENDMENT OF CHARTER DOCUMENTS AND BYLAWS

    AIMCO. Under the MGCL, unless otherwise provided in a corporation's charter, a proposed charter amendment requires an affirmative vote of two-thirds of the outstanding stock entitled to be cast on the matter. However, the AIMCO Charter provides that it may be amended upon the affirmative vote of a majority (or, as applicable, two-thirds) of the stock entitled to be cast generally in the election of directors ("voting stock"). Under the MGCL, the power to adopt, alter, and repeal the bylaws is vested in the stockholders, except to the extent that the charter or the bylaws vest it in the board of directors. The AIMCO Bylaws provide that they may be amended by vote of a majority of the AIMCO Board. An amendment to any provision of the AIMCO Bylaws relating to their repeal or the removal of directors may be effected only by the vote of two-thirds of the voting stock.

    NHP. The DGCL provides that an amendment to a corporation's certificate of incorporation requires the approval of the corporation's board of directors, the approval of a majority of all shares

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entitled to vote thereon voting together as a single class, and the approval of a majority of the outstanding stock of each class entitled to vote thereon as a class. The NHP Bylaws may be amended by the NHP Board (except with respect to the amendment provisions thereof) and may also be amended by the NHP stockholders.

BUSINESS COMBINATIONS

    AIMCO. Generally, under the MGCL, the approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required for mergers, consolidations, share exchanges and any transfers of all or substantially all of the assets of a corporation, unless the charter increases or reduces the vote to not less than a majority. The AIMCO Charter does not alter the two-thirds vote requirement.

    Subtitle 6 of Title 3 of the MGCL prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations, reclassification and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation) for a period of five years after the most recent date such stockholder became an interested stockholder. After such five-year period, a business combination between a Maryland corporation and such interested stockholder is prohibited unless either certain "fair-price" provisions are complied with or the business combination is approved by certain supermajority stockholder votes. The MGCL restrictions do not apply to a business combination with an interested stockholder if such business combination is approved or exempted from the MGCL by a resolution of the board of directors adopted prior to the date on which the interested stockholder became an interested stockholder. The AIMCO Board has not adopted any such resolution.

    A Maryland corporation also may adopt an amendment to its charter electing not to be subject to the business combination provisions of the MGCL in whole or in part. Any such amendment generally must be approved by the affirmative vote of at least 80 percent of the votes entitled to be cast by all holders of out-standing shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. No such amendment to the AIMCO Charter has been adopted.

    NHP. With certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as defined below) for three years following the date that such person becomes an interested stockholder. In general and with certain exceptions, an interested stockholder is a person who owns 15% or more of the corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or of a direct or indirect majority-owned subsidiary of the corporation equal to 10% or more of the aggregate market value of the corporation's consolidated assets or the corporation's outstanding stock; the issuance or transfer by the corporation or such a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for, among other transactions, certain transfers in a conversion or exchange, certain pro rata distributions or certain other transactions); and receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a direct or indirect majority-owned subsidiary, subject to certain exceptions.

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    The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the time at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction which made him an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by, among others, certain employee stock plans); or (iii) at or subsequent to the time such person becomes an interested stockholder, the business combination is approved by the board of directors and is authorized at a meeting of stockholders by 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

    Section 203 generally applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders. A Delaware corporation may elect in its original certificate of incorporation that it will not be governed by Section 203. NHP is subject to the provisions of
Section 203 and AIMCO has become an "interested stockholder" as a result of the Stock Purchase.

APPRAISAL RIGHTS

    AIMCO. Under the MGCL, except as otherwise provided by the MGCL, stockholders have the right to demand and receive payment of the "fair value" of their stock in the event of (i) a merger or consolidation, (ii) a share exchange, (iii) a transfer of all or substantially all assets not in the ordinary course of business, (iv) an amendment to the charter which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and which substantially adversely affects the stockholder's rights, unless the right to do so is preserved by the charter (which it is not, in the case of AIMCO), (v) certain business combinations with interested stockholders or (vi) unless the charter or bylaws otherwise provide, after an approval by the stockholders of voting rights for control shares which constitute a majority of the voting power of the corporation. However, except as otherwise provided by the provisions of the MGCL regarding business combinations with interested stockholders, stockholders do not have appraisal rights if, among other things, the stock is listed on a national securities exchange, with respect to (i) a merger of a 90% or more owned subsidiary into its parent, on the date notice of such merger is given or waived, or (ii) any other transaction, on the record date for determining stockholders entitled to vote on the transaction.

    NHP. The DGCL provides for appraisal rights only in the case of certain statutory mergers or consolidations of the corporation where the petitioning stockholder has neither voted in favor of nor consented in writing to the transaction. In addition, no appraisal rights are available for the shares of a corporation if the corporation is to be the surviving corporation and a vote of its stockholders is not required under DGCL Section 251(f). In general, unless otherwise provided for in a corporation's certificate of incorporation, there are no appraisal rights for shares of stock (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or (ii) held of record by more than 2,000 holders, unless the holders of such shares would be required to accept for such stock anything other than shares of stock of the surviving corporation, shares of another corporation so listed, designated, or held by such number of holders of record, cash in lieu of fractional shares of such stock, or any combination thereof.

PREEMPTIVE RIGHTS

    Neither AIMCO nor NHP stockholders have preemptive rights with respect to issuances of capital stock.

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INDEMNIFICATION

    AIMCO. Under the MGCL, a corporation may indemnify any director or officer made a party to any proceeding unless it is established that (i) the director's or officer's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or resulted from active and deliberate dishonesty, (ii) the director or officer actually received an improper benefit in money, property or services, or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe the act or omission was unlawful. The AIMCO Charter provides that AIMCO will indemnify its directors and its officers to the fullest extent permitted by Maryland law.

    The MGCL provides that a determination must be made that a director or officer has met the standard of conduct set forth above before the director or officer may be indemnified. The determination may be made by a majority vote of disinterested directors, by special legal counsel (selected by the disinterested directors) or by the stockholders.

    The MGCL also establishes several mandatory rules for indemnification. In a stockholder derivative suit, a corporation may not indemnify a director or officer if he or she is adjudged to be liable to the corporation. A corporation may not indemnify a director or officer in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director is adjudged to be liable on the basis that personal benefit was improperly received. A director or officer who is successful, on the merits or otherwise, in the defense of any proceeding for which indemnification is permitted, must be indemnified by the corporation against reasonable expenses in connection with the proceeding (including attorneys' fees).

    The MGCL permits a corporation to advance reasonable expenses to directors and officers upon the director's or officer's written affirmation of his or her good faith belief that he or she has met the required standard of conduct and after his or her written undertaking to repay the corporation if it is determined that the standard has not been met. The AIMCO Charter provides further that AIMCO will indemnify any other persons permitted to be indemnified by the MGCL, including employees and agents, to the extent such indemnification is authorized and determined to be appropriate by the AIMCO Board, the majority of stockholders entitled to vote on the matter or special legal counsel appointed by the AIMCO Board.

    AIMCO has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that AIMCO indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

    NHP. Subject to certain limitations, Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party in any, whether civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, for expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding. With respect to actions by or in the right of a corporation, the DGCL, subject to certain limitations, permits indemnification of such person for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim, issue, or matter as to which a person has been adjudged liable to the corporation.

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
    The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in defense of a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the DGCL. A director or officer must undertake to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Unless ordered by a court, the members of the board who are not parties to such action, suit, or proceeding, by majority vote, (or independent legal counsel or stockholders) must determine, in each instance where indemnification is sought but is not required by the DGCL, whether such person has met the applicable standard of conduct. The DGCL provides that the statutory indemnification is not exclusive.

    The NHP Bylaws provide for indemnification of officers and directors as permitted by Section 145 of the DGCL.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    AIMCO. The MGCL provides that a corporation's charter may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for money damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (ii) to the extent that a court finds that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The AIMCO Charter provides that its directors and officers have no personal liability to NHP or its stockholders for money damages to the maximum extent permitted by Maryland law.

    NHP. Section 102(b)(7) of the DGCL allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. The NHP Charter provides for the limitation of liability as permitted by Section 102(b)(7).

CLASSIFIED BOARD OF DIRECTORS

    AIMCO. The MGCL permits, but does not require, a classified board of directors. The AIMCO Charter provides for classification of directors, but the AIMCO Bylaws provide that directors are elected for one-year terms by the stockholders at their annual meeting. Consequently, AIMCO does not currently have a classified board of directors. The AIMCO Charter and Bylaws provide that AIMCO shall have at least three and not more than nine directors, which numbers may be amended in accordance with the AIMCO Bylaws, but shall not be less than three. Classification of directors has the effect of making it more difficult for stockholders to change the composition of a board of directors. More than one annual meeting of stockholders will generally be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest.

    NHP. The DGCL permits, but does not require, a classified board of directors. The NHP Board is not divided into classes. The NHP Bylaws provide that the NHP Board shall consist of seven members, each holding office for a term that expires (i) at the annual meeting of stockholders next following his or her election provided that his or her successor is duly elected and qualified or (ii) at his or her earlier death, resignation or removal.

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CUMULATIVE VOTING FOR DIRECTORS

    Neither AIMCO nor NHP uses cumulative voting in the election of directors.

REMOVAL OF DIRECTORS

    AIMCO. Under the MGCL, except as otherwise provided in a corporation's charter, the stockholders generally may remove any director, with or without cause, by the vote of a majority of all the votes entitled to be cast in the election of the directors. The AIMCO Charter provides that a director may be removed only for cause, and by the vote of two-thirds of all the votes entitled to be cast in the election of the directors.

    NHP. Under the DGCL and the NHP Bylaws, the affirmative vote of a majority of the shares entitled to vote at the election of directors is required to remove directors, with or without cause.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    AIMCO. Consistent with the MGCL, the AIMCO Charter provides that a majority of the remaining directors, even if less than a quorum or, if applicable, a sole remaining director, may appoint a director to fill a vacancy which results from any cause except an increase in the number of directors, and a majority of the entire board may fill a vacancy which results from an increase in the number of directors. Any director elected to fill a vacancy shall serve until the next annual meeting of stockholders, upon which a successor director shall be elected to serve the remaining term, if any.

    NHP. If the position of any director of NHP is or becomes vacant between annual meetings, such vacancy may be filled by a majority of the remaining directors or by the stockholders.

SPECIAL MEETINGS

    AIMCO. The MGCL provides that a special meeting of stockholders may be called by the President or a majority of the AIMCO Board. The AIMCO Bylaws further provide that the Chairman or Vice Chairman may call a special meeting of stockholders. In addition, the MGCL provides that the Secretary shall call a special meeting of stockholders on the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.

    NHP. A special meeting of stockholders of NHP may be called by the President and shall be called by the President or Secretary at the request in writing of the NHP Board.

INSPECTION RIGHTS

    AIMCO. Under the MGCL any stockholder has the right to inspect and copy bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements on file at the principal corporate office and statements showing all stock and securities issued by the corporation during a specified period of not more than twelve months before the date of the request. In addition, one or more persons who together are and for the last six months have been stockholders of record of at least 5% of the outstanding stock of any class may inspect and copy the corporation's books of account and stock ledger and may request a statement of the corporation's affairs or a list of the corporation's stockholders, which must be prepared by the corporation and made available within 20 days of such request.

    NHP. Under the DGCL, any stockholder, following a proper written request, has the right to inspect the corporation's books and records, including the stockholder list, during normal business hours for a proper purpose.

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DIVIDENDS AND DISTRIBUTIONS

    AIMCO. Under the MGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in the corporation's charter and except if, after giving effect to the distribution, the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

    NHP. The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared out of a corporation's surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

RIGHTS AGREEMENT

    Neither AIMCO nor NHP has adopted a stockholder rights or similar plan.

                                 LEGAL MATTERS

    Certain legal matters relating to the Merger will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and for NHP by Wilmer, Cutler & Pickering, Washington, D.C. The validity of the AIMCO Common Stock offered hereby will be passed on for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP will rely on Piper & Marbury L.L.P. as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated financial statements of AIMCO and the combined financial statements of the AIMCO Predecessors appearing in AIMCO's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    This Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 appearing in AIMCO's Current Report on Form 8-K, dated September 19, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summary of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 appearing in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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
    The Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 appearing in AIMCO's Current Report on Form 8-K, dated December 19, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of NHP for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1994 financial statements of certain real estate partnerships whose operating results are included in "income (loss) from discontinued real estate operations, net of income taxes" in the 1994 consolidated financial statements of NHP. The financial statements of these real estate partnerships were audited by other auditors, whose reports are incorporated herein by reference to Amendments No. 1 and 2 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the consolidated financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are:
Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; George A. Hieronymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Marks Shron & Company, LLP; Reznick Fedder & Silverman; and Russell Thompson Butler & Houston. Such financial statements are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

    The combined financial statements of NHP Real Estate Companies (as defined in Note 1 of such financial statements) for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1996, 1995 and 1994 financial statements of certain real estate partnerships accounted for under the equity method by the NHP Real Estate Companies. The financial statements of these real estate partnerships were audited by other auditors, whose reports are filed as exhibits to Amendments No. 1 and 3 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the combined financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; Fishbein & Company, P.C.; Freeman and Vessillo; Friduss, Lukee, Schiff & Co., PC; George A. Heironymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Prague & Company, P.C.; Robert Ercolini & Company; Marks Shron & Company, LLP; Reznick Fedder & Silverman; Russell Thompson Butler & Houston; Sciarabba Walker & Co., LLP; Wallace Sanders & Company; Warady and Davis; Ziner and Company, PC; and Zinner & Co. Such financial statements are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

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    The financial statements of NHP Southwest Partners, LP for the year ended
December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of NHP New LP Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of NHP Borrower Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Combined Statement of Revenues and Certain Expenses of the Thirty-five Acquisition Properties (as defined in Note 1 of such financial statements (which represents the Winthrop Portfolio)) for the year ended December 31, 1996, included in AIMCO's Current Report on Form 8-K, dated October 15, 1997, have been audited by Deloitte & Touche LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

AIMCO

    Any proposals of AIMCO stockholders intended to be presented at AIMCO's 1998 Annual Meeting must have been received by AIMCO for inclusion in the proxy statement and form of proxy relating to the meeting not later than December 1, 1997. If the date of such annual meeting is advanced or delayed, AIMCO will comply with any applicable provision concerning submission of stockholder proposals under Regulation 14A under the Exchange Act.

NHP

    In anticipation of completion of the Merger, NHP has not set a date for its annual meeting of stockholders for 1997. If the Merger is not completed prior to December 22, 1997, NHP will set a date for an annual meeting at that time. Any proposals of NHP stockholders intended to be presented at NHP's 1997 Annual Meeting must have been received by NHP for inclusion in the proxy statement and form of proxy relating to the meeting not later than March 14, 1997. If the date of such annual meeting is advanced or delayed, NHP will comply with any applicable provision concerning submission of stockholder proposals under Regulation 14A under the Exchange Act.

                                                                      APPENDIX I

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         DATED AS OF APRIL 21, 1997 AND AMENDED AS OF OCTOBER 14, 1997

                                  BY AND AMONG

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

                          AIMCO/NHP ACQUISITION CORP.

                                      AND

                                NHP INCORPORATED

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                      ARTICLE I
                                                     DEFINITIONS

SECTION 1.1        Definitions.............................................................................        I-1

                                                      ARTICLE II
                                                      THE MERGER

SECTION 2.1        The Merger..............................................................................        I-6
SECTION 2.2        Effective Time of the Merger............................................................        I-6
SECTION 2.3        Closing.................................................................................        I-7
SECTION 2.4        Effects of the Merger...................................................................        I-7
SECTION 2.5        Certificate of Incorporation and By-Laws................................................        I-7
SECTION 2.6        Directors...............................................................................        I-7
SECTION 2.7        Officers................................................................................        I-7

                                                     ARTICLE III
                                                 CONVERSION OF SHARES

SECTION 3.1        Conversion of Capital Stock of Merger Sub...............................................        I-7
SECTION 3.2        Conversion of Capital Stock of NHP......................................................        I-7
SECTION 3.3        NHP Common Stock Elections; Exchange of Certificates....................................        I-8
SECTION 3.4        AIMCO Ownership Limit...................................................................       I-10
SECTION 3.5        Dividends, Fractional Shares, Etc.......................................................       I-10
SECTION 3.6        NHP Stock Options.......................................................................       I-11

                                                      ARTICLE IV
                                        REPRESENTATIONS AND WARRANTIES OF NHP

SECTION 4.1        Organization and Qualifications; Subsidiaries...........................................       I-13
SECTION 4.2        Certificate of Incorporation and Bylaws.................................................       I-13
SECTION 4.3        Capitalization..........................................................................       I-13
SECTION 4.4        Authority Relative to This Agreement....................................................       I-14
SECTION 4.5        No Conflict; Required Filings and Consents; Certain Contracts...........................       I-14
SECTION 4.6        Compliance..............................................................................       I-15
SECTION 4.7        SEC Reports and Financial Statements....................................................       I-15
SECTION 4.8        Absence of Certain Changes or Events....................................................       I-15
SECTION 4.9        Litigation..............................................................................       I-16
SECTION 4.10       Registration Statements and Proxy Statement/Prospectus..................................       I-16
SECTION 4.11       Employee Benefit Plans..................................................................       I-17
SECTION 4.12       Brokers.................................................................................       I-17
SECTION 4.13       Taxes...................................................................................       I-17
SECTION 4.14       Opinion of Financial Advisor............................................................       I-18
SECTION 4.15       Reliance................................................................................       I-18
SECTION 4.16       Management Arrangements.................................................................       I-18
SECTION 4.17       Disclosure..............................................................................       I-18

                                                                                                               PAGE
                                                                                                             ---------
                                                      ARTICLE V
                                       REPRESENTATIONS AND WARRANTIES OF AIMCO
                                                    AND MERGER SUB

SECTION 5.1        Organization and Qualifications; Subsidiaries...........................................       I-18
SECTION 5.2        Charter and Bylaws......................................................................       I-19
SECTION 5.3        Capitalization..........................................................................       I-19
SECTION 5.4        Authority Relative to This Agreement....................................................       I-19
SECTION 5.5        No Conflict; Required Filings and Consents..............................................       I-20
SECTION 5.6        Compliance..............................................................................       I-20
SECTION 5.7        SEC Reports and Financial Statements....................................................       I-20
SECTION 5.8        Absence of Certain Changes or Events....................................................       I-21
SECTION 5.9        Litigation..............................................................................       I-21
SECTION 5.10       Registration Statements and Proxy Statement/Prospectus..................................       I-21
SECTION 5.11       Employee Benefit Plans..................................................................       I-22
SECTION 5.12       Brokers.................................................................................       I-22
SECTION 5.13       Taxes...................................................................................       I-23
SECTION 5.14       REIT Status.............................................................................       I-23
SECTION 5.15       Reliance................................................................................       I-23
SECTION 5.16       Stock Purchase Agreement................................................................       I-23
SECTION 5.17       Financial Capability....................................................................       I-23
SECTION 5.18       Qualified Purchaser.....................................................................       I-23
SECTION 5.19       Disclosure..............................................................................       I-23

                                                      ARTICLE VI
                                                      COVENANTS

SECTION 6.1        Notification of Certain Matters.........................................................       I-24
SECTION 6.2        Further Action, Reasonable Efforts; Consents and Approvals..............................       I-24
SECTION 6.3        Conduct of Business of NHP Pending the Closing..........................................       I-24
SECTION 6.4        Conduct of Business of AIMCO Pending the Closing........................................       I-25
SECTION 6.5        Access to Information...................................................................       I-25
SECTION 6.6        No Solicitation.........................................................................       I-25
SECTION 6.7        Stockholder Meetings....................................................................       I-26
SECTION 6.8        Registration Statements and Joint Proxy Statement/Prospectus............................       I-27
SECTION 6.9        Letters of Accountants..................................................................       I-27
SECTION 6.10       Accelerations...........................................................................       I-28
SECTION 6.11       Public Announcements....................................................................       I-28
SECTION 6.12       Blue Sky................................................................................       I-28
SECTION 6.13       NYSE Listing............................................................................       I-28
SECTION 6.14       Affiliates..............................................................................       I-28
SECTION 6.15       Indemnification with Respect to the Registration/Statement..............................       I-28
SECTION 6.16       Spin-Off................................................................................       I-30
SECTION 6.17       Consent to Certain Transactions.........................................................       I-30
SECTION 6.18       Directors' and Officers' Indemnification and Insurance..................................       I-30
SECTION 6.19       NHP Employees...........................................................................       I-31
SECTION 6.20       Directors...............................................................................       I-31
SECTION 6.21       Financing...............................................................................       I-31
SECTION 6.22       Separation Agreement....................................................................       I-31

                                                                                                               PAGE
                                                                                                             ---------
                                                     ARTICLE VII
                                               CONDITIONS TO THE MERGER

SECTION 7.1        Conditions to Each Party's Obligation to Effect the Merger..............................       I-31
SECTION 7.2        Conditions to Obligations of NHP to Effect the Merger...................................       I-32
SECTION 7.3        Conditions to Obligations of AIMCO and Merger Sub to Effect the Merger..................       I-33

                                                     ARTICLE VIII
                                      TERMINATION, WAIVER, AMENDMENT AND CLOSING

SECTION 8.1        Termination.............................................................................       I-33
SECTION 8.2        Effect of Termination...................................................................       I-34
SECTION 8.3        Amendment or Supplement.................................................................       I-35
SECTION 8.4        Extension of Time, Waiver, Etc..........................................................       I-35
SECTION 8.5        Termination Fee.........................................................................       I-35

                                                      ARTICLE IX
                                                    MISCELLANEOUS

SECTION 9.1        Governing Law...........................................................................       I-36
SECTION 9.2        Entire Agreement........................................................................       I-36
SECTION 9.3        Modification; Waiver....................................................................       I-36
SECTION 9.4        Notices.................................................................................       I-36
SECTION 9.5        Expenses................................................................................       I-37
SECTION 9.6        Assignment..............................................................................       I-37
SECTION 9.7        Survival................................................................................       I-37
SECTION 9.8        Severability............................................................................       I-37
SECTION 9.9        Successors and Assigns; Third Parties...................................................       I-37
SECTION 9.10       Counterparts............................................................................       I-37
SECTION 9.11       Interpretation; References..............................................................       I-37
SECTION 9.12       Jurisdiction............................................................................       I-38
SECTION 9.13       Exhibits and Schedules..................................................................       I-38
SECTION 9.14       Attorneys' Fees.........................................................................       I-38
SECTION 9.15       Waiver of Jury Trial....................................................................       I-38
SECTION 9.16       Further Assurances......................................................................       I-38
SECTION 9.17       Negotiation of Agreement................................................................       I-38

                              DISCLOSURE SCHEDULE

Schedule 4.5 -- Conflicts

Schedule 4.6 -- Compliance

Schedule 4.8 -- Absence of Certain Changes or Events

Schedule 4.9 -- Litigation

Schedule 4.16 -- Management Arrangements

Schedule 6.3 -- Conduct of Business of NHP Pending the Closing

Schedule 6.18 -- Current Directors and Officers Liability Insurance Policies

                                    EXHIBITS

Exhibit A -- Rule 145 Affiliate Agreement

Exhibit B -- Registration Rights Agreement

Exhibit C-1 -- Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom
               LLP, Counsel to AIMCO and Merger Sub

Exhibit C-2 -- Form of Legal Opinion of Piper & Marbury L.L.P., Maryland Counsel to AIMCO

Exhibit D-1 -- Form of Legal Opinion of Wilmer, Cutler & Pickering, Counsel to
NHP

Exhibit D-2 -- Form of Legal Opinion of Arent Fox Kintner Plotkin & Kahn, Special Counsel to NHP

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1997 and amended as of October 14, 1997 (the "AGREEMENT"), by and among APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation ("AIMCO"), AIMCO/NHP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of AIMCO ("MERGER SUB"), and NHP INCORPORATED, a Delaware corporation ("NHP").

    WHEREAS AIMCO, Merger Sub and NHP have entered into an Agreement and Plan of Merger dated as of April 21, 1997 (the "Original Agreement"), providing for the merger of NHP with and into Merger Sub;

    WHEREAS, Section 8.3 of the Original Agreement provides that at any time before approval of the Original Agreement by the stockholders of NHP or AIMCO and prior to the Effective Time, the Original Agreement may be amended or supplemented in writing by NHP, Merger Sub and AIMCO with respect to any of the terms contained in the Original Agreement;

    WHEREAS, AIMCO, Merger Sub and NHP wish to amend Section 7.1(f) of the Original Agreement to extend the Outside Date to December 22, 1997;

    WHEREAS, AIMCO, Merger Sub and NHP wish to amend Sections 3.3 and 3.5 to revise the means by which shares of Mortgage Sub Stock (as defined herein) are distributed in the Spin-Off (as defined herein);

    WHEREAS, AIMCO, Merger Sub and NHP wish to amend Section 3.6(e) of the Original Agreement to modify the time periods referred to therein;

    WHEREAS, AIMCO, Merger Sub and NHP wish to amend and restate the Original Agreement in its entirety; and

    WHEREAS, the Boards of Directors of AIMCO, Merger Sub and NHP have determined that the merger of Merger Sub with and into NHP on the terms set forth herein (the "MERGER"), with NHP surviving as a wholly owned subsidiary of AIMCO, is advisable and in the best interests of their respective corporations and stockholders and have approved this Agreement.

    NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1 DEFINITIONS. The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings (unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined):

    "AIMCO COMMON STOCK" shall mean Class A Common Stock, par value $.01 per share, of AIMCO.

    "AIMCO CONFIDENTIALITY AGREEMENT" shall mean the letter agreement, dated January 15, 1997, from AIMCO to NHP.

    "AIMCO MEETING" shall have the meaning set forth in SECTION 6.7.

    "AIMCO OPTION PLANS" shall have the meaning set forth in SECTION 5.3.

    "AIMCO REGISTRATION STATEMENT" shall have the meaning set forth in SECTION 6.8.

    "AIMCO SEC REPORTS" shall have the meaning set forth in SECTION 5.7.

    "AIMCO STOCK ISSUANCE" shall have the meaning set forth in SECTION 5.4.

    "AIMCO STOCKHOLDER APPROVAL" shall have the meaning set forth in SECTION
5.4.

    "ACQUISITION PROPOSAL" shall have the meaning set forth in SECTION 6.6.

    "BENEFIT PLAN" shall mean, with respect to any Person, any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees, former employees, consultants, officers or directors of such Person or any of such Person's subsidiaries, including, without limitation, any employee pension benefit plan (whether or not insured), as defined in
Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock, or other stock plan (whether qualified or non-qualified), and any pension, welfare, termination, employment, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, or supplemental or excess benefit plan, and any other benefit contract, arrangement, or procedure having the effect of a plan, whether formal, informal, written or oral, that is (or was at any time) sponsored maintained or contributed to by such Person or by any trade or business (whether or not incorporated) which, together with such Person, would be deemed a "single employer" within the meaning of Section 4001 of ERISA, within the last six years.

    "BLUE SKY LAWS" shall have the meaning set forth in SECTION 4.5.

    "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are not required to be open.

    "CAPRICORN" shall mean Capricorn Investors, L.P., a Delaware limited partnership.

    "CERTIFICATE OF MERGER" shall have the meaning set forth in SECTION 2.2.

    "CERTIFICATES" shall have the meaning set forth in SECTION 3.2.

    "CLAIM" shall have the meaning set forth in SECTION 6.18.

    "CLASS B COMMON STOCK" shall have the meaning set forth in SECTION 5.3.

    "CLOSING" shall have the meaning set forth in SECTION 2.3.

    "CLOSING DATE" shall have the meaning set forth in SECTION 2.3.

    "COBRA" shall have the meaning set forth in SECTION 4.11.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONSENTS" shall have the meaning set forth in SECTION 6.2.

    "CONTRACT" shall mean, with respect to any Person, any note, bond, indenture, lease, license, permit, franchise, deed of trust, mortgage, loan agreement or other document, instrument, obligation or agreement, oral or written, to which such Person or any of its subsidiaries is a party or by which any of them or their assets or properties is bound or affected.

    "DEMETER" shall mean Demeter Holdings Corporation, a Massachusetts corporation.

    "DGCL" means the General Corporation Law of the State of Delaware.

    "DISSENTING SHARES" shall have the meaning set forth in SECTION 3.2.

    "DLJ" shall have the meaning set forth in SECTION 4.12.

    "EFFECTIVE TIME" shall have the meaning set forth in SECTION 2.2.

    "ELECTION DEADLINE" shall have the meaning set forth in SECTION 3.3.

    "ELECTION FORM" shall have the meaning set forth in SECTION 3.3.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

    "EXCESS SHARES" shall have the meaning set forth in SECTION 3.4.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" shall have the meaning set forth in SECTION 3.3.

    "EXCHANGE RATIO" shall have the meaning set forth in SECTION 3.2.

    "FAIRNESS OPINION" shall have the meaning set forth in SECTION 4.14.

    "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

    "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, judicial or quasi-judicial body, department, authority, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

    "IRS" shall mean the United States Internal Revenue Service or any successor agency.

    "INDEMNIFIED OFFICERS/DIRECTORS" shall have the meaning set forth in SECTION 6.18.

    "INDEMNIFIED PARTY" shall have the meaning set forth in SECTION 6.15.

    "INDEMNIFYING PARTY" shall have the meaning set forth in SECTION 6.15.

    "INDEPENDENT COMMITTEE" shall mean NHP's committee of independent directors, comprised of Messrs. Bodman, Creighton and Cutler, established by resolutions adopted by the NHP Board of Directors as of February 24, 1997.

    "LAW" shall mean any law, statute, rule, regulation, ordinance, decree or order of any Governmental Authority.

    "LETTER AGREEMENT" shall mean that certain letter agreement, dated February 13, 1997, among AIMCO, Demeter, Phemus and Capricorn.

    "LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

    "LOSSES" shall have the meaning set forth in SECTION 6.18.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, assets, condition or results of operations of such Person and its subsidiaries, taken as a whole.

    "MATERIAL SUBSIDIARY" shall mean, with respect to any Person, a subsidiary of such Person that (i) constitutes a "significant subsidiary" of such Person, within the meaning of Rule 1-02 of Regulation S-X of the SEC, (ii) has a direct or indirect ownership interest in any other subsidiary of such Person that is a Material Subsidiary of such Person, or (iii) is otherwise material to the business or operations of such Person and its subsidiaries, taken as a whole.

    "MATURITY TIME" shall have the meaning set forth in the Rights Agreement.

    "MAXIMUM PREMIUM" shall have the meaning set forth in SECTION 6.18.

    "MERGER CONSIDERATION" shall mean the Stock Consideration or the Mixed Consideration.

    "MERGER FILING" shall have the meaning set forth in SECTION 2.2.

    "MIXED CONSIDERATION" shall have the meaning set forth in SECTION 3.2.

    "MIXED ELECTION" shall have the meaning set forth in SECTION 3.2.

    "MORTGAGE SUBSIDIARY" shall mean NHP Financial Services, Ltd., a Delaware corporation.

    "MORTGAGE SUB STOCK" shall mean common stock, par value $.01 per share, of the Mortgage Subsidiary.

    "MS REGISTRATION STATEMENT" shall have the meaning set forth in SECTION 6.8.

    "NHP COMMON STOCK" shall mean the common stock, par value, $.01 per share, of NHP.

    "NHP CONFIDENTIALITY AGREEMENT" shall mean the letter agreement, dated January 15, 1997, from NHP to AIMCO.

    "NHP MEETING" shall have the meaning set forth in SECTION 6.7.

    "NHP OPTION PLANS" shall have the meaning set forth in SECTION 4.3.

    "NHP SEC REPORTS" shall have the meaning set forth in SECTION 4.7.

    "NHP STOCK OPTIONS" shall have the meaning set forth in SECTION 4.3.

    "NHP STOCKHOLDER APPROVAL" shall have the meaning set forth in SECTION 6.7.

    "NHP'S FREE CASH FLOW" shall mean, for any period, the amount of NHP's earnings before interest, taxes, depreciation and amortization for such period, less (i) the amount of cash payments made or obligated to be made in respect of taxes and interest during such period, and (ii) $500,000 for each month (or ratable portion thereof) included in such period.

    "NHP'S TRANSACTION COSTS" shall mean, for any period, all of NHP's termination, severance and transaction costs arising during such period in respect of the Spin-Off and the Merger.

    "NYSE" means the New York Stock Exchange, Inc.

    "NOTICES" shall have the meaning set forth in SECTION 9.4.

    "OPTION" shall mean, with respect to any Person, any option, warrant, call, right, subscription, convertible or exchangeable security or other right, agreement, arrangement or commitment of any kind or character to which such Person or any of its subsidiaries is a party relating to the issued or unissued capital stock of such Person or any of its subsidiaries, or obligating such Person or any of its subsidiaries to issue, transfer, grant or sell any shares of capital stock of, or other equity interest in, or securities convertible into or exchangeable for any capital stock or other equity interest in, such Person or any of its subsidiaries.

    "ORGANIZATIONAL DOCUMENTS" shall mean (i) with respect to a corporation, its certificate or articles of incorporation and bylaws, (ii) with respect to any limited liability company, its certificate of formation, articles of organization, regulations, operating agreement and limited liability company agreement, as applicable, (iii) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (iv) with respect to any general partnership, its partnership agreement, and (v) all other similar organizational documents.

    "OUTSIDE DATE" shall have the meaning set forth in SECTION 7.1.

    "PERSON" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

    "PHEMUS" shall mean Phemus Corporation, a Massachusetts corporation.

    "PREFERRED STOCK" shall have the meaning set forth in SECTION 5.3.

    "PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in SECTION
6.8.

    "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in SECTION 6.14.

    "REAL ESTATE ACQUISITION AGREEMENT" shall mean the Real Estate Acquisition Agreement to be entered into by and among AIMCO, AIMCO Properties, L.P., Demeter, Phemus, Capricorn and/or certain related entities on terms substantially in accordance with the Letter Agreement, provided that AIMCO and its affiliates may acquire, directly or indirectly, all of the real property interests identified in the Letter Agreement for consideration substantially equivalent to the values attributed to such interests in the Letter Agreement.

    "REIT STATUS" shall mean, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 ET SEQ. of the Code, and (c) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns property, operates or conducts business.

    "REPRESENTATIVES" means, with respect to any Person, the officers, directors, employees, auditors and other agents and representatives of such Person.

    "RIGHT" shall have the meaning set forth in the Rights Agreement.

    "RIGHT OF FIRST REFUSAL AGREEMENT" shall mean the Right of First Refusal Agreement, dated as of August 18, 1995, by and among NHP, NHP Partners, Inc., The National Housing Partnership, Demeter Holdings Corporation, NHP Partners Limited Partnership, NHP Partners Two Limited Partnership, NHP Partners LLC, NHP Partners Two LLC, Capricorn Investors, L.P., and J. Roderick Heller, III.

    "RIGHTS AGENT" shall mean the BankBoston, N.A. (formerly known as the First National Bank of Boston) as Rights Agent under the Rights Agreement.

    "RIGHTS AGREEMENT" shall mean the Rights Agreement, dated as of April 21, 1997, by and between NHP, the Mortgage Subsidiary and The First National Bank of Boston, as Rights Agent.

    "RIGHTS CONSIDERATION" shall have the meaning set forth in SECTION 3.2.

    "RULE 145 AFFILIATE AGREEMENT" shall have the meaning set forth in SECTION 6.14.

    "RULE 145 AFFILIATES" shall have the meaning set forth in SECTION 6.14.

    "SEC" shall mean the Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SENIOR PREFERRED STOCK" shall have the meaning set forth in SECTION 5.3.

    "SPIN-OFF" shall mean the distribution of Rights and Mortgage Sub Stock pursuant to the Rights Agreement.

    "STOCK AND ASSET TRANSFER RESTRICTIONS AGREEMENT" shall mean the Stock and Asset Transfer Restrictions Agreement, dated as of December 10, 1993, by and among Oxford Holding Corporation, Oxford Management Company, Inc., Oxford Retirement Services, Inc., Oxford Realty Services Corp., Oxford Development Corporation, NHP-HG, Inc., NHP, Inc., NHP Property Management, Inc., Oxford Asset Management Corporation and Leo E. Zickler.

    "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of April 16, 1997, by and among AIMCO, Demeter, and Capricorn.

    "SUBSIDIARY" shall mean, with respect to any Person, (i) any corporation with respect to which such Person, directly or indirectly through one or more subsidiaries, (a) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (b) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (ii) any partnership with respect to which (a) such Person or a subsidiary of such Person is a general partner, (b) such Person and its subsidiaries together own more than 50% of the interests therein, or (c) such Person and its subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (iii) any limited liability company with respect to which (a) such Person or a subsidiary of such Person is the manager or managing member, (b) such Person and its subsidiaries together own more than 50% of the interests therein, or (c) such Person and its subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or
(iv) any other entity in which such Person has, and/or one or more of its subsidiaries have, directly or indirectly, (a) at least a 50% ownership interest or (b) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

    "SUIT" shall have the meaning set forth in SECTION 9.12.

    "SURVIVING CORPORATION" shall have the meaning set forth in SECTION 2.1.

    "TAX" or "TAXES" shall mean all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

    "TAX RETURNS" shall mean all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

    "TRANSACTIONS" means the transactions contemplated by this Agreement in
ARTICLE II.

    "TRIGGERING EVENT" shall have the meaning set forth in SECTION 6.10.

    "WARN ACT" shall have the meaning set forth in SECTION 6.19.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the DGCL, Merger Sub shall be merged with and into NHP in accordance with this Agreement and the separate existence of Merger Sub shall cease. NHP shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

    SECTION 2.2 EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions hereof, a certificate of merger (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing on the Closing Date (as defined in SECTION 2.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger pursuant to Section 251 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "MERGER FILING") with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by AIMCO and NHP and specified in the Certificate of Merger (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "EFFECTIVE TIME").

    SECTION 2.3 CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VII, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the fifth Business Day (as defined below) after the satisfaction or waiver of the conditions to Closing contained in ARTICLE VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "CLOSING DATE."

    SECTION 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of NHP and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NHP and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 2.5 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

    SECTION 2.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

    SECTION 2.7 OFFICERS. The officers of NHP immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                  ARTICLE III
                              CONVERSION OF SHARES

    SECTION 3.1 CONVERSION OF CAPITAL STOCK OF MERGER SUB. At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 3.2  CONVERSION OF CAPITAL STOCK OF NHP.

    (a) Except as otherwise provided in SECTION 3.4, and subject to SECTIONS 3.2(C)and (D), at the Effective Time, each issued and outstanding share of NHP Common Stock shall be converted into one of the following:

        (i) for each such share of NHP Common Stock with respect to which an election to receive a combination of AIMCO Common Stock and cash has been effectively made and not revoked or lost, pursuant to SECTION 3.3 (the "MIXED ELECTION"), the right to receive 0.37383 shares of AIMCO Common Stock and an amount in cash equal to $10.00 (together, the "MIXED CONSIDERATION"); or

        (ii) for each such share of NHP Common Stock (other than a share with respect to which a Mixed Election was effectively made and not revoked or lost), the right to receive 0.74766 (the "EXCHANGE RATIO") shares of AIMCO Common Stock (the "STOCK CONSIDERATION").

        As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of NHP Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of NHP Common Stock shall thereafter cease to have any rights with respect to such shares of NHP Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of AIMCO Common Stock in accordance with SECTION 3.5 upon the surrender of a certificate that, immediately prior to the Effective Time, represented an outstanding share or shares of NHP Common Stock and a related Right or Rights (a "CERTIFICATE").

    (b) At the Effective Time, each issued and outstanding Right shall, in accordance with its terms, be converted into the right to receive one-third of a share of Mortgage Sub Stock (the "RIGHTS CONSIDERATION"). As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all Rights shall, in accordance with their terms, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Rights shall thereafter cease to have any rights with respect thereto, except the right to receive, without interest, the Rights Consideration and cash for fractional Rights in accordance with SECTION 3.5 upon the surrender of a Certificate.

    (c) Notwithstanding anything contained in this SECTION 3.2 to the contrary, each share of NHP Common Stock issued and held in NHP's treasury immediately prior to the Effective Time, and each share of NHP Common Stock owned by AIMCO or Merger Sub immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

    (d) Notwithstanding anything in this SECTION 3.2 to the contrary, shares of NHP Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Person who has not voted such shares in favor of the Merger and who has properly exercised his rights of appraisal for such shares in the manner provided by the DGCL (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. NHP shall give AIMCO prompt notice of any Dissenting Shares (and shall also give AIMCO prompt notice of any withdrawals of such demands for appraisal rights) and AIMCO shall have the right to direct all negotiations and proceedings with respect to any such demands. NHP shall not, except with the prior written consent of AIMCO, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

    SECTION 3.3  NHP COMMON STOCK ELECTIONS; EXCHANGE OF CERTIFICATES.

    (a) Each Person who, at the Effective Time, is a record holder of shares of NHP Common Stock (other than holders of shares of NHP Common Stock to be cancelled as set forth in SECTION 3.2(C) or Dissenting Shares) shall have the right to submit an Election Form specifying the number of shares of NHP Common Stock that such Person desires to have converted into the right to receive AIMCO Common Stock and cash pursuant to the Mixed Election, and the number of shares of NHP Common Stock that such person desires to have converted into the right to receive solely AIMCO Common Stock (a "STOCK ELECTION").

    (b) Promptly after the Effective Time, AIMCO shall deposit (or cause to be deposited) with a bank or trust company to be designated by AIMCO and reasonably acceptable to NHP (the "EXCHANGE AGENT"), for the benefit of the holders of shares of NHP Common Stock and Rights, for exchange in accordance with this
ARTICLE III, (i) cash in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and (ii) certificates representing the aggregate number of shares of AIMCO Common Stock that may be issued in respect of shares of NHP Common Stock in the Merger. AIMCO Common Stock into which NHP Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time. Promptly after the Effective Time, AIMCO shall cause the Surviving Corporation to deliver to the Rights Agent under the Rights Agreement certificates representing the aggregate number of shares of Mortgage Sub Stock that may be delivered in respect of Rights and shall cause the Mortgage Subsidiary to deposit with the Rights Agent, for the benefit of the holders of Rights, cash in an amount sufficient to pay the aggregate amount of cash payable in lieu of fractional shares of Mortgage Sub Stock pursuant to SECTION 3.5.

    (c) As soon as reasonably practicable after the Effective Time, AIMCO shall cause the Exchange Agent to mail to each holder of record of NHP Common Stock and Rights immediately prior to the Effective Time (excluding Dissenting Shares)
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as AIMCO may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and Rights Consideration with respect to the shares of NHP Common Stock and Rights formerly represented thereby, and (iii) a form (an "ELECTION FORM") pursuant to which a holder of shares of NHP Common Stock may make a Mixed Election or a Stock Election. As of the Election Deadline, all holders of NHP Common Stock immediately prior to the Effective Time that have not submitted to the Exchange Agent, or have properly revoked, a properly completed Election Form, shall be deemed to have made a Stock Election.

    (d) A Mixed Election or a Stock Election (other than a deemed Stock Election) with respect to any shares of NHP Common Stock shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., New York City time (the "ELECTION DEADLINE"), on a date to be mutually agreed upon by NHP and AIMCO (which date shall not be later than the twentieth Business Day after the Effective Time), (i) an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by the holder thereof, accompanied by (ii) either (x) the Certificate or Certificates representing such shares of NHP Common Stock, in such form and with such endorsements, stock powers and signature guarantees as may be required by such Election Form, or (y) an appropriate guarantee of delivery of such Certificate from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, as may be required by such Election Form. Any holder of NHP Common Stock immediately prior to the Effective Time who has made an election by submitting an Election Form to the Exchange Agent may, at any time prior to the Election Deadline, change his election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of NHP Common Stock immediately prior to the Effective Time who has made an election by submitting an Election Form to the Exchange Agent may revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received before the close of business on the day prior to the Election Deadline.

    (e) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by AIMCO, together with the Letter of Transmittal, duly executed, and such other documents as AIMCO or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive promptly after the Election Deadline in exchange therefor,
(i) a certified or bank cashier's check in an amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this
ARTICLE III (including any cash in lieu of fractional shares of AIMCO Common Stock pursuant to SECTION 3.5) and (ii) a certificate representing the number of shares of AIMCO Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE III (in each case, less the amount of any required withholding taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this SECTION 3.3(E), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the

Merger Consideration with respect to the shares of NHP Common Stock formerly represented thereby and the Rights Consideration with respect to the Rights formerly represented thereby.

    (f) AIMCO shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of certificates for shares of AIMCO Common Stock into which shares of NHP Common Stock are converted in the Merger, the issuance and delivery of certificates for shares of Mortgage Sub Stock into which Rights are converted in the Merger, and the payment of cash for shares of NHP Common Stock converted into the right to receive cash in the Merger.

    SECTION 3.4 AIMCO OWNERSHIP LIMIT. Notwithstanding any other provision of this Agreement to the contrary, AIMCO shall not be obligated to issue shares of AIMCO Common Stock to any Person if such issuance would result in a violation of the ownership limit (the "OWNERSHIP LIMIT") set forth in AIMCO's Organizational Documents. In lieu of issuing any shares (the "EXCESS SHARES") of AIMCO Common Stock that would result in any Person receiving a number of shares of AIMCO Common Stock in excess of the Ownership Limit, AIMCO shall pay to such Person cash in an amount equal to the number of such Excess Shares multiplied by $26.75.

    SECTION 3.5  DIVIDENDS, FRACTIONAL SHARES, ETC.

    (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on AIMCO Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered for exchange as provided in this ARTICLE III. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of AIMCO Common Stock into which the shares of NHP Common Stock formerly represented by such Certificate were converted are registered, (i) at the time of such surrender, the amount of all dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of AIMCO Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AIMCO Common Stock, less the amount of any withholding taxes which may be required thereon.

    (b) No fractional shares of AIMCO Common Stock or Mortgage Sub Stock shall be issued in the Merger. All fractional shares of AIMCO Common Stock or Mortgage Sub Stock that a holder of shares of NHP Common Stock or Rights would otherwise be entitled to receive as a result of the Merger (or in accordance with the terms of the Rights) shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a share of AIMCO Common Stock or Mortgage Sub Stock to which such holder would otherwise have been entitled by (ii) in the case of AIMCO Common Stock, $26.75 and, in the case of Mortgage Sub Stock, $9.15. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of AIMCO Common Stock or Mortgage Sub Stock.

    (c) At and after the Effective Time, there shall be no further registration of transfers of shares of NHP Common Stock or Rights. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III. Certificates surrendered for exchange by any Person constituting an "affiliate" of NHP for purposes of Rule 145(c) under the Securities Act shall not be exchanged until AIMCO has received a written Rule 145 Affiliate Agreement from such Person as provided in SECTION 6.14.

    (d) If any portion of the Merger Consideration or Rights Consideration is to be paid to a Person other than the registered holder of the shares of NHP Common Stock and Rights represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent or Rights Agent, as appropriate, any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the satisfaction of the Exchange Agent or Rights Agent, as appropriate, that such tax has been paid or is not payable and, with respect to the Rights, such other conditions as may be set forth in the Rights Agreement.

    (e) Any portion of the Merger Consideration, Rights Consideration or cash payable in lieu of fractional shares made available to the Exchange Agent or the Rights Agent pursuant to this ARTICLE III that remains unclaimed by the former holders of shares of NHP Common Stock or Rights one year after the Effective Time shall be delivered (i) in the case of the Merger Consideration, to AIMCO, and (ii) in the case of the Rights Consideration and cash payable in lieu of fractional shares of Mortgage Sub Stock, to the Mortgage Subsidiary. Any such holder who has not theretofore exchanged his Certificates for the Merger Consideration and Rights Consideration in accordance with this ARTICLE III shall thereafter look only (i) to AIMCO for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the AIMCO Common Stock deliverable in respect thereof, determined pursuant to this Agreement, in each case, without interest, and (ii) to the Mortgage Subsidiary for payment of the applicable Rights Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Mortgage Sub Stock deliverable in respect thereof, determined pursuant to this Agreement and the Rights Agreement, in each case, without interest. None of AIMCO, NHP or the Surviving Corporation shall be liable to any former holder of shares of NHP Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of NHP Common Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of AIMCO free and clear of any claims or interest of any person previously entitled thereto.

    (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AIMCO, the posting by such Person of a bond in such reasonable amount as AIMCO may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of AIMCO Common Stock deliverable in respect thereof pursuant to this Agreement.

    (g) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of AIMCO or the Mortgage Subsidiary shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of AIMCO Common Stock constituting all or part of the Merger Consideration or the number of shares of Mortgage Sub Stock constituting all or part of the Rights Consideration, as the case may be, shall be appropriately adjusted, and, in the case of the Rights Consideration, in accordance with the terms of the Rights.

    SECTION 3.6  NHP STOCK OPTIONS.

    (a) Prior to the Effective Time, subject to the prior written approval of AIMCO, in connection with the Spin-Off, NHP may issue to the holders of NHP Stock Options then outstanding Options to purchase shares of Mortgage Sub Stock and, in connection therewith, may reduce the exercise price with respect to the NHP Stock Options. At the Effective Time, each outstanding NHP Stock Option granted prior to the date of this Agreement shall immediately become fully vested and exercisable, if not fully vested and exercisable at such time, and all NHP Stock Options shall be assumed by AIMCO and adjusted in accordance with the terms thereof and this Agreement to be exercisable to purchase shares of AIMCO Common Stock, as provided below. Following the Effective Time, each NHP Stock Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the NHP Option Plan pursuant to which such NHP Stock Option was issued, or any agreement pursuant to which such NHP Stock Option was subject immediately prior to the Effective Time, except as set forth in this SECTION 3.6 and except that (i) each such NHP Stock Option shall be exercisable for that number of shares of AIMCO Common Stock equal to the product of (x) the aggregate number of shares of NHP Common Stock for which such NHP Stock Option was exercisable and (y) the Exchange Ratio, rounded, in the case of any NHP Stock Options other than an "incentive stock option" (within the meaning of section 422 of the Code), up, and, in the case of any incentive stock option, down, to the nearest whole share, if necessary, and
(ii) the exercise price per share of such NHP Stock Option shall be equal to the aggregate exercise price of such NHP Stock Option at the Effective Time divided by the number of shares of AIMCO Common Stock for which such NHP Stock Option shall be exercisable as determined in accordance with the preceding clause (i), rounded up to the next highest cent, if necessary.

    (b) As of the Effective Time, AIMCO will enter into an assumption agreement with respect to each NHP Stock Option, which shall provide for AIMCO's assumption of the obligations of NHP under the NHP Option Plan or other agreement under which such NHP Stock Option was granted. Prior to the Effective Time, NHP shall make such amendments, if any, to the NHP Option Plans as shall be necessary to permit the assumption and adjustment referred to in this SECTION 3.6; provided, however, that such amendments shall be subject to approval by AIMCO (which approval will not be unreasonably withheld).

    (c) It is the intention of the parties that, to the extent that any NHP Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the NHP Stock Options provided by this SECTION 3.6 satisfy the conditions of
Section 424(a) of the Code. AIMCO shall comply with the terms of the NHP Option Plans and ensure, to the extent required by, and subject to the provisions of, such NHP Option Plans, that the NHP Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. As soon as practicable after the Effective Time, AIMCO shall deliver to the participants in the NHP Option Plans notices setting forth the number of shares and exercise price for such participant's options.

    (d) At or prior to the Effective Time, AIMCO shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AIMCO Common Stock for delivery upon exercise of NHP Stock Options under the NHP Option Plans assumed in accordance with SECTION 3.6(B). AIMCO shall prepare and file, at its own expense, a registration statement on Form S-8 to become effective as of the Effective Time with respect to the shares of AIMCO Common Stock subject to NHP Stock Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, AIMCO shall administer the NHP Option Plans assumed pursuant to SECTION 3.6(B) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, to the extent the applicable NHP Option Plan complied with such rule prior to the Merger.

    (e) AIMCO shall provide that, for the period beginning on the first Business Day after the Election Deadline and ending 90 days after the Effective Time, each holder of NHP Stock Options that are not "incentive stock options" (within the meaning of Section 422 of the Code) may, in lieu of exercising any such NHP Stock Options, elect to receive for each share of AIMCO Common Stock subject to such option a cash amount equal to the excess of $26.75 over the per share exercise price of such NHP Stock Option (as determined after giving effect to Section 3.6(a)(ii). For the period beginning on the first Business Day after the Election Deadline and ending 90 days after the Effective Time, AIMCO will take all actions necessary to provide that each holder of NHP Stock Options that are incentive stock options, at his or her election, may exercise his or her NHP Stock Option and immediately sell the shares of AIMCO Common Stock received upon such exercise, back to AIMCO for $26.75 per share in cash, such that the net effect is that the option holder receives an amount in cash equal to the excess of $26.75 over the per share exercise price of NHP Stock Options (as determined after giving effect to Section 3.6(a)(ii).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF NHP

    NHP hereby represents and warrants to AIMCO and Merger Sub that:

    SECTION 4.1 ORGANIZATION AND QUALIFICATIONS; SUBSIDIARIES. NHP and each Material Subsidiary of NHP is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on NHP. Each of NHP and its Material Subsidiaries is duly qualified or licensed as a foreign corporation or partnership to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on NHP.

    SECTION 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Complete and correct copies of the certificate of incorporation and bylaws of NHP, as amended to date, have been delivered to AIMCO under cover of a letter dated April 4, 1997, from NHP's General Counsel. Such Organizational Documents are in full force and effect and have not been amended or modified in any respect. NHP is not in violation of any provision of its Organizational Documents. No Material Subsidiary of NHP is in violation of any provision of its Organizational Documents, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on NHP.

    SECTION 4.3 CAPITALIZATION. The authorized capital stock of NHP consists of 25,000,000 shares of NHP Common Stock. As of March 7, 1997, (a) 12,652,439 shares of NHP Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; and (b)(i) 1,270,750 shares of NHP Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to the 1990 Stock Option Plan of NHP Incorporated, the 1995 Incentive Stock Option Plan of NHP Incorporated, the stock option agreement, dated as of May 1, 1996, between NHP and William R. Sullivan, and the stock option agreement, dated as of August 18, 1995, between NHP and J. Roderick Heller III (collectively, the "NHP OPTION PLANS"), and (ii) 398,250 shares of NHP Common Stock were reserved for issuance pursuant to options available for grant under the NHP Option Plans. Except as set forth above, as of March 7, 1997, no shares of capital stock or other voting securities of NHP were issued, reserved for issuance or outstanding and, since such date, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of options (the "NHP STOCK OPTIONS") issued under the NHP Option Plans outstanding on March 7, 1997. Except for the NHP

Stock Options, there are not now, and at the Closing there will not be, any NHP Options. All shares of NHP Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of NHP or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of NHP Common Stock or any other shares of capital stock of NHP or any of its subsidiaries, or make any material investment (in the form of a loan, capital contribution or otherwise) in any subsidiary of NHP or any other Person, other than a wholly-owned subsidiary of NHP. Each outstanding share of capital stock of each Material Subsidiary of NHP is duly authorized, validly issued, fully paid and nonassessable and each such share owned by NHP or any subsidiary of NHP is owned free and clear of any Liens.

    SECTION 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. NHP has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the stockholders of NHP as contemplated herein, to consummate the Transactions. The execution and delivery of this Agreement by NHP, the performance by NHP of its obligations hereunder and the consummation by NHP of the Transactions have been duly and validly authorized by all necessary corporate action and approved by the affirmative vote of a majority of the entire Board of Directors of NHP and no other corporate proceedings on the part of NHP are necessary to authorize this Agreement or to consummate the Transactions (other than the NHP Stockholder Approval and the Merger Filing). This Agreement has been duly and validly executed and delivered by NHP and, assuming the due authorization, execution and delivery thereof by AIMCO and Merger Sub, constitutes the legal, valid and binding obligation of NHP, enforceable against NHP in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

    SECTION 4.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS; CERTAIN CONTRACTS.

    (a) Except as set forth on SCHEDULE 4.5, the execution and delivery of this Agreement by NHP does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by NHP will not, (i) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of NHP, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for
(A) applicable requirements of the Exchange Act, the Securities Act and state securities or "blue sky" laws ("BLUE SKY LAWS"), and (B) the Merger Filing,
(iii) subject to the making of the filings and obtaining the approvals identified in clause (ii), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to NHP or by which any property or asset of NHP is bound or affected, or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by NHP or modification in a manner adverse to NHP of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any NHP Common Stock or any property or asset of NHP or any subsidiary of NHP pursuant to, any Contract of NHP, except, in each case, such as would not prevent or delay in any material respect consummation of the Merger, or otherwise, individually or in the aggregate, prevent NHP from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect on NHP.

    (b) Except as set forth in the Contracts filed (or incorporated by reference) as exhibits to NHP's Annual Report on Form 10-K for the year ended December 31, 1996 or the other NHP SEC Reports filed thereafter, there are no Contracts to which NHP or any subsidiary of NHP is a party or by which NHP or any subsidiary of NHP or any asset of NHP or any subsidiary of NHP is bound, which by its terms materially limits the ability of NHP or any subsidiary of NHP or, after consummation of the Transactions, would by its terms materially limit the ability of AIMCO or any of its affiliates, to engage in any business in any area or for any period.

    SECTION 4.6 COMPLIANCE. Except as set forth on SCHEDULE 4.6, neither NHP nor any subsidiary of NHP is in conflict with, or in default or violation of,
(a) any Law applicable to such Person or by which any property or asset of such Person is bound or affected, or (b) any Contract to which NHP or any subsidiary of NHP is a party or by which such Person or any property or asset of such Person is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on NHP.

    SECTION 4.7 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by NHP with the SEC since August 14, 1995 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "NHP SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the NHP SEC Reports, as of their respective dates, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. NHP has made available to AIMCO true, accurate and complete copies of all of the NHP SEC Reports. The consolidated financial statements of NHP and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of NHP and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1996, neither NHP nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the consolidated balance sheet of NHP and its subsidiaries as at December 31, 1996 (including the notes thereto) or (b) which (i) were incurred in the ordinary course of business after December 31, 1996 and consistent with past practices, (ii) are disclosed in the NHP SEC Reports filed after December 31, 1996, (iii) would not, individually or in the aggregate, have a Material Adverse Effect on NHP, or (iv) were incurred by the Mortgage Subsidiary or one of its wholly owned subsidiaries and with respect to which neither NHP nor any of its other subsidiaries will have any liability or obligation as of the Effective Time. Since August 14, 1995, NHP has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no subsidiary of NHP has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of NHP or any subsidiary of NHP.

    SECTION 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in any NHP SEC Report or as set forth on
SCHEDULE 4.8, since December 31, 1996, (a) NHP and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and have not taken any of the actions set forth in paragraphs (a) through (j) of SECTION 6.3, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Material Adverse Effect on NHP other than events or developments generally affecting the industry in which NHP operates. The Rights Agreement is in full force and effect and has not been amended, modified or terminated.

    SECTION 4.9 LITIGATION. Except as disclosed in the NHP SEC Reports or as set forth on SCHEDULE 4.9, there are no claims, suits, actions or proceedings pending or, to NHP's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Authority pending or, to NHP's knowledge, threatened or contemplated, against, relating to or affecting NHP or any of its subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NHP, or to prohibit or materially restrict the consummation of the Transactions, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against NHP or any of its subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a Material Adverse Effect on NHP. In addition, there have not been any developments with respect to any of the claims, suits, actions, proceedings, investigations or reviews disclosed in the NHP SEC Reports which, insofar as can be reasonably foreseen, in the future are likely to have a Material Adverse Effect on NHP.

    SECTION 4.10 REGISTRATION STATEMENTS AND PROXY STATEMENT/PROSPECTUS. The information supplied or to be supplied by NHP, any subsidiary of NHP or their respective Representatives for inclusion in (a) the AIMCO Registration Statement will not, either at the time the AIMCO Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the MS Registration Statement will not, either at the time the MS Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (c) the Proxy Statement/Prospectus, including any amendments and supplements thereto, will not, at the date mailed to NHP's stockholders, at the time of the NHP Meeting, at the date mailed to AIMCO's stockholders or at the time of the AIMCO Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by NHP, any subsidiary of NHP or their respective Representatives, will comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the MS Registration Statement will comply in all material respects with the provisions of applicable Federal securities laws, rules and regulations.

    SECTION 4.11 EMPLOYEE BENEFIT PLANS. Each Benefit Plan of NHP has been administered in compliance, in all material respects, with its terms, and is in compliance in all material respects with applicable laws, rules and regulations, (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")). No Benefit Plan of NHP has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) (other than a reportable event for which the 30 day notice requirement has been waived) and there have not been any non-exempt "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan of NHP. There are no proceedings, suits or material claims (other than routine claims for benefits) pending or, to the knowledge of NHP, threatened with respect to any Benefit Plan of NHP, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan of NHP. Each Benefit Plan of NHP which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Benefit Plan of NHP is exempt from Federal income tax under Section 501(a) of the Code and the IRS has issued each such Benefit Plan a favorable determination letter which is currently applicable. NHP is not aware of any circumstance or event which would jeopardize the tax-qualified status of any Benefit Plan of NHP or the tax-exempt status of any related trust, or would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Benefit Plan of NHP. No material liabilities to or on behalf of participants (other than routine claims for benefits), the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or to any other Person or entity have been or are reasonably expected to be incurred as a result of the termination of any Benefit Plan of NHP or otherwise that have not been satisfied in full or properly accrued on NHP's balance sheet as at December 31, 1996, included in the NHP SEC Reports. Except as set forth on SCHEDULE 4.11, neither NHP nor any of its subsidiaries maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, a "multi-employer plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). Except as set forth in
SCHEDULE 4.11 or in the NHP SEC Reports or as otherwise required by applicable law, neither NHP nor any of its subsidiaries maintains any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment. Except as set forth in SCHEDULE 4.11 or in the NHP SEC Reports, the consummation of the transactions contemplated by this Agreement will not (a) entitle any employee of NHP or its subsidiaries to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or (c) result in any liability under Title IV of ERISA.

    SECTION 4.12 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of NHP, except Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). NHP has heretofore furnished to AIMCO a complete and correct copy of all agreements between NHP and DLJ pursuant to which such firm would be entitled to any payment relating to the Transactions.

    SECTION 4.13  TAXES.

    (a) Each of NHP and its subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or will be before the Effective Time, true, complete and correct in all material respects.

    (b) Each of NHP and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time.

    (c) No deficiency or adjustment for any material Taxes has been proposed, asserted or assessed against NHP or any of its subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no Liens for material Taxes upon the assets of NHP or any of its subsidiaries, except Liens for current Taxes not yet due.

    (d) Neither NHP nor any of its subsidiaries has entered into any Contract that would result in the disallowance of any tax deductions pursuant to section 280G of the Code. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to NHP or any of its subsidiaries.

    (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which NHP or any of its subsidiaries is a party are disclosed in the NHP SEC Reports, except for a Tax sharing agreement reasonably acceptable to AIMCO that may be entered into between NHP and the Mortgage Subsidiary after the date hereof.

    SECTION 4.14 OPINION OF FINANCIAL ADVISOR. The Independent Committee has received the opinion of DLJ, dated April 21, 1997 (the "FAIRNESS OPINION"), to the effect that, as of such date, the Merger Consideration and the Rights Consideration are, in the aggregate, fair to the unaffiliated stockholders of NHP, from a financial point of view, and a copy of the Fairness Opinion has been delivered to AIMCO.

    SECTION 4.15 RELIANCE. In entering into this Agreement, NHP has relied solely on representations made in this Agreement, including the Schedules hereto, and any certificates and documents required to be provided by AIMCO and the Merger Sub pursuant to this Agreement. NHP has been represented by counsel and has had unrestricted opportunity to examine and understand the business and assets of AIMCO.

    SECTION 4.16 MANAGEMENT ARRANGEMENTS. Except as set forth on SCHEDULE 4.16, and assuming that AIMCO satisfies the test for a "Qualified Purchaser" under the Stock and Asset Transfer Restrictions Agreement, and satisfies the net worth and managed units requirements of SECTION 4 of the Stock and Asset Transfer Restrictions Agreement, there is currently no fact or circumstance known to NHP that is likely to result in the loss by NHP, or modification in a manner adverse to NHP, of any right or benefit under, or give any Person any right of termination, cancellation or nonrenewal of, any Contract pursuant to which NHP provides property management services, except such as would not, individually or in the aggregate, have a Material Adverse Effect on NHP.

    SECTION 4.17 DISCLOSURE. No representation or warranty of NHP contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of NHP to AIMCO or any of its Representatives pursuant hereto contains or will contain any untrue statement of a material fact.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF AIMCO
                                 AND MERGER SUB

    AIMCO and Merger Sub hereby represent and warrant to NHP that:

    SECTION 5.1 ORGANIZATION AND QUALIFICATIONS; SUBSIDIARIES. AIMCO, Merger Sub and each Material Subsidiary of AIMCO is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO. Each of AIMCO, Merger Sub and AIMCO's Material Subsidiaries is duly qualified or licensed as a foreign corporation, partnership or limited liability company to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO.

    SECTION 5.2 CHARTER AND BYLAWS. Complete and correct copies of the charter and bylaws of AIMCO, as amended and supplemented to date, have been filed (or incorporated by reference) as exhibits 3.1 and 3.2, respectively, to AIMCO's Annual Report on Form 10-K for the year ended December 31, 1996. Such Organizational Documents are in full force and effect and have not been amended or modified in any respect. AIMCO is not in violation of any provision of its Organizational Documents. No Material Subsidiary of AIMCO is in violation of any provision of its Organizational Documents, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO.

    SECTION 5.3 CAPITALIZATION. The authorized capital stock of AIMCO consists of (a) 150,000,000 shares of AIMCO Common Stock; (b) 425,000 shares of Class B Common Stock, par value $.01 per share ("CLASS B COMMON STOCK"), of AIMCO; (c) 9,034,000 shares of Preferred Stock, par value $.01 per share ("PREFERRED STOCK"), of AIMCO; and (d) 966,000 shares of Cumulative Convertible Senior Preferred Stock, par value $.01 per share (the "SENIOR PREFERRED STOCK"), of AIMCO. As of March 11, 1997, (i) 17,569,970 shares of AIMCO Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 325,000 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;
(iii) no shares of Preferred Stock or Senior Preferred Stock were issued and outstanding; and (iv)(A) 560,659 shares of AIMCO Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan and the Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (collectively, the "AIMCO OPTION PLANS"), (B) 174,792 shares of AIMCO Common Stock were reserved for issuance pursuant to options available for grant under AIMCO Option Plans. Except as set forth above, as of March 11, 1997, no shares of capital stock or other voting securities of AIMCO were issued, reserved for issuance or outstanding. All shares of AIMCO Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of AIMCO or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of AIMCO Common Stock or any other shares of capital stock of AIMCO or any of its subsidiaries, or make any material investment (in the form of a loan, capital contribution or otherwise) in any subsidiary of AIMCO or any other Person, other than a wholly-owned subsidiary of AIMCO. Each outstanding share of capital stock of each Material Subsidiary of AIMCO is duly authorized, validly issued, fully paid and nonassessable and each such share owned by AIMCO or any subsidiary of AIMCO is owned free and clear of any Liens.

    SECTION 5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of AIMCO and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the approval of the issuance of shares of AIMCO Common Stock pursuant to the Merger (the "AIMCO STOCK ISSUANCE") by a majority of votes cast by the holders of AIMCO Common Stock (the "AIMCO STOCKHOLDER APPROVAL"). The execution and delivery of this Agreement by AIMCO and Merger Sub, the performance by AIMCO and Merger Sub of their respective obligations hereunder and the consummation by AIMCO and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of AIMCO or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the AIMCO Stockholder Approval and the Merger Filing). This Agreement has been duly and validly executed and delivered by AIMCO and Merger Sub and, assuming the due authorization, execution and delivery thereof by NHP, constitutes the legal, valid and binding obligation of AIMCO and Merger Sub, enforceable against AIMCO and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

    SECTION 5.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by AIMCO and Merger Sub do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by AIMCO and Merger Sub will not, (a) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of AIMCO or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act or the Blue Sky Laws, and (ii) the Merger Filing, (c) subject to the making of the filings and obtaining the approvals identified in clause (b), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to AIMCO or Merger Sub or by which any property or asset of AIMCO or Merger Sub is bound or affected, or (d) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by AIMCO or Merger Sub or modification in a manner adverse to AIMCO or Merger Sub of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any Shares or any property or asset of AIMCO or Merger Sub or any subsidiary of AIMCO or Merger Sub pursuant to, any Contract of AIMCO or Merger Sub, except, in each case, such as would not prevent or delay AIMCO or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO or Merger Sub.

    SECTION 5.6 COMPLIANCE. Neither AIMCO, Merger Sub nor any Material Subsidiary of AIMCO is in conflict with, or in default or violation of, (a) any Law applicable to such Person or by which any property or asset of such Person is bound or affected, or (b) any Contract to which AIMCO or Merger Sub or any subsidiary of AIMCO is a party or by which such Person or any property or asset of such Person is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO.

    SECTION 5.7 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by AIMCO with the SEC since June 30, 1995, and prior to the date hereof (as such documents have been amended prior to the date hereof, the "AIMCO SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the AIMCO SEC Reports, as of their respective dates, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The consolidated financial statements of AIMCO and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of AIMCO and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1996, neither AIMCO nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the consolidated balance sheet of AIMCO and its subsidiaries as at December 31, 1996 (including the notes thereto) or (b) which (i) were incurred in the ordinary course of business after December 31, 1996 and consistent with past practices,
(ii) are disclosed in the AIMCO SEC Reports filed after December 31, 1996, or
(iii) would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO. Since August 14, 1995, AIMCO has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no subsidiary of AIMCO has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of AIMCO or any subsidiary of AIMCO.

    SECTION 5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in any AIMCO SEC Report, since December 31, 1996, (a) AIMCO and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Material Adverse Effect on AIMCO other than events or developments generally affecting the industry in which AIMCO operates.

    SECTION 5.9 LITIGATION. Except as disclosed in the AIMCO SEC Reports, there are no claims, suits, actions or proceedings pending or, to AIMCO's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Authority pending or, to AIMCO's knowledge, threatened or contemplated, against, relating to or affecting AIMCO or any of its subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AIMCO, or to prohibit or materially restrict the consummation of the Transactions, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against AIMCO or any of its subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a Material Adverse Effect on AIMCO. In addition, there have not been any developments with respect to any of the claims, suits, actions, proceedings, investigations or reviews disclosed in the AIMCO SEC Reports which, insofar as can be reasonably foreseen, in the future are likely to have a Material Adverse Effect on AIMCO.

    SECTION 5.10 REGISTRATION STATEMENTS AND PROXY STATEMENT/PROSPECTUS. The information supplied or to be supplied by AIMCO, any subsidiary of AIMCO or their respective Representatives for inclusion in (a) the AIMCO Registration Statement will not, either at the time the AIMCO Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the MS Registration Statement will not, either at the time the MS Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (c) the Proxy Statement/Prospectus, including any amendments and supplements thereto, will not, at the date mailed to AIMCO's stockholders, at the time of the AIMCO Meeting or at the time of the NHP Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by AIMCO, any subsidiary of AIMCO or their respective Representatives, will comply as to form in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the AIMCO Registration

Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

    SECTION 5.11 EMPLOYEE BENEFIT PLANS. Each Benefit Plan of AIMCO has been administered in compliance, in all material respects, with its terms, and is in compliance in all material respects with applicable laws, rules and regulations, (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to Title V of COBRA. No Benefit Plan of AIMCO has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) (other than a reportable event for which the 30 day notice requirement has been waived) and there have not been any non-exempt "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan of AIMCO. There are no proceedings, suits or material claims (other than routine claims for benefits) pending or, to the knowledge of AIMCO, threatened with respect to any Benefit Plan of AIMCO, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan of AIMCO. Each Benefit Plan of AIMCO which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Benefit Plan of AIMCO is exempt from Federal income tax under Section 501(a) of the Code and the IRS has issued each such Benefit Plan a favorable determination letter which is currently applicable. AIMCO is not aware of any circumstance or event which would jeopardize the tax-qualified status of any Benefit Plan of AIMCO or the tax-exempt status of any related trust, or would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Benefit Plan of AIMCO. No material liabilities to or on behalf of participants (other than routine claims for benefits), the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or to any other Person or entity have been or are reasonably expected to be incurred as a result of the termination of any Benefit Plan of AIMCO or otherwise that have not been satisfied in full or properly accrued on AIMCO's balance sheet as at December 31, 1996, included in the AIMCO SEC Reports. Neither AIMCO nor any of its subsidiaries maintains or is obligated to contribute to, or has ever maintained or been obligated to contribute to, a "multi-employer plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). Except as set forth in the AIMCO SEC Reports or as otherwise required by applicable law, neither AIMCO nor any of its subsidiaries maintains any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment. Except as disclosed in the AIMCO SEC Reports, the consummation of the transactions contemplated by this Agreement will not (a) entitle any employee of AIMCO or its subsidiaries to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or (c) result in any liability under Title IV of ERISA.

    SECTION 5.12 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of AIMCO.

    SECTION 5.13  TAXES.

    (a) AIMCO and each of its subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or will be before the Effective Time, true, complete and correct in all material respects.

    (b) Each of AIMCO and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

    (c) No deficiency or adjustment for any material Taxes has been proposed, asserted or assessed against AIMCO or any of its subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no Liens for material Taxes upon the assets of AIMCO or any of its subsidiaries, except Liens for current Taxes not yet due.

    (d) Neither AIMCO nor any of its subsidiaries has entered into any Contract that would result in the disallowance of any tax deductions pursuant to section 280G of the Code. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to AIMCO or any of its subsidiaries.

    (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which AIMCO or any of its subsidiaries is a party are disclosed in the AIMCO SEC Reports.

    SECTION 5.14 REIT STATUS. AIMCO has been organized and operated in conformity with the requirements for qualification as a real estate investment trust under the Code for its taxable years ended December 31, 1994, 1995 and 1996, AIMCO's present and proposed method of operation will enable it to continue to meet the requirements for qualification as a real estate investment trust under the Code, and the consummation of the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Real Estate Acquisition Agreement will not adversely affect AIMCO's ability to continue to meet such requirements.

    SECTION 5.15 RELIANCE. In entering into this Agreement, AIMCO has relied solely on representations made in this Agreement, including the Schedules hereto, and any certificates and documents required to be provided by NHP pursuant to this Agreement. AIMCO has been represented by counsel and has had unrestricted opportunity to examine and understand the business and assets of NHP.

    SECTION 5.16 STOCK PURCHASE AGREEMENT. AIMCO has delivered to NHP a true and correct copy of the Stock Purchase Agreement. The Stock Purchase Agreement is a valid and binding obligation of AIMCO and, to AIMCO's knowledge, Demeter, and Capricorn.

    SECTION 5.17 FINANCIAL CAPABILITY. AIMCO will have on the Closing Date and immediately prior to and at the Effective Time, funds and authorized and unissued shares of AIMCO Common Stock sufficient to consummate the Merger and the transactions contemplated hereby. To the extent that such funds are to be provided by third party financing, AIMCO will provide NHP with complete and correct copies of all documents relating to the provision of such financing.

    SECTION 5.18 QUALIFIED PURCHASER. AIMCO is, and, after giving effect to the Transactions and the transactions contemplated by the Stock Purchase Agreement, will be, a "Qualified Purchaser," as such term is defined in the Stock and Asset Transfer Restrictions Agreement.

    SECTION 5.19 DISCLOSURE. No representation or warranty of AIMCO contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by or on behalf of AIMCO to NHP or any of its Representatives pursuant hereto contains or will contain any untrue statement of a material fact.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.1 NOTIFICATION OF CERTAIN MATTERS. Each of the parties hereto shall give prompt notice to the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this SECTION 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.2  FURTHER ACTION, REASONABLE EFFORTS; CONSENTS AND
APPROVALS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all Governmental Authorities, and all shareholders, lenders and partners of, and parties to Contracts with, AIMCO, NHP or any other Person, in each case, as are necessary or desirable for the consummation of the transactions contemplated hereby (collectively "CONSENTS"). NHP shall, as soon as possible prior to the Closing, deliver to AIMCO copies of all Consents obtained by NHP. AIMCO shall, as soon as possible prior to the Closing, deliver to NHP copies of all Consents obtained by AIMCO. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, AIMCO and NHP shall use commercially reasonable efforts to take all such action. Prior to the Closing, each party shall use its best efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

    SECTION 6.3 CONDUCT OF BUSINESS OF NHP PENDING THE CLOSING. From the date hereof through the Closing, except as expressly permitted or contemplated by this Agreement or as set forth on SCHEDULE 6.3 hereto, unless AIMCO shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this SECTION 6.3, NHP and its subsidiaries shall conduct their operations and business in the ordinary and usual course of business and consistent with past practice and use reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of AIMCO, neither NHP nor any of its subsidiaries shall: (a) amend or modify its Organizational Documents or the Rights Agreement; (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities; (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities) or any long-term debt; (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities (except the Spin-Off and dividends declared and paid by a subsidiary of NHP only to NHP or a wholly-owned subsidiary of NHP), or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities; (e) incur or become contingently liable with respect to any indebtedness or guarantee any such indebtedness or issue any debt securities if, after giving effect thereto, the outstanding indebtedness of NHP and its subsidiaries exceeds the sum of (i) the amount of long-term indebtedness and the current portion of long-term indebtedness of NHP and its subsidiaries at December 31, 1996, plus (ii) $5 million (excluding any such indebtedness relating to the Mortgage Subsidiary and permitted by the proviso at the end of this SECTION 6.3); (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity; (g) mortgage or otherwise encumber or subject to any Lien, or sell, transfer or otherwise dispose of, any assets or properties that are material, individually or in the aggregate, to NHP and its subsidiaries, taken as a whole, other than Liens incurred in the ordinary course of business consistent with past practice or to secure indebtedness incurred in compliance with clause (e), and sales and dispositions in the ordinary course of business consistent with past practice; (h) except as may be required by applicable Law, or as contemplated by this Agreement, (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, its executive officers or employees, except with respect to non-executive officer employees in the ordinary course of business consistent with past practice; (ii) grant any severance or termination pay to any director, executive officer or employee of NHP or any subsidiary of NHP, except with respect to non-executive officer employees in the ordinary course of business or pursuant to existing NHP Benefit Plans; or (iii) enter into any severance agreement with any director, executive officer or employee except with respect to non-executive officer employees in the ordinary course of business; or (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan, or any employee benefit plan or policy; (i) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes that would apply to NHP, AIMCO or the Surviving Corporation after the Merger), except as may be required by generally accepted accounting principles, or settle any material Audit or, except as required by Law, amend in any material respect any material Tax Return; or (j) authorize any of, or commit or agree to take any of, the foregoing actions; provided, however, that the Mortgage Subsidiary may acquire any assets, businesses or entities, and NHP may incur indebtedness on behalf of the Mortgage Subsidiary, if, after giving effect to the Spin-Off, NHP and its other subsidiaries would not have any liabilities or obligations relating thereto.

    SECTION 6.4 CONDUCT OF BUSINESS OF AIMCO PENDING THE CLOSING. From the date hereof through the Closing, except as expressly permitted or contemplated by this Agreement, unless NHP shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this SECTION 6.4, AIMCO and its subsidiaries shall conduct their operations and business in the ordinary and usual course of business and consistent with past practice and use reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relationships with it.

    SECTION 6.5  ACCESS TO INFORMATION.

    (a) From the date hereof to the Effective Time, each of AIMCO and NHP shall (and shall cause their respective subsidiaries and Representatives to) afford the Representatives of the other party reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facil-ities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

    (b) All information provided by AIMCO or NHP pursuant to this Agreement shall be subject to the AIMCO Confidentiality Agreement or the NHP Confidentiality Agreement, respectively.

    SECTION 6.6  NO SOLICITATION.

    (a) NHP shall not, nor shall it permit any of its subsidiaries, or any of their Representatives (including, without limitation, any investment banker, attorney or accountant retained by NHP or a subsidiary of NHP), directly or indirectly, to, (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets representing a substantial portion of the assets of NHP and its subsidiaries, taken as a whole, sale of shares of capital stock (other than to NHP or a subsidiary of NHP), including, without limitation, by way of a tender offer or exchange offer by any person (other than NHP or a subsidiary of NHP) for shares of capital stock of NHP, other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any non-public information or data relating to NHP or any subsidiary of NHP for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) take any other action inconsistent with the obligations and commitments assumed by NHP pursuant to this SECTION 6.6; provided, however, that nothing contained in this Agreement shall prevent NHP or its Board of Directors from (A) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to NHP or its stockholders, if and only to the extent that (1) the Board of Directors of NHP, by action of a majority of the entire Board of Directors of NHP, or by the Board of Directors with the approval of its Independent Committee, determines in good faith (after consultation with outside legal counsel) that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors of NHP receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the NHP Confidentiality Agreement; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any other public disclosure that, in the opinion of NHP's counsel, is required by applicable law, rule or regulation; provided, that prior to making any such other public disclosure NHP shall to the extent reasonably practicable inform AIMCO that it intends to make such disclosure and consult with AIMCO regarding the necessity for such disclosure. NHP will immediately cease and cause to be terminated any existing activities, discussions or negotiations by NHP or its Representatives with any parties conducted heretofore with respect to any of the foregoing.

    (b) NHP shall (i) promptly notify AIMCO in writing after receipt by NHP (or its Representatives) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal,
(ii) promptly notify AIMCO in writing after receipt of any request for nonpublic information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any person that, to NHP's knowledge, may be considering making, or has made, an Acquisition Proposal and (iii) keep AIMCO advised of the status and principal financial terms of any such Acquisition Proposal, indication or request.

    SECTION 6.7  STOCKHOLDER MEETINGS.

    (a) NHP shall take all action necessary, in accordance with the DGCL and NHP's Organizational Documents, to call a meeting of its stockholders (the "NHP MEETING") to be held as promptly as practicable for the purpose of considering and voting upon this Agreement and the Merger. The vote required for such approval shall be the affirmative vote of the holders of 66 2/3% of the outstanding shares of NHP Common Stock that is not owned (within the meaning of Section 203 of the DGCL) by AIMCO (the "NHP STOCKHOLDER APPROVAL"). The Board of Directors of NHP shall recommend that the stockholders of NHP approve this Agreement and the Merger; provided, that the Board of Directors of NHP, by action of a majority of the entire Board of Directors of NHP, or by the Board of Directors with the approval of its Independent Committee, may withdraw such recommendation if such Board of Directors determines in good faith, after receipt of an Acquisition Proposal and after consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. AIMCO shall vote or cause to be voted all of the shares of NHP owned by it and its Affiliates in favor of adoption of this Agreement.

    (b) AIMCO shall take all action necessary, in accordance with the Maryland General Corporation Law and AIMCO's Organizational Documents, to call a meeting of its stockholders (the "AIMCO MEETING") to be held as promptly as practicable for the purpose of seeking the AIMCO Stockholder Approval. The Board of Directors of AIMCO shall recommend that the stockholders of AIMCO vote in favor of the matters that are the subject of the AIMCO Stockholder Approval.

    SECTION 6.8  REGISTRATION STATEMENTS AND JOINT PROXY STATEMENT/PROSPECTUS.

    (a) As promptly as practicable after the execution of this Agreement, (i) AIMCO and NHP shall prepare and file with the SEC a joint proxy statement relating to the NHP Meeting and the AIMCO Meeting to be held in connection with the Transac-tions (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT/PROSPECTUS"), (ii) AIMCO shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "AIMCO REGISTRATION STATEMENT"), in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of AIMCO Common Stock to be issued pursuant to the Merger, and (iii) NHP shall cause the Mortgage Subsidiary to prepare and file with the SEC a registration statement on an appropriate form (together with any amendments thereof or supplements thereto, the "MS REGISTRATION STATEMENT"), in which the Proxy Statement/Prospectus shall be included, in connection with the registration under applicable Federal securities laws, rules and regulations of the shares of Mortgage Sub Stock to be distributed pursuant to the Rights and the Rights Agreement. Each of AIMCO and NHP (i) shall cause the Proxy Statement/Prospectus, the AIMCO Registration Statement and the MS Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have or cause the AIMCO Registration Statement and the MS Registration Statement to become effective as promptly as practicable, and (iii) shall take any and all action required under any applicable Federal or state securities laws in connection with the issuance of shares of AIMCO Common Stock and Mortgage Sub Stock pursuant to the Merger. AIMCO and NHP shall furnish to the other all information concerning AIMCO and NHP as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the AIMCO Registration Statement and the MS Registration Statement shall have become effective, each of AIMCO and NHP shall mail the Proxy Statement/Prospectus to its respective stockholders.

    (b) The information supplied by each of AIMCO and NHP for inclusion in the AIMCO Registration Statement and the MS Registration Statement and the Proxy Statement/Prospectus shall not (i) at the time the AIMCO Registration Statement is declared effective, (ii) at the time the MS Registration Statement is declared effective, (iii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of AIMCO or NHP, (iv) at the time of the NHP Meeting, (v) at the time of the AIMCO Meeting, or (vi) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to NHP, any subsidiary of NHP, AIMCO, any subsidiary of AIMCO, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the AIMCO Registration Statement, the MS Registration Statement or the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

    SECTION 6.9 LETTERS OF ACCOUNTANTS. AIMCO and NHP shall use commercially reasonable efforts to cause to be delivered to the other "comfort" letters of Ernst & Young LLP, AIMCO's independent public accountants, and of Arthur Andersen LLP, NHP's independent public accountants, respectively, in each case, dated and delivered on the date on which the AIMCO Registration Statement shall become effective, on the date on which the MS Registration Statement shall become effective and as of the Effective Time, and addressed to the boards of directors of AIMCO and NHP, in form and substance reasonably satisfactory to the other and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    SECTION 6.10 ACCELERATIONS. Except as contemplated by this Agreement, NHP shall take or forbear from taking such action as may be reasonably necessary and within its control to insure that the Transactions shall not constitute a change in ownership or control (or other similar event accelerating or triggering changes to benefits or the terms of any contract, agreement or arrangement (other than any NHP Benefit Plan) material to NHP and its subsidiaries, taken as a whole (a "TRIGGERING EVENT")), for purposes of any such contract, agreement or arrangement under which any such change in ownership or control (or other Triggering Event) may be avoided by action or inaction, as the case may be, by NHP or any of its officers or directors.

    SECTION 6.11 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, neither NHP nor AIMCO shall issue or make, directly or indirectly, any reports, statements or releases to the public with respect to this Agreement or the transactions con-templated hereby without the prior written consent of the other; provided, however, that NHP and AIMCO may, without the prior written consent of the other, issue or make, directly or indirectly, any report, statement or release required by Law, its fiduciary obligations or any listing agreement or arrangement to which such Person is a party with a national securities exchange if the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release.

    SECTION 6.12 BLUE SKY. AIMCO shall use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of AIMCO Common Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither AIMCO nor NHP shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

    SECTION 6.13 NYSE LISTING. AIMCO shall promptly prepare and submit to the NYSE listing applications covering the shares of AIMCO Common Stock to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE prior to the Effective Time, subject to official notice of issuance.

    SECTION 6.14  AFFILIATES.  Within 30 days after the date of this Agreement,
(a) NHP shall deliver to AIMCO a letter identifying all persons who may be deemed to be affiliates of NHP under Rule 145 of the Securities Act as of the record date for the NHP Meeting (the "RULE 145 AFFILIATES") and (b) NHP shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form of EXHIBIT A hereto (a "RULE 145 AFFILIATE AGREEMENT"). Prior to the Effective Time, AIMCO shall execute and deliver a Registration Rights Agreement in the form of EXHIBIT B hereto (the "REGISTRATION RIGHTS AGREEMENT").

    SECTION 6.15  INDEMNIFICATION WITH RESPECT TO THE REGISTRATION STATEMENT.

    (a) Each party hereto shall (i) indemnify (in such role, an "INDEMNIFYING PARTY") and hold harmless each other party and their respective directors, officers and controlling persons (an "INDEMNIFIED PARTY") against any and all loss, liability, claim, damage and expense whatsoever to which an Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any untrue statement or alleged untrue statement of a material fact contained in the AIMCO Registration Statement, the MS Registration

Statement or the Proxy Statement/Prospectus, or any amendment or supplement thereto, or any preliminary Proxy Statement/Prospectus, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that (i) NHP shall be liable under this SECTION 6.15 only for information relating to NHP included or incorporated by reference in the AIMCO Registration Statement, the MS Registration Statement or Proxy Statement/Prospectus, (ii) AIMCO and Merger Sub shall be liable under this
SECTION 6.15 only for information relating to AIMCO and Merger Sub included or incorporated by reference in the AIMCO Registration Statement, the MS Registration Statement or Proxy Statement/ Prospectus, and (iii) no Indemnifying Party will be liable in any such case under this SECTION 6.15 to the extent that any such loss, claim, damage, liability or action arises out of any untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents in reliance upon and in conformity with written information furnished to the Indemnifying Party by or on behalf of such Indemnified Party specifically for use therein.

    (b) Promptly after receipt by an Indemnified Party under this SECTION 6.15 of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this SECTION 6.15, promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; PROVIDED, HOWEVER, that the failure to notify or a delay in notifying the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under this SECTION 6.15 except to the extent that such Indemnifying Party is prejudiced thereby. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this SECTION 6.15 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel or (iii) the Indemnifying Party has failed to assume the defense to such claim or action and employ counsel reasonably satisfactory to the Indemnified Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim or action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. Each Indemnified Party, as a condition of the indemnity agreements contained herein shall use its best efforts to cooperate with the Indemnifying Party in the defense of any such claim or action. The Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any such claim or action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

    SECTION 6.16 SPIN-OFF. Prior to the Closing Date, NHP shall distribute to all NHP stockholders of record as of a date prior to the Closing Date one Right for each share of NHP Stock held by each NHP stockholder as of such date. Prior to the Effective Time, NHP shall contribute cash to the Mortgage Subsidiary, forgive indebtedness of the Mortgage Subsidiary, or any combination of the foregoing, in an aggregate amount equal to NHP's best estimate (which shall be subject to the prior approval of AIMCO, which approval shall not be unreasonably withheld) of the amount, if any, by which (x) NHP's Free Cash Flow for the period from February 1, 1997 until the earlier of the Effective Time or the Maturity Time, exceeds (y) NHP's Transaction Costs for such period. NHP and AIMCO shall use commercially reasonable efforts to obtain the consent of The First National Bank of Boston to the Spin-Off.

    SECTION 6.17 CONSENT TO CERTAIN TRANSACTIONS. NHP hereby consents to a Change of Control Transaction (as defined in Section 1.3 of the Right of First Refusal Agreement) involving AIMCO or any of its subsidiaries or affiliates pursuant to the Real Estate Acquisition Agreement, provided that (a) the Real Estate Acquisition Agreement is entered into on or prior to May 31, 1997, (b) such agreement is delivered to NHP, and (c) such consent shall not become effective until 5:00 p.m., Eastern Time, on May 3, 1997.

    SECTION 6.18  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, the Surviving Corporation shall, and AIMCO shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of NHP (the "INDEMNIFIED OFFICERS/DIRECTORS") against all losses, expenses (including attorneys fees), claims, damages, liabilities or amounts ("LOSSES") that are paid in settlement (provided that such settlement has been approved by AIMCO, such approval not to be unreasonably withheld) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part on the fact that such person is or was a director or officer of NHP and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the full extent permitted under the DGCL and NHP's certificate of incorporation and bylaws (to the extent permitted by applicable law) as in effect on the date of this Agreement. The Surviving Corporation shall pay any expenses in advance of the final disposition of any such Claim to each of the Indemnified Officers/Directors to the fullest extent permitted under the DGCL upon receipt from any of the Indemnified Officers/Directors to whom expenses are advanced of any undertaking to repay such advances required under the DGCL. The Surviving Corporation shall cooperate in the defense of any such matter.

    (b) The Surviving Corporation shall, and AIMCO shall cause the Surviving Corporation to, keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director liability and its indemnification of the Indemnified Officers/Directors to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Officers/ Directors.

    (c) For a period of three years after the Effective Time, the Surviving Corporation shall, and AIMCO shall cause the Surviving Corporation to, maintain in effect the current policies of directors' and officers' liability insurance maintained by NHP covering persons who are currently covered by NHP's officers' and directors' liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time, a true and correct summary of which is set forth on SCHEDULE 6.18, to the extent that such policies are available; provided, that policies of at least the same coverage containing terms and condi-tions which are no less advantageous to the insureds may be substituted therefor.

    (d) From and after the Effective Time, AIMCO agrees to indemnify, defend and hold harmless the Indemnified Officers/Directors against all Losses that are paid in settlement (provided that such settlement has been approved by AIMCO, such approval not to be unreasonably withheld) of, or otherwise in connection with, a Claim based in whole or in part on the fact that such Person is or was a director or officer of NHP and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted by applicable Law and whether or not the Surviving Corporation is permitted by applicable Law to provide any indemnity with respect to such Losses. AIMCO shall pay any expenses in advance of the final disposition of any such Claim to each of the Indemnified Officers/Directors to the fullest extent permitted by applicable Law. AIMCO shall cooperate in the defense of any such matter.

    (e) The provisions of this SECTION 6.18 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Officers/Directors.

    SECTION 6.19  NHP EMPLOYEES.

    (a) In the event that any employee of the Surviving Corporation or one of its subsidiaries is at any time after the Effective Time transferred to AIMCO or any affiliate of AIMCO or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by AIMCO or any affiliate of AIMCO, AIMCO shall cause such plan, program or arrangement to treat the prior service of such employee with NHP and its subsidiaries, to the extent prior service is generally recognized under the comparable plan, program or arrangement of NHP, as service rendered to AIMCO or such affiliates for purposes of eligibility, vesting or entitlement to early retirement benefits, vacation time or severance benefits under such plans.

    (b) At the request and direction of AIMCO, NHP shall give any notices required by the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN ACT"), or any similar state law or regulation.

    SECTION 6.20 DIRECTORS. In the event of any vacancy in the Board of Directors of NHP arising after the date of this Agreement and after the Initial Closing (as defined in the Stock Purchase Agreement), NHP shall cause an individual designated by AIMCO to fill such vacancy, and if such vacancy resulted from the death, removal or resignation of any director who served as a member of any committee of NHP's Board of Directors (other than the Independent Committee) or any board of directors of a subsidiary of NHP, then NHP shall cause AIMCO's designee to be appointed to such committee or board of directors, as the case may be. AIMCO shall not, until the earlier of the Effective Time or the termination of this Agreement, take any action to remove from office as a director of NHP any member of the Independent Committee, or increase the number of NHP directors from that in effect as of the date hereof.

    SECTION 6.21 FINANCING. AIMCO agrees that it will obtain all financing necessary to consummate the Merger and the transactions contemplated hereby in accordance with the terms and conditions specified in this Agreement.

    SECTION 6.22 SEPARATION AGREEMENT. Prior to the Effective Time, NHP shall, and shall cause the Mortgage Subsidiary to, enter into a separation agreement providing for the Mortgage Subsidiary to assume all liabilities of NHP relating to the business and operations of the Mortgage Subsidiary and to indemnify NHP for, and hold NHP harmless from, such liabilities and all expenses, costs and losses related thereto, all on terms reasonably acceptable to AIMCO.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

        (a) All consents, approvals and action of any Governmental Authority (including, without limitation, the U.S. Department of Housing and Urban Development) required to permit the consummation of the Transactions shall have been obtained or made, free of any condition that would have a Material Adverse Effect on either AIMCO or NHP.

        (b) No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

        (c) Each of the AIMCO Registration Statement and the MS Registration Statement shall have become effective in accordance with the provisions of all applicable Federal Securities laws, rules and regulations, and no stop order suspending such effectiveness shall have been issued and remain in effect. AIMCO, NHP and/or the Mortgage Subsidiary shall have received all state securities or "blue sky" permits and other authorizations necessary to issue and distribute the AIMCO Common Stock, and distribute Mortgage Sub Stock, pursuant to this Agreement.

        (d) The shares of AIMCO Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance.

        (e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

        (f) The Effective Time shall have occurred on or prior to December 1, 1997 (the "OUTSIDE DATE").

        (g) AIMCO shall have received the AIMCO Stockholder Approval.

        (h) NHP shall have received the NHP Stockholder Approval.

        (i) The record date for the distribution of the Rights to NHP stockholders shall have occurred.

        (j) The Real Estate Acquisition Agreement shall have been entered into and neither the Stock Purchase Agreement nor the Real Estate Acquisition Agreement shall have been terminated.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF NHP TO EFFECT THE MERGER. The obligations of NHP to effect the Merger are subject to the satisfaction of the following conditions, unless waived by NHP:

        (a) The representations and warranties of AIMCO and Merger Sub contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case, at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement); provided, that any representation and warranty that is true and accurate as of the date hereof (or such earlier date as set forth above) shall be deemed to be true and accurate at and as of the Effective Time except to the extent that AIMCO or any of its subsidiaries shall have taken any voluntary action completely within the control of such person that has been the principal cause of such representation or warranty not being true and accurate; and provided, further, that the representations and warranties set forth in SECTION 5.9 and clause (ii) of SECTION 5.8 shall be true and accurate only as of the date hereof.

        (b) AIMCO and Merger Sub shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

        (c) AIMCO shall have delivered to NHP a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or President, evidencing compliance with SECTIONS 7.2(A) and (B).

        (d) NHP shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO and Merger Sub, and an opinion of Piper & Marbury L.L.P., Maryland counsel to AIMCO, in each case, in form and substance reasonably satisfactory to NHP, addressing the matters set forth in EXHIBIT C-1 and EXHIBIT C-2, respectively.

        (e) DLJ shall not have withdrawn the Fairness Opinion.

        (f) The Stock Purchase Agreement shall not have been amended so as to increase the consideration payable to Demeter and Capricorn thereunder.

    SECTION 7.3 CONDITIONS TO OBLIGATIONS OF AIMCO AND MERGER SUB TO EFFECT THE MERGER. The obligations of AIMCO and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by AIMCO and Merger Sub:

        (a) The representations and warranties of NHP contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement); provided, that any representation and warranty that is true and accurate as of the date hereof (or such earlier date as set forth above) shall be deemed to be true and accurate at and as of the Effective Time except to the extent that NHP and its subsidiaries shall have taken any voluntary action completely within the control of such person, that has been the principal cause of such representation or warranty not being true and accurate; and provided, further, that the representations and warranties set forth in SECTION 4.9 and clause (ii) of SECTION 4.8 shall be true and accurate only as of the date hereof.

        (b) NHP shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

        (c) NHP shall have delivered to AIMCO a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or President, evidencing compliance with SECTIONS 7.3(A) and (B).

        (d) AIMCO shall have received from each Rule 145 Affiliate of NHP an executed copy of a Rule 145 Affiliate Agreement from each Rule 145 Affiliate as contemplated by SECTION 6.14.

        (e) AIMCO and Merger Sub shall have received an opinion of Wilmer, Cutler & Pickering, counsel to NHP, and an opinion of Arent Fox Kintner Plotkin & Kahn, in each case, in form and substance reasonably satisfactory to AIMCO and Merger Sub, addressing the matters set forth in EXHIBIT D-1 and EXHIBIT D-2, respectively.

                                  ARTICLE VIII
                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

    SECTION 8.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other Transactions by the respective stockholders of NHP and AIMCO:

        (a) by the mutual written consent of NHP and AIMCO;

        (b) by NHP or AIMCO, if (i) the Effective Time shall not have occurred on or before the Outside Date, (ii) any Governmental Authority, the consent of which is a condition to the obligations of NHP and AIMCO to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by NHP, if there has been a material breach by AIMCO of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by AIMCO of notice of such breach from NHP; provided, however, that the right to terminate this Agreement pursuant to this SECTION 8.1(C) shall not be available to NHP if NHP, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

        (d) by AIMCO, if there has been a material breach by NHP of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by NHP of notice of such breach from AIMCO; provided, however, that the right to terminate this Agreement pursuant to this SECTION 8.1(D) shall not be available to AIMCO if AIMCO, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

        (e) by AIMCO or NHP if, at the NHP Meeting (including any adjournment or postponement thereof) called pursuant to SECTION 6.7 hereof, the NHP Stockholder Approval shall not have been obtained;

        (f) by AIMCO or NHP if, at the AIMCO Meeting (including any adjournment or postponement thereof) called pursuant to SECTION 6.7 hereof, the AIMCO Stockholder Approval shall not have been obtained;

        (g) by NHP if (i) NHP receives an alternative Acquisition Proposal, (ii) NHP is not then in breach of SECTION 6.6 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in SECTION 7.3(A) or 7.3(B), (iii) NHP shall have made the payment required by SECTION 8.5, (iv) at least three Business Days prior to such termination, NHP shall have provided to AIMCO written notice (A) as to the material terms of any such Acquisition Proposal and (B) that the Board of Directors of NHP, in the exercise of its good faith judgment as to fiduciary duties to stock-holders under applicable law, after consultation with outside legal counsel, has determined, by action of a majority of the entire Board of Directors of NHP, or by the Board of Directors with the approval of its Independent Committee, that such termination is necessary in order for such Board of Directors to comply with such duties, and (iv) on the date of such termination, the Board of Directors of NHP determines, by action of a majority of the entire Board of Directors of NHP, or by the Board of Directors with the approval of its Independent Committee, that such termination continues to be necessary in order for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law (which determination shall be made in light of any revised proposal made by AIMCO) and NHP concurrently enters into a definitive agreement providing for the implementation of such Acquisition Proposal; and

        (h) by AIMCO or NHP if (i) the Real Estate Acquisition Agreement has not been entered into by May 31, 1997, or (ii) either the Stock Purchase Agreement or the Real Estate Acquisition Agreement is terminated in accordance with its terms.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by NHP or AIMCO as provided in SECTION 8.1 hereof, this Agreement shall forthwith become void (except SECTIONS

6.5(B), 6.15, 8.2, 8.5, 9.1, 9.2, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.14 OR 9.15)
and there shall be no liability on the part of NHP, AIMCO, Merger Sub or their respective officers or directors, except for any breach of a party's obligations under SECTIONS 6.5(B), 6.15, 8.2, 8.5, 9.1, 9.2, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10,
9.14 and 9.15. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

    SECTION 8.3 AMENDMENT OR SUPPLEMENT. At any time before or after approval of this Agreement by the stockholders of NHP or AIMCO and prior to the Effective Time, this Agreement may be amended or supplemented in writing by NHP, Merger Sub and AIMCO with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of NHP or AIMCO there shall be no amendment or supplement which by law requires further approval by such stockholders without such further approval by the stockholders of NHP or AIMCO, as the case may be.

    SECTION 8.4 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time:

        (a) AIMCO may extend the time for the performance of any of the obligations or acts of NHP, and NHP may extend the time for the performance of any of the obligations or acts of AIMCO or Merger Sub;

        (b) AIMCO may waive any inaccuracies in the representations and warranties of NHP contained herein or in any document delivered pursuant hereto, and NHP may waive any inaccuracies in the representations and warranties of AIMCO contained herein or in any document delivered pursuant hereto; or

        (c) AIMCO may waive compliance with any of the agreements of NHP contained herein, and NHP may waive compliance with any of the agreements of AIMCO or Merger Sub contained herein; provided, however, that no failure or delay by NHP or AIMCO in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

    SECTION 8.5 TERMINATION FEE. If this Agreement is to be terminated pursuant to SECTION 8.1(E) or 8.1(G), and if NHP is not entitled to terminate this Agreement by reason of SECTION 8.1(B), 8.1(C) or 8.1(F), then, in addition to any other rights or remedies that may be available to AIMCO, NHP shall promptly (and in any event within two days of receipt by NHP of written notice from AIMCO) pay to AIMCO (by wire transfer of immediately available funds to an account designated by AIMCO) a termination fee of $4.0 million; provided, however, that NHP shall not be obligated to pay such fee to AIMCO if this Agreement is terminated pursuant to SECTION 8.1(E) unless (i) (A) at the time of the NHP Meeting, NHP has received an alternative Acquisition Proposal, and (B) prior to the termination of this Agreement, the Board of Directors of NHP shall have withdrawn, or modified in a manner adverse to AIMCO, its approval or recommendation of the Merger, and (ii) within two years after the termination of this Agreement, NHP enters into a definitive agreement providing for an alternative Acquisition Proposal or an alternative Acquisition Proposal is consummated with any Person; and, provided, further, that if such termination fee becomes payable as a result of a termination pursuant to SECTION 8.1(E), then such termination fee shall be paid promptly following the earlier of the execution of such definitive agreement providing for an alternative Acquisition Proposal and the consummation of an alternative Acquisition Proposal, as the case may be. If this Agreement is terminated pursuant to SECTION 8.1(E) and (i) prior to the termination of this Agreement, the Board of Directors of NHP shall have withdrawn, or modified in a manner adverse to AIMCO, its approval or recommendation of the Merger, and (ii) NHP is not at that time obligated to pay the termination fee pursuant to the first proviso of the preceding sentence, then NHP shall pay to AIMCO, on demand, an amount equal to the documented out-of-pocket expenses incurred by AIMCO in connection with this Agreement and the Merger, provided, that the maximum amount of such expenses that NHP is required to reimburse shall not exceed $4.0 million (which expense reimbursement shall be credited against any termination fee that subsequently becomes payable pursuant to clause (ii) of the preceding sentence).

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.1 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

    SECTION 9.2 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

    SECTION 9.3 MODIFICATION; WAIVER. No supplement, modification, extension, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    SECTION 9.4 NOTICES. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "NOTICES") shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service):

    if to AIMCO or Merger Sub, to it at:

          1873 South Bellaire Street, 17th Floor
          Denver, Colorado 80222-4348
          Attention: Mr. Terry Considine
          Telephone: (303) 757-8600
          Fax: (303) 753-9538

          and

          28200 Highway 189, Building F-240
          P.O. Box 1060
          Lake Arrowhead, California 92352
          Attention: Mr. Peter K. Kompaniez
          Telephone: (909) 336-4821
          Fax: (909) 336-4826

    with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue, Suite 3400
          Los Angeles, California 90071
          Attention: Rod A. Guerra, Esq.
          Telephone: (213) 687-5000
          Fax: (213) 687-5600
    if to NHP, to it at:

          8065 Leesburg Pike, Suite 400
          Vienna, Virginia 22182
          Attention: Mr. J. Roderick Heller III and
                  Joel Bonder, Esq.
          Telephone: (703) 394-2470
          Fax: (703) 394-2970

    with a copy to:

          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037
          Attention: Richard W. Cass, Esq.
          Telephone: (202) 663-6503
          Fax: (202) 663-6363

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by registered mail, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender's fax machine, or (iv) one day after being sent by Federal Express (or other reputable overnight delivery service).

    SECTION 9.5 EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party, except that the expenses incurred in connection with printing the Proxy Statement/ Prospectus shall be paid in equal shares by NHP and AIMCO.

    SECTION 9.6 ASSIGNMENT. No party hereto shall have the right, power or authority to assign or pledge this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto.

    SECTION 9.7 SURVIVAL. None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to
ARTICLE VIII.

    SECTION 9.8 SEVERABILITY. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

    SECTION 9.9 SUCCESSORS AND ASSIGNS; THIRD PARTIES. Subject to and without waiver of the provisions of SECTION 9.6, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors, assigns, heirs and legal representatives. Except as specifically set forth in SECTION 3.2, 3.3, 3.6, 6.15, 6.18 and 6.19, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    SECTION 9.10 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

    SECTION 9.11 INTERPRETATION; REFERENCES. Any use of masculine, feminine or neuter pronouns herein shall not be limiting, but shall be construed as referring to persons of any gender, as the context may require. Any use of the singular or plural form herein shall not be limiting, but shall be construed as referring to either the plural or singular, as the context may require. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to an Article or a Section of this Agreement. The Article and Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

    SECTION 9.12 JURISDICTION. The parties hereto hereby agree that any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a state or federal court of competent civil jurisdiction sitting in the State of Delaware and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any such court of the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance of non-performance of any obligation hereunder, or any of the transactions contemplated hereby (each, a "SUIT"). To the extent permitted by Law, each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, that the venue of such Suit is improper or that it is entitled to a trial by jury.

    SECTION 9.13 EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

    SECTION 9.14 ATTORNEYS' FEES. In the event that any party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

    SECTION 9.15 WAIVER OF JURY TRIAL. Each party to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the parties hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the Transactions.

    SECTION 9.16 FURTHER ASSURANCES. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action as the other parties, or any of them, may reasonably request to carry out the intent of this Agreement and the Transactions.

    SECTION 9.17 NEGOTIATION OF AGREEMENT. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

    [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                NHP Incorporated

                                By          /s/ J. RODERICK HELLER, III
                                     -----------------------------------------
                                           Name: J. Roderick Heller, III
                                           Title: CHAIRMAN, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                                APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                By               /s/ LEEANN MOREIN
                                     -----------------------------------------
                                                Name: Leeann Morein
                                          Title: SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER

                                AIMCO/NHP ACQUISITION CORP.

                                By               /s/ LEEANN MOREIN
                                     -----------------------------------------
                                                Name: Leeann Morein
                                               Title: VICE PRESIDENT

                                                         EXHIBIT A TO APPENDIX I

                            FORM OF AFFILIATE LETTER

Apartment Investment and Management Company
1873 South Bellaire Street, 17th Floor
Denver, Colorado 80222-4348

Ladies and Gentlemen:

    I have been advised that, as of the date of this letter agreement, I may be deemed to be an "affiliate" of NHP Incorporated, a Delaware corporation ("NHP"), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

    Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement"), by and among Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), NHP and AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("Merger Sub"), Merger Sub will be merged with and into NHP (the "Merger"). Pursuant to the Merger, all of the shares of Common Stock, par value $0.01 per share, of NHP owned by the undersigned will be converted into the right to receive shares of Class A Common Stock, par value $0.01 per share, of AIMCO (the "AIMCO Common Stock"), or a combination of cash and shares of AIMCO Common Stock.

    I represent, warrant and covenant to AIMCO that, with respect to all shares of AIMCO Common Stock received as a result of the Merger:

        1. I shall not make any sale, transfer or other disposition of the shares of AIMCO Common Stock in violation of the Act or the Rules and Regulations.

        2. I have carefully read this letter and the Merger Agreement and have had an opportunity to discuss the requirements of such documents and any other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of AIMCO Common Stock with my counsel or counsel for NHP.

        3. I have been advised that the issuance of shares of AIMCO Common Stock to me pursuant to the Merger has been registered with the Commission under the Act. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of NHP, I may be deemed to have been an affiliate of NHP and the distribution by me of the AIMCO Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of shares of AIMCO Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act or is made in conformity with Rule 145 under the Act, or (ii) in the opinion of counsel reasonably acceptable to AIMCO, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        4. I understand that, except as provided in the Registration Rights Agreement to be entered into by AIMCO and the undersigned as contemplated by the Merger Agreement, AIMCO is under no obligation to register under the Act the sale, transfer or other disposition of shares of AIMCO

                                     I-A-1

    Common Stock by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

        5. I understand that AIMCO will give stop transfer instructions to AIMCO's transfer agents with respect to the AIMCO Common Stock and that the certificates for the shares of AIMCO Common Stock issued to me, or any substitutions therefor, will bear a legend substantially to the following effect:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED
                   , BETWEEN THE REGISTERED HOLDER HEREOF AND
                    , A COPY OF WHICH AGREEMENT IS ON FILE AT THE
       PRINCIPAL OFFICES OF          ."

        6. I also understand that unless the transfer by me of my shares of AIMCO Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, AIMCO reserves the right to place a legend substantially to the following effect on the certificates issued to any transferee:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                                     I-A-2

    It is understood and agreed that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the shares of AIMCO Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) AIMCO has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to AIMCO, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of NHP as described in the first paragraph of this letter.

    AIMCO agrees that, for a period of at least two years after the effective date of Merger, it will make publicly available the information required by, and in the manner specified by, Rule 144(c) under the Act.

                                          Sincerely,
                                          ______________________________________

                                          Name:

                                          Accepted this    day of          ,
                                          1997:

                                          APARTMENT INVESTMENT AND MANAGEMENT
                                          COMPANY

                                   By:__________________________________________
                                            Name:
                                            Title:

                                     I-A-3

                                                         EXHIBIT B TO APPENDIX I

                         REGISTRATION RIGHTS AGREEMENT

    This REGISTRATION RIGHTS AGREEMENT (the "AGREEMENT") is made and entered
into as of            , 1997, by and among Apartment Investment and Management
Company, a Maryland corporation ("AIMCO"), and the persons named on the signature pages hereto (each, an "INVESTOR" and, collectively, the "INVESTORS").

    WHEREAS, the Investors own shares of common stock, par value $.01 per share (the "NHP SHARES"), of NHP Incorporated, a Delaware corporation ("NHP");

    WHEREAS, in connection with the Agreement and Plan of Merger, dated as of April 21, 1997 (the "MERGER AGREEMENT"), by and among AIMCO, NHP, and AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("MERGER SUB"), Merger Sub will be merged with and into NHP and the NHP Shares will be converted into shares of AIMCO Common Stock (as defined below) and/or cash; and

    WHEREAS, in order to induce the Investors to execute and deliver to AIMCO the letters contemplated by Section 6.14 of the Merger Agreement, AIMCO has agreed to provide the registration rights set forth in this Agreement.

    NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    SECTION 1.  DEFINITIONS.

    As used in this Agreement, the following terms shall have the following meanings:

    "ADVICE" shall have the meaning set forth in SECTION 4.

    "AFFILIATE" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

    "AIMCO" shall have the meaning set forth in the introductory clauses hereof.

    "AIMCO COMMON STOCK" means the Class A Common Stock, par value $0.01 per share, of AIMCO issued pursuant to the Merger Agreement, or any other shares of Capital Stock or other securities into which such shares of AIMCO Common Stock shall be reclassified or changed, including, without limitation, by reason of a merger, consolidation, exchange, reorganization or recapitalization. If the AIMCO Common Stock has been so reclassified or changed, or if AIMCO pays a dividend or makes a distribution on the AIMCO Common Stock in shares of Capital Stock or other securities, or subdivides (or combines) its outstanding shares of AIMCO Common Stock into a greater (or smaller) number of shares of AIMCO Common Stock, a share of AIMCO Common Stock shall be deemed to be such number of shares of Capital Stock and amount of other securities to which a holder of a share of AIMCO Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

    "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York are not required to be open.

                                     I-B-1

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock issued by such person, including each class of common stock and preferred stock of such person.

    "DELAY PERIOD" shall have the meaning set forth in SECTION 2(D).

    "DEMAND NOTICE" shall have the meaning set forth in SECTION 2(B).

    "DEMAND REGISTRATION" shall have the meaning set forth in SECTION 2(C).

    "EFFECTIVENESS PERIOD" shall have the meaning set forth in SECTION 2(D).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "HOLD-BACK PERIOD" shall have the meaning set forth in SECTION 3.

    "HOLDER" means a person who owns Registrable Securities and is either (i) an Investor, (ii) a person that has agreed to be bound by the terms of this Agreement as if such person were an Investor and is (A) a person to whom an Investor has transferred Registrable Securities in a transaction not involving a public offering (e.g. pursuant to Rule "4(1 1/2)" or any similar private transfer exemption), (B) upon the death of any Investor, the executor of the estate of such Investor or such Investor's heirs, devisees, legatees or assigns or (iii) upon the disability of any Investor, any guardian or conservator of such Investor.

    "INITIAL SHELF REGISTRATION" shall have the meaning set forth in SECTION
2(A).

    "INTERRUPTION PERIOD" shall have the meaning set forth in SECTION 4.

    "INVESTOR(S)" shall have the meaning set forth in the introductory clauses hereof.

    "MERGER AGREEMENT" shall have the meaning set forth in the introductory clauses hereof.

    "MERGER SUB" shall have the meaning set forth in the introductory clauses hereof.

    "NHP" shall have the meaning set forth in the introductory clauses hereof.

    "NHP SHARES" shall have the meaning set forth in the introductory clauses hereof.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PROSPECTUS" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

    "REGISTRABLE SECURITIES" means shares of AIMCO Common Stock of an Investor unless (i) such securities have previously been disposed of by a Holder pursuant to an effective Registration Statement under Section 5 of the Securities Act, or
(ii) at any time hereafter, such securities have become freely transferable without restriction under the Securities Act.

    "REGISTRATION" means registration under the Securities Act of the offering of Registrable Securities pursuant to the Initial Shelf Registration or a Demand Registration.

    "REGISTRATION PERIOD" shall have the meaning set forth in SECTION 2(B).

                                     I-B-2

    "REGISTRATION STATEMENT" means any registration statement of AIMCO under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included therein, amendments and supplements to such registration statement, including pre-and post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "SHELF REGISTRATION" means the registration under the Securities Act of the offering of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC).

    "SHELF REGISTRATION STATEMENT" means a Registration Statement intended to effect a Shelf Registration.

    "UNDERWRITTEN REGISTRATION OR UNDERWRITTEN OFFERING" means a registration under the Securities Act in which securities of AIMCO are sold to an underwriter for reoffering to the public.

    SECTION 2.  INITIAL SHELF REGISTRATION; DEMAND REGISTRATION.

    (a) As soon as practicable, but in any event within 90 days after the date hereof, AIMCO shall prepare and file with the SEC a Shelf Registration Statement on an appropriate form (the "INITIAL SHELF REGISTRATION"). AIMCO shall include in the Initial Shelf Registration all Registrable Securities with respect to which a Holder has, not later than the second day prior to the effectiveness of such Shelf Registration Statement, given AIMCO written notice of such Holder's intention to sell thereunder. AIMCO shall use its best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as possible. If AIMCO receives written notice from a Holder after the date on which such Shelf Registration Statement has become effective that such Holder desires to include additional Registrable Securities in such Shelf Registration Statement, AIMCO shall use its best efforts to so include such additional Registrable Securities as promptly as possible, including, if required, filing an additional registration statement, either pursuant to Rule 462(b) under the Securities Act or otherwise, which registration statement shall not be counted towards determining the number of Demand Registrations to which the Holders are entitled pursuant to SECTION 2(B).

    (b) The Holders shall have the right, during the period (the "REGISTRATION PERIOD") commencing on the date hereof and ending on the third anniversary hereof, by written notice (the "DEMAND NOTICE") given to AIMCO, to request AIMCO to register under and in accordance with the provisions of the Securities Act all or part of the Registrable Securities designated by such Holders; PROVIDED, that the aggregate number of Registrable Securities requested to be registered pursuant to any such Demand Notice and pursuant to all Demand Notices received pursuant to the following sentence shall be at least 300,000 shares of AIMCO Common Stock. Upon receipt of any such Demand Notice, AIMCO will promptly notify all other Holders of the receipt of such Demand Notice and allow them the opportunity to include Registrable Securities held by them in the proposed registration by submitting their own Demand Notice. The Holders as a group shall be entitled to two Demand Registrations pursuant to this SECTION 2(B) unless any such Demand Registration did not become effective or was not maintained effective for a period (whether or not continuous) of at least 90 days or such shorter period which shall terminate when all the Registrable Securities covered by such Demand Registration have been disposed of pursuant thereto, in which case the Holders, as a group, will be entitled, in each case to one additional Demand Registration pursuant hereto.

    (c) Within 20 days of the date on which AIMCO first receives a Demand Notice pursuant to SECTION 2(B) hereof, AIMCO shall file with the SEC a Registration Statement on the appropriate form for the registration and sale of the total number of Registrable Securities specified in such Demand Notices in accordance with the intended method or methods of distribution specified by the Holders in such Demand

                                     I-B-3

Notices (a "DEMAND REGISTRATION"). AIMCO shall use its best efforts to cause such Registration Statement to be declared effective by the SEC within 90 days of the date of AIMCO's earliest receipt of a Demand Notice.

    (d) AIMCO agrees to use commercially reasonable efforts to keep any Registration Statement filed pursuant to this SECTION 2 continuously effective and usable for the sale of Registrable Securities (i)(A) in the case of a Shelf Registration, until one year from the date hereof or, if later, 90 days from the date on which the SEC declares such Registration Statement effective, and (B) in the case of a Registration that is not a Shelf Registration, until 90 days from the date on which the SEC declares such Registration Statement effective, or
(ii) until all the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement, if earlier, in either case as such period may be extended pursuant to this SECTION 2. Notwithstanding the foregoing, AIMCO shall have the right to delay the filing of any Registration Statement otherwise required to be prepared and filed by AIMCO pursuant to this SECTION 2, or to suspend the use of any Registration Statement, for a period not in excess of 60 days (a "DELAY PERIOD") if any executive officer of AIMCO determines that in such executive officer's reasonable judgment and good faith the registration and distribution of the Registrable Securities covered or to be covered by such Registration Statement would materially interfere with any pending financing, acquisition or corporate reorganization or other material transaction involving AIMCO or any of its subsidiaries or would require disclosure of any other material corporate development that AIMCO is not otherwise required to disclose. AIMCO will promptly give the Holders written notice of such determination and an approximation of the period of the anticipated delay; PROVIDED, HOWEVER, that the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of (x) 150 days minus (y) the number of days occurring during the Hold-Back Periods and Interruption Periods during such consecutive 12 months. Each Holder agrees to cease all disposition efforts under such Registration Statement with respect to Registrable Securities held by such Holder immediately upon receipt of notice of the beginning of any Delay Period. AIMCO shall provide written notice to the Holders of the end of each Delay Period. AIMCO shall not be entitled to initiate a Delay Period unless it shall (i) to the extent permitted by agreements with other security holders of AIMCO, concurrently prohibit sales by such other security holders under registration statements covering securities held by such other security holders and (ii) have in place a policy that prohibits sales of securities of AIMCO by senior executive officers during such period. The time period for which AIMCO is required to maintain the effectiveness of a Registration Statement referred to above shall be extended by the aggregate number of days of all Delay Periods, Hold-Back Periods and Interruption Periods affecting such Registration, and such period and any extension thereof is hereinafter referred to as the "EFFECTIVENESS PERIOD."

    (e) AIMCO shall not include any securities that are not Registrable Securities in any Registration Statement filed pursuant to this SECTION 2 without the prior written consent of the Holders of a majority in number of the Registrable Securities covered by such Registration Statement. AIMCO shall not enter into any agreement granting any person (an "OTHER SECURITY HOLDER") piggyback registration rights that would permit AIMCO securities of such Other Security Holder (or such Other Security Holder's successors or assigns) to be included on a Registration Statement filed pursuant to this SECTION 2 or granting any Other Security Holder piggyback rights to include such Other Security Holder's securities in any registration in which the Holders have the right to include Registrable Securities on a priority basis more favorable to such Other Security Holder than is provided to the Holders pursuant to SECTION 3(B). To AIMCO's knowledge, there are no agreements granting any person the right to include securities in any registration pursuant to SECTION 2.

    (f) Holders of a majority in number of the Registrable Securities to be included in a Demand Registration pursuant to this SECTION 2 may, at any time prior to the effective date of the Registration Statement in respect thereof, revoke such request by providing a written notice to AIMCO to such effect. The Holders of Registrable Securities who revoke such request shall reimburse AIMCO for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement;

                                     I-B-4

PROVIDED, HOWEVER, that, if such revocation was based on AIMCO's failure to comply in any material respect with its obligations hereunder, such reimbursement shall not be required.

    SECTION 3.  HOLD-BACK AGREEMENTS.

    During any Effectiveness Period, each Holder having Registrable Securities covered by the Registration Statement to which such Effectiveness Period relates shall, if requested by the managing underwriter or underwriters in an underwritten offering by AIMCO for the account of AIMCO, agree not to effect any public sale or distribution of any securities of the same type (including any underlying securities) as the securities being offered by AIMCO (except as part of such underwritten offering or pursuant to Rule 144 or 145 under the Securities Act), during a period of up to 90 days, beginning on the effective date of each such underwritten offering (each such period, a "HOLD-BACK PERIOD").

    SECTION 4.  REGISTRATION PROCEDURES.

    In connection with the registration obligations of AIMCO pursuant to and in accordance with SECTION 2 hereof (and subject to AIMCO's rights under SECTION
2), AIMCO will use commercially reasonable efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the Holders' intended method or methods of disposition thereof, and pursuant thereto AIMCO shall as expeditiously as possible:

    (a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Securities on any form for which AIMCO then qualifies or which counsel for AIMCO shall deem appropriate in accordance with such Holders' intended method or methods of distribution thereof and, subject to SECTION 2(D), use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective as provided herein;

    (b) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders owning any Registrable Securities covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that AIMCO shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

    (c) notify the Holders owning any Registrable Securities covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related Prospectus or for additional information regarding such Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,
(iv) of the receipt by AIMCO of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

    (d) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction in the United States;

                                     I-B-5

    (e) furnish to the Holders disposing of Registrable Securities covered by such Registration Statement, counsel for such Holders and each managing underwriter, if any, without charge, one conformed copy of the Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case, including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement in conformity with the requirements of the Securities Act;

    (f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as the Holders disposing of Registrable Securities covered by the Registration Statement shall reasonably request in writing; PROVIDED, HOWEVER,that AIMCO shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

    (g) except during any Delay Period, upon the occurrence of any event contemplated by SECTION 4(C)(V) above, promptly file a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference or any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

    (h) use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by AIMCO are then listed or quoted;

    (i) on or before the effective date of the Registration Statement, provide the transfer agent of AIMCO for the Registrable Securities with printed certificates for the Registrable Securities in a form eligible for deposit with The Depositary Trust Company;

    (j) if such offering is an underwritten offering, make available for inspection by any Holder disposing of Registrable Securities included in such Registration Statement, any underwriter of such offering, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "INSPECTORS"), all financial and other records and other information, pertinent corporate documents and properties of any of AIMCO and its subsidiaries (collectively, the "RECORDS"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; PROVIDED, HOWEVER, that the Records that AIMCO determines, in good faith, to be confidential shall not be disclosed to any Inspector unless (i) such Inspector signs a confidentiality agreement reasonably satisfactory to AIMCO (which shall permit the disclosure of such Records in such Registration Statement or the related Prospectus if necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus), (ii) after consultation with counsel for the applicable Inspectors, the Holders and AIMCO, the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (iii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, PROVIDED that each Holder shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to AIMCO and allow AIMCO, at AIMCO's expense, to undertake appropriate action to prevent disclosure of such Records; and

    (k) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such

                                     I-B-6
other appropriate and reasonable actions requested by the Holders owning a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Securities and, in such connection, (i) use its commercially reasonable efforts to obtain opinions of counsel to AIMCO and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the Holders disposing of Registrable Securities), addressed to each Holder selling Registrable Securities covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters,
(ii) use commercially reasonable efforts to obtain "cold comfort" letters and updates thereof from the independent certified public accountants of AIMCO (and, if necessary, any other independent certified public accountants of any subsidiary of AIMCO or of any business acquired by AIMCO for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each Holder selling Registrable Securities covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings, and (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures substantially to the effect set forth in SECTION 7 hereof with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

    With respect to any Registration under SECTION 2 hereof, AIMCO may require each Holder disposing of Registrable Securities covered by such Registration to furnish such information regarding the Holder and such Holder's intended disposition of Registrable Securities as AIMCO may from time to time reasonably request in writing. If any such information with respect to the Holder is not furnished within a reasonable period of time after receipt of such request, AIMCO may exclude such Holder's Registrable Securities from such Registration.

    Upon receipt of any notice from AIMCO of the happening of any event of the kind described in SECTION 4(C)(II), 4(C)(III), 4(C)(IV) or 4(C)(V) hereof, each Holder shall (i) forthwith discontinue disposition of any Registrable Securities covered by such Registration Statement or Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by SECTION 4(G) hereof, or until such Holder is advised in writing (the "ADVICE") by AIMCO that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an "INTERRUPTION PERIOD") and (ii) if requested by AIMCO, deliver to AIMCO (at the expense of AIMCO) all copies then in its possession, other than permanent file copies then in its possession, of the Prospectus covering such Registrable Securities at the time of receipt of such request. No Holder shall utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering of Registrable Securities pursuant to SECTION 2 hereunder.

                                     I-B-7

    SECTION 5.  REGISTRATION EXPENSES.

    Whether or not any Registration Statement is filed or becomes effective, AIMCO shall pay all costs, fees and expenses incident to AIMCO's performance of or compliance with this Agreement including, without limitation, (i) all registration and filing fees, including NASD filing fees, (ii) fees and expenses of compliance with securities or Blue Sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses (including preliminary prospectuses) if the printing of prospectuses is requested by the Holders or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses,
(v) fees and disbursements of counsel for AIMCO, (vi) fees and disbursements of all independent certified public accountants of AIMCO (including, without limitation, expenses of any "cold comfort" letters required in connection with this Agreement) and all other persons retained by AIMCO in connection with the Registration Statement, (vii) fees and disbursements (not in excess of $25,000 per Registration) of one counsel, other than AIMCO's counsel, selected to represent all such Holders by Holders owning a majority in number of the Registrable Securities being registered, (viii) fees and expenses customarily reimbursed or paid by issuers or selling securityholders on behalf of underwriters in underwritten offerings (other than any marketing or distribution expenses) and (ix) all other costs, fees and expenses incident to AIMCO's performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons (other than fees and disbursements not in excess of $25,000 per Registration of the counsel selected by Holders owning a majority in number of the Registrable Securities being registered) retained by a Holder, and any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Securities by a Holder, will be payable by such Holder, and AIMCO will have no obligation to pay any such amounts.

    SECTION 6.  UNDERWRITING REQUIREMENTS.

    (a) Subject to SECTION 6(B) hereof, any Holder shall have the right, by written notice, to specify that it intends to dispose of Registrable Securities covered by a Registration Statement pursuant to an underwritten offering.

    (b) In the case of any underwritten offering pursuant to a Shelf Registration Statement, the Holders selling securities in such underwritten offering shall select the institution or institutions that shall manage or lead the offering or placement, subject to the reasonable satisfaction of AIMCO. In the case of a Demand Registration in which an underwritten offering is specified, the Holders selling securities in such offering shall select the lead manager of such offering or placement, subject to the reasonable satisfaction of AIMCO, and AIMCO shall select the second manager of such offering or placement, subject to the reasonable satisfaction of such Holders. Any selection or other decision by Holders pursuant to this paragraph (b) shall be made by the Holders of a majority in number of the Registrable Securities to be sold pursuant to the applicable underwritten offering. No Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as AIMCO and such institution or institutions shall determine.

    SECTION 7.  INDEMNIFICATION.

    (a) INDEMNIFICATION BY AIMCO. AIMCO shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospec-tus, the officers, directors and agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including, without limitation, costs of preparation and reasonable attorneys' fees) and expenses (collectively, "LOSSES"), as incurred, arising out of or based upon any untrue or alleged untrue

                                     I-B-8
statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to AIMCO by or on behalf of such Holder expressly for use therein; PROVIDED, HOWEVER, that AIMCO shall not be liable to any Holder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) having previously been furnished by or on behalf of AIMCO with copies of the Prospectus, such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities by such Holder to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission; and PROVIDED, FURTHER, that AIMCO shall not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if (x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in all material respects in an amendment or supplement to the Prospectus and (y) having previously been furnished by or on behalf of AIMCO with copies of the Prospectus as so amended or supplemented, such Holder failed to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the delivery of written confirmation of the sale of Registrable Securities to the person asserting the claim from which such Losses arise.

    (b) INDEMNIFICATION BY HOLDER OF REGISTRABLE SECURITIES. In connection with any Registration Statement in which a Holder is participating, and as a condition to such participation, such Holder shall (i) furnish to AIMCO in writing such information as AIMCO reasonably requests for use in connection with any Registration Statement or Prospectus and (ii) be deemed to have agreed to indemnify, to the full extent permitted by law, AIMCO, its directors, officers, agents and employees, each Person who controls AIMCO (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information so furnished in writing by or on behalf of such Holder to AIMCO expressly for use in such Registration Statement or Prospectus.

    (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any Person shall be entitled to indemnity hereunder (an "INDEMNIFIED PARTY"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "INDEMNIFYING PARTY") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; PROVIDED, HOWEVER, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been materially prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (l) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party,

                                     I-B-9
and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); in which case the indemni-fied party shall have the right to employ counsel and to assume the defense of such claim or proceeding; PROVIDED, HOWEVER, that subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party will not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

    (d) CONTRIBUTION. If the indemnification provided for in this SECTION 7 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding.

    The parties hereto agree that it would not be just and equitable if contribution pursuant to this SECTION 7(D) were determined by PRO RATA allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this SECTION 7(D), an indemnifying party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of Registrable Securities (net of all underwriting discounts and commissions) exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                     I-B-10

    SECTION 8.  MISCELLANEOUS.

    (a) NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing), addressed as follows:

       To AIMCO:

       Apartment Investment and Management Company
       1873 South Bellaire Street, 17th Floor
       Denver, CO 80222
       Attention: Terry Considine

       With a copy (which shall not constitute notice) to:

       Skadden, Arps, Slate, Meagher & Flom, LLP
       300 South Grand Avenue, Suite 3400
       Los Angeles, California 90071
       Attention: Rod A. Guerra

    To the Holders at their respective addresses set forth on the signature pages hereto.

    Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

    (b) SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

    (c) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns. Except as set forth herein, neither AIMCO nor any Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of AIMCO and the other Holders, with respect to an assignment by any Holder, or the Holders, with respect to an assignment by AIMCO; PROVIDED, that no consent of AIMCO or the other Holders shall be required for the assignment by any Holder of this Agreement or any of the rights and obligations of such Holder hereunder to any person described in clause (ii) of the definition of "Holder" to whom Registrable Securities are transferred by such Holder.

    (d) ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

    (e) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless AIMCO has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding.

    (f) PUBLICITY. The Holders and AIMCO agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, except to the extent that the Holders or AIMCO is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the other party with an opportunity to review and comment on such release or announcement in advance of its issuance.

                                     I-B-11

    (g) EXPENSES. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses, except as otherwise set forth herein.

    (h) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more such counterparts have been signed by each of the parties and delivered to the other party.

    (j) GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Maryland, without reference to rules relating to conflicts of law.

    (k) CALCULATION OF TIME PERIODS. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; PROVIDED, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                          AIMCO:
                                          APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY

                                          By:___________________________________
                                            Name:
                                            Title:

                                          INVESTOR:

                                            ____________________________________
                                            Name:
                                            Address:____________________________
                                            ____________________________________
                                            ____________________________________
                                            ____________________________________

                                     I-B-12

                                                       EXHIBIT C-1 TO APPENDIX I

                            FORM OF LEGAL OPINION OF
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP,
                        COUNSEL TO AIMCO AND MERGER SUB

    1. Merger Sub has been duly incorporated and each of Merger Sub and AIMCO Properties, L.P. is validly existing and in good standing under the laws of the State of Delaware.

    2. Merger Sub has the corporate power and corporate authority to enter into the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement by Merger Sub and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Merger Sub.

    3. The Agreement has been executed and delivered by Merger Sub and (assuming it has been duly authorized, executed and delivered by AIMCO and NHP) is a valid and binding obligation of AIMCO and Merger Sub, enforceable against AIMCO and Merger Sub in accordance with its terms, except (a) to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (b) that rights to indemnification thereunder may be limited by Federal or state securities laws or the policies underlying such laws.

    4. Neither the execution and delivery of the Agreement by AIMCO, nor the consummation by AIMCO of the transactions contemplated thereby, will (a) violate the Certificate of Incorporation or By-laws of Merger Sub, or (b) to the best of our knowledge, without having made any independent investigation, constitute a violation of or a default under any material contract, agreement or instrument to which AIMCO, Merger Sub or any of their Material Subsidiaries is subject and which has been specifically identified to us as material by AIMCO and Merger Sub in connection with rendering such opinion. We express no opinion, however, as to whether the execution, delivery or performance by AIMCO or Merger Sub of the Agreement will constitute a violation of or a default under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of AIMCO or Merger Sub.

    5. Neither the execution or delivery by AIMCO or Merger Sub of the Agreement nor the consummation by AIMCO or Merger Sub of the Merger in accordance with the terms and provisions thereof will violate any Applicable Law (as hereinafter defined). "Applicable Laws" shall mean those laws, rules and regulations of the State of California, the general corporate law of the State of Delaware and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

    6. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement by AIMCO or Merger Sub, except that we express no opinion with regard to the securities or Blue Sky laws of the various states. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws.

    7. The AIMCO Registration Statement has been declared effective under the Securities Act and, to the best of our knowledge, no stop order suspending the effectiveness of the AIMCO Registration Statement or preventing the use of the Proxy Statement/Prospectus has been issued.

    8. [Unless a similar opinion is included as an exhibit in the AIMCO Registration Statement:] [Commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in

                                     I-C1-1
conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and AIMCO's proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT. The qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements.]

    9. The Proxy Statement/Prospectus, as of the date it was mailed to stockholders of AIMCO and as of the date hereof, and the AIMCO Registration Statement, as of the date of its effectiveness and as of the date hereof, appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that, in each case, we express no opinion or belief as to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference therein or excluded therefrom or any information to the extent it was furnished by or relates to NHP, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus or the AIMCO Registration Statement.

    In addition, we have participated in conferences with officers and other representatives of AIMCO, representatives of the independent public accountants of AIMCO, officers and other representatives of NHP, counsel for NHP and representatives of the independent public accountants of NHP, at which the con-tents of the Proxy Statement/Prospectus, the AIMCO Registration Statement and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus or the AIMCO Registration Statement and have made no independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that have led us to believe that, insofar as it relates to AIMCO, the Proxy Statement/Prospectus, the AIMCO Registration Statement, in each case, as of its date and the date of the NHP Meeting, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus or the AIMCO Registration Statement or the information included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus or the AIMCO Registration Statement to the extent such information was furnished by or relates to NHP.

                                     I-C1-2

                                                       EXHIBIT C-2 TO APPENDIX I

                            FORM OF LEGAL OPINION OF
                            PIPER & MARBURY L.L.P.,
                           MARYLAND COUNSEL TO AIMCO

    1. AIMCO has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation.

    2. AIMCO has the corporate power and corporate authority to enter into the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement by AIMCO and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of AIMCO.

    3. Assuming the Agreement has been executed and delivered by an authorized officer of AIMCO, the Agreement has been executed and delivered by AIMCO.

    4. Neither the execution and delivery of the Agreement by AIMCO, nor the consummation by AIMCO of the transactions contemplated thereby, will violate the Charter or By-laws of AIMCO.

    5. Neither the execution or delivery by AIMCO of the Agreement nor the consummation by AIMCO of the Merger in accordance with the terms and provisions thereof will violate any Applicable Law (as hereinafter defined). "Applicable Laws" shall mean those laws, rules and regulations of the State of Maryland which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

    6. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement by AIMCO, except that we express no opinion with regard to the securities or Blue Sky laws of the various states. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Maryland Governmental Authority pursuant to Applicable Laws.

    7. The AIMCO Common Stock to be issued in the Merger has been duly authorized and, upon issuance in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

                                     I-C2-1

                                                       EXHIBIT D-1 TO APPENDIX I

                            FORM OF LEGAL OPINION OF
                          WILMER, CUTLER & PICKERING,
                                 COUNSEL TO NHP

    1. NHP and each subsidiary of NHP listed on Schedule A attached hereto has been duly incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

    2. NHP has the corporate power and corporate authority to enter into the Agree-ment and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement by NHP and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of NHP.

    3. The Agreement has been executed and delivered by NHP and (assuming it has been duly authorized, executed and delivered by AIMCO and Merger Sub) is a valid and binding obligation of NHP, enforceable against NHP in accordance with its terms, except (a) to the extent that enforcement thereof may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a pro-ceeding at law or in equity) and (b) that rights to indemnification thereunder may be limited by Federal or state securities laws or the policies underlying such laws.

    4. Neither the execution and delivery of the Agreement by NHP, nor the consummation by NHP of the transactions contemplated thereby, will (a) violate the Certificate of Incorporation or By-laws of NHP, or (b) to the best of our knowledge, without having made any independent investigation, constitute a violation of or a default under any material contract, agreement or instrument to which NHP or any of its Material Subsidiaries is subject and which has been specifically identified to us as material by NHP in connection with rendering such opinion. We express no opinion, however, as to whether the execution, delivery or performance by NHP of the Agreement will constitute a violation of or a default under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of NHP.

    5. Neither the execution or delivery by NHP of the Agreement nor the consummation by NHP of the Merger in accordance with the terms and provisions thereof will violate any Applicable Law (as hereinafter defined). "Applicable Laws" shall mean those laws, rules and regulations of the District of Columbia, the general corporate law of the State of Delaware and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

    6. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement by NHP, except that we express no opinion with regard to the securities or Blue Sky laws of the various states. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws.

    7. The MS Registration Statement has been declared effective under the Exchange Act and, to the best of our knowledge, no stop order suspending the effectiveness of the MS Registration Statement or preventing the use of the Proxy Statement/Prospectus has been issued.

    8. Each of the Proxy Statement/Prospectus, as of the date it was mailed to stockholders of NHP and as of the date hereof, and the MS Registration Statement, as of the date of its effectiveness and as of the date hereof, appeared on its face to be appropriately responsive in all material respects to the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except

                                     I-D1-1
that, in each case, we express no opinion or belief as to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference therein or excluded therefrom or any information to the extent it was furnished by or relates to AIMCO or Merger Sub, and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus or the MS Registration Statement.

    In addition, we have participated in conferences with officers and other representatives of NHP, representatives of the independent public accoun-tants of NHP, officers and other representatives of AIMCO, counsel for AIMCO and representatives of the independent public accountants of AIMCO, at which the contents of the Proxy Statement/Prospectus, the MS Registration Statement and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement/Prospectus or the MS Registration Statement and have made no independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that have led us to believe that, insofar as it relates to NHP, the Proxy Statement/Prospectus or the MS Registration Statement, in each case, as of its date and the date of the NHP Meeting, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to the financial statements, schedules and other financial data included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus or the MS Registration Statement or the information included or incorporated, or deemed to be incorporated, by reference in the Proxy Statement/Prospectus or the MS Registration Statement to the extent such information was furnished by or relates to AIMCO or Merger Sub.

                                     I-D1-2

                                   SCHEDULE A

NHP Management Company
NHP-HG II, Inc.

                                     I-D1-3

                                                       EXHIBIT D-2 TO APPENDIX I

                            FORM OF LEGAL OPINION OF
                       ARENT FOX KINTNER PLOTKIN & KAHN,
                             SPECIAL COUNSEL TO NHP

    1. Neither the execution and delivery of the Agreement by NHP, nor the consummation by NHP of the Merger, will give to any member of the Oxford Group (as defined in the Stock Purchase Agreement) any right to terminate, not renew or amend any of the Oxford Management Contracts (as defined in the Stock Purchase Agreement) without the consent of NHP or one of its wholly owned subsidiaries.

    2. Neither the execution and delivery of the Agreement by NHP, nor the consummation by NHP of the Merger, will constitute a violation of or a default under, any of the Oxford Management Contracts or any other Contract, agreement or instrument to which (a) NHP or any of its subsidiaries is a party, and (b) any member of the Oxford Group is party, including, without limitation, the Stock and Asset Transfer Restrictions Agreement.

                                     I-D2-1

                                                                     APPENDIX II

      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                          November 3, 1997

Committee of Independent Directors of the
  Board of Directors
NHP Incorporated
8065 Leesburg Pike
Vienna, VA 22182

Dear Sirs:

    You have requested our opinion as to the fairness, in the aggregate, from a financial point of view to the stockholders of NHP Incorporated (the "Company") other than Apartment Investment and Management Company ("AIMCO"), AIMCO/NHP Holdings, Inc., Demeter Holdings Corporation ("Demeter"), Phemus Corporation ("Phemus" and, together with Demeter, "Harvard Capital"), J. Roderick Heller, III ("Heller"), and Capricorn Investors, L.P. ("Capricorn") (such other stockholders, the "Unaffiliated Stockholders") of the consideration to be received by the Unaffiliated Stockholders pursuant to the terms of (i) the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended and restated as of October 14, 1997 (the "Agreement"), by and among AIMCO, AIMCO/NHP Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of AIMCO, and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company and (ii) the Rights Agreement dated as of April 21, 1997 (the "Rights Agreement"), by and between the Company, NHP Financial Services, Ltd. ("Mortgage Sub"), and The First National Bank of Boston, as Rights Agent.

    Pursuant to the Agreement, each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company will be converted, subject to certain exceptions, into one of the following at the election of the holder of such share of Company Common Stock: (i) if an election is made to receive a combination of Class A common stock, par value $.01 per share ("AIMCO Class A Common Stock"), of AIMCO and cash (a "Mixed Election"), the right to receive
0.37383 shares of AIMCO Class A Common Stock and an amount in cash equal to $10.00; or (ii) if a Mixed Election has not been made, the right to receive
0.74766 shares of AIMCO Class A Common Stock (such amount as determined pursuant to clauses (i) and (ii), the "Merger Consideration").

    Pursuant to the Rights Agreement, each Unaffiliated Stockholder received a right ("Right") to acquire from the Company, at (subject to certain conditions) the earlier of the consummation of the Merger and the close of business on December 1, 1997, one-third of a share of common stock, par value $.01 per share, of Mortgage Sub ("Mortgage Sub Stock") without the payment of any consideration therefor, plus cash for fractional shares at a rate of $9.15 per share (the Right, subject to such terms, the "Rights Consideration").

    In arriving at our opinion, we have reviewed the Agreement, the Stock Purchase Agreement dated April 16, 1997 by and among AIMCO, Demeter and Capricorn (the "Stock Purchase Agreement"), the Right of First Refusal Agreement, dated as of August 18, 1995, by and among the Company, NHP Partners, Inc. ("NHP Partners"), The National Housing Partnership, Demeter, NHP Partners Limited Partnership, NHP Partners Two Limited Partnership ("Partners Two"), NHP Partners LLC, NHP Partners Two LLC ("Partners Two LLC"), Capricorn and Heller, the letter agreement dated April 21, 1997 between Capricorn Investors II, L.P. ("Capricorn II") and Mortgage Sub (the "Investment Agreement"), the Rights Agreement, the letter agreement dated April 21, 1997 by and among Mortgage Sub, Demeter and Capricorn and the Real Estate Acquisition Agreement (and the Exhibits and Schedules thereto) dated as of May 22, 1997, Amendment No. 1 thereto dated as of June 13, 1997 and Amendment No. 2 thereto dated as of July 14, 1997, by and among AIMCO, AIMCO Properties, L.P., Demeter, Phemus, Capricorn, Heller and Partners Two LLC (the "Real Estate Acquisition Agreement"). We also have reviewed financial and other information that was publicly available or furnished to us by the Company, Mortgage Sub and AIMCO including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company (without projected growth and dispositions in properties under management) for the period beginning January 1, 1997 and ending December 31, 1997 prepared by the management of the Company, certain financial projections of Mortgage Sub for the period beginning January 1, 1997 and ending December 31, 1997 prepared by the management of Mortgage Sub, certain financial projections of AIMCO and of the real property (the "Real Estate") subject to the Real Estate Acquisition Agreement for the period beginning January 1, 1997 and ending December 31, 1997 prepared by the management of AIMCO and certain historical and projected financial information relating to the Real Estate prepared by the Company. In addition, we have compared certain financial and securities data of the Company and AIMCO, and certain financial data of Mortgage Sub, with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and AIMCO Class A Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We have also had discussions with a representative of Harvard Capital with respect to discussions between Harvard Capital and a number of third parties who may have had an interest in acquiring the Company. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company or Mortgage Sub other than Insignia Financial Group, Inc., nor did we solicit the interest of any other party in acquiring any equity interests in, or assets of, NHP Partners or Partners Two.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Mortgage Sub and AIMCO or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of (a) the respective managements of the Company, Mortgage Sub and AIMCO as to the future operating and financial performance of the Company, Mortgage Sub and AIMCO, respectively and (b) the respective managements of the Company and AIMCO as to the future operating and financial performance of the Real Estate. We have not assumed any responsibility for making an independent evaluation of the Company's or Mortgage Sub's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that Capricorn II will make the investment in Mortgage Sub that is contemplated by the Investment Agreement, on the terms set forth therein. In addition, we have assumed that the transactions contemplated by the Stock Purchase Agreement, the Real Estate Acquisition Agreement, the Agreement and the Rights Agreement will not result in AIMCO being disqualified as a real estate investment trust under Federal tax laws. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which AIMCO Class A Common Stock, the Rights or Mortgage Sub Stock will actually trade at anytime. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Certain affiliates of DLJ own, in the aggregate, limited partnership interests representing approximately 3% of the outstanding capital of Capricorn and approximately 5% of the outstanding capital of Capricorn II. DLJ was a co-manager with respect to the

Company's initial public offering in August 1995 and received usual and customary compensation with respect thereto. In addition, the Company is the receiver and property manager with respect to certain multi-family residential properties the mortgages of which were owned by an affiliate of DLJ and certain other multi-family residential properties the mortgages of which collateralize securities which were owned by an affiliate of DLJ.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration and the Rights Consideration are, in the aggregate, fair to the Unaffiliated Stockholders from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:        /s/ GEOFFREY A. STERN

                                          --------------------------------------

                                                    Geoffrey A. Stern
                                                    Managing Director

         [FORM OF PROXY OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

    The undersigned, a stockholder of Apartment Investment and Management Company, a Maryland corporation (the "Company"), hereby appoints Terry Considine and Peter K. Kompaniez or either of them (with full power to act without the other), the attorneys and proxies of the undersigned, with power of substitution, to attend the Special Meeting of Stockholders of the Company to be held at the principal executive offices of the Company at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, on December 8, 1997 at 10:00 a.m., and at any adjournment or adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present, on the reverse side.

  (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY IN THE ENCLOSED
                                   ENVELOPE.)

--------------------------------------------------------------------------------

                            Z FOLD AND DETACH HERE Z

1. The proposal to approve the issuance of up to 5,433,695 shares of AIMCO Common Stock in the Merger pursuant to the Amended and Restated Agreement and Plan of Merger.

          / / FOR            / / AGAINST            / / ABSTAIN

2. Such other matters as may come before the special meeting or any postponement or adjournment thereof, as to which discretionary authority is granted to said proxies.

                                         This proxy will be voted as you specify
                                         above. UNLESS OTHERWISE MARKED, THIS
                                         PROXY WILL BE VOTED FOR PROPOSAL 1. The
                                         undersigned acknowledges receipt of the
                                         Notice of Meeting and Joint Proxy
                                         Statement/Prospectus dated November 3,
                                         1997.

Signature(s)________________________________________ Dated _______________, 1997

PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR. IF MORE THAN ONE NAME APPEARS, ALL PERSONS SO DESIGNATED SHOULD SIGN. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND ATTORNEYS-IN-FACT SHOULD SO INDICATE WHEN SIGNING.
--------------------------------------------------------------------------------

                            Z FOLD AND DETACH HERE Z

                      [FORM OF PROXY OF NHP INCORPORATED]

PROXY

                            THIS PROXY IS SOLICITED
                                  ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                                NHP INCORPORATED
                         8065 LEESBURG PIKE, SUITE 400
                          VIENNA, VIRGINIA 22182-2738

    The undersigned hereby appoints J. Roderick Heller, III and Joel F. Bonder as proxies, each with full power of substitution, and hereby authorizes them or either of them to represent and to vote, as designated on the other side, all the shares of common stock of NHP Incorporated held of record by the undersigned on October 30, 1997 at the Special Meeting of Stockholders to be held December 8, 1997, and at any and all continuations and adjournments thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

1. To adopt and authorize the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1997 and amended as of October 14, 1997.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other ]business as may properly come before the meeting.

                                         MARK HERE FOR ADDRESS CHANGE AND NOTE
                                         AT LEFT / /

                                         PLEASE VOTE, SIGN, DATE, AND PROMPTLY
                                         RETURN THE PROXY CARD USING THE
                                         ENCLOSED ENVELOPE.

                                         PLEASE SIGN EXACTLY AS NAME APPEARS
                                         HEREON. WHEN SHARES ARE HELD BY JOINT
                                         TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                         AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                         TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL
                                         TITLE AS SUCH. IF A CORPORATION, PLEASE
                                         GIVE FULL CORPORATE NAME AND HAVE A
                                         DULY AUTHORIZED OFFICER SIGN, STATING
                                         TITLE. IF A PARTNERSHIP, PLEASE SIGN IN
                                         PARTNERSHIP NAME BY AUTHORIZED PERSON.
                                         DATED: __________________________, 1997
                                         _______________________________________
                                                       (SIGNATURE)
                                         _______________________________________
                                               (SIGNATURE IF HELD JOINTLY)

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The AIMCO Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of or its stockholders to obtain other relief, such as an injunction or rescission.

    The AIMCO Charter and AIMCO Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

    The Agreement of Limited Partnership (the "Operating Partnership Agreement") of the Operating Partnership, also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership, as set forth in the Operating Partnership Agreement.

    Section 11.6 of the 1997 Stock Award and Incentive Plan (the "1997 Plan"),
Section 2.8 of the Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan (the "1994 Plan"), specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO, the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the Operating Partnership and any subsidiary of the Operating Partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

    The exhibits to this Registration Statement are listed in the Exhibit Index, which is incorporated herein by reference.

    (b) Financial Statement Schedules

    Schedule III, Real Estate and Accumulated Depreciation, is incorporated by reference from AIMCO's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996. All other schedules are omitted because they are not applicable or the required information is shown in the financial statements of AIMCO or the notes thereto incorporated by reference herein.

    (c) Reports, Opinions or Appraisals

    The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is included as Appendix II of the Joint Proxy Statement/Prospectus constituting
Part I of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 3rd day of November, 1997.


                                          APARTMENT INVESTMENT AND
                                           MANAGEMENT COMPANY

                                          By:         /s/ TERRY CONSIDINE

                                            ------------------------------------


                                                      TERRY CONSIDINE,
                                                   CHAIRMAN OF THE BOARD
                                                AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  ------------------

                                Chairman of the Board and
     /s/ TERRY CONSIDINE         Chief Executive Officer
------------------------------   (Principal Executive        November 3, 1997
       Terry Considine           Officer)

                                Senior Vice President,
              *                  Chief Financial Officer
------------------------------   and Secretary (Principal    November 3, 1997
        Leeann Morein            Financial Officer)

                                Vice President and Chief
              *                  Accounting Officer
------------------------------   (Principal Accounting       November 3, 1997
      Patricia K. Heath          Officer)

              *
------------------------------  Vice Chairman, President     November 3, 1997
      Peter K. Kompaniez         and Director

------------------------------  Director
      Richard S. Ellwood

              *
------------------------------  Director                     November 3, 1997
       J. Landis Martin

              *
------------------------------  Director                     November 3, 1997
       Thomas L. Rhodes

              *
------------------------------  Director                     November 3, 1997
        John D. Smith



*By:     /s/ TERRY CONSIDINE
      -------------------------
           Terry Considine                                    November 3, 1997
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     2.1   Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997, by and among Apartment Investment and Management
            Company, AIMCO/NHP Acquisition Corp. and NHP Incorporated (incorporated by reference to Appendix I to the Joint Proxy Statement/Prospectus of Apartment
            Investment and Management Company and NHP Incorporated included in this
            Registration Statement).
     4.6   Specimen certificate for AIMCO Common Stock (incorporated by reference to AIMCO's
            Registration Statement on Form 8-A filed on July 19, 1994).
     5.1*  Opinion of Piper & Marbury L.L.P. regarding the validity of the AIMCO Common Stock offered hereby.
     8.1*  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
    23.1*  Consent of Ernst & Young LLP dated October 29, 1997.
    23.2*  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
    23.3*  Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1).
    23.4*  Consent of Arthur Andersen LLP dated October 30, 1997.
    23.5*  Consent of Deloitte & Touche LLP dated October 30, 1997.
    23.6*  Consent of Anders, Minkler & Diehl LLP dated October 30, 1997.
    23.7*  Consent of Dauby O'Connor & Zaleski, LLC dated October 30, 1997.
    23.8*  Consent of Edwards Leap & Sauer dated October 30, 1997.
    23.9*  Consent of Fishbein & Company, P.C. dated October 30, 1997.
   23.10*  Consent of Freeman and Vessillo dated October 30, 1997.
   23.11*  Consent of Friduss, Lukee, Schiff & Co. dated October 30, 1997.
   23.12*  Consent of George A. Hieronymous & Company, LLC dated October 30, 1997.
   23.13*  Consent of Goldenberg Rosenthal Friedlander, LLP dated October 30, 1997.
   23.14*  Consent of Hansen, Hunter & Kibbee, P.C. dated October 30, 1997.
   23.15*  Consent of J.H. Cohn LLP dated October 30, 1997.
   23.16*  Consent of J.A. Plumer & Co., P.A. dated October 30, 1997.
   23.17*  Consent of Marks Shron & Company, LLP dated October 30, 1997.
   23.18*  Consent of Prague & Company, P.C. dated October 30, 1997.
   23.19*  Consent of Reznick Fedder & Silverman dated October 30, 1997.
   23.20*  Consent of Robert Ercoloni & Company dated October 30, 1997.
   23.21*  Consent of Russell Thompson Butler & Houston dated October 30, 1997.
   23.22*  Consent of Sciarabba Walker & Co., LLP dated October 30, 1997.
   23.23*  Consent of Wallace Sanders & Company dated October 30, 1997.
   23.24*  Consent of Warady and Davis dated October 30, 1997.
   23.25*  Consent of Ziner and Company, PC dated October 30, 1997.
   23.26*  Consent of Zinner & Co. dated October 30, 1997.
   23.27*  Consent of Deloitte & Touche LLP dated October 29, 1997.
   24*     Power of Attorney.
    99.1*  Letter to stockholders of Apartment Investment and Management Company, by Terry
            Considine, Chairman of the Board and Chief Executive Officer, dated November 3,
            1997.
    99.2*  Notice of special meeting to stockholders of Apartment Investment and Management
            Company, dated November 3, 1997.
    99.3*  Letter to stockholders of NHP Incorporated, by J. Roderick Heller, III, Chairman,
            President and Chief Executive Officer, dated November 3, 1997.
    99.4*  Notice of special meeting to stockholders of NHP Incorporated, dated November 3,
            1997.


------------------------


*   Previously filed